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As filed with the Securities and Exchange Commission on October 14, 2008

Registration No. 333-152382

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Brand Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	30-0488814 (I.R.S. Employer Identification Number)

1325 Cobb International Drive, Suite A-1
Kennesaw, Georgia 30152
(678) 285-1400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Paul T. Wood
Chief Executive Officer and President
1325 Cobb International Drive, Suite A-1
Kennesaw, Georgia 30152
(678) 285-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service):

With copies to:

Edward P. Tolley III, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Tel.: (212) 455-2000 Fax: (212) 455-2502	Michael Kaplan, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 Tel.: (212) 450-4000 Fax: (212) 450-4800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.01 per share	$300,000,000	$11,790(2)

(1)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended. Includes stock to be sold by the selling stockholder.

(2)
Previously paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued                        , 2008

                  Shares

Brand Energy, Inc.

Common Stock

        This is an initial public offering of shares of our common stock. We are offering            shares to be sold in the offering. FR Brand Management, L.P., the selling stockholder, is offering an additional             shares. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder. The net proceeds received by the selling stockholder will be distributed by the selling stockholder to investment funds affiliated with First Reserve Corporation and to certain members of our management as described under "Use of Proceeds."

        Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price will be between $            and $             per share. We intend to list the common stock on the New York Stock Exchange under the symbol "BEI".

        The underwriters have the option to purchase up to an additional            shares of our common stock from the selling stockholder at the initial public offering price, less the underwriting discount, to cover over-allotments.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 12.

	Initial Public Offering Price	Underwriting Discount	Proceeds, before expenses, to us	Proceeds, before expenses, to the selling stockholder

Per Share	$	$	$	$

Total	$	$	$	$

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on or about                        , 2008.

Goldman, Sachs & Co.	UBS Investment Bank	Morgan Stanley

                        , 2008

BRAND

Specialty Painting & Coating Services
Morgan City, Louisiana

Insulation Services
Houston, TX

Syncrude Oil Sands Upgrading Facility
Fort McMurray, Alberta, Canada

Refinery Work Access Services
Martinez, California

Power Plant Work Access Services
Las Vegas, Nevada

        You should rely only on the information contained in this document, any free writing prospectus prepared by or on our behalf or information to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        Until                        , 2008 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

        Unless the context indicates or otherwise requires, references in this prospectus to (1) the term "Brand Energy" or the "Issuer" is to Brand Energy, Inc., the issuer of the shares in this offering, (2) the term "Brand Holdings" is to FR Brand Holdings Corp., a wholly-owned subsidiary of Brand Energy, Inc. and (3) the terms "Brand," "our company," "we," "us" or "our" are to Brand Energy, Inc. and all of its subsidiaries. The Issuer is a holding company whose sole asset is 100% of the outstanding shares of common stock of FR Brand Holdings Corp., the consolidated financial statements of which are included herein beginning on page F-3.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus, but it may not contain all of the information that is important to you. We urge you to read this entire prospectus, including the section entitled "Risk Factors" and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Our Company

        We believe we are the leading provider of specialty multi-craft services to the North American downstream energy infrastructure market. In 2007, approximately 85% of our pro forma revenue was generated from maintenance and capital expenditures by customers in the refining, Canadian Oil Sands, petrochemical and power generation industries. Our customers consist of a diverse set of the world's largest integrated and independent energy companies and include BP, Royal Dutch/Shell, ExxonMobil, Dow Chemical, Chevron, Syncrude, Suncor, ConocoPhillips, Valero Energy, Marathon and AEP. We currently provide services to five of the ten largest refineries in the United States and to the two largest upgrading facilities in the Canadian Oil Sands.

        Our specialty multi-craft services are required on an ongoing basis throughout the lifecycle of downstream energy infrastructure assets and support the maintenance, inspection, turnaround and expansion of our customers' facilities. These services include work access, which includes front-end application design and project management for highly engineered scaffolding systems, as well as specialty painting and coatings, abrasive blasting, insulation, refractory, corrosion protection and fireproofing. Through this suite of services, we are able to provide our customers with an integrated solution for their non-mechanical in-plant maintenance needs.

        Our customers choose us principally for our ability to provide a single point of contact to manage a growing array of complementary multi-craft services, our excellent safety track record and our ability to provide and manage skilled craftspeople and equipment for large and complex projects. The services we provide are a critical part of ongoing maintenance of our customers' facilities. The successful execution of recurring maintenance helps our customers avoid costly unplanned down-time and ultimately optimizes the efficiency of their facilities. We also provide our services to support the expansion or upgrading of existing energy infrastructure assets and the construction of new facilities in areas such as the Canadian Oil Sands region. We have found that these capital projects typically position us well to secure the attractive long term maintenance contracts that follow.

        We operate primarily in North America and deliver our services through a network of approximately 200 strategically located service centers, approximately 100 of which are co-located on customer sites. We believe we have the broadest specialty multi-craft services footprint in North America, with a significant presence in all of the major hydrocarbon processing and electricity generation markets. We maintain an extensive field service organization consisting of skilled craftspeople capable of providing various multi-craft services to our customers.

        We report our revenues across five business segments: four geographic segments for the specialty multi-craft services business, East, West, Gulf and Canada, and the infrastructure services segment. For the year ended December 31, 2007, we generated pro forma revenue of $1,475.2 million and a pro forma net loss of $2.7 million. The following charts show the proportion of our pro forma revenue generated by end market, work type and geography for the year ended December 31, 2007:

Our Market

        We provide specialty multi-craft services to the downstream energy infrastructure market in North America, which primarily includes the refining, Canadian Oil Sands, petrochemical and power generation industries. Our customers within these industries require the services we offer to address the maintenance and capital investment requirements of their operations. We estimate that our currently accessible market, based on the end-markets we serve and the services we provide, represents approximately $25 billion in annual spending in North America.

        We believe we are the leading provider of specialty multi-craft services to the North American downstream energy infrastructure markets. We provide at least one of our multi-craft services to 38% of the 174 refineries in North America and are actively focused on continuing to grow our market share and providing incremental services to those facilities in which we already have a presence. We currently provide services to 112 power plants and 59 petrochemical facilities; given that there are several thousand plants in the power and petrochemical end markets, there is a significant opportunity for continued growth.

        We believe that we are well-positioned to benefit from a number of attractive long-term trends currently driving demand in our market, including:

          Aging Energy Infrastructure.    No new refinery has been built in the United States since 1976. Incremental processing capacity over the past 20 years has been created through de-bottlenecking and expansion projects at existing facilities, which has led to larger, more complex facilities. At the same time, utilization in the United States has averaged above 90% over the past 15 years, according to the Energy Information Administration. High utilization rates have a direct impact on increased maintenance spending by refineries because the plants are running at or near capacity. As a result, these larger and older refineries increasingly require more frequent and extensive maintenance to ensure safe and reliable operations without costly downtime.

          Declining Quality of Crude Feedstocks.    Over the past 20 years, the quality of global crude feedstocks has declined, as new oil field discoveries have tended to be heavy and sour. These feedstocks are more difficult to process and result in greater amounts of corrosion and wear and tear to existing infrastructure. Additionally, new equipment and processes must be added to the refineries in order to comply with environmental regulations requiring extensive reductions in sulfur content in refined petroleum and diesel products. These processes, which remove sulfur and other impurities from heavy and sour crude oils, add complexity and damage infrastructure, resulting in increased maintenance requirements.

          Capital Investment in the Canadian Oil Sands.    Canada's Oil Sands region contains the second largest deposit of recoverable oil reserves in the world. Canadian Energy Research Institute estimates that more than CDN$160 billion in capital expenditures will be spent on new Oil Sands projects for the period from 2008 to 2011. In addition to the immediate capital opportunity, the large facilities required to upgrade bitumen extracted from the Oil Sands will require significant maintenance on an ongoing basis.

          Consolidating Customer Base and Trend to Outsourcing.    The customer base we serve has been consolidating over the past 10 years as a result of merger and acquisition activity, which has created larger and more sophisticated customers. These customers are increasingly seeking to outsource multi- craft services for maintenance and capital projects to a smaller number of professional suppliers with national operations that can provide a single source solution for their maintenance and capital needs.

          Increasingly Stringent Environmental Regulations.    The energy infrastructure markets we serve are facing increasingly stringent environmental regulations. For example, in the past several years, the U.S. Environmental Protection Agency (EPA) has required significant reductions in the sulfur content of gasoline and highway diesel fuel and the emission of certain pollutants, which has forced refineries to install additional processing equipment in order to comply with regulations. These additional processing steps result in incremental wear and tear on infrastructure and result in more frequent maintenance and overhaul activities.

          Increasing Power Generation Spending.    A limited number of new base load power plants have been built in North America over the last 20 years. Additional power generation plants are required to provide new sources of power to meet both the current demand and the future growth in demand in North America. The same aging infrastructure, similar environmental regulatory trends and future growth in demand that are affecting the refining industries are also impacting the power generation industry and will likely result in increased spending on maintenance and capital projects.

          Focus on Safety.    Several recent incidents at refineries and power plants have caused owners to increasingly focus on the critical importance of timely and effective maintenance in preventing equipment failure and accidents. Increased focus on safety is driving higher maintenance spending to ensure safe and reliable operations and avoid unplanned downtime. Customers are increasingly focused on the safety track record of the service providers with whom they contract as a result of the high costs of unplanned downtime.

Competitive Strengths

        We believe that the following competitive strengths position us to enhance our market position and profitability:

          Single Source Provider of Multi-Craft Services.    We believe we are the leading provider of specialty multi-craft services in the North American downstream energy infrastructure market. Our customers increasingly seek to obtain their maintenance and capital services from a smaller number of larger service providers that are able to meet all of their service and safety needs. We believe that our single source business model allows our customers to achieve a number of benefits, including reduced costs, shorter project timeframes, higher quality maintenance and increased safety.

          Longstanding Customer Relationships.    We enjoy long-term relationships with large multi-national customers due in large part to our broad service offering, safety record and experience efficiently managing challenging and complex projects. Our top ten customers have been customers for at least 10 years and our three largest customers have been with us for over 20 years.

          Broad Geographic Footprint with Co-Located Sites at Customers' Facilities.    We believe that we have the largest footprint of service locations in the industry, which consists of a strategically located network of approximately 200 service locations, approximately 100 of which are co-located at our customers' facilities. Our service locations are located near our customers to minimize equipment transportation costs, shorten project lead times for emergency maintenance and strengthen our oversight and project management capabilities. We believe our broad footprint allows us to serve our customers faster and more efficiently than our competitors.

          Tight Integration with Customer Operations.    We currently have more than 175 long-term contracts (typically three years in length) with our customers under which we are the exclusive provider of specified maintenance services. We have historically achieved a contract renewal rate above 90%. Our service teams are involved in the maintenance and capital planning processes of our customers, including scheduling, budgeting and solution design. Early involvement in project planning is required so that we can source labor and equipment in a timely and cost-effective fashion and ensure efficient project execution. We believe this relationship-based business model and our high level of service creates high switching costs for our customers.

          Experienced Management Team.    We have a strong and experienced management team with an average of 22 years of relevant industry experience. Several members of our senior management team joined us after holding various senior positions with General Electric. Our management team has successfully integrated multiple acquisitions, which have expanded our service offerings, geographic coverage and customer base.

          Safety First Culture.    We focus on safety and continuously strive to provide injury-free project execution. We have received numerous safety awards from our major customers, including Royal Dutch/Shell, Syncrude, ExxonMobil, Dow Chemical, ConocoPhillips as well as the National Petrochemical and Refiners Association. Safety is a critical element in our industry and we believe our track record significantly enhances our ability to retain our employees and enhances our long-term relationships with our customers.

Business Strategy

        We intend to continue to focus on our core downstream energy infrastructure markets and expect to benefit from increasing levels of maintenance and capital spending to maintain, expand and optimize an increasingly large and aging energy infrastructure. We expect to capitalize on our strong position with existing customers in our current market segments, while actively pursuing new customers and service opportunities. In order to accomplish these goals, we are focused on the following strategies:

          Capture Our Customers' Increasing Maintenance Spending.    Our customers are increasing their maintenance and capital spending, which is being driven by aging energy infrastructure, increased utilization of facilities and the decreasing quality of crude feedstocks. We intend to leverage our scale and reputation to capture a larger share of this increased spending from customers that recognize the benefits of our single-source capabilities for specialty multi-craft services.

          Cross Sell Services Across Our Existing Customer Base.    We have added a variety of complementary service offerings over the past two years and intend to fully deploy these across each of our service locations. We believe our extensive network of service locations provides us an advantage to cross-sell these additional services. Our leading market share in work access services provides an entry point to gaining more market share in our other service offerings. As our customers increasingly seek to consolidate service providers, we believe we are well-positioned to capture an increasing share of their expenditures for these non-mechanical services.

          Continue to Diversify Our Service Offerings.    We intend to continue to add new services through both internal development of specialty services and select acquisitions. Many competitors in our industry are small, narrowly focused service providers that focus on a single core competency in either a specific service or specific geography. We have a successful track record integrating these types of businesses and rapidly growing them by offering their services across our broad footprint and extensive base of customer relationships.

          Expand our Presence in the North American Power Market.    Increasing domestic demand for electricity, coupled with historical underinvestment in the sector is driving significant capital and maintenance spending in the North American power market. We plan to capture a greater share of this fragmented, growing market by expanding the scope of services offered to our existing power customers and also seeking out new customers.

          Penetrate Additional Energy Segments.    We intend to penetrate high growth segments in the downstream energy infrastructure market in which we currently have a limited presence. These segments include nuclear power, liquefied natural gas and alternative energy operations.

          Increase Our Presence in High Growth International Markets.    We are focused on expanding our business in high growth international markets, where we believe we have a significant opportunity to grow our maintenance and capital business. We are focused initially on expanding our existing Middle Eastern operations, a region we believe presents us with a significant growth opportunity tied to continued investment in the region's energy infrastructure facilities.

Risk Factors

        Investing in our common stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. There are several risks related to our business which are described under "Risk Factors" elsewhere in this prospectus. Among these important risks are the following:

  •
  Our ten largest customers accounted for 29% of our combined 2007 revenues. We also have two customers each of which has accounted for between 5% and 10% of our revenues for each of the past three years. The loss of any of our large customers would materially affect our financial results.

  •
  The market for our services experiences seasonal fluctuations in demand. The effects of seasonality may lead to temporary periods of low demand for our services.

  •
  The availability of labor varies depending on market conditions, and recently the labor market has tightened, particularly along the Gulf Coast, West Coast and in Western Canada. The availability and cost of qualified personnel could affect our ability to meet the demands of our customers.

  •
  We believe that competition in the specialty multi-craft services industry and the infrastructure services industry is based on a number of factors, including reputation, customer service, safety, price, speed, quality, efficiency and reliability. If we do not compete effectively on these factors, we could lose market share or key customers.

  •
  As of June 30, 2008, our total indebtedness was $1,120.0 million. This high level of indebtedness may make it more difficult for us to generate sufficient cash flow to satisfy our debt obligations and could reduce our available cash to fund working capital requirements and capital expenditures.

  •
  Our customer contracts do not guarantee us any revenues. If our customers elect to delay or forego the maintenance or capital work specified in our contracts, our services will not be needed.

  •
  We sometimes enter into fixed-price contracts most of which have durations of six-months or less. These fixed-price contracts may expose us to a number of risks not inherent in cost-reimbursable contracts.

Company History

First Reserve Transaction

        On December 29, 2006, Brand Holdings, LLC, Brand Energy & Infrastructure Services, Inc. and FR Brand Acquisition Corp. ("FR Acquisition") entered into a stock purchase agreement, pursuant to which FR Acquisition acquired all of the issued and outstanding shares of common stock (the "Acquisition") of Brand Energy & Infrastructure Services, Inc. FR Brand Management, L.P., a Cayman Islands exempted limited partnership ("Brand LP"), whose general partner is indirectly owned and controlled by investment funds affiliated with First Reserve Corporation ("First Reserve"), is the selling stockholder in this offering. We refer to the stock purchase and the related financing thereof and the additional equity contribution and financings referred to below collectively as the "Transaction." The Transaction closed on February 7, 2007. See "The Transaction."

Recent Acquisitions

        During 2007, to broaden our service offerings, expand our geographic footprint and strengthen our core customer relationships we purchased (1) all the outstanding shares of Tesco of Houma, Inc. ("Tesco"), (2) substantially all the assets and business of Associated Insulation Services, Inc. ("Associated"), (3) 100% of the outstanding shares of Doug Chalmers Construction Limited ("Chalmers"), (4) 100% of the outstanding membership interests of Protherm Services Group, L.L.C. ("Protherm") and (5) substantially all of the assets of Industrial Specialists, Inc. and Industrial Specialists, LLC (collectively, "ISI"). In April 2008, we purchased substantially all of the assets of Environmental Blasting Company, Inc. and VNR Brock, Inc. (collectively, "Environmental Blasting"). The acquisitions of Tesco, Associated, Chalmers, Protherm and ISI are referred to herein as the "Pro Forma Acquisitions." See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions" for a more complete discussion of each of these acquisitions.

Company Information

        Our predecessor is a Delaware corporation incorporated in 1966 and we are a Delaware corporation incorporated in June 2008. Our executive offices are located at 1325 Cobb International Drive, Suite A-1, Kennesaw, Georgia 30152, and our telephone number is (678) 285-1400.

THE OFFERING

Common stock offered by us	shares
Common stock offered by the selling stockholder	shares
Selling stockholder	FR Brand Management, L.P.
Common stock to be outstanding after this offering	shares
Over-allotment option	shares
Use of proceeds
We expect to receive net proceeds from this offering of approximately $ million, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering to repay certain indebtedness.

We will not receive any proceeds from the sale of shares in this offering by the selling stockholder, including upon the sale of shares if the underwriters exercise their option to purchase additional shares from the selling stockholder in this offering. The selling stockholder will distribute all of the net proceeds it receives to investment funds affiliated with First Reserve and to certain members of our management in accordance with the terms of the Brand LP limited partnership agreement. See "Use of Proceeds."
New York Stock Exchange symbol	"BEI"

        Unless we specifically state otherwise, all information in this prospectus:

  •
  assumes no exercise by the underwriters of their option to purchase additional shares;

  •
  gives effect to the      -for-one stock split effected prior to the consummation of this offering; and

  •
  excludes            shares of our common stock reserved for issuance under our new stock incentive plan.

        The size of the      -for-one stock split referenced herein is intended to achieve an estimated share price between $      and $       per share and has been calculated based on the mid-point of the estimated price range set forth on the cover page of this prospectus.

Summary Historical and Pro Forma Financial Information

        The consolidated financial statements labeled as "Predecessor" include our results of operations prior to the Transaction and the consolidated financial statements labeled as "Successor" include our results of operations subsequent to the Transaction. The information for the periods subsequent to February 7, 2007, may not be directly comparable to the information provided related to the Predecessor periods because we applied purchase accounting pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations as of the date of the Transaction. In addition, as further discussed in Note 2 to our audited consolidated financial statements, we also revised our estimated useful lives and salvage values of certain of our rental equipment based upon a detailed review of the lifecycle of our rental equipment performed in connection with the revaluation of such assets. When we refer to the "Combined" year ended December 31, 2007 and the six months ended June 30, 2007, we are referring to the combination of the Predecessor's financial statements for the period from January 1, 2007 through February 7, 2007, and the Successor's financial statements for the periods from February 8, 2007 through December 31, 2007 and February 8, 2007 through June 30, 2007, respectively. See "Selected Consolidated Financial Data."

        You should read this table together with the discussions under the headings "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness" and our consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the summary historical financial data for each of the three years ended December 31, 2007 and for the six months ended June 30, 2008 from our audited and unaudited condensed consolidated financial statements included elsewhere in this prospectus. The historical results set forth below are not necessarily indicative of the results expected for any future period.

        The following summary unaudited pro forma balance sheet information as of June 30, 2008 has been prepared to give pro forma effect to this offering and the application of the proceeds therefrom (which includes the repayment of certain indebtedness) as if they had occurred on June 30, 2008. The following summary unaudited pro forma income statements for the six months ended June 30, 2007, the year ended December 31, 2007 and the six months ended June 30, 2008 have been prepared to give pro forma effect to this offering, the application of the proceeds therefrom, the Transaction and the Pro Forma Acquisitions as if they had occurred on January 1, 2007. The pro forma adjustments used in preparing the pro forma financial information reflect estimates that we believe are reasonable. The assumptions used in the preparation of unaudited financial information may not prove to be correct. The pro forma financial information is for informational purposes only and should not be considered indicative of the actual results that would have been achieved had the Transaction, the Pro Forma Acquisitions and this offering actually been consummated on the dates indicated and do not purport to indicate balance sheet information or results of operations as of any future date or for any future period.

        Please note that the following pro forma financial information has not been adjusted to reflect this offering and the use of the proceeds therefrom at this time.

	Predecessor		Combined		Successor		Pro forma for the six months ended June 30, 2007	Pro forma for the six months ended June 30, 2008
						Pro forma for the year ended December 31, 2007
	Year ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2007	Six months ended June 30, 2007	Six months ended June 30, 2008
	(in thousands, except share data)
Income Statement Data:
Revenues	$491,376	$811,633	$1,089,651	$508,952	$846,084	$1,475,197	$745,121	$846,084
Operating expenses	371,122	604,672	805,569	374,329	652,478	1,115,824	561,244	652,478

Gross profit	120,254	206,961	284,082	134,623	193,606	359,373	183,877	193,606
Selling and administrative expenses	81,922	137,422	160,202	75,506	101,219	227,148	107,006	101,219
Transaction expenses	—	—	25,396	25,396	—	—	—	—

Operating income (loss)	38,332	69,539	98,484	33,721	92,387	132,225	76,871	92,387
Interest income	(252)	(284)	(500)	(170)	(381)	(500)	(170)	(381)
Interest expense	40,803	54,304	86,317	39,769	50,394	108,541	54,270	50,394
Foreign currency (gain) loss	(2,712)	(104)	(19,176)	(16,916)	5,802	(19,176)	(16,916)	5,802
Loss (gain) on interest rate and foreign currency swaps	1,288	(455)	44,049	25,800	(8,698)	44,049	25,800	(8,698)
Early extinguishment of debt	—	—	52,596	52,596	—	—	—	—
Redeemable preferred stock dividend expense	2,338	6,226	723	723	—	—	—	—

(Loss) income before provision (benefit) for income taxes	(3,133)	9,852	(65,525)	(68,081)	45,270	(689)	13,887	45,270
Provision (benefit) for income taxes	2,608	6,258	(15,156)	(8,543)	18,599	2,056	13,201	18,599

Net (loss) income	$(5,741)	$3,594	$(50,369)	$(59,538)	$26,671	$(2,745)	$686	$26,671

Earnings (loss) Per Share Data(1):
Basic (loss) earnings per share	$(57,410)	$35,940	$(503,690)	$(595,380)	$266,710
Diluted (loss) earnings per share	(57,410)	35,940	(503,690)	(595,380)	266,710
Weighted average shares—basic	100	100	100	100	100
Weighted average shares—diluted	100	100	100	100	100
Cash Flow Data:
Cash provided by operating activities	$29,530	$50,471	$61,755	$18,754	$52,392
Cash used in investing activities	244,558	106,956	408,677	(43,627)	(40,172)
Cash provided by (used in) financing activities	207,209	55,307	356,155	33,947	(11,357)
Other Financial Data:
Depreciation and amortization	$33,030	$43,812	$48,710	$27,630	$28,969	$62,317	$33,814	$28,969
EBITDA(2)	72,786	113,910	69,725	(129)	124,252	169,669	101,801	124,252
Capital expenditures	35,219	60,906	69,561	29,324	60,644
	As of June 30, 2008
	Actual	Pro forma
Balance Sheet Data:
Cash and cash equivalents	$16,403	$
Working capital	199,596
Total assets	1,872,711
Long-term debt (including current portion, revolving loan and unamortized discounts)	1,115,631
Stockholders' equity	463,142

(1)
Unaudited pro forma basic and diluted earnings (loss) per share have been calculated in accordance with the Securities and Exchange Commission, or SEC, rules for initial public offerings. These rules require that the weighted average share calculation give retroactive effect to any changes in our capital structure as well as the number of shares whose sale proceeds would be necessary to repay any debt or to pay any dividend as reflected in the pro forma adjustments. Therefore, pro forma weighted average shares for purposes of the unaudited pro forma basic and diluted earnings per share

  calculation, has been adjusted to reflect the      -for-one stock split we expect to effect immediately prior to consummation of this offering, adjusted for the elimination of any fractional shares.

(2)
"EBITDA" is calculated as net income (loss) before the provision (benefit) for income taxes, interest expense-net and redeemable preferred stock dividend expense plus depreciation and amortization. The following table constitutes a calculation of EBITDA:

	Predecessor		Combined		Successor		Pro forma for the six months ended June 30, 2007	Pro forma for the six months ended June 30, 2008
						Pro forma for the year ended December 31, 2007
	Year ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2007	Six months ended June 30, 2007	Six months ended June 30, 2008
Net (loss) income	$(5,741)	$3,594	$(50,369)	$(59,538)	$26,671	$(2,745)	$686	$26,671
Provision (benefit) for income taxes	2,608	6,258	(15,156)	(8,543)	18,599	2,056	13,201	18,599
Interest expense—net	40,551	54,020	85,817	39,599	50,013	108,041	54,100	50,013
Redeemable preferred stock dividend expense	2,338	6,226	723	723	—	—	—	—
Depreciation and amortization	33,030	43,812	48,710	27,630	28,969	62,317	33,814	28,969

EBITDA	$72,786	$113,910	$69,725	$(129)	$124,252	$169,669	$101,801	$124,252

        The following table constitutes a calculation of Adjusted EBITDA as such term is defined in our senior secured credit facilities. Certain maintenance covenants under the senior secured credit facilities are tied to ratios based on Adjusted EBITDA and our ability to engage in certain activities such as incurring junior indebtedness is also tied to ratios based on Adjusted EBITDA. EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are included in this prospectus because the senior secured credit facilities use Adjusted EBITDA in the calculation of the covenants described above. We also use such measures to assess certain aspects of management compensation. While EBITDA and Adjusted EBITDA are frequently used by companies in our industry as a measure of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Covenant Compliance" for more information regarding the use of this measure:

	Predecessor		Combined		Successor		Pro forma for the six months ended June 30, 2007	Pro forma for the six months ended June 30, 2008
						Pro forma for the year ended December 31, 2007
	Year ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2007	Six months ended June 30, 2007	Six months ended June 30, 2008
EBITDA	$72,786	$113,910	$69,725	$(129)	$124,252	$169,669	$101,801	$124,252
Foreign currency (gain) loss(a)	(2,712)	(104)	(19,176)	(16,916)	5,802	(19,176)	(16,916)	5,802
Loss (gain) on interest rate and foreign currency swaps(b)	1,288	(455)	44,049	25,800	(8,698)	44,049	25,800	(8,698)
Stock compensation expense(c)	1,388	6,906	1,117	256	1,091	1,117	256	1,091
Transaction expenses(d)	—	—	25,396	25,396	—	—	—	—
Early extinguishment of debt(e)	—	—	52,596	52,596	—	—	—	—
Costs related to abandoned IPO(f)	—	4,915	—	—	—	—	—	—
ISI ESOP expenses(g)	—	—	—	—	—	5,010	1,562	—
ISI pre-acquisition transaction bonuses(h)	—	—	—	—	—	6,795	—	—
Non-recurring costs in pre-acquisition operating results of acquired companies(i)	—	—	—	—	—	9,041	4,420	—
Estimated cost savings(j)	—	—	—	—	—	7,662	3,989	450
Other non-recurring expenses(k)	3,960	643	5,204	—	—	5,204	—	208
Acquisition of Environmental Blasting(l)	—	—	—	—	—	1,129	550	144

Adjusted EBITDA	$76,710	$125,815	$178,911	$87,003	$122,447	$230,500	$121,462	$123,249

(a)
Reflects foreign currency transaction gains and losses.

(b)
Reflects the non-cash gains or losses we recognized related to the change in the fair value of our interest rate and foreign currency swaps.

(c)
Represents non-cash stock-based compensation charges, excluding $7.8 million in stock compensation expense that is included in Transaction expenses. See Note 15 to our audited consolidated financial statements for a more detailed discussion.

(d)
Reflects the transaction expenses incurred in connection with the Transaction.

(e)
Represents breakage costs related to prepayment of the Company's senior notes, intermediate notes and preferred stock in connection with the Transaction. We wrote-off unamortized debt discounts and deferred financing fees at the same time that these instruments were retired. See Note 1 to our audited consolidated financial statements for a more detailed discussion.

(f)
Reflects the legal, accounting and printing costs and expenses related to an abandoned initial public offering in 2006. In addition, we wrote off deferred financing fees related to a debt facility that we could use only in the event that an initial public offering occurred prior to December 31, 2007.

(g)
Reflects expenses relating to an employee stock ownership program at ISI that have been excluded from the pre-acquisition results of ISI.

(h)
Reflects a one-time transaction bonus paid by ISI to certain of its employees before we acquired its assets and operations.

(i)
Reflects legal, accounting and other costs incurred by the entities that we have acquired that such entities paid in connection with our acquisition of them, payments under management compensation plans that were not replaced by us and lease costs that we did not assume upon purchase of the applicable businesses.

(j)
Reflects estimated cost savings for elimination of duplicate facilities and excess personnel.

(k)
The non-recurring expenses for 2005 are comprised of $2.1 million in severance charges related to our former Chief Executive Officer and other executive positions, $0.6 million of duplicate salaries for the Chief Executive Officer position, $0.6 million in recruiting and relocation fees for new executives, $0.3 million of professional fees related to tax restructuring and $0.3 million of moving and other integration costs incurred in connection with the acquisition of the assets of Aluma Enterprises, Inc. and certain of its affiliates, or Aluma. The non-recurring expenses for 2006 are comprised of retention bonuses paid to certain Aluma employees. The non-recurring expenses for 2007 are comprised of $3.1 million in sign-on bonuses paid to certain employees of acquired companies, $1.8 million in property taxes accrued to settle certain disputes with local taxing authorities and $0.3 million in costs incurred to relocate certain senior management individuals.

(l)
In April 2008, we purchased substantially all of the assets of Environmental Blasting for $3.2 million. These amounts represent the EBITDA that we would have derived had we purchased Environmental Blasting at the beginning of each pro forma period presented.

RISK FACTORS

        Investing in our common stock involves substantial risk. You should carefully consider the risks described below, together with the other information in this prospectus including our financial statements and the related notes, prior to investing in our common stock.

Risks Related to Our Business

Losing certain customers would materially and adversely affect our revenue.

        Our 10 largest customers in the aggregate accounted for 29% of our combined 2007 revenues. We also have two customers each of which has accounted for between 5% and 10% of our revenues for each of the past three years. Most of our contracts may be terminated by our customers at any time upon notice. The loss of any of our large customers would have a material adverse effect on our financial condition, results of operations and cash flows.

Contracts with our customers are cancelable by our customers and not a guarantee of continued revenues.

        The contracts we enter into with our customers do not guarantee us any revenues. Instead, our contracts generally provide that if our customers undertake specified activities to maintain or expand their facilities, we will provide services for these projects. As such, if our customers elect to delay or forego the maintenance or capital work specified in our contracts, our services will not be needed. If this were to occur with a significant number of our customers, or a small number of our large customers, our business, operating results and financial condition would be materially adversely affected.

The market for our services experiences seasonal fluctuations in demand.

        The market for specialty multi-craft services experiences seasonal fluctuations in demand. In particular, because of high demand for gasoline and jet fuel during the summer months, most refineries elect to perform turnarounds during the first and fourth quarters. Our utility clients follow a similar pattern. Conversely, commercial non-residential building construction occurs throughout the year but is heaviest in the second and third quarters.

        The effects of seasonal fluctuations in demands for our services may lead to:

  •
  low utilization of work access and infrastructure services equipment during periods of low demand;

  •
  an inability to service all of our customers during periods of high demand;

  •
  competitive pricing pressure during periods of low demand;

  •
  periods of low cash flow; and

  •
  quarter-to-quarter volatility in operating results.

A labor shortage, or increases in the cost of labor could materially affect our financial performance.

        Our business is labor intensive and, as a result, the availability and cost of qualified personnel affect our financial performance. The availability of labor can vary depending on market conditions. The labor market has tightened significantly in recent periods, particularly along the Gulf Coast, West Coast and in Western Canada. If sufficient labor is not available in the future or the cost of labor rises, we may not be able to meet the demands of our customers or our operating costs may increase.

        We are highly dependent on seasonal and temporary workers and, in connection with our hiring of such workers, applicants may present us with fraudulent identification and job authorization documentation. Workers that are found to have presented fraudulent documentation are subject to immediate termination, which can exacerbate labor shortages, increase our hiring costs, and could expose us to civil and possibly criminal fines and other penalties.

        Applicable anti-discrimination laws limit our ability to question job applicants who present identification documents deemed acceptable and sufficient by U.S. federal immigration and labor regulations. The proliferation of fraudulent identification which, on its face, appears reasonably genuine and therefore meets federal requirements, can make it extremely difficult for us to determine whether a particular applicant's identification is valid. As a result, we may have workers who have presented fraudulent identification and, if we or a government authority discovers the fraud, we will be required to terminate such workers. Because of the generally tight labor market, it may be difficult to replace terminated workers on a timely basis or without significant additional cost, and our business could be adversely affected as a result. In addition, although we have and will continue to cooperate with applicable authorities in this area, if U.S. Immigration and Customs Enforcement or another government authority takes action against us, we could be subject to civil fines or criminal penalties.

Deterioration in the financial performance of any one of a small group of industries could materially adversely affect our revenue.

        Our financial performance depends upon the continued viability and financial stability of our customers, which in turn substantially depend on the viability and financial stability of the refining, petrochemical, chemical, power generation and building construction and renovation industries. During economic downturns, the ability of our customers to make capital expenditures may decline significantly, which could result in fewer projects or the suspension or cancellation of existing or planned projects, as well as difficulty in collecting amounts owed to us for work completed or in progress. The factors that affect these industries in general, and our customers in particular, could have a material adverse effect on our revenue and could also adversely affect our liquidity and cash flow from operating activities.

We operate in highly competitive industries. If we do not compete effectively, we could lose market share or key clients to our competitors.

        We operate in highly competitive industries. We believe that competition in the specialty multi-craft services industries and the infrastructure services industry is based on a number of factors, including reputation, customer service, safety, price, speed, quality, efficiency and reliability. Some of our competitors have significantly greater access to financial resources than we do and as a result may be better able to successfully compete. Because new contracts are generally awarded through a competitive bid process in which price plays a key role, we may need to accept lower contract margins in order to compete against competitors that have the ability to bid for contracts at lower prices or have a pre-existing relationship with the potential client. If we do not compete effectively, we could lose market share or key clients to our competitors.

Our business and operating results could be adversely affected by losses under fixed-price contracts.

        From time-to-time we enter into fixed-price contracts most of which have durations of six months or less. Fixed-price contracts require us to perform all work under the contract for a specified price. Fixed-price contracts may expose us to a number of risks not inherent in cost-reimbursable contracts, including underestimation of costs, ambiguities in specifications, unforeseen costs or difficulties, problems with new technologies, delays beyond our control, failures of subcontractors to perform and economic or other changes that may occur during the contract period. While historically we have not incurred substantial losses on any of the fixed price contracts that we have entered into, we can not guarantee that we may not incur substantial losses on fixed price contracts that we may enter into in the future.

If we fail to manage our growth effectively, our business, financial condition or operating results could be harmed.

        We have a history of growing through acquisitions of companies and assets. In the past three years, we have successfully acquired and integrated nine companies. We must plan and manage our acquisitions effectively to achieve revenue growth and maintain profitability. If we fail to manage current and future acquisitions effectively, our results of operations could be adversely affected. Our growth has placed, and is expected to continue to place, significant demands on our management, other personnel and other resources. We must continue to improve our operational, financial, management and legal/compliance information systems to keep pace with the growth of our business.

        Our strategy of growth through acquisitions presents a number of risks, including, but not limited to:

  •
  incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

  •
  failure to integrate the operations or management of any acquired operations or assets successfully on a timely basis;

  •
  use of substantial portions of our available cash to pay all or a portion of the purchase prices of future acquisitions;

  •
  assuming liabilities, including unknown and contingent liabilities, of acquired businesses;

  •
  diversion of management's attention from existing operations or other priorities;

  •
  a need to secure additional financing, increasing our already high leverage;

  •
  our inability to secure, on terms we find acceptable, sufficient financing that may be required for any such acquisition or investment;

  •
  entry into new markets in which we have limited or no prior experience and in which competitors may have stronger market positions, which may result in errors or failures by us in the conception, structure or implementation of our strategies to take advantage of available opportunities in these new markets;

  •
  redundancy or overlap between existing services and equipment, on the one hand, and acquired services and equipment, on the other hand;

  •
  inability to maintain or enhance the key business relationships and the reputations of acquired businesses;

  •
  failure to improve our operation, infrastructure, financial and management controls, procedures and policies in step with our growth;

  •
  failure to integrate, train, supervise and manage our expanding work force effectively; and

  •
  potential impairment of acquired assets.

        If we are unsuccessful in completing acquisitions of other businesses or assets, our business, operating results or financial condition could be adversely affected and we may grow at a slower rate than we have historically. Further, the issuance of equity or other securities to finance or otherwise complete acquisitions may dilute the ownership of our then-existing stockholders. In addition, if we are unsuccessful in integrating our acquisitions in a timely and cost-effective manner, our business, operating results or financial condition could be materially adversely affected.

We may fail to successfully acquire or integrate businesses or assets that provide complementary services or equipment.

        A component of our growth strategy is the acquisition of businesses and assets as a means of expanding our business. Our acquisition strategy involves the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. In addition, any acquisition of a foreign business may increase our exposure to certain risks inherent in doing business outside the U.S., including currency exchange rate fluctuations, restrictions on the repatriation of profits, compliance with foreign laws and standards and political risks.

        Although we expect to continue to evaluate strategic acquisitions, we may not be able to expand our business as planned if:

  •
  suitable acquisition candidates are not available;

  •
  acquisitions cannot be completed on reasonable terms;

  •
  we inherit or assume significant liabilities relating to acquired entities or businesses, including environmental and other liabilities;

  •
  we are unable to successfully integrate the operations of any acquired entity; or

  •
  we are unable to raise the funds necessary to make acquisitions.

        Some of the risks associated with our acquisition strategy include problems inherent to integrating new businesses, such as a potential loss of customers and key personnel and a potential disruption in operations. If any of these risks materialize, we may not be able to grow at the same rates as we have historically. In addition, our ability to make acquisitions may be limited by restrictions contained in our debt agreements.

An impairment charge could have a material adverse effect on our financial condition and results of operations.

        Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, we are required to test acquired goodwill for impairment on an annual basis based upon a fair value approach, rather than amortizing it over time. Goodwill represents the excess of the amount paid to acquire us, our subsidiaries and other businesses over the fair value of their net assets at the date of the acquisition. As of December 31, 2007 and June 30, 2008, our goodwill was $735.9 million and $724.8 million, respectively. We have chosen to perform our annual impairment reviews of goodwill at the beginning of the fourth quarter of each fiscal year. We also are required to test goodwill for impairment between annual tests if events occur or circumstances change that would more likely than not reduce fair value below the book value of the reporting unit. If the fair market value of our reporting units is less than their book value, we could be required to record an impairment charge. The valuation of reporting units requires judgment in estimating future cash flows, discount rates and other factors. In making these judgments, we evaluate the financial health of our business, including such factors as industry performance, changes in technology and operating cash flows. The amount of any impairment could be significant and could have a material adverse effect on our reported financial results for the period in which the charge is taken. In addition, we are required to test our finite-lived intangible assets for impairment if events occur or circumstances change that would indicate the remaining net book value of the finite-lived intangible assets might not be recoverable. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in an entity's market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of our business, potential government actions towards our facilities and other factors.

Cyclical industry and economic conditions may adversely affect our business.

        A reduction in maintenance and capital spending by companies in the refining, petrochemical, power, pulp and paper and building construction and renovation industries would adversely affect our business. Spending in these industries is subject to general economic slowdowns, cyclical conditions and geopolitical factors. In particular:

  •
  A substantial decline or increase in oil prices may impact the operating margins of the refining, utility and petrochemical industries, which may reduce the demand for maintenance or capacity-expanding capital projects in such industries.

  •
  Energy policies or geopolitical developments that lead to a shift away from coal-fired power generation to cleaner technologies could reduce the demand for maintenance work in the utility industry.

  •
  Weakening or non-enforcement of emissions regulations could reduce the demand for capital spending required for environmental compliance in the utility, refining and petrochemical industries.

  •
  Declining state or federal spending on infrastructure projects, or a general economic slowdown, could reduce investment in construction of hospitals, airports, churches, bridges, dams, high-rise buildings and other civil construction of the kind that drives demand for our infrastructure and work access services.

  •
  During periods of high demand for their products, refineries and power plants often temporarily delay projects that require our specialty multi-craft services in order to operate at full capacity.

        The cyclical nature of our principal customers' end-markets could have a material adverse effect on us because it could negatively impact our revenues and lower our asset utilization.

Fluctuations in foreign exchange rates, especially a depreciation of the Canadian dollar against the U.S. dollar, could negatively impact our results of operations, which we record in U.S. dollars.

        We have significant operations in Canada and operations in other foreign jurisdictions. We use local currency (primarily Canadian dollars) as the functional currency for the financial statements of our non-U.S. subsidiaries. We then translate the local-currency amounts into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. We translate the assets and liabilities of non-U.S. subsidiaries at the exchange rate as of the balance sheet date and the results of operation of such subsidiaries at the average exchange rate during the relevant period. Exchange rates between Canadian dollars and U.S. dollars in recent years have fluctuated significantly and may continue to do so in the future. Because we record the financial results of our non-U.S. operations in U.S. dollars, depreciation of the Canadian dollar against the U.S. dollar would reduce the contribution, in U.S. dollar terms, of our Canadian operations and would consequently have a negative impact on our consolidated results of operations.

We will soon be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on our business and common stock price.

        As a result of this offering, we will become subject to reporting and other obligations under the Exchange Act. Beginning with the year ending December 31, 2009, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our internal control over financial reporting, and our auditors will be required to deliver an attestation report on the operating effectiveness of our internal control over financial reporting. The report by our management must contain, among other things, an assessment of the effectiveness of our internal control over financial reporting and audited consolidated financial statements as of the end of our fiscal year. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

        We are in the process of addressing our internal controls over financial reporting and are establishing formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization. Additionally, we have begun the process of documenting our internal control procedures to satisfy the requirements of Section 404. Accordingly, we do not yet know whether our internal controls over financial reporting currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we will eventually be required to meet. As a public company, we will be required to complete our initial assessment in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the adequacy of our internal controls over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, and result in a breach of the covenants under our debt agreements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in our common stock price.

Our accounting and other management systems are internally developed and have not been tested. We may be required to devote substantial resources to the improvement and maintenance of these systems so that we can meet the financial reporting and other requirements of Section 404 of the Sarbanes-Oxley Act.

        To comply with the Section 404 requirements, we will likely need to upgrade some of our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional legal, accounting and finance staff, which in turn could substantially increase our operating costs. If we are unable to upgrade our systems and procedures in a timely and effective fashion, we may not be able to comply with our financial reporting requirements and other rules that apply to public companies. In addition, if we are unable to conclude that our internal controls over financial reporting are effective, we could lose investor confidence in the accuracy and completeness of our audited and unaudited financial statements. Any failure to upgrade our information technology systems or achieve and maintain effective internal controls could harm our operating results and financial condition.

        We have not tested the effectiveness of our information technology systems or the internal controls governing our information technology systems, in part due to the large number of legacy systems we have inherited in various acquisitions. In order to prepare our financial statements we will continue to need to work with multiple information technology systems. These systems are not fully integrated. While we are not aware of any problems with our information technology systems or any material weaknesses in the controls governing our information technology systems, because we have not tested such information technology systems or controls we do not know whether they are fully effective.

We may fail to raise additional funds necessary for future capital spending or acquisitions, which would limit our ability to service our existing customers or expand our business.

        Our business requires significant capital to purchase equipment to replace damaged equipment and to expand our business. If we do not have funds available to purchase replacement equipment, we may not be able to service our current customers. If we do not have funds available to add additional equipment, we may not be able to expand our business. Part of our business plan is to make strategic acquisitions, which we believe will add to our market share and profitability. If we do not have funds available to make strategic acquisitions, we may not be able to expand our business as planned. The inability to raise additional capital could have a material adverse effect on us. In addition, if we issue additional shares of common stock to raise money, it may have a dilutive effect on your investment.

If we lose our senior management or other key employees, our business may be adversely affected.

        Our ability to successfully operate and grow our business and implement our strategies is largely dependent on the efforts, abilities and services of our senior management and other key employees. Our future success will also depend on, among other factors, our ability to attract and retain qualified personnel, either through direct hiring or the acquisition of other businesses employing such professionals. As we develop and acquire new services and equipment we will need to hire additional employees. Our inability to attract and retain well-qualified personnel could materially adversely affect our business, operating results or financial condition.

A substantial portion of our workforce is unionized and we may face labor disruptions that would interfere with our operations.

        As of June 30, 2008, we employed 12,337 people, approximately 35% of whom are covered by collective bargaining agreements. Our relationships with the relevant unions have been good and we have never experienced a material work stoppage as a result of labor disagreements; however, this situation may not continue. We depend on the labor provided by our unionized workers to provide our services and a labor disturbance could have a material adverse effect on our business, operating results or financial condition. Strikes or other types of labor disputes could adversely affect our business as a result of lost revenues, increased costs or reduced profitability.

Our operations involve hazards that can result in illness, personal injury or death, work stoppage or serious damage to our equipment or the property of our customers. An increase in accidents could materially increase the cost and availability of insurance, and could hinder our ability to compete for and retain customers.

        Our work in locations such as oil refineries, petrochemical plants, power plants, oil rigs, shipyards, paint shops and other industrial facilities involves inherent risks of hazards such as explosions, fires, releases of toxic gases and exposure to hazardous materials. Our operations include the assembly and disassembly of, work from, and the movement of materials, equipment and personnel across, temporary structures, often at great heights. The hazards involved in our operations can result in illness, personal injury or death, work stoppage or serious damage to our equipment or the property of our customers.

        To protect ourselves against certain casualty and liability risks, we maintain insurance with third parties. Prior to the payment of any claims, our insurance coverage requires us to pay deductibles of up to $1,000,000 per occurrence for general liability and workers' compensation liability. Our insurance covers liability in excess of these deductibles up to a cap of $100 million under an excess umbrella policy. In 2007, our insurance costs of $19.4 million consisted of $8.5 million in claims handling costs and payments made on claims below our deductibles and $8.9 million for premium payments. Our high deductibles cause us to incur significant costs. Also, if our insurance premiums or related costs rise significantly in the future as a result of an increased incidence of claims or otherwise, our profitability could be reduced. In addition, while we maintain insurance coverage in amounts and against the risks we believe are consistent with industry practice, this insurance may not be adequate to cover all losses or liabilities we may incur in our operations and we may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable.

        The heavily regulated nature of our clients' industries imposes significant safety performance requirements on us, and we could lose the opportunity to bid on certain clients' contracts if we do not meet those requirements. Furthermore, because our dedication to safety is a key marketing tool in our bids for specialty multi-craft services projects, future incidents involving personal injuries or other on-site accidents may adversely affect our reputation and may hinder our ability to compete for new bids or to retain current customers.

We are, and will continue to be, involved in litigation that could negatively impact our earnings and financial condition

        We have been, and may from time to time be, named as a defendant in legal actions claiming damages in connection with the performance of our services and other matters. These are typically claims that arise in the normal course of business, including employment-related claims and contractual disputes or claims for personal injury or property damage which occur in connection with the services we perform. Contractual disputes normally involve claims relating to the timely completion of projects, performance of equipment or materials or services provided by our subsidiaries. In addition, we become involved in claims arising from contractual obligations to indemnify our customers for certain claims brought by our employees or third parties against our customers. Management does not currently believe that the pending contractual, employment-related personal injury, indemnification or property damage claims will have a material adverse effect on our earnings or financial condition; however, such claims could have such an effect in the future. We may incur liabilities that may not be covered by insurance policies, or, if covered, the dollar amount of such liabilities may exceed our policy limits or fall below applicable deductibles. A partially or completely uninsured claim, if successful and of significant magnitude, could cause us to suffer a significant loss and reduce cash available for our operations.

Environmental compliance costs and liabilities could materially adversely affect our business, operating results or financial condition.

        We are subject to stringent U.S. and foreign, federal, national, provincial, state and local laws and regulations relating to environmental protection, including laws and regulations governing the use, generation, storage, handling, transportation and disposal of hazardous substances, the emission and discharge of hazardous substances into the ground, air and water and workplace health and safety. We are also required to obtain environmental permits from governmental authorities for certain operations, including our painting, specialty coating and abrasive blasting operations. We may not be in compliance with such laws, regulations and permits at all times. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. These laws, regulations and permits are continually changing and are different in every jurisdiction. Further, these laws and regulations may require us to install expensive pollution control equipment or make other operational changes to limit emissions and/or decrease the likelihood of hazardous substance releases.

        Certain environmental laws impose liability on current or previous owners or operators of real property for the cost of investigating and cleaning up contamination, even if the owner or operator did not know of or did not cause such contamination. Contamination has been identified at certain of our properties, and these costs may have a material adverse effect on our business, operating results or financial condition in the future or additional contamination may be found at our other properties (many of which are sites of or adjacent to long-standing manufacturing operations). These laws also impose liability on persons who arrange for hazardous substances to be sent to disposal or treatment facilities when such facilities are found to be contaminated. We send waste materials generated by our workshops to disposal and treatment facilities and certain of these materials could be found to be hazardous. In addition, we could be held liable for any and all consequences arising out of human exposure to hazardous materials or other environmental damage. Any of the foregoing or other environmental costs or liabilities could materially adversely affect our business, operating results or financial condition.

The requirements of being a public company and sustaining our growth may strain our resources.

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, significant resources and management oversight will be required. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these activities and, among other things, additional directors and officers' liability insurance, director fees, reporting requirements, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

Our operations outside of the U.S. are subject to additional political, economic, and other uncertainties that could adversely affect our business, operating results or financial condition, and our exposure to such risks will increase as we expand our international operations.

        An element of our business strategy is to grow our existing international operations and expand into other international oil and natural gas producing areas such as the Middle East. Our operations outside of the U.S. are subject to risks inherent in foreign operations, including but not limited to:

  •
  political, social and economic instability;

  •
  the loss of revenue, property and equipment from hazards such as expropriation, nationalization of assets, war, insurrection, acts of terrorism and other political risks;

  •
  increased operating costs;

  •
  increases in taxes and governmental royalties;

  •
  renegotiation or abrogation of contracts with governmental entities;

  •
  changes in laws and policies governing operations of foreign-based companies;

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  import-export quotas;

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  currency restrictions and exchange rate fluctuations;

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  restrictions on repatriation of foreign revenues;

  •
  world economic cycles;

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  difficulties overseeing international workforces and enforcing best practices uniformly;

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  limited market access; and

  •
  other uncertainties arising out of our international operations.

        In addition, laws and policies of the U.S. affecting foreign trade and taxation may also adversely affect our international operations.

        As our international operations expand, our exposure to these risks will increase. Our business, operating results or financial condition could be susceptible to adverse events beyond our control that may occur in the particular country or region in which we operate.

We are controlled by investment funds affiliated with First Reserve, whose interest may not be aligned with yours or ours.

        Upon completion of this offering, investment funds affiliated with First Reserve will continue to control a majority of our capital stock. As a result, such affiliates of First Reserve have the ability to control our policies and operations, including the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions, future issuances of our common stock or other securities, the implementation of stock repurchase programs, the payments of dividends, if any, on our common stock, the incurrence of debt by us and amendments to our certificate of incorporation and bylaws. Additionally, First Reserve and its affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. First Reserve and its affiliates may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as affiliates of First Reserve continue to own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

As a "controlled company" within the meaning of the New York Stock Exchange rules, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

        Upon completion of this offering, affiliates of First Reserve will continue to control a majority of our outstanding common stock. As a result, we will be a "controlled company" within the meaning of the New York Stock Exchange corporate governance standards. Under the New York Stock Exchange rules, a company of which more than 50% of the voting power is held by another company is a "controlled company" and may elect not to comply with certain New York Stock Exchange corporate governance requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (3) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities. If available, we intend to utilize these exemptions. As a result, we would not have a majority of independent directors nor would our nominating and corporate governance and compensation committees consist entirely of independent directors. Accordingly, you would not have the same protections afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

The generation of taxable income is necessary to utilize net operating losses. Additionally, potential changes in equity ownership increase the likelihood that in the future our ability to utilize our federal and state income tax operating loss carryforwards may be limited.

        Under federal and most state income tax laws, a corporation is generally permitted to deduct from taxable income in any year net operating losses carried forward from prior years. As of December 31, 2007, we had approximately $111.7 million of tax net operating losses for federal income tax purposes and approximately $125.0 million of tax net operating losses for state income tax purposes. As of December 31, 2007, we concluded it was more likely than not that 100% of such net operating loss carryforwards would be utilized to offset future taxable income and have recorded a corresponding net deferred tax asset of $43 million on our balance sheet. In reaching our conclusion that the utilization was more likely than not, we considered the future reversals of taxable temporary differences, future taxable income exclusive of taxable temporary differences and carryforwards, taxable income in prior carryback years and tax planning strategies. Ultimately, our conclusion is dependent on us generating future taxable income. If changes occur to our underlying business operations or other factors limit our ability to generate future taxable income, the net operating loss carryforward may become impaired or limited for financial statement purposes.

        The future utilization of net operating loss carryforwards could also be impacted by Section 382 of the Internal Revenue Code of 1986, as amended. Section 382 contains rules that may limit the ability of a company that undergoes an "ownership change", which generally is any change in ownership of more than 50% of its common stock over a three-year period, to utilize its net operating loss carryforwards to offset taxable income in periods after the ownership change. Calculations of an "ownership change" under Section 382 are complex and to some extent are dependent on information that is not publicly available. Under Section 382, the amount of the annual net operating loss limitation is dependent on the overall value of our company at such ownership change date. Currently, we believe the issuance of stock pursuant to this offering could generate an ownership change under Section 382 but that, based on certain assumptions regarding the value of our company as of the date of this offering, such ownership change should not impair our ability to utilize our net operating losses. However, future stock transactions and the timing of such transactions could cause another "ownership change" for purposes of Section 382 and lead to an impairment of our net operating loss carryforwards. Such transactions may include repurchases of shares, issuances of common stock and acquisitions or sales of shares by certain holders of our shares, including persons who have held, currently hold, or may accumulate in the future, five percent or more of our outstanding stock. Many of these transactions are beyond our control.

Risks Related to Our Leverage

Our substantial indebtedness and significant debt service obligations could adversely affect our financial condition and prevent us from fulfilling our debt service obligations.

        We are highly leveraged and have significant debt service obligations. Our financial performance could be affected by our substantial leverage. As of June 30, 2008, our total indebtedness was $1,120.0 million. In addition, as of that date, we had $7.7 million of letters of credit outstanding and borrowing capacity of approximately $117.3 million under the revolving portion of our first lien senior secured credit facility, after giving effect to the letters of credit outstanding. We may also incur additional indebtedness in the future. This high level of indebtedness could have important negative consequences to us and you, including:

  •
  we may have difficulty generating sufficient cash flows to pay interest and satisfy our debt obligations;

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  we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

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  we need to use a substantial portion of our available cash flow to pay interest and principal on our indebtedness, thereby reducing the amount of money available to finance our operations and other business activities;

  •
  some of our debt, including our borrowings under our senior secured credit facilities, has variable rates of interest, which exposes us to the risk of increased interest rates;

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  our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

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  our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

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  our substantial amount of debt and the amount we must pay to service our debt obligations could place us at a competitive disadvantage compared to our competitors that have less debt;

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  our customers may react adversely to our significant debt level and seek or develop alternative suppliers; or

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  our failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, may require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

        Our high level of indebtedness requires that we use a substantial portion of our cash flow from operations to pay principal of, and interest on, our indebtedness, which will reduce the availability of cash to fund working capital requirements, capital expenditures, research and development or other general corporate or business activities, including future acquisitions. In addition, a substantial portion of our indebtedness bears interest at variable rates. If market interest rates increase, debt service on our variable-rate debt will rise, which would adversely affect our cash flow.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we face.

        We may be able to incur substantial additional indebtedness in the future. The terms of our debt instruments do not fully prohibit us from doing so. The revolving credit portion of our first lien senior secured credit facility provides commitments of up to $125.0 million, approximately $117.3 million of which would have been available for future borrowings (after giving effect to letters of credit outstanding) as of June 30, 2008 on a pro forma basis after giving effect to this offering and the application of the proceeds therefrom. If new debt is added to our current debt levels, the related risks that we now face could increase.

We may be unable to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may be unsuccessful.

        Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our senior secured credit facilities or otherwise in an amount sufficient to permit us to pay the principal and interest on our indebtedness or fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may be unable to refinance any of our debt, including our senior secured credit facilities, on commercially reasonable terms. For example, in 2014, our first lien term debt under our new senior secured credit facilities will become due and payable. As a result, we will need to obtain approximately $704.9 million in long-term financing at that time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may be unsuccessful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. The senior secured credit facilities restrict our ability to use the proceeds from asset sales. We may be unable to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may be inadequate to meet any debt service obligations then due. See "Description of Certain Indebtedness—Senior Credit Facilities."

Rising interest rates will substantially increase interest expense under our variable rate debt and will adversely affect our ability to make our debt payments.

        Interest under our variable rate debt accrues at fluctuating rates. Rising interest rates will substantially increase our interest expense and adversely affect our ability to make our debt payments. As of June 30, 2008, our total indebtedness was $1,120.0 million (excluding unused commitments under our senior secured credit facilities), of which approximately $445.0 million was subject to variable interest rates (after consideration of our outstanding interest rate swaps). As of June 30, 2008 on a pro forma basis after giving effect to this offering and the application of the proceeds therefrom, our indebtedness would have been $             million, $             million of which would have been subject to variable interest rates. Assuming we incur no additional variable rate indebtedness, if interest rates were to increase by 100 basis points, our annualized cash interest expense would increase by approximately $             million, or $             million on a pro forma basis.

Our debt agreements contain a number of restrictive covenants that limit our ability to finance future operations or capital needs and engage in other business activities that may be in our interest.

        Our senior secured credit facilities impose, and the terms of any future indebtedness may impose, operating and other restrictions on us and our subsidiaries. Such restrictions affect or will affect, and in many respects limit or prohibit, among other things, our ability and the ability of our restricted subsidiaries to:

  •
  incur or guarantee additional indebtedness;

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  create liens on our assets;

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  make certain investments or certain other restricted payments;

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  pay dividends or make other distributions in respect of our capital stock;

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  redeem our capital stock;

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  enter into certain types of transactions with affiliates;

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  effect mergers or consolidations with any other person; or

  •
  sell, assign, transfer, lease or otherwise convey certain of our assets.

        In addition, the first lien senior secured credit facility requires us to maintain a maximum first lien leverage ratio if we have drawn 50% or more of the aggregate commitments under the revolving facility. Our ability to comply with this ratio may be affected by events beyond our control.

        The restrictions contained in our senior secured credit facilities could:

  •
  limit our ability to plan for or react to market or economic conditions or meet capital needs or otherwise restrict our activities or business plans; and

  •
  adversely affect our ability to finance our operations, acquisitions, investments or strategic alliances or other capital needs or to engage in other business activities that would be in our interest.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Covenant Compliance" for a more complete discussion of such covenants, including the usage of Adjusted EBITDA as a covenant compliance measure.

        A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior secured credit facilities. If an event of default occurs under our senior secured credit facilities, the lenders could elect to:

  •
  declare all borrowings outstanding, together with accrued and unpaid interest, to be immediately due and payable;

  •
  require us to apply all of our available cash to repay the borrowings.

The lenders will also have the right in these circumstances to terminate any commitments they have to provide further financing.

        If we were unable to repay or otherwise refinance these borrowings when due, our lenders could sell the collateral securing our senior secured credit facilities, which constitutes substantially all of our and our domestic wholly-owned subsidiaries' assets.

Brand Energy is a holding company and depends upon cash from its subsidiaries. If it does not receive cash distributions, dividends or other payments from its subsidiaries, it may be unable to meet its obligations.

        Brand Energy is a holding company and all of its operations are conducted through its subsidiaries. If it decides to pay dividends or a distribution on its stock, it will be dependent upon the earnings and cash flows of, and cash distributions, dividends and other payments from, its subsidiaries to provide the funds necessary to meet its obligations. If it does not receive such cash distributions, dividends or other payments from its subsidiaries, it may be unable to meet its obligations. In addition, certain of its subsidiaries are holding companies that rely on subsidiaries of their own as a source of funds to meet any obligations that might arise.

        Generally, the ability of a subsidiary to make cash available to its parent is affected by its own operating results and is subject to applicable laws and contractual restrictions contained in its debt instruments and other agreements. Moreover, there may be restrictions on payments by Brand Energy's subsidiaries to Brand Energy under applicable laws, including laws that require companies to maintain minimum amounts of capital and to make payments to shareholders only from profits. Brand Energy's subsidiaries are limited by the contractual restrictions contained in the senior secured credit facilities. As a result, although its subsidiaries may have cash, it may be unable to obtain that cash to satisfy its obligations and make payments to its stockholders, if any.

Risks Related to this Offering

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

        Prior to this offering, there has not been a public market for our common stock. We intend to apply to list our common stock on the New York Stock Exchange. However, we cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the New York Stock Exchange or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the shares was determined by negotiations between us and the representatives of the underwriters based on numerous factors that we discuss in the "Underwriters" section of this prospectus and may not be indicative of prices that will prevail in the open market following this offering.

        Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering.

Future sales of our shares could depress the market price of our common stock.

        The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after the offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        We, our executive officers and directors and Brand LP, the selling stockholder, have agreed with the underwriters not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs, UBS and Morgan Stanley on behalf of the underwriters. See "Underwriters."

        After this offering, we will have                shares of common stock outstanding. Of those shares, the                        shares we and the selling stockholder are offering will be freely tradable. The                shares that were outstanding immediately prior to this offering, will be eligible for resale from time to time after the expiration of the 180-day lock-up, subject to contractual restrictions and restrictions of the Securities Act of 1933, as amended, or the Securities Act, including the volume limitations imposed by Rule 144. After the expiration of the 180-day lock-up period, Brand LP, the selling stockholder, which beneficially owns approximately                shares (approximately                 shares in the event the over-allotment option is not exercised), will have the ability to cause us to register the resale of their shares. These shares will represent approximately                % of our outstanding common stock after this offering, or          % if the underwriters exercise their over-allotment option in full. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. As restrictions on resale end or if the selling stockholder causes us to register additional shares, the market price of our stock could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

        Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of securities analysts and investors, and in response, the market price of our common stock could decrease significantly. As a result, the market price of our common stock could decline below the initial public offering price. You may be unable to resell your shares of our common stock at or above the initial public offering price. Among other factors that could affect our stock price are:

  •
  actual or anticipated variations in operating results;

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  changes in financial estimates by research analysts;

  •
  actual or anticipated changes in economic, political or market conditions, such as recessions or international currency fluctuations;

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  actual or anticipated changes in the regulatory environment affecting our industry;

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  changes in the market valuations and performance of our industry peers;

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  announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

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  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  sales of common stock by our directors, officers and significant stockholders; and

  •
  other events or factors, including those resulting from war, incidents of terrorism or responses to such events.

        In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could significantly harm our profitability and reputation.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who covers us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our common stock price would likely decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

We do not intend to pay any cash dividends in the foreseeable future, which may depress the price of our common stock.

        We intend to reinvest any earnings in the growth of our business. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends.

You will experience an immediate and substantial dilution in the net tangible book value of the common shares you purchase in this offering.

        The initial public offering price per share of our common stock is substantially higher than our pro forma net tangible book value per common share immediately after this offering. As a result, you may pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. Investors who purchase common stock in this offering will be diluted by $            per share after giving effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $            per share, the mid-point of the estimated price range set forth on the cover page of this prospectus. If we grant options in the future to our employees, and those options are exercised or other issuances of common stock are made, there will be further dilution. See "Dilution."

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law may discourage a takeover attempt.

        Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us. Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Therefore, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See "Description of Capital Stock."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus.

        Important factors that could cause actual results to differ materially from our expectations, which we refer to as "cautionary statements," are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All forward-looking information in this prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

  •
  supply, demand, prices and other market conditions for our services;

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  the effects of competition in our markets;

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  changes in currency exchange rates, interest rates and capital costs;

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  adverse developments in our relationship with both our key employees and unionized employees;

  •
  our ability to operate our businesses efficiently, manage capital expenditures and costs (including general and administrative expenses) tightly and generate earnings and cash flow;

  •
  our substantial indebtedness described in this prospectus;

  •
  restrictive covenants in our indebtedness that may adversely affect our operational flexibility;

  •
  our expectations with respect to our acquisition activity;

  •
  our ability to retain key employees; and

  •
  the costs of being a public company, including Sarbanes-Oxley Act compliance.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Accordingly, investors should not place undue reliance on those statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA

        This prospectus includes industry data and forecasts that we have compiled based, in part, upon information obtained from industry publications and surveys. These sources include publications by Canadian Association of Petroleum Producers, Energy Information Administration, National Energy Technology Laboratory, Edison Electric Institute, America's Electric Utilities, the U.S. Environmental Protection Agency, Alberta Energy and Utilities Board, Canadian Energy Research Institute, Canada's National Energy Board and the U.S. Department of Energy. While we believe that these third-party publications, surveys and forecasts are reliable and appropriate, we have not independently verified such data nor have we ascertained the underlying economic assumptions relied upon therein.

THE TRANSACTION

        The following discussion contains summaries of the terms of the material agreements that were entered into in connection with the Acquisition. The summaries do not purport to be complete and are qualified in their entirety by reference to such agreements. The agreements will be filed as exhibits to the registration statement of which this prospectus forms a part.

The Acquisition

  Overview

        On December 29, 2006, FR Acquisition entered into a stock purchase agreement (the "Acquisition Agreement") with Brand Holdings, LLC (the "Seller") and Brand Energy & Infrastructure Services, Inc., pursuant to which, among other things, FR Acquisition agreed to acquire all of the outstanding shares of common stock, par value $0.01, of Brand Energy & Infrastructure Services, Inc. held by the Seller for an aggregate purchase price of $1.13 billion, subject to adjustment as provided in the Acquisition Agreement. The Acquisition closed on February 7, 2007.

        In addition, in connection with the Acquisition, we:

  •
  repaid all amounts outstanding under our prior credit facility and the prior credit facility was cancelled;

  •
  redeemed all of our outstanding shares of Non-Voting Cumulative Redeemable Series A Preferred Stock;

  •
  consummated a tender offer and consent solicitation in respect of our 13% Senior Subordinated Pay-In-Kind Notes due 2013, pursuant to which all such notes were repurchased; and

  •
  caused Brand Services, Inc., our wholly-owned subsidiary, to consummate a tender offer and consent solicitation for all of its outstanding 12% Senior Subordinated Notes due 2012, pursuant to which all such notes, other than $1.0 million of such notes, were repurchased.

The Financing

        In connection with the Acquisition, investment funds affiliated with First Reserve and certain members of our management, acting through Brand LP, contributed $268.8 million in cash. The remainder of the cash needed to finance the Acquisition and the other transactions contemplated by the Acquisition Agreement, including related fees and expenses, was provided by borrowings under a new $730.0 million first lien senior secured credit facility and a new $300.0 million second lien senior secured credit facility which we entered into in connection with the closing of the Acquisition.

Additional Equity Contributions and Financings

        In November 2007, to finance our acquisitions of ISI and Protherm, we received additional capital contributions aggregating $131.5 million from Brand LP. On November 15, 2007, we entered into a joinder and amendment agreement, pursuant to which the size of the term loan facility under the first lien senior secured credit facility was increased by $175.0 million and the term loan facility under the second lien senior secured credit facility was increased by $75.0 million.

Equity Sponsor

        First Reserve is the leading private equity firm specializing in the energy industry. Throughout its 25-year history, First Reserve has developed a strong franchise by utilizing its specialized industry knowledge to invest strategically across a wide range of energy industry sectors and throughout multiple economic cycles. First Reserve is an independently owned firm whose current management team has been in place since 1983. First Reserve's most recent fund, First Reserve Fund XI, closed with approximately $8 billion in July 2006. First Reserve's investor base is predominately institutional and consists primarily of public and corporate retirement funds, endowments and foundations.

        Other past and present First Reserve portfolio companies include Abbott Group Limited, Alpha Natural Resources, Cal Dive International, Chicago Bridge & Iron, China Coal Energy Company, Dresser, Inc., Dresser-Rand, Foundation Coal Corporation, National Oilwell, Pride International, Superior Energy Services and Weatherford International.

USE OF PROCEEDS

        We estimate we will receive net proceeds from this offering of approximately $       million, based on the mid-point of the estimated price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering to repay $       million of indebtedness under our second lien senior secured credit facility. The second lien senior secured credit facility accrues interest at a weighted average of 9.0% per annum and is due to mature on February 7, 2015. We will not receive any of the proceeds from the sale of shares by the selling stockholder, including upon the sale of shares if the underwriters exercise their option to purchase additional shares from the selling stockholder in this offering.

        Brand LP, the selling stockholder, will receive all the net proceeds from the sale of our common stock sold by it in this offering. The selling stockholder will distribute all of the net proceeds it receives in accordance with the terms of the amended and restated agreement of exempted limited partnership of Brand LP to its partners, consisting of investment funds affiliated with First Reserve and certain members of our management. See "Management—Executive Compensation—Compensation Discussion & Analysis—FR Brand Management, L.P. 2007 Management Interest Plan." Accordingly, approximately $       million will be received by investment funds affiliated with First Reserve, approximately $       million will be received by our named executive officers, consisting of Mr. Wood ($            ), Mr. Rabb ($            ), Mr. Witsken ($            ), Mr. Tisdall ($            ) and Mr. Billingsley ($            ) and approximately $       million will be received by six other members of our management in the aggregate.

        In the event the underwriters fully exercise their over-allotment option, the selling stockholder will receive additional net proceeds of $       million. In addition, approximately $       million will be received by our named executive officers, consisting of Mr. Wood ($            ), Mr. Rabb ($            ), Mr. Witsken ($            ), Mr. Tisdall ($            ) and Mr. Billingsley ($            ) and approximately $             million will be received by six other members of our management in the aggregate.

        A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, based on the mid-point of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $       million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

        We have never paid cash dividends on our common stock and we intend to retain our future earnings, if any, to fund the growth of our business. We therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our future decisions concerning the payment of dividends on our common stock will depend upon our results of operations, financial condition and capital expenditure plans, as well as any other factors that the board of directors, in its sole discretion, may consider relevant. In addition, our senior secured credit facilities limit the amount of proceeds that may be transferred to us to fund any such dividends.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2008 (1) on an actual basis and (2) on an as adjusted basis to give effect to:

  •
  the sale of            shares of our common stock in this offering at the initial public offering price of $      (the mid-point of the estimated price range set forth on the cover page of this prospectus), after deducting underwriting discounts and estimated offering expenses; and

  •
  the application of the net proceeds to us from this offering as described in "Use of Proceeds."

        You should read this table together with the discussions under the headings "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	June 30, 2008
	Actual	As Adjusted(1)
	(in thousands, except share and per share data)
Cash and cash equivalents	$16,403	$

Debt:
First lien senior secured credit facility	745,016
Second lien senior secured credit facility	375,000

Total debt	1,120,016

Stockholders' equity:
Common stock, par value $0.01 per share, 1,000 shares authorized, 100 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted	—
Additional paid-in capital	402,508
Accumulated other comprehensive income	21,256
Retained earnings	39,378

Total stockholders' equity	463,142

Total capitalization	$1,583,158	$

(1)
To the extent we change the number of shares of common stock sold by us in this offering from the            shares we expect to sell or we change the initial public offering price from the $            assumed initial offering price, based on the mid-point of the estimated price range set forth on the cover page of this prospectus, or any combination of these events occurs, the net proceeds to us from this offering and each of as adjusted additional paid-in capital, total stockholders' equity and total capitalization may increase or decrease. A $1.00 increase (decrease) in the assumed initial public offering price of the common stock would increase (decrease) the net proceeds that we receive in this offering and each of as adjusted additional paid-in capital, total stockholders' equity and total capitalization by approximately $       million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and an increase (decrease) of 1,000,000 shares in the expected number of shares to be sold in the offering, assuming no change in the assumed initial offering price per share, would increase (decrease) our net proceeds from this offering and our as adjusted additional paid-in capital, total stockholders' equity and total capitalization by approximately $       million.

DILUTION

        Dilution is the amount by which the offering price paid by purchasers of shares of common stock in this offering will exceed the net tangible book value per share of common stock immediately after the completion of this offering. Net tangible book value per share as of a particular date represents the amount of our total tangible assets less our total liabilities divided by the number of shares of common stock outstanding as of such date. The net tangible book value of our common stock as of June 30, 2008 was $       million, or approximately $      per share. On a pro forma basis, after giving effect to:

  •
  the sale of shares of common stock in this offering at an assumed initial public offering price of $      (the mid-point of the estimated price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses; and

  •
  the application of the estimated net proceeds as described under "Use of Proceeds"

our pro forma net tangible book value as of June 30, 2008 would have been $       million, or approximately $      per share. This represents an immediate increase in pro forma net tangible book value of $      per share to existing stockholders and an immediate dilution of $      per share to new investors.

        The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Net tangible book value as of June 30, 2008	$
Increase in net tangible book value per share attributable to new investors

Pro forma net tangible book value per share after the offering

Dilution per share to new investors		$

        If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share after giving effect to the offering would be $       per share. This represents an increase in pro forma net tangible book value of $      per share to existing shareholders and dilution in pro forma net tangible book value of $       per share to new investors.

        A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) our pro forma net tangible book value per share after this offering and the dilution to new investors by $            , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table presents, on a pro forma basis, as of June 30, 2008, the differences among the number of shares of common stock purchased from us, the total consideration paid or exchanged and the average price per share paid by existing stockholders and by new investors purchasing shares of our common stock in this offering before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The table assumes an initial public offering price of $            per share, as specified above, and excludes underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders
New investors

Total

        To the extent that we grant options to our employees in the future, and those options are exercised or other issuances of common stock are made, there will be further dilution to new investors.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma financial statements have been derived from the application of pro forma adjustments to our historical audited and unaudited condensed consolidated financial statements for the year ended December 31, 2007 and for the six months ended June 30, 2007 and June 30, 2008, and the audited and unaudited condensed consolidated financial statements of Tesco, Associated, Chalmers, Protherm and ISI.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 assumes that the acquisitions of Tesco, Associated, Chalmers, Protherm and ISI, which are referred to herein as the "Pro Forma Acquisitions", the Transaction, this offering and the estimated use of proceeds from this offering (which includes the repayment of certain indebtedness) took place on January 1, 2007. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2007 assumes that the Pro Forma Acquisitions, the Transaction, this offering and the estimated use of proceeds from this offering took place on January 1, 2007. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2008 assumes that this offering and the estimated use of proceeds from this offering took place on January 1, 2007. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2008 assumes that this offering and the estimated use of proceeds from this offering took place on that date. The unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial position would have been if the Pro Forma Acquisitions, the Transaction and this offering had occurred on the dates indicated and are not intended to project our results of operations or financial position for any future period or date.

        The unaudited pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments and principal assumptions are described in the accompanying notes. Other information included under this heading has been presented to provide additional analysis. You should read this table together with the discussion under the headings "Use of Proceeds," "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

        The unaudited pro forma financial statements labeled as "Predecessor" represent our results of operations prior to the Transaction and the unaudited pro forma financial statements labeled as "Successor" represent our results of operations subsequent to the Transaction. The information for the periods subsequent to February 7, 2007, may not be directly comparable to the information provided related to the Predecessor periods because we applied purchase accounting pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations, as of the date of the Transaction. In addition, as further discussed in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus, we also revised our estimated useful lives and salvage values of certain of our rental equipment based upon a detailed review of the lifecycle of our rental equipment performed in connection with the revaluation of such assets. When we refer to the "Combined" year ended December 31, 2007 and the six months ended June 30, 2007, we are referring to the combination of the Predecessor's financial statements for the period from January 1, 2007 through February 7, 2007 and the Successor's financial statements for the periods from February 8, 2007 through December 31, 2007 and February 8, 2007 through June 30, 2007, respectively. See "Selected Consolidated Financial Data."

FR BRAND HOLDINGS CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2007

(in thousands, except share data)

	Predecessor	Successor	Combined
	January 1, 2007 through February 7, 2007(1)	February 8, 2007 through December 31, 2007(2)	January 1, 2007 through December 31, 2007	Total Acquisitions(3)	Transaction and Acquisition Adjustments(4)		Financing Adjustments(5)		Pro Forma	Adjustments for this Offering(6)		Pro Forma As Adjusted
Revenues	$102,460	$987,191	$1,089,651	$385,546	$—		$—		$1,475,197	$		$
Operating expenses	74,948	730,621	805,569	311,644	(1,389)	(a)	—		1,115,824

Gross profit	27,512	256,570	284,082	73,902	1,389		—		359,373
Selling and administrative expenses	14,744	145,458	160,202	54,744	12,202	(b)	—		227,148
Transaction expenses	25,396	—	25,396	—	(25,396)	(c)	—		—		(l)

Operating (loss) income	(12,628)	111,112	98,484	19,158	14,583		—		132,225
Interest income	(36)	(464)	(500)	(169)	169	(d)	—		(500)
Interest expense	5,972	80,345	86,317	1,749	(1,749)	(e)	22,224	(i)	108,541		(m)
Foreign currency loss (gain)	989	(20,165)	(19,176)	—	—		—		(19,176)
(Gain) loss on interest rate and foreign currency swaps	(952)	45,001	44,049	—	—		—		44,049
Early extinguishment of debt	52,596	—	52,596	—	(52,596)	(f)	—		—
Redeemable preferred stock dividend expense	723	—	723	—	—		(723)	(j)	—
Minority interest expense	—	—	—	2,727	(2,727)	(g)	—		—

(Loss) income before (benefit) provision for income taxes	(71,920)	6,395	(65,525)	14,851	71,486		(21,501)		(689)
(Benefit) provision for income taxes	(8,844)	(6,312)	(15,156)	928	24,055	(h)	(7,770)	(k)	2,056		(n)

Net (loss) income	$(63,076)	$12,707	$(50,369)	$13,923	$47,431		$(13,731)		$(2,745)	$		$

Earnings per share:
Basic and diluted (loss) earnings per share	$(630,760)	$127,070

Basic and diluted weighted average shares outstanding	100	100

FR Brand Holdings Corp.
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2007
(in thousands, except share amounts)

        The unaudited pro forma condensed combined statement of operations gives effect to (i) the Transaction, (ii) the Pro Forma Acquisitions and (iii) this offering and the use of proceeds therefrom (which includes the repayment of certain indebtedness) as if each of such transactions had occurred on January 1, 2007. See Note 1 to our audited consolidated financial statements included elsewhere in this prospectus for additional information about the Transaction. See Note 4 to our audited consolidated financial statements included elsewhere in this prospectus for additional information about the Pro Forma Acquisitions. See also "Use of Proceeds."

        (1)   The amounts in this column represent the reported results of Brand Energy & Infrastructure Services, Inc., our predecessor company, for the period from January 1, 2007 through February 7, 2007 (the date of the Transaction).

        (2)   The amounts in this column represent the reported results of FR Brand Holdings Corp. subsequent to the Transaction, for the period from February 8, 2007 through December 31, 2007.

        (3)   The amounts in this column represent the historical results of the Pro Forma Acquisitions in the aggregate from January 1, 2007 through the date of each respective acquisition as follows:

	Chalmers January 1, 2007 through July 31, 2007(1)	Associated January 1, 2007 through April 5, 2007	Tesco January 1, 2007 through February 28, 2007	ISI January 1, 2007 through November 15, 2007	Protherm January 1, 2007 through November 15, 2007	Total Acquisitions
Revenues	$26,243	$9,345	$1,992	$210,907	$137,059	$385,546
Operating expenses	20,012	7,900	1,320	172,467	109,945	311,644

Gross profit	6,231	1,445	672	38,440	27,114	73,902
Selling and administrative expenses	3,539	880	393	28,565	21,367	54,744

Operating income	2,692	565	279	9,875	5,747	19,158
Interest income	—	(13)	—	(48)	(108)	(169)
Interest expense	140	—	43	362	1,204	1,749
Minority interest expense	—	—	—	2,727	—	2,727

Income before provision for income taxes	2,552	578	236	6,834	4,651	14,851
Provision for income taxes	928	—	—	—	—	928

Net income	$1,624	$578	$236	$6,834	$4,651	$13,923

(1)
Converted from Canadian dollars at the average exchange rate for the period.

        The audited statement of operations of ISI for the period of January 1, 2007 through November 15, 2007 and the audited statement of operations for Protherm for the period of January 1, 2007 through November 15, 2007 are included elsewhere in this prospectus. The unaudited results of Tesco, Associated and Chalmers from January 1, 2007 through the date of each respective acquisition have been derived from the books and records of each acquired company and contain, in the opinion of management, all adjustments of a normal recurring nature necessary to present fairly the results of operations for each acquisition from January 1, 2007 through the date of the respective acquisition.

        (4)   Acquisition and Transaction Adjustments

        The following is an explanation of the pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 resulting from the Transaction and the Pro Forma Acquisitions.

(a)	Adjustment to depreciation expense for fair value of assets acquired	$(1,389)
(b)	Adjustment to depreciation and amortization expense for fair value of assets acquired	$12,202
(c)	Elimination of transaction expenses arising from the Transaction (see Note 1 to our audited consolidated financial statements included elsewhere in this prospectus)	$(25,396)
(d)	Elimination of interest income of the acquired entities in the Pro Forma Acquisitions because the related financial assets were not purchased by us	$169
(e)	Elimination of interest expense of the acquired entities in the Pro Forma Acquisitions because we did not assume the related debt.	$(1,749)
(f)	Elimination of early extinguishment of debt arising from the Transaction (see Note 1 to our audited consolidated financial statements included elsewhere in this prospectus)	(52,596)
(g)	Elimination of minority interest expense reported by ISI because we purchased substantially all of the assets and operations of this company and its affiliate	$(2,727)
(h)	Adjustment to provision for income taxes for the impact of these Transaction and Acquisition Adjustments and for the operating results of the acquired entities in the Pro Forma Acquisitions	$24,055

        (5)   Financing Adjustments

        The following is an explanation of the pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 resulting from the financing activities undertaken in connection with the Transaction and the Pro Forma Acquisitions.

(i)	The adjustment to interest expense, including amortization of debt issuance costs, for the incremental borrowings used to finance the Transaction and the Pro Forma Acquisitions was calculated as follows:
	Principal	Interest Rate on Date of Issuance	Annual Interest Expense
First Lien Senior Term Loan B Facility, due 2014:
Tranche B-1	$580,000	7.75%	$44,950
Tranche B-2	175,000	8.12%	14,210
Second Lien Senior Term Loan Facility, due 2015:
Tranche 1	300,000	11.5%	34,500
Tranche 2	75,000	11.9%	8,903

			102,563
Deduct:
Historical combined interest expense			(86,317)
Add:
Amortization of deferred financing costs and debt discounts			3,848
Bank fees for credit facilities			2,130

			$22,224

        The interest on our debt is variable. A 0.125% change in the variable interest rate of our debt would affect pro forma income before taxes by $1,413.

(j)	Elimination of redeemable preferred stock dividend expense which was retired in connection with the Transaction	$(723)
(k)	Adjustment to provision for income taxes for the impact of all other financing adjustments	$(7,770)

        (6)   Adjustments for this offering and the use of proceeds therefrom

        The following is an explanation of the adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 resulting from this offering and the use of proceeds therefrom.

(l)	Transaction costs consist of:
	Write-off of deferred financing costs and discounts associated with our repayment $ million of indebtedness under our second lien senior secured credit facility	$
Legal and other expenses in connection with this offering
	Total transactions costs	$
(m)	Decrease in interest expense related to our repayment $ million of indebtedness under our second lien senior secured credit facility	$
(n)	Adjustment to provision for income taxes for the impact of the foregoing pro forma adjustments	$

FR BRAND HOLDINGS CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Six months ended June 30, 2007

(in thousands, except share data)

	Predecessor	Successor	Combined
	January 1, 2007 through February 7, 2007(1)	February 8, 2007 through June 30, 2007(2)	January 1, 2007 through June 30, 2007	Total Acquisitions(3)	Transaction and Acquisition Adjustments(4)		Financing Adjustments(5)		Pro Forma	Adjustments for this Offering(6)		Pro Forma As Adjusted
Revenues	$102,460	$406,492	$508,952	$236,169	$—		$—		$745,121	$		$
Operating expenses	74,948	299,381	374,329	188,304	(1,389	)(a)	—		561,244

Gross profit	27,512	107,111	134,623	47,865	1,389		—		183,877
Selling and administrative expenses	14,744	60,762	75,506	25,627	5,873	(b)	—		107,006
Transaction expenses	25,396	—	25,396	—	(25,396	)(c)	—		—		(l)

Operating (loss) income	(12,628)	46,349	33,721	22,238	20,912		—		76,871
Interest income	(36)	(134)	(170)	(13)	13	(d)	—		(170)
Interest expense	5,972	33,797	39,769	938	(938	)(e)	14,501	(i)	54,270		(m)
Foreign currency loss (gain)	989	(17,905)	(16,916)	—	—		—		(16,916)
(Gain) loss on interest rate and foreign currency swaps	(952)	26,752	25,800	—	—		—		25,800
Early extinguishment of debt	52,596	—	52,596	—	(52,596	)(f)	—		—
Redeemable preferred stock dividend expense	723	—	723	—	—		(723	)(j)	—
Minority interest expense	—	—	—	3,132	(3,132	)(g)	—		—

(Loss) income before (benefit) provision for income taxes	(71,920)	3,839	(68,081)	18,181	77,565		(13,778)		13,887
(Benefit) provision for income taxes	(8,844)	301	(8,543)	779	25,944	(h)	(4,979	)(k)	13,201		(n)

Net (loss) income	$(63,076)	$3,538	$(59,538)	$17,402	$51,621		$(8,799)		$686

Earnings per share:
Basic and diluted (loss) earnings per share	$(630,760)	$35,380

Basic and diluted weighted average shares outstanding	100	100

FR Brand Holdings Corp.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2007

(in thousands, except share amounts)

        The unaudited pro forma condensed combined statement of operations gives effect to (i) the Transaction, (ii) the Pro Forma Acquisitions and (iii) this offering and the use of proceeds therefrom. Further information about the Transaction can be found in Note 1 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Further information about the Pro Forma Acquisitions can be found in Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Further information about this offering and the use of proceeds therefrom can be found in the "Use of Proceeds" section of this prospectus.

        (1)   The amounts in this column represent the reported results of Brand Energy & Infrastructure Services, Inc., our predecessor company from January 1, 2007 through February 7, 2007.

        (2)   The amounts in this column represent the reported results of FR Brand Holdings Corp., our successor company, from February 8, 2007 through June 30, 2007.

        (3)   The amounts in this column represent the historical results of the Pro Forma Acquisitions in the aggregate from January 1, 2007 through the earlier of (i) the date of each respective acquisition or (ii) June 30, 2007 as follows:

	Chalmers January 1, 2007 through June 30 2007(1)	Associated January 1, 2007 through April 5, 2007	Tesco January 1, 2007 through February 28, 2007	ISI January 1, 2007 through June 30, 2007	Protherm January 1, 2007 through June 30, 2007	Total Acquisitions
Revenues	$23,674	$9,345	$1,992	$126,409	$74,749	$236,169
Operating expenses	18,219	7,900	1,320	101,247	59,618	188,304

Gross profit	5,455	1,445	672	25,162	15,131	47,865
Selling and administrative expenses	3,187	880	393	11,410	9,757	25,627

Operating income	2,268	565	279	13,752	5,374	22,238
Interest income	—	(13)	—	—	—	(13)
Interest expense	112	—	43	129	654	938
Minority interest expense	—	—	—	3,132	—	3,132

Income before provision for income taxes	2,156	578	236	10,491	4,720	18,181
Provision for income taxes	779	—	—	—	—	779

Net income	$1,377	$578	$236	$10,491	$4,720	$17,402

(1)
Converted from Canadian dollars at the average exchange rate for the period.

        The unaudited results of Chalmers, Associated, ISI and Protherm from January 1, 2007 through June 30, 2007 have been derived from the books and records of each acquisition and contain, in the opinion of management, all adjustments of a normal recurring nature necessary to present fairly the results of operations for each acquisition from January 1, 2007 through June 30, 2007. The unaudited results of Tesco from January 1, 2007 through February 28, 2007, the date of acquisition, have been derived from the books and records of Tesco and contain, in the opinion of management, all adjustments of a normal recurring nature necessary to present fairly the results of operations for Tesco from January 1, 2007 through February 28, 2007.

FR Brand Holdings Corp.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations (Continued)

For the Six Months Ended June 30, 2007

(in thousands, except share amounts)

(4)
Transaction and Acquisition Adjustments

        The following is an explanation of the pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2007 resulting from the Transaction and the Pro Forma Acquisitions.

(a)	Adjustment to depreciation expense for fair value of assets acquired	$(1,389)
(b)	Adjustment to depreciation and amortization expense for fair value of assets acquired	$5,873
(c)	Elimination of transaction expenses arising from the Transaction	$(25,396)
(d)	Elimination of interest income of the Pro Forma Acquisitions because the related financial assets were not purchased by us	$13
(e)	Elimination of interest expense of the acquired entities in the Pro Forma Acquisitions because we did not assume the related debt	$(938)
(f)	Elimination of early extinguishment of debt expenses arising from the Transaction	$(52,596)
(g)	Elimination of minority interest expense reported by ISI because we purchased substantially all of the assets and operations of this company and its affiliate	$(3,132)
(h)	Adjustment to provision for income taxes for the impact of the Transaction and Acquisition Adjustments and for the operating results of the acquired entities in the Pro Forma Acquisitions	$25,944

FR Brand Holdings Corp.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations (Continued)

For the Six Months Ended June 30, 2007

(in thousands, except share amounts)

(5)
Financing Adjustments

        The following is an explanation of the pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2007 resulting from the financing activities in connection with the Transaction and the Pro Forma Acquisitions.

(i)	The adjustment to interest expense, including amortization of debt issuance costs, for the incremental borrowings used to finance the Transaction and the Pro Forma Acquisitions was calculated as follows:

	Principal	Annual Interest Rate on Date of Issuance	Six Month Interest Expense
First Lien Senior Term Loan B Facility, due 2014:
Tranche B-1	$580,000	7.75%	$22,475
Tranche B-2	175,000	8.12%	7,105
Second Lien Senior Term Loan Facility, due 2015:
Tranche 1	300,000	11.5%	17,250
Tranche 2	75,000	11.9%	4,451

			51,281
Deduct:
Historical combined interest expense			(39,769)
Add:
Amortization of deferred financing costs and debt discounts			1,924
Bank fees for credit facilities			1,065

			$14,501

        The interest on our debt is variable. A 0.125% change in the variable interest rate of our debt would affect six-month pro forma income before taxes by $706.

(j)	Elimination of redeemable preferred stock dividend expense which was retired in connection with the Transaction	$(723)
(k)	Adjustment to provision for income taxes for the impact of all other pro forma adjustments	$(4,979)

FR Brand Holdings Corp.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations (Continued)

For the Six Months Ended June 30, 2007

(in thousands, except share amounts)

(6)
Adjustments for this offering and the use of proceeds therefrom

        The following is an explanation of the adjustments to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2007 resulting from this offering and the use of proceeds therefrom.

(l)	Transaction costs consist of:
	Write-off of deferred financing costs and discounts associated with our repayment $ million of indebtedness under our second lien senior secured credit facility	$
Legal and other expenses in connection with this offering
	Total transactions costs	$
(m)	Decrease in interest expense related to our repayment $ million of indebtedness under our second lien senior secured credit facility	$
(n)	Adjustment to provision for income taxes for the impact of the foregoing pro forma adjustments	$

BRAND ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Six months ended June 30, 2008

(in thousands, except share amounts)

	Six Months Ended June 30, 2008	Adjustments for this Offering(1)		As Adjusted
Revenues	$846,084	$		$
Operating expenses	652,478

Gross profit	193,606
Selling and administrative expenses	101,219

Operating income	92,387
Interest income	(381)
Interest expense	50,394		(a)
Foreign currency loss	5,802
Early extinguishment of debt	—		(b)(c)
Gain on interest rate and foreign currency swaps	(8,698)

Income before provision for income taxes	45,270
Provision for income taxes	18,599		(d)

Net income	$26,671

Earnings per share:
Basic and diluted earnings per share	$266,710

Basic and diluted weighted average shares outstanding	100

Brand Energy, Inc.
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2008

(in thousands, except share amounts)

        The unaudited pro forma condensed combined statement of operations gives effect to this offering and the use of proceeds therefrom. Further information about this offering and the use of proceeds therefrom can be found in the "Use of Proceeds" section of this prospectus.

(1)
Adjustments for this offering and the use of proceeds therefrom

        The following is an explanation of the adjustments to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2008 resulting from this offering and the use of proceeds therefrom.

(a)	Decrease in interest expense related to our repayment of $ million indebtedness under our second lien senior secured credit facility	$
(b)	Write-off of deferred financing costs associated with our repayment of $ million of indebtedness under our second lien senior secured credit facility	$
(c)	Write off of unamortized discounts related to our repayment of $ million of indebtedness under our second secured credit facility	$
(d)	Adjustment to provision for income taxes	$

BRAND ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2008

(in thousands, except share and per share amounts)

	Actual	Adjustments for this Offering		As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$16,403	$		$
Trade accounts receivable, net of allowance for doubtful accounts of $9,810	254,179
Accrued revenues	35,710
Other current assets	37,953

Total current assets	344,245

Property and equipment:
Land	9,646
Buildings and leasehold improvements	23,872
Vehicles and other equipment	34,418
Scaffolding and forming and shoring equipment	454,795

Total property and equipment, at cost	522,731
Less—accumulated depreciation and amortization	37,708

Total property and equipment, net	485,023
Deferred financing fees, net	24,352		(a)
Identifiable intangibles, net	294,313
Goodwill	724,778

	$1,872,711	$		$

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Revolving credit facility	$—	$		$
Current maturities of long-term debt	6,128
Accounts payable and accrued expenses	126,922
Deferred revenue	11,599

Total current liabilities	144,649
Long-term debt, less current maturities	1,109,503		(b)
Deferred income taxes	84,031
Long-term risk management liabilities	58,007
Other long-term liabilities	13,379
Stockholder's equity:
Common stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding, actual; shares authorized, issued and outstanding, as adjusted	—		(c)
Additional paid-in capital	402,508		(d)
Other comprehensive income	21,256
Retained earnings	39,378		(e)

Total stockholder's equity	463,142

Total liabilities and stockholder's equity	$1,872,711	$		$

Brand Energy, Inc.
Notes to Unaudited Consolidated Balance Sheet
As of June 30, 2008
(in thousands, except share and per share amounts)

        The unaudited as adjusted consolidated balance sheet gives effect to the following adjustments.

(a)	Adjustment to deferred financing fees as a result of this offering and the use of proceeds therefrom.
	Write-off of deferred financing fees associated with the repayment by us of $ million of our outstanding second lien senior secured credit facility, Tranche 1 debt	$
Write-off of deferred financing fees associated with the repayment by us of $ million of our outstanding second lien senior secured credit facility, Tranche 1 debt
	Adjustment to deferred financing fees	$
(b)	Adjustment to long-term debt, less current maturities as a result of this offering and the use of proceeds therefrom
	Decrease in long-term debt, less current maturities resulting from the repayment by us of $ million of our outstanding second lien senior secured credit facility, Tranche 1 debt	$
Decrease in long-term debt, less current maturities resulting from the repayment by us of $ million of our outstanding second lien senior secured credit facility, Tranche 2 debt
Write-off of unamortized discounts resulting from the repayment by us of $ million of our outstanding second lien senior secured credit facility, Tranche 2 debt
	Adjustment to long-term debt, less current maturities	$
(c)	Adjustment to reflect the par value of all shares of our common stock issued and outstanding following this offering and the use of proceeds therefrom
	Adjustment due to stock split	$
	Adjustment with respect to additional shares issued in this offering	$
(d)	Adjustment to additional paid-in capital in connection with this offering and the use of proceeds therefrom
	Adjustment in connection with stock-split	$
Additional shares of our common stock to the public
Offering expenses in connection with this offering and the use of proceeds therefrom
	Adjustment to paid-in capital	$
(e)	Adjustment to retained earnings as a result of this offering and the use of proceeds therefrom
	Decrease in retained earnings related to the write-off of deferred financing fees	$
Decrease in retained earnings related to the write-off of unamortized discounts
	Adjustment to retained earnings	$

SELECTED CONSOLIDATED FINANCIAL DATA

        The consolidated financial statements labeled as "Predecessor" include our results of operations prior to the Transaction and the consolidated financial statements labeled as "Successor" include our results of operations subsequent to the Transaction. The information for periods subsequent to February 7, 2007, may not be directly comparable to the information provided related to the Predecessor periods because we applied purchase accounting pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations as of the date of the Transaction. In addition, as further discussed in Note 2 to our audited consolidated financial statements, we also revised our estimated useful lives and salvage values of certain of our rental equipment based upon a detailed review of the lifecycle of our rental equipment performed in connection with the revaluation of such assets.

        We derived the following selected historical financial data for the Predecessor for each of the two years in the period ended December 31, 2006, the period from January 1, 2007 through February 7, 2007 and as of December 31, 2006 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the following selected historical financial data for the Successor for the period from February 8, 2007 through December 31, 2007 and as of December 31, 2007 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the following selected historical financial data for the Predecessor for each of the two years in the period ended December 31, 2004 and as of December 31, 2003, 2004 and 2005 from our audited consolidated financial statements that are not included in this prospectus. We derived the following selected historical financial data for the Successor for the six months ended June 30, 2008 and as of June 30, 2008 from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus.

        The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and notes thereto and our unaudited condensed consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Predecessor					Successor
	Year ended December 31, 2003(1)	Year ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2006	January 1, 2007 through February 7, 2007	February 8, 2007 through December 31, 2007	Six months ended June 30, 2008
	(in thousands, except share data)
Income Statement Data:
Revenues	$347,737	$333,954	$491,376	$811,633	$102,460	$987,191	$846,084
Operating expenses	279,557	266,950	371,122	604,672	74,948	730,621	652,478

Gross profit	68,180	67,004	120,254	206,961	27,512	256,570	193,606
Selling and administrative expenses	44,125	45,378	81,922	137,422	14,744	145,458	101,219
Transaction expenses	—	—	—	—	25,396	—	—

Operating income (loss)	24,055	21,626	38,332	69,539	(12,628)	111,112	92,387
Interest income	(267)	(284)	(252)	(284)	(36)	(464)	(381)
Interest expense	32,718	33,673	40,803	54,304	5,972	80,345	50,394
Foreign currency loss (gain)	—	—	(2,712)	(104)	989	(20,165)	5,802
(Gain) loss on interest rate and foreign currency swaps	—	—	1,288	(455)	(952)	45,001	(8,698)
Early extinguishment of debt	—	—	—	—	52,596	—	—
Redeemable preferred stock dividend expense	—	—	2,338	6,226	723	—	—

(Loss) income before provision for income taxes	(8,396)	(11,763)	(3,133)	9,852	(71,920)	6,395	45,270
(Benefit) provision for income taxes	(2,348)	(3,384)	2,608	6,258	(8,844)	(6,312)	18,599

Net (loss) income	$(6,048)	$(8,379)	$(5,741)	$3,594	$(63,076)	$12,707	$26,671

Earnings (loss) Per Share Data:
Basic (loss) earnings per share	$(60,480)	$(83,790)	$(57,410)	$35,940	$(630,760)	$127,070	$266,710
Diluted (loss) earnings per share	(60,480)	(83,790)	(57,410)	35,940	(630,760)	127,070	266,710
Weighted average shares—basic	100	100	100	100	100	100	100
Weighted average shares—diluted	100	100	100	100	100	100	100
Cash Flow Data:
Cash provided by operating activities	$36,601	$26,848	$29,530	$50,471	$14,403	$47,352	$52,392
Cash used in investing activities	10,148	12,728	244,558	106,956	2,924	405,753	(40,172)
Cash (used in) provided by financing activities	(8,170)	(22,812)	207,209	55,307	(3,848)	360,003	(11,357)
Other Financial Data:
Depreciation and amortization	$36,633	$26,946	$33,030	$43,812	$4,471	$44,239	$28,969

	Predecessor				Successor
	As of December 31,
						As of June 30, 2008
	2003	2004	2005	2006	2007
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$23,100	$14,408	$6,310	$5,321	$15,334	$16,403
Working capital	53,624	42,010	56,510	46,051	185,442	199,596
Total assets	586,000	560,379	829,931	951,218	1,848,547	1,872,711
Long-term debt (including current portion, revolving loan and unamortized discounts)	306,532	291,514	484,598	550,874	1,124,368	1,115,631
Redeemable preferred stock	—	—	32,337	38,563	—	—
Stockholders' equity	219,102	212,110	210,998	221,209	445,091	463,142

(1)
Prior to 2004, we accounted for stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. For the year ended December 31, 2003, we did not record stock-based employee compensation expense. If we had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation to all outstanding and unvested awards in 2003, we would have recorded $0.8 million of stock-based employee compensation expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data," the "Unaudited Pro Forma Condensed Consolidated Financial Information" and our consolidated financial statements and related notes included elsewhere in this prospectus. Some of the statements in the following discussion are forward-looking statements. See "Special Note Regarding Forward-Looking Statements" and "Risk Factors" for more information.

Overview

        We believe we are the leading provider of specialty multi-craft services to the North American downstream energy infrastructure market. In 2007, approximately 85% of our pro forma revenue was generated from maintenance and capital expenditures by customers in the refining, Canadian Oil Sands, petrochemical and power generation industries. Our customers consist of a diverse set of the world's largest integrated and independent energy companies and include BP, Royal Dutch/Shell, ExxonMobil, Dow Chemical, Chevron, Syncrude, Suncor, ConocoPhillips, Valero Energy, Marathon and AEP. We currently provide services to five of the ten largest refineries in the United States and to the two largest upgrading facilities in the Canadian Oil Sands.

        Our specialty multi-craft services are required on an ongoing basis throughout the lifecycle of downstream energy infrastructure assets and support the maintenance, inspection, turnaround and expansion of our customers' facilities. These services include work access, which includes front-end application design and project management for highly engineered scaffolding systems, as well as specialty painting and coatings, abrasive blasting, insulation, refractory, corrosion protection and fireproofing. Through this suite of services, we are able to provide our customers with an integrated solution for their non-mechanical in-plant maintenance needs.

        We operate primarily in North America and deliver our services through a network of approximately 200 strategically located service centers, approximately 100 of which are co-located on customer sites. We believe we have the broadest specialty multi-craft services footprint in North America, with a significant presence in all of the major hydrocarbon processing and electricity generation markets. We maintain an extensive field service organization consisting of skilled craftspeople capable of providing various multi-craft services to our customers.

        Through our infrastructure services division we also design and supply engineered equipment primarily used in the construction of commercial, civil and institutional infrastructure projects including commercial properties, dams, tunnels, bridges, airports, stadiums, power plants and treatment plants. This division has operations in the U.S., Canada, Mexico and the United Arab Emirates.

The Transaction

        As further discussed in Note 1 to our audited consolidated financial statements for the year ended December 31, 2007, Brand Energy & Infrastructure Services, Inc. was purchased by FR Acquisition, an entity indirectly controlled by investment funds affiliated with First Reserve, on February 7, 2007. Prior to that date we were owned by Brand Holdings LLC, an entity controlled by affiliates of CCMP Capital (formerly known as J.P. Morgan Partners, LLC).

        The financial statements discussed below labeled as "Predecessor" reflect our results of operations prior to the Transaction and the financial statements discussed below labeled as "Successor" reflect our results of operations subsequent to the Transaction. The information for periods subsequent to February 7, 2007 may not be directly comparable to the information provided related to the Predecessor periods because we applied purchase accounting pursuant to Statement of Financial

Accounting Standards No. 141, Business Combinations, as of the date of the Transaction. In addition, as further discussed in Note 2 to our audited consolidated financial statements, we also revised the estimated useful lives of certain of our rental equipment based upon a detailed review of the lifecycle of our rental equipment performed in connection with the revaluation of such assets. As a result, depreciation expense related to rental equipment, which we include in costs of rental revenues, and amortization expense of intangible assets, which we include in selling and administrative expenses, are recorded on a different basis in the Predecessor and Successor financial statements.

        In our discussion of results of operations and financial condition below, when we refer to the fiscal year ended December 31, 2007 and the six months ended June 30, 2007, we are referring to the combination of the Predecessor's results of operations for the period from January 1, 2007 through February 7, 2007 and the Successor's results of operations for the periods from February 8, 2007 through December 31, 2007 and February 8, 2007 through June 30, 2007, respectively.

Acquisitions

        Over the past three years, we have completed a number of acquisitions which have substantially increased the size and scope of our business.

2005 Acquisition

        On July 29, 2005, we purchased substantially all of the operations and the net operating assets of Aluma Enterprises, Inc., or Aluma. The purpose of the Aluma transaction was to expand our market position in Canada and obtain entry into the infrastructure services business. Aluma's results of operations are included in our consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $241.1 million, consisting of cash paid of $211.5 million, direct acquisition costs of $5.7 million and assumed liabilities of $23.8 million. The Aluma acquisition was principally financed through borrowings under our previous secured credit facility and through the issuance of our redeemable preferred stock. All such preferred stock has been redeemed and the previous secured credit facility has been repaid.

2006 Acquisitions

        On August 3, 2006, we purchased substantially all of the operations and the net operating assets of Interstate Scaffolding, Inc., or Interstate. The purpose of the Interstate transaction was to expand our geographic presence on the West Coast, the Midwest and the Northeast and to augment our customer base in the oil refining and utilities industries. Interstate's results of operations are included in our consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $35.2 million, consisting of cash paid of $31.0 million, direct acquisition costs of $0.9 million and assumed liabilities of $3.2 million. The acquisition was financed through borrowings on the revolving credit facility under our previous secured credit facility.

        On November 30, 2006, we purchased Safway Steel Scaffolds Co. of Pittsburgh, or SSCP. SSCP was a work access provider primarily focused on the power generation end market in the northern U.S. We purchased SSCP primarily because it added technical capability and customer relationships in power generation and solidified our relationship with select large utilities. SSCP's results of operations are included in our consolidated financial statements from the date of the acquisition. The total consideration (net of cash acquired of $0.2 million) for this acquisition was $36.1 million, consisting of cash paid of $28.9 million, direct acquisition costs of $0.4 million and assumed liabilities of $7.0 million. The acquisition was financed through borrowings on the revolving credit facility under our previous secured credit facility. SSCP was not affiliated with ThyssenKrupp Safway, Inc.

        On September 22, 2006, we purchased the operations and net operating assets of West Coast Crane for total consideration of $3.1 million in cash. West Coast Crane was an infrastructure services provider located in Vancouver, British Columbia.

Pro Forma Acquisitions

        On March 1, 2007, we purchased all of the outstanding shares of Tesco of Houma, Inc., or Tesco. Tesco, based in Louisiana, was a service company that provided coating, blasting and painting services, which are critical to protecting industrial facilities. The acquisition of Tesco broadened our service offering of coating services along the Gulf Coast and introduced new customers operating in this region to our business. The acquisition also added higher margin technical labor services and accelerated the growth of our non-capital intensive specialty multi-craft services business. Tesco's results of operations are included in our consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $13.5 million (net of cash acquired of $1.0 million) consisting of net cash paid of $8.7 million, direct acquisition costs of $0.2 million and assumed liabilities of $4.6 million. The acquisition was financed through borrowings on the revolving credit facility under our new senior secured credit facilities.

        On April 5, 2007, we purchased the insulation assets and business of Associated Insulation Services, Inc. and The Associated Group, which we collectively refer to as Associated. Associated, based in New Jersey, was a service company which provided installation and maintenance of insulation systems in the Mid-Atlantic area of the U.S. The acquisition of Associated provided a strong insulation platform in the Northeast and Mid-Atlantic areas of the U.S., expanded our footprint and strengthened our existing refinery relationships since we were able to expand our service offerings. Associated's results of operations are included in our consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $18.5 million, consisting of cash paid of $15.7 million, direct acquisition costs of $0.3 million and assumed liabilities of $2.5 million. The acquisition was financed through borrowings on the revolving credit facility under our new senior secured credit facilities.

        On August 1, 2007, we purchased 100% of the outstanding shares of Doug Chalmers Construction Limited, or DCCL. DCCL, based in Ontario, Canada, is a work access company with a leading position in the large petrochemical market in the Sarnia area of Ontario. The acquisition expanded our footprint and strengthened core customer relationships across new geographies. DCCL's results of operations are included in our consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $44.8 million, consisting of cash paid of $31.9 million, direct acquisition costs of $0.7 million and assumed liabilities of $12.2 million. The acquisition was financed through borrowings on the revolving credit facility under our new senior secured credit facilities.

        On November 15, 2007, we purchased 100% of the outstanding membership interests of Protherm Services Group, L.L.C., or Protherm, and certain real estate. Based in Houston, Texas, Protherm's primary service offering is protective coating services, including exterior and interior painting and coating of storage tanks, equipment, piping, and vessels which reduces costs and prolongs the useful lives of assets by protecting equipment and facilities from corrosion. Additionally, Protherm provides insulation services, including the installation of insulation for equipment, piping, vessels, and storage tanks, primarily for heat conservation, process control, personnel protection, fire protection and to control or improve thermal energy efficiency. We acquired Protherm as part of a broader strategy to service the market for specialty multi-craft services, including painting, coatings, and insulation to complement our work access services. Protherm's results of operations are included in our consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $133.5 million (net of cash acquired of $2.1 million), consisting of net cash paid of $123.1 million, direct acquisition costs of $0.9 million and assumed liabilities of $9.5 million.

        On November 15, 2007, we purchased substantially all of the assets and business of Industrial Specialists, LLC and Industrial Specialists, Inc., which we collectively refer to as ISI. Also based in Texas, ISI provides a broad range of services including work access, insulation, corrosion protection, heat tracing/fireproofing, painting, and refractory services. Insulation services include installation, maintenance, and removal of insulation from ductwork, vats, tanks, vessels, boilers and piping. We acquired ISI as part of a strategy to expand the range of our specialty multi-craft services. ISI's results of operations are included in our consolidated financial statements from the date of the acquisition. The purchase price paid for this acquisition was $194.0 million, consisting of cash paid of $181.4 million, direct acquisition costs of $1.0 million and assumed liabilities of $11.6 million.

        In November 2007, to finance the Protherm and ISI acquisitions, we borrowed an additional $250.0 million under our senior secured credit facilities and received additional capital contributions aggregating $131.5 million from Brand LP. All the acquisitions we made in 2007 are collectively referred to herein as the "Pro Forma Acquisitions."

Segments

        We report segment information using the "management approach" in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This approach is based on the way management organizes and reports the segments within the enterprise for making operating decisions and assessing performance. Based upon differences in services, equipment and markets served, we have determined that we have two basic types of business: the specialty multi-craft services business and the infrastructure services business.

        The specialty multi-craft services business (described above) represented approximately 90% of our total pro forma 2007 revenues of $1,475.2 million. Based upon our management of this business, we have identified four reportable business segments within the specialty multi-craft services business, which represent the following four geographic regions: the East Region, the Gulf Region, the West Region and the Canada Region (which includes Alaska). Our fifth business segment, our infrastructure services division, designs and supplies engineered equipment for complex construction projects ranging from pre-engineered systems to custom-designed solutions to meet specific customer needs both in the U.S. and certain international markets. See Note 18 to our audited consolidated financial statements included elsewhere in this prospectus for a further discussion of our segments.

Key Factors Affecting Our Business

        Our operating results are influenced by a broad range of factors, including those outlined below.

Effects of Seasonality

        The market for specialty multi-craft and infrastructure services experiences seasonal fluctuations in demand. For instance, because of high demand for gasoline for automobiles during the summer, most refineries prefer to close down for turnarounds during the spring and fall. Our utility clients follow a similar pattern. In addition, cold temperatures in the first and fourth fiscal quarters typically limit activity on maintenance and capital projects in the Canadian Oil Sands. On the other hand, non-residential construction occurs throughout the year, but is heaviest in the second and third fiscal quarters. The effects of seasonal fluctuations in demand for our services may lead to:

  •
  low utilization of work access and forming and shoring equipment during periods of low demand;

  •
  an inability to service all of our customers during periods of high demand;

  •
  competitive pricing pressure during periods of low demand;

  •
  periods of low cash flow; and

  •
  quarter-to-quarter volatility in operating results.

Effects on our Revenues of Economic Conditions in a Small Group of Cyclical Industries

        Historically, the demand for our specialty multi-craft services and infrastructure services has varied significantly from year to year, principally due to our dependence on maintenance and capital spending by companies in the refining, petrochemical, chemical and utility industries. The spending of companies in these cyclical industries, in turn, is influenced by the strength of the markets for their products as well as regulatory, macroeconomic and geopolitical factors. For example:

  •
  Strong demand, high utilization rates and rising energy prices in the refining and petrochemical industries have driven specialty multi-craft services spending on maintenance and capital projects, including construction of new facilities, capacity enhancement of existing facilities and refurbishment of mothballed facilities.

  •
  Technological advances and high prices for oil have led to major capital investments in extraction and refining facilities in areas such as the Canadian Oil Sands, which has driven demand for our specialty multi-craft services.

  •
  U.S. emissions regulations have led to increased capital spending by utilities and companies in the refining, petrochemical and utility industries for the installation of environmentally compliant technologies, which has driven demand for our specialty multi-craft services.

  •
  High natural gas prices have led to an increasing reliance on high-maintenance coal-fired generating facilities, driving specialty multi-craft spending in the utility industry.

  •
  Federal investment in transportation infrastructure has driven spending on infrastructure services projects by the building construction and renovation industries.

  •
  Slowing economic growth in the U.S. has reduced construction and renovation activity, which has led to decreased commercial specialty multi-craft services and infrastructure services spending.

  •
  The rising cost of lumber, plywood and structural steel, traditional alternatives to concrete construction, have contributed to increased spending on concrete construction projects that require infrastructure services.

Effects of Changes in Foreign Currency Exchange Rates

        Our acquisition of Aluma significantly increased our exposure to exchange rate fluctuations between the Canadian dollar and the U.S. dollar. We record the financial results of our non-U.S. operations in U.S. dollars. Consequently, a weakening of the Canadian dollar against the U.S. dollar would reduce the contribution, in U.S. dollar terms, of our Canadian operations, even if, in local currency terms, the results of these Canadian subsidiaries improved or remained the same relative to prior years. Approximately 20% of our pro forma fiscal 2007 revenues was generated in Canadian dollars. As a result, the impact of changes in the exchange rate between the Canadian dollar and the U.S. dollar in future years will be important to our reported levels of revenues and operating income. In general, we do not hedge against our translational exposure to changes in the U.S. dollar/Canadian dollar exchange rate, though we do hedge to some extent our exposure to certain Canadian dollar payables, as described below.

Effects of Changes in Interest Rates

        As of June 30, 2008, our total long-term indebtedness was $1,120.0 million, excluding unused commitments under our new senior secured credit facilities, all of which is subject to variable interest rates. As of June 30, 2008, on a pro forma basis after giving effect to this offering and the application of the net proceeds therefrom as if such transaction had occurred on such date, our long-term indebtedness would have been $       million, all of which would have been subject to variable interest rates. Assuming we incur no additional variable rate indebtedness, if interest rates were to increase by 100 basis points, our annualized cash interest expense would increase by approximately $       million, or $       million on a pro forma basis.

        In order to mitigate the interest rate risk related to our variable rate debt, we previously entered into four interest rate swap agreements. Under these agreements, we will pay fixed interest rates for varying periods and will receive floating interest rate payments. Our interest rate swaps are based on the U.S. 90-day LIBOR. Two of these interest rate swaps, which commenced on February 7, 2007 and expire on March 31, 2012, have a combined notional value of $525.0 million and a fixed interest rate of 5.1%. The other two interest rate swaps, which commenced on November 30, 2007 and expire on June 30, 2009, have a combined notional value of $150.0 million and a fixed interest rate of 3.9%. Based upon our current variable debt outstanding as of June 30, 2008, if interest rates increased by 100 basis points, our annualized cash interest expense would increase by $4.5 million after taking into consideration the effect of these interest rate swaps.

Effects of Competition and Concentrated Client Base

        We operate in highly competitive industries. The specialty multi-craft services industry is comprised of a few large specialty service provider companies, a large number of engineering and construction firms and other local or regional specialty service providers. As a result, we compete on the basis of reputation, customer service, safety, price, speed, quality, efficiency and reliability. Our 10 largest customers accounted for 28.8% of our 2007 revenues and would have accounted for 21.3% of our 2007 pro forma revenues. The loss of any of our large customers to a competitor or otherwise would have a material adverse effect on our financial condition, results of operations and cash flows.

Key Factors Affecting Our Results

Revenues

        Our revenues consist of revenues from labor, equipment rental and equipment sales. We derive the bulk of our revenues from the labor services we provide as part of our specialty multi-craft service offerings or in connection with the rental or sale of work access equipment. We generally rent equipment under month-to month rental contracts. As part of our equipment rental sales, we provide labor services through the erection, dismantlement and project management of scaffolding or forming and shoring units, under both price-per-unit and time-and-materials contracts. We typically provide specialty multi-craft services for ongoing maintenance at our customers' facilities, many of which we have serviced for over 20 years. Turnarounds occur every one to four years depending on the industry and the type of turnaround being performed. Although some turnarounds may be postponed for a period of time, they are a necessary component of maintaining industrial facilities and are required to ensure the safe and efficient operation of such facilities. While the postponement of scheduled turnarounds causes fluctuations in our quarterly and annual results, ongoing maintenance and turnarounds provide stable and recurring revenues. In 2007, the majority of our revenues were attributable to serving the energy market for ongoing maintenance, turnarounds and capital projects of facilities. We also periodically sell new scaffolding and forming and shoring equipment to third parties.

Operating Expenses

        Our operating expenses consist of the cost of labor, the cost of equipment rental revenues, the cost of equipment sales, and warehouse operating expenses, the most significant of which is the cost of labor. The cost of labor as a percentage of operating expenses was 78.7%, 79.1% and 80.7% for fiscal years 2005, 2006 and 2007, respectively, and 81.9% and 82.1% for the six months ended June 30, 2007 and 2008, respectively. The cost of labor consists of salaries and related payroll expenses that we pay to our employees who provide our specialty multi-craft services. In periods of high demand for our services, we may supplement our core variable workforce with temporary workers. During periods of intense competition for such temporary workers, our cost of labor increases. For example, a tightening labor market along the Gulf Coast and in Western Canada increased our cost of labor in recent periods. Insurance and related expenses represent another component of our cost of labor. In 2007, our insurance costs of $19.4 million represented 3.0% of our cost of labor. If our insurance premiums or related costs rise significantly in the future, our profitability could be reduced.

        The cost of equipment rental, the cost of equipment sales and warehouse operating expenses represented 21.3%, 20.9% and 19.3%, respectively of our operating expenses for fiscal years 2005, 2006 and 2007 and 18.1% and 17.9%, respectively, of our operating expenses for the six months ended June 30, 2007 and 2008. The cost of equipment rentals principally consists of depreciation expense and the costs to transport our rental equipment to and from our customer sites. The cost of equipment sales consists of our purchase costs of the equipment sold. Warehouse operating expenses are the costs to man and operate our field locations. These costs tend to vary directly with total revenues.

Gross Margin

        We use the gross margin (gross profit divided by revenues) of each of our revenue sources to monitor the profitability of our business. Because we price our services as a function of our estimated costs, we expect our gross margin to be relatively stable despite the variable cost of labor. Consequently, we expect that our labor revenues will vary directly with our cost of labor. Nevertheless, although our contracts typically provide for re-pricing on an annual basis, volatility in our variable costs, principally the cost of labor, may have a short term impact on our gross margins to the extent that pricing adjustments cannot be made immediately to reflect such increased costs.

        Because a large component of our cost of rental revenues is depreciation expense, we expect that our gross margins on rental revenues should increase as rental revenues increase. From time to time we sell scaffolding and forming and shoring equipment.

Selling and Administrative Expenses

        Our selling and administrative expenses consist of salaries and other payroll-related costs for our executive, administrative, financial and marketing functions, amortization of intangible assets, as well as certain taxes, insurance and professional service fees.

Interest Expense

        Our interest expense includes the interest on our long-term debt (including the effects of our interest rate swap agreements), any borrowings under our revolving debt facility and notes payable, commitment fees for our new senior secured credit facilities and amortization of the related fees to execute required financing arrangements. As a result of our high debt levels, interest expense has represented a significant portion of our expenses in all periods discussed below.

Gain (Loss) on Interest Rate and Foreign Currency Swaps

        When we acquired the assets and operations of Aluma, we increased our exposure to changes in foreign currency exchange rates because the majority of Aluma's assets and operations are located in Canada. In addition, we increased our exposure to changes in interest rates because the debt we assumed to acquire Aluma is variable interest rate debt. To mitigate our risk related to changes in the rate of exchange between the Canadian dollar and the U.S. dollar and to mitigate our risk related to rising interest rates, we entered into several interest rate and foreign currency swaps during 2005. We determined that we would not account for these instruments as hedges. As a result, we record the change in fair market value of these financial instruments in this line of our income statement. We unwound the interest rate and foreign currency swaps at a realized gain of $0.1 million in January 2007.

        In February 2007, we entered into a $180.0 million U.S. dollar/Canadian dollar cross currency swap for a period of five years. As more fully discussed in Note 13 to our audited consolidated financial statements, we did not designate this cross currency swap as a hedge for accounting purposes. As a result we record the change in the fair market value of this currency swap in this line of our income statement.

Foreign Currency Transaction Gain

        To fund the acquisition of Aluma, our U.S. subsidiary, Brand Services, borrowed CDN$70.3 million under our prior credit facility and loaned CDN$132.0 million to our Canadian subsidiary to purchase the Canadian assets of Aluma. As a result, we have a Canadian dollar denominated net receivable recorded on our U.S. subsidiary which changes in value as the exchange rate between the Canadian dollar and the U.S. dollar changes. We record this change in value in this line of our income statement. In particular, because we have a net Canadian receivable on the books of a U.S. subsidiary, we record unrealized gains if the Canadian dollar strengthens against the U.S. dollar. On the other hand, if the Canadian dollar weakens against the U.S. dollar, we record unrealized losses.

        On February 7, 2007, as a part of the Transaction, our U.S. subsidiary paid off its Canadian dollar bank borrowings. In addition, our Canadian subsidiary borrowed USD$180.0 million and paid off its intercompany debt. As a result, we have a U.S. dollar denominated debt on the books of our Canadian subsidiary which changes in value as the exchange rate between the Canadian dollar and the U.S. dollar changes. We record this change in value in this line of our income statement. In particular, because we have a net U.S. dollar payable on the books of our Canadian subsidiary, we record unrealized gains if the Canadian dollar strengthens against the U.S. dollar. On the other hand, if the Canadian dollar weakens against the U.S. dollar, we record unrealized losses.

Critical Accounting Policies

        A summary of our significant accounting policies is included in Note 2 to our audited consolidated financial statements. The preparation of financial statements requires our management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Our estimates and assumptions are based on historical experiences and changes in the business environment. However, actual results may differ from estimates under different conditions, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of our financial condition and results of operations and require management's most subjective judgments. Our critical accounting policies and estimates are described below.

Acquisition Accounting

        We have made several acquisitions in recent years. We have accounted for all of these acquisitions in accordance with the purchase method, and accordingly, we have included the results of operations of the acquired companies in our consolidated statement of operations from the companies' respective dates of acquisition. We allocated the purchase price of each acquisition to the acquired identifiable assets and liabilities, and we recorded any excess of the cost over the fair value of the net identifiable assets acquired as goodwill. Our initial allocation of purchase price is based on preliminary information, which is subject to adjustments upon obtaining complete valuation information. While the final allocation of purchase price has historically not had a material impact on our consolidated results of operations, there may be changes in our allocation of purchase price in connection with future acquisitions.

Accounting for Property and Equipment

        As of December 31, 2007, the net book value of property and equipment was $465.9 million, or 25.2% of total assets. Therefore, the estimates and assumptions we use to determine the carrying value of property and equipment and related depreciation expense are critical to our financial position and results of operations.

        The most significant component of property and equipment is our scaffolding and forming and shoring rental fleet. This rental fleet is comprised of approximately 42 million individual units with an average historical cost of less than $20 per unit. Due to the large number of individual units in our rental fleet and the fact that we move these units in response to demand, there is a risk that we could suffer property losses due to damage, theft or loss that we do not record on a timely basis. To mitigate this risk, we track our rental fleet by means of a perpetual inventory system which is integrated into our customer billing systems. We perform systematic spot counts throughout the year at all of our owned locations to verify the accuracy of our records. In addition, beginning in 2005, we also started performing annual physical inventories of all rental equipment at each of our facilities.

        The computation of annual depreciation expense is derived after determining an estimate of an asset's expected useful life and the expected residual value at the end of its life. We make a number of assumptions in determining the expected useful life of each asset and the expected residual value of the asset at the end of its life. These assumptions are based upon our own actual experience, industry experience, and anticipation of future events (i.e. anticipated residual values). As a result, these estimates bear the risk of change if our future experience is materially different from our estimates.

        In connection with our revaluation of our assets as a result of the Transaction, we performed a detailed review of our actual experience with respect to our rental fleet of scaffolding and forming and shoring equipment. The results of our study indicated the following:

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  Except for breakage and loss, the vast majority of our rental fleet has useful lives in excess of 30 years. We performed engineering studies on some of the oldest units in our rental fleet. These studies showed no degradation of these units from their original specifications and there is no significant technological obsolescence.

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  In the last two years, there has been a significant increase in the price of scrap steel and aluminum. This was supported by our own experience in selling damaged rental equipment for salvage.

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  Over the period of 2000 through 2007, we have recorded average annual fleet adjustments of 1.7% of the total fleet net book value due to damage, loss and theft.

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  Certain units of our rental fleet contain moving parts and are more susceptible to damage.

        As a result of this study and the fact that we significantly improved and continue to enhance our management and internal controls over the tracking of rental equipment, we concluded that it was appropriate to change the estimated useful lives of the components of our rental fleet—in some cases lowering our estimated useful lives of individual units (such as units containing moving parts) but in most cases increasing the estimated useful lives of individual units. In addition, we changed our estimates of residual value for all units of our rental fleet based upon the fact that we had experienced a significant increase in the salvage value of scrap steel and aluminum in recent years. These changes are more fully described in Note 2 to our audited financial statements.

Impairment Policies

        We account for our long-lived assets, excluding goodwill and tradenames, in accordance with SFAS No. 144, which requires us to assess the recoverability of these assets when events or changes in circumstances indicate that the carrying amount of the long-lived asset might not be recoverable. If impairment indicators exist, we determine whether the projected undiscounted cash flows support the carrying value of such assets. This requires our management to make significant judgments about the expected future cash flows of our long-lived assets. The future cash flows are dependent on general economic conditions and other external factors which are subject to change.

        We account for goodwill and tradenames in accordance with SFAS No. 142, which requires us to test goodwill and tradenames for impairment annually and whenever events occur or circumstances change that would more likely than not reduce the fair value of such assets below their carrying values. For purposes of SFAS No. 142, we perform our impairment analysis for goodwill on a business segment level. We aggregate components within each business segment for purposes of our SFAS No. 142 evaluation because each component does not have all the inputs and processes necessary to conduct normal operations, has similar economic characteristics (gross profit margins) and extensively shares assets and other resources with other components within each business segment. Because quoted market prices are not available, management uses the present value of expected future cash flows to estimate fair value.

        Management must make significant judgments and estimates about future conditions to estimate future cash flows. Such judgments and estimates include those used in determining estimated future cash flows, present value discount rate that considers the timing and risk of future cash flows and other factors. Our estimated future cash flows are based on historical and forecasted revenues and operating costs derived from our internal budgets and the consideration of other relevant factors. Such other relevant factors include terminal value growth rates, terminal value margin rates, future capital expenditures and changes in future working capital requirements. While we believe our estimates of future cash flows are reasonable, different assumptions regarding such factors as customer pricing, economics and productivity and any future cost savings initiatives could affect our estimates or discounted cash flow calculations. Unforeseen events and changes in circumstances and market conditions, including general economic and competitive conditions, could also result in significant changes in those estimates.

Workers' Compensation and Health Benefit Claims

        As part of our ongoing business, we make payments on claims for workers' compensation and health benefits. We have purchased insurance coverage for large claims. We estimate our future workers' compensation and health benefit liabilities using actuarial methods based upon historical data for payment patterns, cost trends, utilization of healthcare services and other relevant factors. These liabilities take into account our estimates of incurred but not reported (IBNR) claims. While we believe our estimated liability for workers' compensation and health benefit claims of $21.4 million as of June 30, 2008, is adequate and that the judgment applied was appropriate, this estimate could differ materially from our actual future liabilities related to workers' compensation and health benefit claims.

Revenue Recognition

        We generally rent equipment under month-to-month rental contracts and provide service under both fixed-fee and time-and-materials short-term contracts. We recognize services provided on a fixed-fee basis as the services are performed and we record revenues in accordance with SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended by SAB No. 104, Revenue Recognition (SAB 104). We consider amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectibility is reasonably assured. In such contracts, our efforts are measured by time incurred, based on the proportion of actual cost of work performed to the current estimated total cost, which is the contractual earnings pattern. We recognize any losses on contracts in full in the period it becomes evident that such losses will occur.

        We also enter into certain short-term contracts that may provide for multiple deliverables to a customer. Such contracts represent approximately 16% of annual revenues. We identify all services that are to be delivered separately under a sales arrangement and allocate revenue to each deliverable based on relative fair values. We determine fair values based on prices charged when we sell each item separately. In general, we separate revenues between rental revenue and labor. We recognize the allocated revenue for each deliverable using appropriate revenue recognition methods. We recognize allocated rental revenue on a straight-line basis. We recognize allocated labor revenue, which accounts for approximately 70% of the revenue in these contracts, based on the proportion of actual cost of work to be performed to the current estimated total cost, which is the contractual earnings pattern. Services provided on a time-and-materials basis are recognized when earned as services are performed.

        We periodically sell new scaffolding and forming and shoring equipment directly to third parties. We recognize scaffolding and equipment revenue upon shipment and we record as operating expense the cost of the scaffolding or forming and shoring equipment sold on the first-in, first-out (FIFO) cost method. We periodically sell used scaffolding and forming and shoring equipment to third parties, primarily to our rental customers. We recognize revenue for the proceeds of such sales and record as operating expense, the net book value of the scaffolding or forming and shoring equipment. We determine net book value assuming the oldest is sold first, as we maintain inventory records on a group basis.

Stock-Based Compensation

        As further discussed in Note 15 to our audited consolidated financial statements, as a means of compensating our employees for past and future service, our employees may purchase and/or be granted ownership interests of Brand LP. Prior to this offering, Brand LP owned 100% of our outstanding common stock.

        The amended and restated agreement of exempted limited partnership of Brand LP (the "Brand LP Agreement") permits the grant or the right to purchase common interests to our management members and the grant of service interests and exit interests (collectively referred to herein as "profits interests") to management members who own common interests. We account for the transactions between Brand LP and our management in accordance with SFAS No. 123(R), which requires us to record expense for services paid by our sole stockholder for our benefit.

        Our employees own three types of LP ownership interests:

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  Common interests. Our employees are given the right to purchase common interests. In general, when our employees purchase these interests we do not recognize any compensation expense because they are purchased at fair market value. In certain rare circumstances, we may record compensation expense related to the purchase of such interests if we determine, with the assistance of an independent appraisal specialist, that the purchase price is less than the fair market value on the date of purchase.

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  Service interests. Our employees may be granted service interests at no cost, which interests enable the holders to participate in our future growth after the date the interests are granted. These service interests vest in equal annual installments over a period of five years from the date of grant. We recognize total compensation expense related to the grant of these interests at the fair value on the date of grant and record the expense over the vesting period on a straight-line basis. Vested service interests are converted to common interests of Brand LP in certain situations.

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  Exit interests. Our employees may be granted exit interests at no cost, which interests enable the holders to participate in our future growth after the date the interests are granted. These interests vest only upon the occurrence of certain exit events, such as a sale of interests, a sale of assets or a merger, provided that investment funds affiliated with First Reserve receive an amount of cash, cash equivalents or marketable publicly traded securities in respect of their ownership interest in us that meets or exceeds specified multiples of their equity invested in us. In addition, such interests may vest in connection with certain terminations of employment if the fair value of the common interests at the time of such an event is such that were the common interests converted to cash, investment funds affiliated with First Reserve would receive an amount of cash, cash equivalents or marketable publicly traded securities that meets or exceeds specified multiples of their equity invested in us. Vested exit interests are converted into common interests of Brand LP in certain situations.

        Due to the complexities of the terms associated with the exit interests, as defined by SFAS 123(R), there has not yet been a "mutual understanding between the issuer and the holders of the exit interests of the key terms and conditions of the exit interests", especially as those terms relate to the date at which the exit interests may vest, the percentage of exit interests that will vest, and the potential value the vested interests will have at the vesting date. As such, for accounting purposes, no grant has yet occurred. Consequently, we have not recorded any compensation expense related to the exit interests. We will recognize compensation expense for the exit interests at the time that it becomes probable that any of the exit targets will be achieved.

        Determining the fair value of our common stock and the Brand LP ownership interests requires making complex and subjective judgments. Our approach to valuation is based on a discounted future cash flow approach that uses our estimates of revenue, driven by assumed market growth rates, and estimated costs as well as appropriate discount rates. These estimates are consistent with the plans and estimates that we use to manage our business. There is inherent uncertainty in making these estimates. Although it is reasonable to expect that the completion of this offering will add value to the shares because they will have increased liquidity and marketability, the amount of additional value cannot be measured with precision or certainty.

        To determine the fair value of our common stock and the Brand LP ownership interests, we also must make certain assumptions related to the possibility of a taxable sale of our company. These assumptions include a probability-weighted time frame of such a sale. In determining the value of our common stock and the Brand LP ownership interests, we used a probability weighted time frame for a taxable sale of our company of three years. In general, shortening the time frame for a taxable sale has the impact of increasing the estimate of fair value of our common stock in an immaterial amount because the current fair value of the common stock and Brand LP ownership interests is based upon a discounted value of the future anticipated sales proceeds. The discount rate used is the risk-free rate of return specified by SFAS No. 123(R). For the period from February 8, 2007 to December 31, 2007, the discount rate we used was 4.89%.

        As further discussed in Note 12 to our unaudited condensed consolidated financial statements for the six months ended June 30, 2008, we have or will recognize $1.1 million in non-cash compensation expense related to the Brand LP service interests. Approximately 70% of the service interests that have been granted to our employees were granted in connection with the Transaction. The primary reason that the fair value of the interests is different from the amount of compensation expense that we have or will recognize related to these interests is that the companies we acquired subsequent to February 7, 2007 have significantly added to our value.

        As discussed above, we will record non-cash compensation expense related to the exit interests at the time it becomes probable that the exit targets will be achieved. This amount will be determined by the actual price Brand LP will be able to obtain by selling its shares of our common stock. We expect that this amount will be material. For instance, if Brand LP were able to sell all of its common stock in this offering, we would record non-cash compensation expense of $             million based upon a price of $            per share (the mid-point of the estimated price range set forth on the front cover page of this prospectus).

Income Taxes

        We account for income tax in accordance with SFAS statement No. 109, Accounting for Income Taxes, which requires an asset and liability approach for financial accounting and reporting for income taxes. The objectives of accounting for income taxes are to recognize (a) the amount of taxes payable or refundable in the current period and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. A current tax liability or asset is recognized for the estimated taxes payable or refundable for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. Lastly, the measurement of a deferred tax asset is reduced by a valuation allowance by the amount of any tax benefits that, based on available evidence, is not expected to be realized. All available evidence, both positive and negative, is considered and weighed by us in determining if a valuation allowance is needed for some portion or all of a deferred tax asset. Our judgment must be used in considering the relative impact of negative and positive evidence. The more negative evidence that exists the more positive evidence is needed to support a conclusion that a valuation allowance is not necessary.

        Under federal and most state income tax laws, a corporation is generally permitted to deduct from taxable income in any year net operating losses carried forward from prior years. As of December 31, 2007, we had approximately $111.7 million of tax net operating losses for federal income tax purposes and approximately $125.0 million of tax net operating losses for state income tax purposes. As of December 31, 2007, we concluded it was more likely than not that 100% of such net operating loss carryforwards would be utilized to offset future taxable income and have recorded a corresponding net deferred tax asset of $43 million on our balance sheet. In reaching our conclusion that the utilization was more likely than not, we considered the future reversals of taxable temporary differences, future taxable income exclusive of taxable temporary differences and carryforwards, taxable income in prior carryback years and tax planning strategies. Ultimately, our conclusion is dependent on us generating future taxable income. If changes occur to our underlying business operations or other factors limit our ability to generate future taxable income, the net operating loss carryforward may become impaired or limited for financial statement purposes. As of June 30, 2008, and at January 1, 2008 (date of adoption of FIN 48) we had $13.8 million of unrecognized tax benefits of which $11.2 million would affect the annual effective tax rate if recognized. We do not currently anticipate that the total amount of unrecognized tax benefit will significantly change in the next twelve months. We do not believe there is a reasonable possibility that a realized loss associated with the unrecognized tax benefits would materially exceed such unrecognized tax benefits.

Change in Accounting Principle

        Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R) using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation expense over the service periods for awards expected to vest.

        Previously, effective January 1, 2004, we had adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). We selected the modified prospective transition method under the provisions of SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which required us to expense stock options prospectively, beginning in the year of adoption.

        Because we had already adopted the fair value recognition provisions of SFAS No. 123, as further discussed in Note 15 to our audited consolidated financial statements, the adoption of SFAS No. 123(R) did not have a material impact on our results of operations or financial position.

Results of Operations

        The following discussion sets forth our results of operations for (1) the six months ended June 30, 2008 compared to the combined six months ended June 30, 2007, which consist of the period from January 1, 2007 through February 7, 2007 and the period from February 8, 2007 through June 30, 2007 and is referred to herein as the combined six months ended June 30, 2007, (2) the combined year ended December 31, 2007, which consists of the period from January 1, 2007 through February 7, 2007 and the period from February 8, 2007 through December 31, 2007 and is referred to herein as the combined year ended December 31, 2007, compared to the year ended December 31, 2006 and (3) the year ended December 31, 2006 compared to the year ended December 31, 2005. We have combined the applicable periods in the combined six months ended June 30, 2007 and the combined year ended December 31, 2007 to provide for a better comparison of our results of operations on a period-to-period basis. As discussed above, application of purchase accounting to the Transaction caused us to record fixed assets, goodwill, customer relationships and other intangible assets at their fair values on that date. In addition, as of the date of the Transaction, we also revised the estimated useful lives of certain of our rental equipment based upon a detailed review of the lifecycle of our rental equipment performed in connection with the revaluation of such assets. If we had made these changes on January 1, 2007 instead of February 7, 2007 (the date of the Transaction), our reported cost of rental revenues, selling and administrative expense and operating income would have been $1.4 million lower, $0.4 million higher, and $1.0 million higher, respectively, for the period of January 1, 2007 through February 7, 2007. We have not included these pro forma adjustments in our combined results of operations for the six months ended June 30, 2007 and for the twelve months ended December 31, 2007.

        See "Selected Consolidated Financial Data" and our audited and unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus for a presentation of our financial results on an actual basis.

Six Months Ended June 30, 2008 as Compared to Combined Six Months Ended June 30, 2007

        The following table presents certain historical financial information for the six months ended June 30, 2008 and for the combined six months ended June 30, 2007:

	Combined Six months ended June 30, 2007	Six months ended June 30, 2008
Revenues:
Labor	$362,402	$633,743
Equipment rental	112,647	136,210
Equipment sales	33,903	76,131

Total revenue	508,952	846,084
Operating expenses:
Labor	306,636	535,506
Equipment rental	27,287	35,106
Equipment sales	21,473	56,412
Warehouse operating expenses	18,933	25,454

Total operating expenses	374,329	652,478

Gross profit	134,623	193,606
Selling and administrative expenses	75,506	101,219
Transaction costs	25,396	—

Operating income	33,721	92,387
Interest income	(170)	(381)
Interest expense	39,769	50,394
Loss (gain) on interest rate and foreign currency swaps	25,800	(8,698)
Foreign currency transaction (gain) loss	(16,916)	5,802
Early extinguishment of debt	52,596	—
Redeemable preferred stock dividend	723	—

(Loss) income before (benefit) provision for income taxes	(68,081)	45,270
(Benefit) provision for income taxes	(8,543)	18,599

Net (loss) income	$(59,538)	$26,671

        Revenues.    Total revenues increased to $846.1 million for the six months ended June 30, 2008 from $509.0 million for the combined six months ended June 30, 2007, which represented an increase of $337.1 million, or 66.2%. The increase in revenues was principally attributable to acquisitions made during the last two quarters of 2007, which accounted for $232.6 million, or 69.0%, of the increase. The remaining $104.5 million of increase was largely driven by strong demand for specialty multi-craft services in all of our regions.

        Gross Profit.    Gross profit for the six months ended June 30, 2008 was $193.6 million, or 22.9% of revenues, compared to gross profit of $134.6 million, or 26.5% of revenues, for the combined six months ended June 30, 2007. The increase in gross profit was principally attributable to acquisitions made during the last two quarters of 2007, which accounted for $35.6 million, or 60.4%, of the increase. The remainder of the increase was due to strong demand for our specialty multi-craft services. The decline in gross profit as a percentage of total revenues was largely driven by a shift in the mix of revenues, as the acquisitions made during the last two quarters of 2007 generated a larger proportion of their total revenues from labor services.

        Gross profit on labor services increased 76.2% to $98.2 million for the six months ended June 30, 2008, or 15.5% of labor revenues, as compared to gross profit on labor services of $55.8 million, or 15.4% of labor revenues, for the combined six months ended June 30, 2007. Acquisitions made during the last two quarters of 2007 accounted for $31.4 million of gross profit from labor services for the six months ended June 30, 2008. Gross profit on equipment rentals increased 18.4% to $101.1 million for the six months ended June 30, 2008, or 74.2% of equipment rental revenues, as compared to gross profit on equipment rentals of $85.4 million, or 75.8% of equipment rental revenues, for the combined six months ended June 30, 2007. Warehouse operating costs increased 34.4% to $25.5 million for the six months ended June 30, 2008, or 3.0% of total revenues, as compared to warehouse operating costs of $18.9 million, or 3.7% of total revenues, for the combined six months ended June 30, 2007. Acquisitions made during the last two quarters of 2007 accounted for $2.7 million, or 41.7%, of the increase in warehouse operating costs. Higher salary expenses needed to support our 66.2% increase in revenues and higher truck and maintenance expense, partially driven by higher fuel costs, also contributed to the increase in warehouse operating costs.

        Selling and Administrative Expenses.    Selling and administrative expenses increased $25.7 million, or 34.1%, to $101.2 million for the six months ended June 30, 2008 compared to $75.5 million for the combined six months ended June 30, 2007. Acquisitions made during the last two quarters of 2007 accounted for $21.4 million or 83.1% of this expense category. As a percentage of revenues, selling and administrative expenses decreased from 14.8% to 12.0%, driven largely by our ability to leverage our fixed overhead costs.

        Transaction Costs.    As a result of the Transaction, we incurred $25.4 million in acquisition costs in the combined six months ended June 30, 2007. These costs are more fully described in Note 1 to our unaudited consolidated financial statements.

        Operating Income (Loss).    As a result of the factors discussed above, we recorded an operating income of $92.4 million for the six months ended June 30, 2008 compared to an operating income of $33.7 million for the combined six months ended June 30, 2007.

        Interest Expense.    Interest expense increased by $10.6 million to $50.4 million for the six months ended June 30, 2008, from $39.8 million for the combined six months ended June 30, 2007. This increase was primarily due to the impact of higher debt levels as a result of the Transaction and the debt we incurred in connection with the Pro Forma Acquisitions.

        Redeemable Preferred Stock Dividend Expense.    On February 7, 2007, we redeemed our outstanding redeemable preferred stock as part of the Transaction. As a result, we had no related dividend expense for the six months ended June 30, 2008 as compared to $0.7 million of dividend expense for the combined six months ended June 30, 2007.

        Foreign Currency Transaction Gain (Loss).    As part of the Transaction, our Canadian subsidiary borrowed USD$180.0 million in 2007. As a result, our Canadian subsidiary recognized currency gains and losses due to changes in the exchange rate between the U.S. dollar and the Canadian dollar. We recorded a foreign currency transaction loss of $5.8 million for the six months ended June 30, 2008 because the Canadian dollar declined 3.0% against the U.S. dollar from January 1, 2008 to June 30, 2008. We recorded a foreign currency transaction gain of $16.9 million for the combined six months ended June 30, 2007 because the Canadian dollar increased 9.6% against the U.S. dollar from January 1, 2007 to June 30, 2007.

        Gain on Interest and Foreign Currency Rate Swaps.    We recorded a gain of $8.7 million for the six months ended June 30, 2008 compared to a loss of $25.8 million for the combined six months ended June 30, 2007. As further discussed above, we had several interest rate and foreign currency rate swaps outstanding. In addition, as a result of the Transaction we also entered into a cross currency swap that changes in value due to changes in both the U.S. dollar/Canadian dollar exchange rate and due to differences between U.S. and Canadian short-term bank borrowing rates. The gain we recorded during the six months ended June 30, 2008 was principally due to a 3.0% decrease in the Canadian dollar against the U.S. dollar from January 1, 2008 to June 30, 2008.

        Early extinguishment of debt.    As a result of the Transaction, we incurred $52.6 million in costs related to the early extinguishment of debt. These costs are more fully described in Note 1 to our unaudited consolidated financial statements.

        Pre-tax income (loss).    We reported pre-tax income of $45.3 million during the six months ended June 30, 2008 as compared to a pre-tax loss of $68.1 million for the combined six months ended June 30, 2007. The principal reasons for the difference were $25.4 million in Transaction related costs and $52.6 million of early extinguishment of debt costs for the combined first six months of 2007 and the improved growth in our operations during the six months ended June 30, 2008 as discussed above, offset by higher interest expense.

        Provision for Taxes.    We recorded a tax provision of $18.6 million against a pre-tax income of $45.3 million during the six months ended June 30, 2008 as compared to a tax benefit of $8.5 million against a pre-tax loss of $68.1 million during the combined six months ended June 30, 2007. A significant portion of the Transaction related costs we recorded during the combined six months ended June 30, 2007 were not deductible for tax purposes. See Note 13 to our unaudited condensed consolidated financial statements for the six months ended June 30, 2008 for a more detailed explanation of the differences between our effective tax rate and the federal statutory rate of 34%.

Six Months Ended June 30, 2008 as Compared to Combined Six Months Ended June 30, 2007—Segments

        The following table presents certain historical financial information regarding our five business segments for the combined six months ended June 30, 2007 and for the six months ended June 30, 2008.

	Combined Six months ended June 30, 2007	Six months ended June 30, 2008
Revenues
Specialty Multi-Craft Services:
East Region	$100,340	$129,760
Gulf Region	135,817	349,983
West Region	108,222	123,206

Subtotal—U.S.	344,379	602,949
Canada Region	100,628	165,390

Subtotal—Specialty Multi-Craft Services	445,007	768,339
Infrastructure Services	63,945	77,745

Consolidated	$508,952	$846,084

Operating Income
Specialty Multi-Craft Services:
East Region	$7,179	$11,517
Gulf Region	19,073	28,642
West Region	11,505	15,108

Subtotal—U.S.	37,757	55,267
Canada Region	16,894	23,679

Subtotal—Specialty Multi-Craft Services	54,651	78,946
Infrastructure Services	4,466	13,441

	59,117	92,387
Transaction costs	(25,396)	—

Consolidated	$33,721	$92,387

U.S. Regions

East Region

        Revenues.    Revenues in our East Region segment increased by $29.5 million, or 29.3%, to $129.8 million during the six months ended June 30, 2008 from $100.3 million during the combined six months ended June 30, 2007. Acquisitions made during the last two quarters of 2007 accounted for $6.3 million, or 21.3%, of the increase in revenues for this segment. The remaining $23.2 million increase was largely driven by several large refinery projects in the Midwest and one large power project in the Mid Atlantic.

        Operating Income.    The operating income of our East Region increased by $4.3 million, or 60.4%, to $11.5 million during the six months ended June 30, 2008 from $7.2 million during the combined six months ended June 30, 2007. Acquisitions made during the last two quarters of 2007 accounted for $0.2 million of the increase in operating income for this segment. The remainder of the increase was driven by revenue growth in existing operations. As a percentage of revenue, operating income in the East Region increased from 7.2% to 8.9% due largely to increased operating efficiencies in our existing operations.

Gulf Region

        Revenues.    Revenues in our Gulf Region increased by $214.2 million, or 157.7%, to $350.0 million during the six months ended June 30, 2008 from $135.8 million during the combined six months ended June 30, 2007. Acquisitions made during the last two quarters of 2007 accounted for $207.6 million, or 96.9%, of the increase in revenues for this segment. Continued strong activity at refining and petrochemical plants accounted for the remaining $6.6 million increase.

        Operating Income.    The operating income of our Gulf Region increased by $9.5 million, or 50.2%, to $28.6 million during the six months ended June 30, 2008 from $19.1 million during the combined six months ended June 30, 2007. Acquisitions made during the last two quarters of 2007 accounted for $9.0 million, or 93.9% of the increase in operating income for this segment for the six months ended June 30, 2008. As a percentage of revenue, operating income in the Gulf Region declined from 14.1% to 8.2% due largely to increased labor revenues from the acquisitions made during the last two quarters of 2007.

West Region

        Revenues.    Revenues in our West Region increased by $15.0 million, or 13.8%, to $123.2 million during the six months ended June 30, 2008 from $108.2 million during the combined six months ended June 30, 2007 due to several projects with both new and existing customers located in California.

        Operating Income.    The operating income of our West Region increased by $3.6 million, or 31.3%, to $15.1 million during the six months ended June 30, 2008 from $11.5 million during the combined six months ended June 30, 2007. As a percentage of revenue, operating income in the West Region increased from 10.6% to 12.3% due to increased operating efficiencies.

Canada Region

        Revenues.    Revenues in our Canada Region increased by $64.8 million, or 64.4%, to $165.4 million during the six months ended June 30, 2008 from $100.6 million during the combined six months ended June 30, 2007. Acquisitions made during the last two quarters of 2007 accounted for $18.7 million of 2008 revenues for this segment. In addition, in the combined six months ended June 30, 2008, we experienced an increase in Oil Sands project activity, driven by both increased capital investment and market share gains. In addition, revenues of our Canada Region were positively impacted by foreign currency exchange rates which increased revenues during the six months ended June 30, 2008 by approximately $20.0 million.

        Operating Income.    The operating income of our Canada Region increased by $6.8 million, or 40.2%, to $23.7 million during the six months ended June 30, 2008 from $16.9 million during the combined six months ended June 30, 2007. As a percentage of revenue, operating income in the Canada Region declined from 16.8% to 14.3%.

Infrastructure Services

        Revenues.    Revenues in our Infrastructure Services segment increased by $13.8 million, or 21.6%, to $77.7 million during the six months ended June 30, 2008 from $63.9 million during the combined six months ended June 30, 2007. The increase was primarily due to growth in the construction sector of the Toronto, Canada market as well as new projects in the Middle East. Revenues of Infrastructure Services were also positively impacted by foreign currency exchange rates, which added approximately $2.9 million to revenues during the six months ended June 30, 2008.

        Operating Income.    The operating income of Infrastructure Services increased by $8.9 million, or 201.0%, to $13.4 million during the six months ended June 30, 2008 from $4.5 million during the combined six months ended June 30, 2007. As a percentage of revenue, operating income in the Infrastructure Services segment increased from 7.0% to 17.3% due largely to improved rental margins.

Combined Year Ended December 31, 2007 as Compared to Year Ended December 31, 2006

        The following table presents certain historical financial information for the combined year ended December 31, 2007 and for the year ended December 31, 2006:

	Year ended December 31, 2006	Combined year ended December 31, 2007
Revenues:
Labor	$556,726	$774,100
Equipment rental	205,507	237,192
Equipment sales	49,400	78,359

Total revenue	811,633	1,089,651
Operating expenses:
Labor	478,025	649,845
Equipment rental	59,576	63,032
Equipment sales	30,135	50,303
Warehouse operating expenses	36,936	42,389

Total operating expenses	604,672	805,569

Gross profit	206,961	284,082
Selling and administrative expenses	137,422	160,202
Transaction costs	—	25,396

Operating income	69,539	98,484
Interest income	(284)	(500)
Interest expense	54,304	86,317
(Gain) loss on interest rate and foreign currency swaps	(455)	44,049
Foreign currency transaction gain	(104)	(19,176)
Early extinguishment of debt	—	52,596
Redeemable preferred stock dividend	6,226	723

Income (loss) before provision (benefit) for income taxes	9,852	(65,525)
Provision (benefit) for income taxes	6,258	(15,156)

Net income (loss)	$3,594	$(50,369)

        Revenue.    Total revenues increased to $1,089.7 million for the combined year ended December 31, 2007 from $811.6 million for the year ended December 31, 2006, which represented an increase of

$278.0 million, or 34.3%. The increase in revenues was principally attributable to acquisitions made during the second half of 2006 and in 2007, which accounted for $176.7 million, or 63.6%, of the increase. Excluding the effects of acquisitions, our revenues increased $101.3 million, or 12.5%, as we experienced strong demand for our specialty multi-craft services in substantially all of our markets in 2007.

        Gross Profit.    Gross profit for the combined year ended December 31, 2007 was $284.1 million, or 26.1% of revenues, compared to 2006 gross profit of $207.0 million, or 25.5% of revenues. Acquisitions made during the second half of 2006 and in 2007 accounted for $33.0 million, or 42.7%, of the increase. Excluding the effects of acquisitions, our gross profit for the combined year ended December 31, 2007 was $251.1 million, or 27.5% of revenues, compared to 2006 gross profit of $207.0 million, or 25.5%.

        Gross profit on labor services for the combined year ended December 31, 2007 increased 57.9% to $124.3 million, or 16.1% of labor revenues, as compared to 2006 gross profit on labor services, which was $78.7 million, or 14.1% of labor revenues. Acquisitions made during the second half of 2006 and in 2007 accounted for $27.9 million of 2007 labor gross profit. The increase in labor gross margin percentage was principally due to acquisitions made during the second half of 2006 and in 2007 and an improved labor market in our Gulf Region that was negatively impacted by two hurricanes in the second half of 2005. Gross profit on equipment rentals increased 19.3% to $174.2 million in 2007, or 73.4% of equipment rental revenues, as compared to 2006 gross profit on equipment rentals of $145.9 million, or 71.0% of equipment rental revenues. The principal reason for the increase in gross margin on equipment rental was an 8.6% increase in equipment rental revenues in our existing business, while total equipment rental costs for our existing business decreased 6.4% between years, primarily driven by lower depreciation expense as result of a revision to estimated useful lives and salvage values of certain of our rental equipment which reduced depreciation expense by $11.9 million. Warehouse operating costs increased 14.8% to $42.4 million in 2007, or 3.9% of total revenues, as compared to 2006 warehouse operating costs of $36.9 million, or 4.6% of total revenues. Acquisitions made during the second half of 2006 and in 2007 accounted for $3.9 million, or 70.9% of the increase in warehouse operating costs. Excluding the effects of acquisitions, warehouse operating costs for the combined year ended December 31, 2007 increased 4.3% to $38.5 million, or 4.2% of total revenues, as compared to 2006 warehouse operating costs of $36.9 million, or 4.6% of total revenues.

        Selling and Administrative Expenses.    Selling and administrative expenses increased by $22.8 million, or 16.6%, to $160.2 million for the combined year ended December 31, 2007 from $137.4 million for the year ended December 31, 2006. Acquisitions made during the second half of 2006 and in 2007 accounted for $21.4 million, or 94.0% of the increase. As a percentage of revenue, selling and administrative expenses decreased from 16.9% to 14.7% driven by our ability to leverage our fixed overhead costs.

        Transaction Costs.    As a result of the Transaction, we incurred $25.4 million in acquisition costs during the combined year ended December 31, 2007. These costs are more fully described in Note 1 to our audited consolidated financial statements.

        Operating Income.    As a result of the factors discussed above, operating income increased by $29.0 million, or 41.6%, to $98.5 million for the combined year ended December 31, 2007 from $69.5 million for the year ended December 31, 2006.

        Interest Expense.    Interest expense increased by $32.0 million, or 58.9%, to $86.3 million for the combined year ended December 31, 2007 from $54.3 million for the year ended December 31, 2006. This increase was primarily due to the impact of higher debt levels as a result of the Transaction.

        Early Extinguishment of Debt.    As a result of the Transaction, we incurred $52.6 million in early extinguishment of debt charges for the year ended December 31, 2007. These costs are more fully described in Note 1 to our consolidated audited financial statements.

        Redeemable Preferred Stock Dividend Expense.    On February 7, 2007, we redeemed our outstanding redeemable preferred stock as part of the Transaction. As a result, the related dividend expense decreased from $6.2 million in 2006 to $0.7 million in 2007.

        Foreign Currency Transaction Gain.    As part of the Transaction, our Canadian subsidiary borrowed US$180.0 million in 2007. As a result, our Canadian subsidiary recognized currency gains and losses due to changes in the exchange rate between the U.S. dollar and the Canadian dollar. From the date of the Transaction to December 31, 2007, the U.S. dollar weakened against the Canadian dollar by approximately 20% resulting in a foreign currency transaction gain of $19.1 million.

        Loss on Interest and Foreign Currency Rate Swaps.    During 2006 and 2007, we entered into several currency swaps to mitigate our currency rate exposure related to our investment in Canada. We did not elect to treat these swap agreements as hedges under SFAS No. 133 and, accordingly, recorded mark-to-market gains and losses in net income. For the combined year ended December 31, 2007, we recorded a loss of $44.0 million on our currency swaps compared to a gain of $0.5 million in 2006. The primary reason for the 2007 loss was that, as indicated above, from February 7, 2007 to December 31, 2007, the U.S. dollar weakened against the Canadian dollar by approximately 20%.

        Pre-tax income (loss).    We reported a pre-tax loss of $65.5 million for the combined year ended December 31, 2007 as compared to pre-tax income of $9.9 million for the year ended December 31, 2006. The principal reason for the difference was $78.0 million in Transaction costs recorded for the combined year ended December 31, 2007. Our U.S. operations recorded a pre-tax loss of $105.9 million for the combined year ended December 31, 2007 compared to a pre-tax loss of $7.9 million for the year ended December 31, 2006. The primary reason for the increased loss was due to the Transaction costs we incurred in 2007 as more fully described above. Our foreign operations recorded pre-tax income of $40.4 million for the combined year ended December 31, 2007 compared to pretax income of $17.8 million for the year ended December 31, 2006.

        Provision for Taxes.    For the combined year ended December 31, 2007, we recorded a tax benefit of $15.2 million on a pre-tax loss of $65.5 million, an effective tax rate of 23.2%. For the year ended December 31, 2006, we recorded a tax provision of $6.3 million on pre-tax income of $9.9 million, an effective tax rate of 63.6%. The decrease in the effective tax benefit rate was primarily due (1) to the fact that many of the Transaction costs we recorded in 2007 were not deductible for tax purposes and (2) a one-time $5.7 million tax provision related to dividends we received from our Canadian subsidiary as a result of the Transaction. We explain the differences between our effective tax rate and the federal statutory rate of 34% in greater detail in Note 17 to our audited consolidated financial statements.

        At December 31, 2007, we had approximately $111.7 million in losses that we can use in future years to reduce our federal tax payments. We anticipate that we will be able to utilize all of these losses before they expire in various years between 2012 and 2026.

Combined Year Ended December 31, 2007 as Compared to Year Ended December 31, 2006—Segments

        The following table presents certain historical financial information regarding our segments for the years ended December 31, 2006 and 2007.

	Year ended December 31, 2006	Combined year ended December 31, 2007
Revenues
Specialty Multi-Craft Services:
East Region	$132,870	$206,835
Gulf Region	234,751	304,383
West Region	118,025	206,235

Subtotal—U.S.	485,646	717,453
Canada Region	212,455	231,038

Subtotal—Specialty Multi-Craft Services	698,101	948,491
Infrastructure Services	113,532	141,160

Consolidated	$811,633	$1,089,651

Operating Income
Specialty Multi-Craft Services:
East Region	$8,023	$17,579
Gulf Region	29,209	35,122
West Region	4,241	20,725

Subtotal—U.S.	41,473	73,426
Canada Region	21,278	29,210

Subtotal—Specialty Multi-Craft Services	62,751	102,636
Infrastructure Services	6,788	21,244

	69,539	123,880
Transaction costs	—	(25,396)

Consolidated	$69,539	$98,484

U.S. Regions

East Region

        Revenues.    Revenues in our East Region segment increased $73.9 million, or 55.7%, from $132.9 million in 2006 to $206.8 million in 2007. Acquisitions made during the second half of 2006 and in 2007 accounted for $69.2 million, or 93.5%, of the increase in revenues for this segment.

        Operating Income.    The operating income of our East Region increased from $8.0 million in 2006 to $17.6 million in 2007, an increase of $9.6 million, or 119.1%. Acquisitions made during the second half of 2006 and in 2007 accounted for $6.2 million, or 64.7%, of the increase in operating income for this segment.

Gulf Region

        Revenues.    Revenues in our Gulf Region increased $69.6 million, or 29.7%, from $234.8 million in 2006 to $304.4 million in 2007. Acquisitions made during the second half of 2006 and in 2007 accounted for $53.5 million, or 76.8%, of the increase in revenues for this segment.

        Operating Income.    The operating income of our Gulf Region increased from $29.2 million in 2006 to $35.1 million in 2007, an increase of $5.9 million, or 20.2%. Excluding acquisitions, operating income as a percent of revenue was approximately 12.0% in both years.

West Region

        Revenues.    Revenues in our West Region increased $88.2 million, or 74.7%, from $118.0 million in 2006 to $206.2 million in 2007. Acquisitions made during the second half of 2006 and in 2007 accounted for $31.0 million, or 35.1%, of the increase in revenues for this segment.

        Operating Income.    The operating income of our West Region increased from $4.2 million in 2006 to $20.7 million in 2007, an increase of $16.5 million, or 388.7%. Acquisitions made during the second half of 2006 and in 2007 accounted for $1.5 million, or 9.1%, of the increase in operating income for this segment. Excluding acquisitions, the remainder of the increase in operating income was principally due to higher rental margins

Canada Region

        Revenues.    Revenues in our Canada Region increased $18.5 million, or 8.7%, from $212.5 million in 2006 to $231.0 million in 2007. Acquisitions made during the second half of 2006 and in 2007 accounted for $23.1 million of 2007 revenues for this segment. As compared to 2006, we experienced a decrease in one particular project in the Oil Sands area of Alberta. Excluding the impact of this one large capital project and the effects of exchange rates, revenues increased by $33.7 million. The revenues of our Canadian Region were positively impacted by foreign currency exchange rates which increased 2007 revenues by approximately $12.2 million.

        Operating Income.    The operating income of our Canada Region increased from $21.3 million in 2006 to $29.2 million in 2007, an increase of $7.9 million, or 37.3%. Acquisitions made during the second half of 2006 and in 2007 accounted for $2.4 million, or 29.7%, of the increase in operating income for this segment. In addition, the operating income of our Canadian Region was positively impacted by foreign currency exchange rates, which increased 2007 operating incomes by approximately $1.2 million.

Infrastructure Services

        Revenues.    Infrastructure Services segment revenues increased $27.6 million, or 24.3%, from $113.5 million in 2006 to $141.2 million in 2007. During 2007, we increased our sales to customers in countries outside of North America by $16.0 million. We also experienced strong growth in the Toronto, Canada market. In addition, the revenues of Infrastructure Services were positively impacted by foreign currency exchange rates which increased 2007 revenues by approximately $2.5 million.

        Operating Income.    The operating income of Infrastructure Services increased from $6.8 million in 2006 to $21.2 million in 2007, an increase of $14.4 million, or 213.0%. The increase in operating income was driven by higher revenues and a 2% increase in gross profit margin due to improved rental margins.

Year Ended December 31, 2006 as Compared to Year Ended December 31, 2005

        The following table presents certain historical financial information for the year ended December 31, 2005 and 2006:

	Year ended December 31, 2005	Year ended December 31, 2006
Revenues:
Labor	$349,386	$556,726
Equipment rental	124,018	205,507
Equipment sales	17,972	49,400

Total revenue	491,376	811,633
Operating expenses:
Labor	292,239	478,025
Equipment rental	44,932	59,576
Equipment sales	9,841	30,135
Warehouse operating expenses	24,110	36,936

Total operating expenses	371,122	604,672

Gross profit	120,254	206,961
Selling and administrative expenses	81,922	137,422

Operating income	38,332	69,539
Interest income	(252)	(284)
Interest expense	40,803	54,304
(Gain) loss on interest rate and foreign currency swaps	1,288	(455)
Foreign currency transaction gain	(2,712)	(104)
Redeemable preferred stock dividend	2,338	6,226

(Loss) income before provision for income taxes	(3,133)	9,852
Provision for income taxes	2,608	6,258

Net (loss) income	$(5,741)	$3,594

        Revenue.    Total revenues increased to $811.6 million for the year ended December 31, 2006 from $491.4 million for the year ended December 31, 2005, which represented an increase of $320.2 million, or 65.2%. The increase in revenues was principally attributable to acquisitions made during the second half of 2005 and in 2006, which accounted for $229.6 million, or 71.7%, of the increase, and strong demand for specialty multi-craft and infrastructure services in all of our markets in 2006.

        Gross Profit.    Gross profit for the year ended December 31, 2006 was $207.0 million, or 25.5% of revenues, compared to 2005 gross profit of $120.3 million, or 24.5% of revenues. The increase in gross profit was principally attributable to acquisitions made during the second half of 2005 and in 2006, which accounted for $55.2 million, or 63.6%, of the increase.

        Gross profit on labor services increased 37.7% to $78.7 million, or 14.1% of labor revenues, as compared to 2005 gross profit on labor services, which was $57.1 million, or 16.4% of labor revenues. Acquisitions made during the second half of 2005 and in 2006 accounted for $13.8 million of 2006 labor gross profit. The decrease in labor gross margin percentage was principally due to acquisitions made during the second half of 2005 and in 2006. Gross profit on equipment rentals increased 84.5% to $145.9 million in 2006, or 71.0% of equipment revenues, as compared to 2005 gross profit on equipment rentals of $79.1 million, or 63.8% of equipment rental revenues. Acquisitions made during the second half of 2005 and in 2006 accounted for $42.1 million of 2006 equipment rental gross profit. The principal driver of the increase in gross margin on equipment rental was an increase in utilization of our equipment fleet in 2006 as compared to 2005. Warehouse operating costs increased 53.2% to $36.9 million in 2006, or 4.6% of total revenues, as compared to 2005 warehouse operating costs of $24.1 million, or 4.9% of total revenues. Acquisitions made during the second half of 2005 and in 2006 accounted for $9.1 million, or 71.1% of the increase in warehouse operating costs. Higher salary expenses needed to support the 65.2% rise in revenues and higher truck and maintenance expense, partially driven by higher fuel costs, also contributed to the increase in warehouse operating costs.

        Selling and Administrative Expenses.    Selling and administrative expenses increased $55.5 million to $137.4 million in 2006. Acquisitions made during the second half of 2005 and in 2006 accounted for $36.5 million, or 65.7% of the increase.

        Operating Income.    As a result of the factors discussed above, operating income increased by $31.2 million to $69.5 million for the year ended December 31, 2006 from $38.3 million for the year ended December 31, 2005.

        Interest Expense.    Interest expense increased by $13.5 million to $54.3 million for the year ended December 31, 2006 from $40.8 million for the year ended December 31, 2005. This increase was primarily due to the impact of higher debt levels as a result of the acquisitions we made in 2006 and 2005 as well as higher interest rates in 2006 compared to 2005.

        Redeemable Preferred Stock Dividend Expense.    In connection with the acquisition of Aluma we issued redeemable preferred stock in July 2005. As a result, redeemable preferred stock dividend expense increased from $2.3 million for the year ended 2005 to $6.2 million for the year ended December 31, 2006.

        Foreign Currency Transaction Gain.    To fund the acquisition of Aluma, our U.S. subsidiary, Brand Services, borrowed CDN$70.3 million under our previous credit facility and loaned CDN$132.0 million to our Canadian subsidiary to purchase the Canadian assets of Aluma. As a result, we had a Canadian dollar denominated net receivable on the books of our U.S. subsidiary as of December 31, 2005 and 2006 which changed in value as the exchange rate between the Canadian dollar and the U.S. dollar changes. We recorded this change in value in this line of our income statement. In particular, because we had a net Canadian receivable on the books of a U.S. subsidiary, we recorded unrealized gains if the Canadian dollar strengthened against the U.S. dollar. On the other hand, if the Canadian dollar weakened against the U.S. dollar, we recorded unrealized losses. For the period from July 29, 2005 (the date we acquired Aluma) through December 31, 2005, the Canadian dollar strengthened against the U.S. dollar by 5.8%. As a result, we recorded a foreign currency transaction gain of $2.7 million. For the period from January 1, 2006 through December 31, 2006, the foreign currency exchange rate between the Canadian dollar and the U.S. dollar was relatively unchanged. As a result, we recorded a foreign currency transaction gain of $0.1 million.

        Loss on Interest and Foreign Currency Rate Swaps.    During 2005, we entered into several interest rate swaps and foreign currency swaps to mitigate our currency rate exposure related to our investment in Canada. We did not elect to treat these swap agreements as hedges under SFAS No. 133 and, accordingly, recorded mark-to-market gains and losses in net income. For the year ended December 31, 2006, we recorded a gain of $0.5 million on our currency swaps compared to a loss of $1.3 million in 2005. The primary reason for the 2005 loss was that from July 29, 2005 to December 31, 2005, the Canadian dollar strengthened against the U.S. dollar by 5.8%.

        Pre-tax income (loss).    We reported pre-tax income of $9.9 million for the year ended December 31, 2006 as compared to a pre-tax loss of $3.1 million for the year ended December 31, 2005. As noted above, our operating income increased by $31.2 million between years. The improvement in operating income was partially offset by $13.5 million in increased interest expense and $3.9 million in increased redeemable preferred stock dividend expense. Our U.S. operations recorded a pre-tax loss of $7.9 million for the year ended December 31, 2006 compared to a pre-tax loss of $9.9 million for the year ended December 31, 2005. The primary reason for the decrease was due to improved operations offset by higher interest costs. Our foreign operations recorded pre-tax income of $17.8 million for the year ended December 31, 2006 compared to pretax income of $6.7 million for the year ended December 31, 2005. The primary reason for this increase was due to the acquisition of the Canadian operations of Aluma in July 2005.

        Provision for Taxes.    For the year ended December 31, 2006, we recorded a tax provision of $6.3 million on pre-tax income of $9.9 million, an effective tax rate of 63.5%. For the year ended December 31, 2005, we recorded a tax provision of $2.6 million on a pre-tax loss of $3.1 million. In both years, we recorded a significant amount of interest expense and noncash compensation which is not deductible for tax purposes. We explain the differences between our effective tax rate and the federal statutory rate of 34% in greater detail in Note 17 to our audited consolidated financial statements.

Year Ended December 31, 2006 as Compared to Year Ended December 31, 2005—Segments

        The following table presents selected historical financial information regarding our segments for the years ended December 31, 2005 and 2006.

	Year ended December 31,
	2005	2006
Revenues
Specialty Multi-Craft Services:
East Region	$88,777	$132,870
Gulf Region	185,799	234,751
West Region	80,893	118,025

Subtotal—U.S.	355,469	485,646
Canada Region	97,915	212,455

Subtotal—Specialty Multi-Craft Services	453,384	698,101
Infrastructure Services	37,992	113,532

Consolidated	$491,376	$811,633

Operating Income
Specialty Multi-Craft Services:
East Region	$2,101	$8,023
Gulf Region	24,619	29,209
West Region	3,473	4,241

Subtotal—U.S.	30,193	41,473
Canada Region	6,731	21,278

Subtotal—Specialty Multi-Craft Services	36,924	62,751
Infrastructure Services	1,408	6,788

Consolidated	$38,332	$69,539

U.S. Regions

East Region

        Revenues.    Revenues in our East Region increased $44.1 million, or 49.6%, from $88.8 million in 2005 to $132.9 million in 2006. Acquisitions made during the second half of 2005 and in 2006 accounted for $21.5 million, or 48.8%, of the increase in revenues for this segment.

        Operating Income.    The operating income of our East Region increased from $2.1 million in 2005 to $8.0 million in 2006, an increase of $5.9 million, or 281.9%. Acquisitions made during the second half of 2005 and in 2006 accounted for $2.0 million, or 34.0% of the increase in operating income for this segment. Operating profit for the core business increased due to a 25.5% increase in revenues and improved operating margins achieved as a result of operating efficiencies.

Gulf Region

        Revenues.    Revenues in our Gulf Region increased $49.0 million, or 26.4%, from $185.8 million in 2005 to $234.8 million in 2006.

        Operating Income.    The operating income of our Gulf Region increased from $24.6 million in 2005 to $29.2 million in 2006, an increase of $4.6 million, or 18.6%.

West Region

        Revenues.    Revenues in our West Region increased $37.1 million, or 45.8%, from $80.9 million in 2005 to $118.0 million in 2006. Acquisitions made during the second half of 2005 and in 2006 accounted for $11.3 million, or 30.5% of the increase in revenues for this segment.

        Operating Income.    The operating income of our West Region increased from $3.5 million in 2005 to $4.2 million in 2006, a increase of $0.8 million, or 22.1%. Acquisitions made during the second half of 2005 and in 2006 accounted for $0.9 million of operating income for this segment.

Canada Region

        Revenues.    Revenues in our Canada Region increased $114.5 million, or 117.0%, from $97.9 million in 2005 to $212.5 million in 2006. The Aluma acquisition accounted for $135.0 million of the increase in revenues for this region, offset by a decrease in Canadian Oil Sands projects during the third and fourth quarters of 2006.

        Operating Income.    The operating income of our Canada Region increased from $6.7 million in 2005 to $21.3 million in 2006, an increase of $14.6 million, or 216.1%. The Aluma acquisition accounted for $12.7 million of the increase in operating income for this region.

Infrastructure Services

        Revenues.    Revenues in Infrastructure Services increased $75.5 million, or 198.8%, from $38.0 million in 2005 to $113.5 million in 2006. The Aluma acquisition accounted for $61.9 million of the increase in revenues for this segment.

        Operating Income.    The operating income of Infrastructure Services increased from $1.4 million in 2005 to $6.8 million in 2006, an increase of $5.4 million, or 382.1%. The Aluma acquisition accounted for $3.1 million of the increase in operating income for this segment.

Liquidity and Capital Resources

        We have historically utilized internal cash flows from operations and borrowings under our various credit facilities to fund our operations, capital expenditures and working capital requirements. As of December 31, 2007 and June 30, 2008, we had working capital of $185.4 million and $199.6 million, respectively, and cash of $15.3 million and $16.4 million, respectively. Our practices relating to working capital are similar to those of other multi-craft service providers. These practices include standard accounts receivable payment terms of 30 days to 60 days, with progress payments required and standard accounts payable payment terms of 30 days to 60 days.

        For the years ended December 31, 2005, 2006 and combined 2007, cash provided by operating activities was $29.5 million, $50.5 million and $61.8 million, respectively. For the combined six months ended June 30, 2007 and for the six months ended June 30, 2008, cash provided by operating activities was $18.8 million and $52.4 million, respectively.

        We believe that our existing working capital, borrowings available under our senior secured credit facilities and internal cash flow from operations should provide sufficient resources to support current revenue levels until 2014. In 2014, our first lien term debt under our new senior secured credit facilities will be due and payable. As a result, we will need to obtain approximately $704.9 million in long-term financing at that time. Prior to 2014, to the extent we accelerate our growth plans, consummate acquisitions or have lower than anticipated sales or increases in expenses, we may also need to raise additional capital. In particular, we will require additional working capital whenever we consummate acquisitions or experience strong incremental demand for our services. Our revolving credit facility is scheduled to expire on February 2, 2013. We intend to renew this facility on or prior to that date. While we know of no reason that we will not be able to renew our revolving credit facility on or prior to February 2, 2013, we can not guarantee that we will be able to do so.

        In February 2007, we entered into $1,030.0 million of senior secured credit facilities in connection with the Transaction. The senior secured credit facilities provide for a (1) $580.0 million first lien senior secured credit facility (Tranche B-1) due on February 7, 2014, (2) $300.0 million second lien senior secured credit facility (Tranche 1) due on February 7, 2015, (3) $125.0 million senior revolving credit facility due on February 2, 2013 and (4) $25.0 million synthetic letter of credit due on February 7, 2014. In November 2007, we amended and restated our senior secured credit facilities to provide for supplemental term loans in the aggregate principal amount of $175.0 million in the first lien senior secured credit facility (Tranche B-2) and $75.0 million (Tranche 2) in the second lien senior secured credit facility.

        The interest rate on the term loans under our senior secured credit facilities is variable. As of December 31, 2007 and June 30, 2008, the weighted average interest rates were as follows:

Description	As of December 31, 2007	As of June 30, 2008
First lien senior secured credit facility, Tranche B-1	7.1%	5.1%
First lien senior secured credit facility, Tranche B-2	8.1%	6.1%
Second lien senior secured credit facility, Tranche 1	11.1%	8.8%
Second lien senior secured credit facility, Tranche 2	12.0%	9.7%

        Under our interest rate swap agreements we pay fixed interest rates and receive floating interest rate payments as follows:

Notional amount	Expiration date	Fixed interest rate
$525.0 million	March 31, 2012	7.4%
$150.0 million	June 30, 2009	7.2%

        Our estimated interest payment obligation under our senior secured credit facilities for the year ended December 31, 2008 is $99.1 million, including commitment and letter of credit fees.

        As of December 31, 2007, we had borrowings of $4.0 million and undrawn letters of credit of $6.0 million issued under the revolving portion of our senior secured credit facilities. In addition, we had $24.3 million of synthetic letters of credit outstanding as of December 31, 2007. As of June 30, 2008, we had no borrowings outstanding and undrawn letters of credit of $7.7 million issued under the revolving portion of our senior secured credit facilities. In addition, we had $25.0 million of synthetic letters of credit outstanding as of June 30, 2008. See "Description of Certain Indebtedness" for additional information.

Covenant Compliance

        We believe that our senior secured credit facilities are material agreements, that certain of the covenants contained therein are material terms of those agreements and that information about those covenants is material to an investor's understanding of our financial condition and liquidity. The breach of covenants in our senior secured credit facilities that are tied to ratios based on Adjusted EBITDA, as defined below, could result in a default under our senior secured credit facilities and the lenders could elect to declare all amounts borrowed due and payable. Additionally, under our senior secured credit facilities, our ability to engage in activities such as incurring certain additional indebtedness is also tied to ratios based on Adjusted EBITDA. Accordingly, we believe that the following discussion of Adjusted EBITDA is important in order to provide additional information to investors to demonstrate compliance with financing covenants.

        The most significant of these covenants is a maximum leverage ratio. If at any time during any four-fiscal quarter period ending in the periods set forth below, our usage of our revolving credit facility is greater than 50%, then our ratio of consolidated first lien debt to Adjusted EBITDA (which is defined as "EBITDA" in our senior secured credit facilities) cannot be greater than the ratio indicated:

Period	Maximum Leverage Ratio
Through September 30, 2008	5.75:1.00
October 1, 2008 through September 30, 2009	5.00:1.00
October 1, 2009 through September 30, 2010	4.25:1.00
December 31, 2010 and thereafter	3.50:1.00

        Adjusted EBITDA as used herein is defined as net income before interest expense, provision for income taxes, depreciation and amortization and further adjusted to exclude non-recurring items, non-cash items and other adjustments set forth in the senior secured credit facilities (as described below). The following table constitutes a calculation of Adjusted EBITDA. The presentation of Adjusted EBITDA and ratios based thereon, are non-GAAP financial measures, and thus do not comply with accounting principles generally accepted in the U.S.

	Predecessor		Combined		Successor	Pro forma as adjusted for the year ended December 31, 2007	Pro forma as adjusted for the six months ended June 30, 2007	Pro forma as adjusted for the six months ended June 30, 2008

	Year ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2007	Six months ended June 30, 2007	Six months ended June 30, 2008
Net (loss) income	$(5,741)	$3,594	$(50,369)	$(59,538)	$26,671	$(2,745)	$686	$26,671
Provision (benefit) for income taxes	2,608	6,258	(15,156)	(8,543)	18,599	2,056	13,201	18,599
Interest expense—net	40,551	54,020	85,817	39,599	50,013	108,041	54,100	50,013
Redeemable preferred stock dividend expense	2,338	6,226	723	723	—	—	—	—
Depreciation and amortization	33,030	43,812	48,710	27,630	28,969	62,317	33,814	28,969

EBITDA	$72,786	$113,910	$69,725	$(129)	$124,252	$169,669	$101,801	$124,252

EBITDA	$72,786	$113,910	$69,725	$(129)	$124,252	$169,669	$101,801	$124,252
Foreign currency (gain) loss(a)	(2,712)	(104)	(19,176)	(16,916)	5,802	(19,176)	(16,916)	5,802
(Gain) loss on interest rate and foreign currency swaps(b)	1,288	(455)	44,049	25,800	(8,698)	44,049	25,800	(8,698)
Stock compensation expense(c)	1,388	6,906	1,117	256	1,091	1,117	256	1,091
Transaction expenses(d)	—	—	25,396	25,396	—	—	—	—
Early extinguishment of debt(e)	—	—	52,596	52,596	—	—	—	—
Costs related to abandoned IPO(f)	—	4,915	—	—	—	—	—	—
ISI ESOP expenses(g)	—	—	—	—	—	5,010	1,562	—
ISI pre-acquisition transaction bonuses(h)	—	—	—	—	—	6,795	—	—
Non-recurring costs in pre-acquisition operating results of acquired companies(i)	—	—	—	—	—	9,041	4,420	—
Estimated cost savings(j)	—	—	—	—	—	7,662	3,989	450
Other non-recurring expenses(k)	3,960	643	5,204	—	—	5,204	—	208
Acquisition of Environmental Blasting(l)	—	—	—	—	—	1,129	550	144

Adjusted EBITDA	$76,710	$125,815	$178,911	$87,003	$122,447	$230,500	$121,462	$123,249

(a)
Reflects foreign currency transaction gains and losses.

(b)
Reflects the non-cash gains or losses we recognized related to the change in the fair value of our interest rate and foreign currency swaps.

(c)
Represents stock-based compensation charges, excluding $7.8 million in stock compensation expense which is included in Transaction expenses. See Note 15 to our audited consolidated financial statements for a more detailed discussion.

(d)
Reflects the transaction expenses incurred in connection with the Acquisition.

(e)
Represents breakage costs related to prepayment of the Company's senior notes, intermediate notes and preferred stock in connection with the transaction. We wrote-off unamortized debt discounts and deferred financing fees at the same time that these instruments were retired. See Note 1 to our audited consolidated financial statements for a more detailed discussion.

(f)
Reflects the legal, accounting and printing costs and expenses related to an abandoned initial public offering in 2006. In addition, we wrote off deferred financing fees related to a debt facility that we could use only in the event that an initial public offering occurred prior to December 31, 2007.

(g)
Reflects expenses relating to an employee stock ownership program at ISI that have been excluded from the pre-acquisition results of ISI.

(h)
Reflects a one-time transaction bonus paid by ISI to certain of its employees before we acquired its assets and operations.

(i)
Reflects legal, accounting and other costs incurred by the entities that we have acquired that such entities paid in connection with our acquisition of them, payments under management compensation plans that were not replaced by us and lease costs that we did not assume upon purchase of the applicable businesses.

(j)
Reflects estimated cost savings for elimination of duplicate facilities and excess personnel.

(k)
The non-recurring expenses for 2005 are comprised of $2.1 million in severance charges related to our former Chief Executive Officer and other executive positions, $0.6 million of duplicate salaries for the Chief Executive Officer position, $0.6 million in recruiting and relocation fees for new executives, $0.3 million of professional fees related to tax restructuring and $0.3 million of moving and other integration costs incurred in connection with the acquisition of Aluma. The non-recurring expenses for 2006 are comprised of retention bonuses paid to certain Aluma employees. The non-recurring expenses for 2007 are comprised of $3.1 million in sign-on bonuses paid to certain employees of acquired companies,

  $1.8 million in property taxes accrued to settle certain disputes with local taxing authorities and $0.3 million in costs incurred to relocate certain senior management individuals.

(l)
In April 2008, we purchased substantially all of the assets of Environmental Blasting for $3.2 million. These amounts represent the EBITDA that we would have derived had we bought Environmental Blasting at the beginning of each pro forma period presented.

        As of December 31, 2007 and June 30, 2008, we were in compliance with all of the covenants contained in our senior secured credit facilities. As of June 30, 2008, our ratio of consolidated first lien debt to Adjusted EBITDA was 3.14:1.00.

        In connection with this offering, we expect to repay $         million of indebtedness under our second lien senior secured credit facility. As a result, we expect that on a pro forma basis, our ratio of consolidated first lien debt to Adjusted EBITDA will be        :1.00 for the four quarter period ended June 30, 2008.

Cash Flows From Operating Activities

        Cash flows from operating activities were $18.8 million for the combined six months ended June 30, 2007 compared to $52.4 million for the six months ended June 30, 2008. The increase was principally due to increased net income excluding non-cash items.

        Cash flows from operating activities increased from $50.5 million for the year ended December 31, 2006 to $61.8 million for the combined year ended December 31, 2007, principally due to increased net income excluding non-cash items.

        Cash flows from operating activities increased from $29.5 million for the year ended December 31, 2005 to $50.5 million for the year ended December 31, 2006. The primary reasons for the increase were improved operations and improvement in accounts receivable aging.

Cash Flows Used in Investing Activities

        Over the past three years, our most significant use of cash was for acquisitions we made. For the years ended December 31, 2005, 2006 and 2007, we made payments for acquisitions of $217.3 million, $64.0 million, and $363.7 million, respectively. These acquisitions are discussed in greater detail under "Acquisitions" above.

        One of our major uses of cash is capital expenditures, primarily comprised of equipment expenditures. Our maintenance capital expenditures generally relate to acquiring scaffolding planks and other equipment. Expansion capital expenditures are discretionary and generally relate to acquiring new work access and forming and shoring equipment. These expenditures vary annually based on our level of work activity and growth opportunities. Capital expenditures were $35.2 million, $60.9 million and $69.6 million, for the years ended December 31, 2005, 2006 and 2007, respectively. Capital expenditures in 2006 were significantly higher than in 2005 due to (1) additional capital expenditure requirements of the acquired Aluma operations and (2) increased expansion capital expenditures required to meet anticipated increased demand for our services.

        Capital expenditures for the six months ended June 30, 2008 were $60.6 million compared to $29.3 million for the combined six months ended June 30, 2007. The increase in capital expenditures between quarters was due to increased business volume and due to the fact that we sold a significant quantity of work access equipment to a Canadian customer in 2008 and bought new equipment to replace what we sold. In general, we make most of our capital expenditure purchases during the first half of the year so that we have the equipment on hand to meet expected customer demand during the second part of the year.

Cash Flows From Financing Activities

        In July 2005, to finance the purchase of Aluma, we borrowed $185.2 million under our previous credit facility and we issued $30.0 million in redeemable preferred stock. In connection with these transactions, we incurred $5.6 million in related financing fees. During 2006, we borrowed under our previous revolving facility to finance our acquisition activity.

        In February 2007, to complete the Transaction, Brand LP contributed $268.8 million in capital and we borrowed $880.0 million under our new senior secured credit facilities to pay off our existing long-term debt of $516.0 million, to retire our outstanding redeemable preferred stock for $50.7 million, to pay off borrowings under our previous revolving credit facility of $61.5 million, to pay $20.6 million in deferred financing fees for our previous senior secured credit facilities, and to pay $508.0 million to the Seller. In November 2007, Brand LP contributed an additional $131.5 million and we borrowed $250.0 million under our new senior secured credit facilities to finance our Pro Forma Acquisitions and to pay $10.6 million in deferred financing fees related to these additional borrowings.

        In general, our senior secured credit facilities call for annual debt repayments of $7.6 million.

Off-Balance Sheet Arrangements

        As security for our performance to insurers, we were contingently liable under letters of credit in the amounts of $31.0 million and $32.1 million at December 31, 2007 and June 30, 2008, respectively. These letters of credit generally have no scheduled expiration date. We pay fees to various banks that range from 2.375% to 2.500% per annum of the face value of the letters of credit. If we were required to replace outstanding letters of credit as of June 30, 2008, management believes that the replacement cost would not vary significantly from the present fee structure.

Contractual Obligations

        The following is a summary of principal and interest payments, together with operating lease payments, due under our contractual cash obligations as of December 31, 2007:

	Payments Due by Period(A)
	Total	2008	2009–2010	2011–2012	Thereafter
First lien senior secured credit facility, due 2/7/2014—Principal
Tranche B-1	$575,650	$5,800	$10,600	$10,600	$546,650
Tranche B-2	174,563	1,750	3,500	3,500	165,813
Expected interest on first lien senior secured credit facility
Tranche B-1(B)	241,834	40,655	80,095	78,448	46,626
Tranche B-2(B)	83,833	14,069	27,712	27,145	14,907
Second lien senior secured credit facility, due 2/7/2015—Principal
Tranche 1	300,000	—	—	—	300,000
Tranche 2	75,000	—	—	—	75,000
Expected interest on second lien senior secured credit facility
Tranche B-1(B)	236,567	33,300	66,600	66,600	70,067
Tranche B-2(B)	64,470	9,075	18,150	18,150	19,095
Operating leases	15,340	5,795	7,172	2,355	18

	$1,767,257	$110,454	$214,829	$207,798	$1,234,176

(A)
Deferred income tax liabilities as of December 31, 2007 were approximately $67.5 million. Refer to Note 17 to our audited consolidated financial statements. This amount is not included in the total contractual obligations table because we believe this presentation would not be meaningful. Deferred income tax liabilities are calculated based on temporary differences between the tax bases of assets and liabilities and their respective book bases, which will result in taxable amounts in future years when the liabilities are settled at their reported financial statement amounts. The results of these calculations do not have a direct connection with the amount of cash taxes to be paid in any future periods. As a result, scheduling deferred income tax liabilities as payments due by period could be misleading, because this scheduling would not relate to liquidity needs.

The liabilities related to currency and interest rate swap agreements as of December 31, 2007 were approximately $67.6 million. Refer to Note 13 to our audited consolidated financial statements. This amount is not included in the total contractual obligation table. These agreements have expiration dates of June 30, 2009 and March 31, 2012.

(B)
The interest rate on the term loan under our senior secured credit facilities is floating. For purposes of this table, we are using the December 31, 2007 interest rates for each tranche of debt for all periods. Also, we have the option to make voluntary prepayments on the term loan and are required by the senior secured credit facilities to make prepayments based on free cash flow generated in each year as defined in the senior secured credit facilities. For purposes of this table, we have not attempted to estimate what, if any, prepayments might be made throughout the life of the term loan.

        The following is a summary of principal and interest payments due under our contractual cash obligations as of December 31, 2007 after giving pro forma effect to this offering and the application of the estimated net proceeds therefrom as if such transactions had occurred on such date:

	Payments Due by Period(A)
	Total	2008	2009–2010	2011–2012	Thereafter
First lien senior secured credit facility, due February 7, 2014—Principal
Tranche B-1	$	$	$	$	$
Tranche B-2
Expected interest on first lien senior secured credit facility
Tranche B-1(B)
Tranche B-2(B)
Second lien senior secured credit facility, due February 7, 2015—Principal
Tranche 1
Tranche 2
Expected interest on second lien senior secured credit facility
Tranche B-1(B)
Tranche B-2(B)
Operating leases

	$	$	$	$	$

(A)
Deferred income tax liabilities as of December 31, 2007 were approximately $67.5 million. Refer to Note 17 to our audited consolidated financial statements. This amount is not included in the total contractual obligations table because we believe this presentation would not be meaningful. Deferred income tax liabilities are calculated based on temporary differences between the tax bases of assets and liabilities and their respective book bases, which will result in taxable amounts in future years when the liabilities are settled at their reported financial statement amounts. The results of these calculations do not have a direct connection with the amount of cash taxes to be paid in any future periods. As a result, scheduling deferred income tax liabilities as payments due by period could be misleading, because this scheduling would not relate to liquidity needs.

The liabilities related to currency and interest rate swap agreements as of December 31, 2007 were approximately $67.6 million. Refer to Note 13 to our audited consolidated financial statements. This amount is not included in the total contractual obligation table. These agreements have expiration dates of June 30, 2009 and March 31, 2012.

(B)
The interest rate on the term loan under our senior secured credit facilities is floating. For purposes of this table, we are using the December 31, 2007 interest rates for each tranche of debt for all periods. Also, we have the option to make voluntary prepayments on the term loan and are required by the senior secured credit facilities to make prepayments equal to 50% of the free cash flow generated in each year as defined in the senior secured credit facilities. For purposes of this table, we have not attempted to estimate what, if any, prepayments might be made throughout the life of the term loan.

Effect of Inflation; Seasonality

        Inflation has not generally been a material factor affecting our financial condition, results of operations or cash flows. Our general operating expenses, such as salaries, employee benefits and facilities costs are subject to normal inflationary pressures.

        The market for our specialty multi-craft services and infrastructure services experiences seasonal fluctuations in demand. For instance, because of high demand for gasoline for automobiles during the summer, most refineries prefer to close down for turnarounds during the spring and fall. In addition, cold temperatures in the first and fourth fiscal quarters typically limit activity on maintenance and capital projects in the Canadian Oil Sands. Our utility clients follow a similar seasonal pattern. On the other hand, non-residential construction, particularly in the renovation business, occurs throughout the year, but is heaviest in the second and third fiscal quarters. The effects of seasonal fluctuations in demand for our services may lead to:

  •
  low utilization of work access and infrastructure services equipment during periods of low demand;

  •
  an inability to service all of our customers during periods of high demand;

  •
  competitive pricing pressure during periods of low demand;

  •
  periods of low cash flow; and

  •
  quarter-to-quarter volatility in operating results.

New Accounting Standards

Financial Accounting Standards Board (FASB) Interpretation No. 48, "Uncertainty in Income Taxes" ("FIN 48")

        In June 2006, the FASB issued FIN 48 which clarifies the accounting for income taxes recognized in accordance with SFAS No. 109, "Accounting for Income Taxes". FIN 48 prescribes a more-likely-than-not recognition threshold that a tax position will be sustained upon examination and a measurement attribute for the financial statement recognition of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The effective date for a non-public company has been deferred for fiscal years beginning after December 15, 2007. We adopted this standard effective January 1, 2008 and it did not have a material impact on our financial condition, results of operations or cashflows.

Statement of Financial Accounting Standards (SFAS) No. 157, "Fair Value Measurements" ("SFAS No. 157")

        In September 2006, the FASB issued SFAS No. 157. SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the assets or liabilities and establishes a hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS No. 157 became effective for our financial statements on January 1, 2008. We adopted this standard effective January 1, 2008 and it did not have a material impact on our financial condition, results of operations or cashflows.

SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159")

        In February 2007, the FASB issued SFAS No. 159, which permits all entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date. The fair value option may be applied financial instrument by financial instrument (with limited exceptions), is generally irrevocable, and must be applied to the entire financial instrument. SFAS No. 159 is effective for fiscal years that begin after November 15, 2007 (January 1, 2008 for us). We adopted this standard effective January 1, 2008 and it did not have a material impact on our financial condition, results of operations or cashflows.

SFAS No. 141(R), "Business Combinations" ("SFAS No. 141(R)")

        In December 2007, the FASB issued SFAS No. 141(R) which significantly modifies the accounting for business combinations. SFAS No. 141(R) requires the acquiring entity in a business combination to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. Liabilities related to contingent consideration are required to be recognized at acquisition and remeasured at fair value in each subsequent reporting period. Restructuring charges and all pre-acquisition related costs (e.g., fees for attorneys, accountants, and investment bankers) must be expensed in the period they are incurred. In addition, changes to acquisition-related deferred tax assets and unrecognized tax benefits recorded under FIN 48 made subsequent to the acquisition date will generally impact income tax expense in that period as opposed to being recorded to goodwill. SFAS No. 141(R) is effective for fiscal years that begin after December 15, 2008 (January 1, 2009 for us). We are currently evaluating the requirements of SFAS No. 141(R), and have not yet determined the impact on our consolidated financial statements. SFAS No. 141(R) will be applied prospectively for acquisitions, if any, on or after January 1, 2009.

SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("SFAS No. 160")

        In December 2007, the FASB issued SFAS No. 160, which is effective for fiscal years beginning after December 15, 2008 (January 1, 2009 for us). SFAS No. 160 amends Accounting Research Bulletin (ARB) 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS No. 141(R). We do not expect the adoption of SFAS 160 to have a material effect on our financial statements.

SFAS No. 161, "Disclosures About Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133" ("SFAS No. 161")

        In March 2008, the FASB issued SFAS No. 161 which requires enhanced disclosures about the use of derivative instruments, the accounting for derivatives, and how derivatives impact financial statements to enable investors to better understand their effects on a company's financial position, financial performance, and cash flows. These requirements include the disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008 (January 1, 2009 for us). As SFAS No. 161 only requires enhanced disclosures, this standard will only impact notes to the consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk represents the risk of changes in value of a financial instrument, whether derivative or non-derivative, caused by fluctuations in interest rates and foreign exchange rates. Changes in these factors could cause fluctuations in our results of operations and cash flows. In addition, in the ordinary course of business, we are exposed to foreign currency and interest rate risks.

  Interest Rate Risk

        We are exposed to interest rate risk related to changes in interest rates on our variable rate debt. At June 30, 2008, we had approximately $1,120.0 million of long-term debt, all of which is subject to variable interest rates. If interest rates increased by 100 basis points, our annual cash interest expense would increase by approximately $11.2 million, not taking into consideration the effect of the interest rate swaps discussed below.

        In order to mitigate the interest rate risk related to our variable rate debt, we have entered into four interest rate swap agreements. Under these agreements, we pay fixed interest rates for varying periods and receive floating interest rate payments. Our interest rate swaps are based on the U.S. 90-day LIBOR. Two of these interest rate swaps, which commenced on February 7, 2007 and expire on March 31, 2012, have a combined notional value of $525.0 million and a fixed interest rate of 7.4%. The other two interest rate swaps, which commenced on November 30, 2007 and expire on June 30, 2009, have a combined notional value of $150.0 million and a fixed interest rate of 7.2%. Based upon current variable debt outstanding, if interest rates increased by 100 basis points, our annual cash interest expense would increase by $4.5 million after taking into consideration the effect of these interest rate swaps.

  Foreign Currency Exchange Rate Risk

        Foreign currency exposures arise from transactions denominated in a currency other than our reporting currency, U.S. dollars, and from the translation into U.S. dollars of the financial statements of our foreign subsidiaries. As a result of our purchase of substantially all of the operations and the operating assets of Aluma effective July 29, 2005, we are subject to foreign currency risk associated with our investment in a Canadian company. In order to mitigate our exposure to changes in the value of the Canadian dollar relative to the U.S. dollar we entered into two U.S. dollar/Canadian dollar currency swap agreements with a combined notional value of $180.0 million, commencing on February 7, 2007 and expiring on March 31, 2012. Depreciation in the Canadian dollar against the U.S. dollar of 10% would decrease our annual net income by approximately $3.4 million, excluding the impact of U.S./Canadian dollar swap agreements. We earn an immaterial portion of our revenues in currencies other than U.S. or Canadian dollars, such as Mexican pesos. In general, we do not hedge against our translational exposure to changes in fluctuations in those other currencies, though we do use currency swaps to some extent our exposure to certain Canadian dollar payables, as described above.

INDUSTRY

Industry Overview

        We estimate that our currently accessible market, based on the end-markets we serve and the services we provide, represents approximately $25 billion in annual spending in North America. These end-markets are critical components of the North American and global economies. These markets are characterized by large physical plants requiring significant ongoing maintenance and capital programs to ensure efficient and reliable operations. The industry comprises a broad range of outsourced maintenance and capital services, including work access services, specialty painting and coatings, insulation abatement and removal, abrasive blasting, fireproofing, refractory, corrosion protection and infrastructure services, among others. These services are essential to proper maintenance and efficient operations of refineries, upgrading facilities, petrochemical/chemical plants, power generation facilities and other large process facilities. The key drivers of activity in the specialty multi-craft services industry are the annual operating and maintenance budgets and to a lesser extent capital budgets, of downstream energy infrastructure facilities.

        Increasingly, process facilities are outsourcing the majority of these specialty multi-craft services to well-capitalized service providers in order to focus on the core operations and efficiency of the overall plant. As such, the industry offers growth opportunities beyond the overall growth in the market through the capture of a larger share of both maintenance and capital budgets of customers from successfully cross-selling and bundling service offerings.

        The following trends are driving growth in maintenance and capital spending for downstream energy infrastructure assets, which in turn are contributing to increasing demand for our services.

Refining/Petrochemicals

Aging Infrastructure

        The average age of U.S. refineries has been increasing over the past 25 years, as there have been no new greenfield refineries built since the 1970s. Smaller, less efficient refineries have been retired in favor of capacity expansions at the remaining, larger and more efficient facilities. As a result of these expansions, the total number of refineries in the U.S. has declined from 216 in 1985 to 149 in 2006. Over this same time period, aggregate U.S. crude oil refining capacity has grown from 15.7 million barrels per day ("bpd") in 1985 to 17.6 million bpd as of April 2008. These trends have created a smaller number of larger, older and more complex facilities, which increases the importance of ongoing and preventative maintenance. Additionally, most industry analysts agree that it is unlikely that there will be significant new refineries built in the U.S. Since the infrastructure to process crude is already in place at existing plants, it is more cost-effective to add on to an existing refinery than to construct a greenfield refinery. According to the U.S. Energy Information Administration, or the EIA, current domestic refinery expansion plans will boost domestic refining capacity by another 800,000 barrels per day by 2010.

Total U.S. Crude Oil Distillation Capacity and Average Capacity per Refinery

Source: EIA

Note: For purposes of calculating the average capacity per refinery, the number of refineries in 1995 was interpolated by averaging the number of refineries in 1994 and 1996, and the number of refineries in 1997 was interpolated by averaging the number of refineries in 1996 and 1998

High Refinery Utilization

        Capacity utilization of U.S. refineries has averaged approximately 90% over the last twenty-three years. High levels of utilization result in increased wear and tear of existing infrastructure and drive demand for routine and unplanned maintenance services. According to the EIA, refinery capacity utilization is expected to continue to average approximately 90% through 2030. Sustained high utilization rates result in increased demand for maintenance services.

U.S. Refinery Utilization

Source: EIA

        In addition, financial, environmental, and legal constraints as well as limited investments in new refineries have caused a growing gap between the consumption of petroleum products and refining capacity in the U.S. As shown below domestic consumption has been higher than domestic refining capacity over an extended period of time. This accentuates the trend towards rising capacity and capacity utilization in existing refineries and will continue to increase refinery maintenance budgets. The current deficit between domestic petroleum products consumption and domestic refining capacity is approximately 1.0 million bpd. The EIA projects that this trend will worsen, and by 2030, the deficit will be approximately 1.6 million bpd.

U.S. Refining Capacity and Petroleum Products Consumption

Source: EIA

Declining Quality of Crude Feedstocks

        According to the EIA, the average sulfur content of U.S. crude oil inputs has increased from 0.9% in 1985 to 1.5% as of April 2008. During the same time, crude oil inputs have become heavier as well; the average API gravity of crude oil has decreased from approximately 32.6 degrees in January 1985 to approximately 30.6 degrees in April 2008. Crude oil with a sulfur content of greater than 1% is generally referred to as sour, and crude oil with an API gravity of less than 28 degrees is generally considered heavy. Heavy and sour crude oil is more difficult to refine into petroleum products and puts more strain on existing infrastructure. The EIA forecasts these trends to continue, with crude oil inputs in the future being increasingly heavy and sour. This will continue to drive increased demand for ongoing maintenance, inspections, turnarounds, re-configurations and expansions at existing refineries.

U.S. Sulfur Content and API Gravity

Source: EIA

Consolidating Customer Base and Trend to Outsourcing

        Consolidation in the refining industry continues to drive demand for single-source multi-craft service providers with national scale. From 1997 to 2007, the number of entities owning one or more domestic refineries has dropped from a total of 79 to 55, as a result of merger and acquisition activity. Over the same period, the ownership of refining capacity has consolidated significantly, with the top ten refiners increasing their share of capacity from 51% in 1997 to 75% in 2007. As refiners have become larger and more sophisticated, they have sought to outsource their maintenance services, consolidate their purchasing activities and focus on operational efficiencies across multiple facilities. This trend presents significant growth opportunities for large, well-capitalized and established multi-craft service providers, as customers increasingly look to fewer companies to provide more in-plant maintenance services.

U.S. Refining Industry Consolidation—Share of Total Capacity

Source: EIA

Environmental Regulations

        The downstream energy infrastructure end-markets are facing increasingly stringent environmental regulations. In the past several years, the U.S. Environmental Protection Agency (EPA) has required significant reductions in the sulfur content of refined petroleum and diesel products and the emission of certain pollutants. For example, as of June 1, 2006, most refiners and importers were required to ensure that at least 80% of the volume of highway diesel fuel they produce or import meets the EPA's standards for Ultra Low Sulfur Diesel (ULSD). By June 1, 2010, 100% of this volume must be ULSD. These regulations are driving the use of additional equipment to meet more stringent standards and as such are increasing the need for maintenance on an ongoing basis.

Focus on Safety

        Several recent incidents at refineries and power plants have heightened the focus on proper ongoing maintenance to ensure safe and reliable operations. In March 2005, a series of explosions occurred at a Gulf Coast refinery during the restarting of a hydrocarbon isomerization unit that killed 15 workers and injured more than 170 others. The final investigation report related to this incident called on the U.S. Occupational Safety and Health Administration (OSHA) to increase inspection and enforcement at U.S. oil refineries and chemical plants. In June 2007, OSHA announced policies and procedures for implementing a National Emphasis Program (NEP) to reduce or eliminate the workplace hazards associated with the catastrophic release of highly hazardous chemicals at petroleum refineries. Due to these trends, refineries are developing more effective, rigorous maintenance procedures, which are driving higher maintenance spending to avoid costly unplanned downtime.

Power Generation

Aging Power Infrastructure

        Due to commercial and regulatory hurdles there was limited capital investment in the North American power generation infrastructure during the 1990s. This decade of under-investment increased the degree of wear and tear on existing plants and amplified the need to properly maintain and upgrade existing power generation facilities. There are more than 7,000 existing power plants in North America, which represents a large and aging infrastructure that requires significant ongoing maintenance.

Historical Annual Capital Expenditures for U.S. Shareholder Owned Electric Utilities (Real USD)

Source: America's Electric Utilities (1970-1996) and EEI (1997-2007)

Growing Demand for Electricity

        Increasing demand for electricity coupled with historical under-investment in power infrastructure is expected to drive significant power plant capacity expansion. According to the EIA, 258 gigawatts ("GW") of new generating capacity will be needed by 2030 to meet the growing demand for electricity, at a cost of approximately $412 billion (in 2005 dollars). This is equivalent to approximately 250-500 new base load power plants. In 2008, the EEI expects capital expenditures in the public utilities industry in the U.S. to reach $75 billion. In addition to the immediate capital opportunity to build these facilities, these new facilities will also require significant ongoing maintenance once constructed.

Environmental Regulations

        The power generation market has also been impacted by environmental regulations, including the Clean Air Act and the Clean Water Act. These regulations have resulted in additional pollution control equipment being installed, particularly at coal-powered generation facilities. According to the EEI, from 2002-2005, the electric utility industry as a whole spent at least $21 billion on compliance with federal environmental laws. Newly installed equipment adds complexity to the power generation process, increases the installed base of equipment in power plants and creates additional ongoing maintenance activities.

Canadian Oil Sands

        Improvements in mining and in-situ technology are driving significant investment in the Canadian Oil Sands. According to the Alberta Energy and Utilities Board, the Canadian Oil Sands contain an ultimately recoverable crude bitumen resource of 315 billion barrels, with established reserves of almost 174 billion barrels at December 2004. This represents the second largest recoverable crude oil reserve in the world, behind Saudi Arabia.

World Proved Oil Reserves

Source: EIA

        Capital and maintenance investments in the Canadian Oil Sands have experienced dramatic growth, due to rising global energy demand and advancement in recovery and upgrading technologies. According to Canadian Energy Research Institute ("CERI"), between 2000 and the end of 2007 more than CDN$75 billion was invested in Canadian Oil Sands projects. These large facilities require significant ongoing maintenance. Furthermore, CERI estimates that more than CDN$160 billion in capital expenditures will be spent on new Oil Sands projects for the period from 2008 to 2011.

Historic and Projected Capital Expenditures for Greenfield Projects in the Canadian Oil Sands

Source: Canadian Energy Research Institute

        Canada's National Energy Board estimates that integrated mining and Steam Assisted Gravity Drainage ("SAGD") operations are break-even at benchmark crude prices of US$30 to $35 per barrel, which shows the sustainability of projects in the Canadian Oil Sands.

Historic and Expected Crude Oil Production in the Canadian Oil Sands

Source: Canadian Association of Petroleum Producers

Growth of International Energy Infrastructure

        Dependable infrastructure systems are vital to the economic growth of emerging market economies. As economic globalization continues, infrastructure will play an even more important role for developing countries seeking a role in the global economy. In particular, the long-term growth projections for emerging market economies are unlikely to be realized without significant and sustained investments in energy infrastructure. Global energy infrastructure will continue to grow and experience an influx of significant capital investment as many countries shift to becoming developed industrialized nations. For example, the U.S. Department of Energy estimates that global power generation will double over the next 20 years.

Power Generation

Source: U.S. Department of Energy

Note: Projections are provided in five-year increments.

        The Middle East is currently undergoing a period of significant investment in downstream infrastructure. Worldwide refined products demand continues to grow, with significant regional supply/demand imbalances that facilitate global petroleum products trade. The major producing nations in the Middle East are increasing their investment in downstream processing infrastructure in order to increase supply of refined products and, as exporting nations, capture the regional product spreads between crude oil and refined products. This trend is expected to continue and we expect the associated capital and maintenance spending on new and existing refineries in the region to be significant.

BUSINESS

Our Company

        We believe we are the leading provider of specialty multi-craft services to the North American downstream energy infrastructure market. In 2007, approximately 85% of our pro forma revenue was generated from maintenance and capital expenditures by customers in the refining, Canadian Oil Sands, petrochemical and power generation industries. Our customers consist of a diverse set of the world's largest integrated and independent energy companies and include BP, Royal Dutch/Shell, ExxonMobil, Dow Chemical, Chevron, Syncrude, Suncor, ConocoPhillips, Valero Energy, Marathon and AEP. We currently provide services to five of the ten largest refineries in the United States and to the two largest upgrading facilities in the Canadian Oil Sands.

        Our specialty multi-craft services are required on an ongoing basis throughout the lifecycle of downstream energy infrastructure assets and support the maintenance, inspection, turnaround and expansion of our customers' facilities. These services include work access, which includes front-end application design and project management for highly engineered scaffolding systems, as well as specialty painting and coatings, abrasive blasting, insulation, refractory, corrosion protection and fireproofing. Through this suite of services, we are able to provide our customers with an integrated solution for their non-mechanical in-plant maintenance needs.

        Our customers choose us principally for our ability to provide a single point of contact to manage a growing array of complementary multi-craft services, our excellent safety track record and our ability to provide and manage skilled craftspeople and equipment for large and complex projects. The services we provide are a critical part of ongoing maintenance of our customers' facilities. The successful execution of recurring maintenance helps our customers avoid costly unplanned down-time and ultimately optimizes the efficiency of their facilities. We also provide our services to support the expansion or upgrading of existing energy infrastructure assets and the construction of new facilities in areas such as the Canadian Oil Sands region. We have found that these capital projects typically position us well to secure the attractive long term maintenance contracts that follow.

        Our infrastructure services division designs and supplies engineered equipment for complex construction projects ranging from pre-engineered systems to custom-designed solutions to meet specific customer needs. We participate in large infrastructure projects, including commercial properties, dams, tunnels, bridges, airports, stadiums, power plants, treatment plants and other large structures throughout the world.

        We operate primarily in North America and deliver our services through a network of approximately 200 strategically located service centers, approximately 100 of which are co-located on customer sites. We believe we have the broadest specialty multi-craft services footprint in North America, with a significant presence in all of the major hydrocarbon processing and electricity generation markets. We maintain an extensive field service organization consisting of skilled craftspeople capable of providing various multi-craft services to our customers.

        The following charts show the proportion of our pro forma revenue generated by end market, work type and geography for the year ended December 31, 2007:

Competitive Strengths

        We believe that the following competitive strengths position us to enhance our market position and profitability:

          Single Source Provider of Multi-Craft Services.    We believe we are the leading provider of specialty multi-craft services in the North American downstream energy infrastructure market. Our customers increasingly seek to obtain their maintenance and capital services from a smaller number of larger service providers that are able to meet all of their service and safety needs. We believe our scale, geographic footprint, breadth of services and capital base allows us to benefit from this trend. We believe that our single source business model allows our customers to achieve a number of benefits, including reduced costs, shorter project timeframes, higher quality maintenance and increased safety.

          Longstanding Customer Relationships.    We enjoy long-term relationships with large multi-national customers due in large part to our broad service offering, safety record and experience efficiently managing challenging and complex projects. Our top ten customers have been customers for at least 10 years and our three largest customers have been with us for over 20 years. We believe our customer relationships will continue to strengthen as we expand the range of services we provide.

          Broad Geographic Footprint with Co-Located Sites at Customers' Facilities.    We believe that we have the largest footprint of service locations in the industry, which allows us to serve our customers faster and more efficiently than our competitors. We have a strategically located network of approximately 200 service locations, approximately 100 of which are co-located at our customers' facilities. Our service locations are located near our customers to minimize equipment transportation costs, shorten project lead times for emergency maintenance and strengthen our oversight and project management capabilities.

          Tight Integration with Customer Operations.    The complex and critical nature of our services requires the ongoing involvement of our team with our customers in their planning processes, including scheduling, budgeting and solution design. Early involvement in project planning is required so that we can source labor and equipment in a timely and cost-effective fashion and ensure efficient project execution. The integration of our equipment with our customers' facilities creates high switching costs for our customers. Because our customers view us as a value-added component of the planning process, we have more than 175 long-term contracts (typically three years in length) with our customers under which we are the exclusive provider of specified maintenance services, and have historically achieved a contract renewal rate above 90%.

          Experienced Management Team.    We have an experienced management team with an average of 22 years of relevant industry experience. Several members of our senior management team joined us after holding various senior positions with General Electric. We believe our management team's operational experience, expertise with information technology and human resources management and Six Sigma training differentiate us from our competitors because we can operate more efficiently than smaller operators. Our management team has also successfully integrated multiple acquisitions that have expanded our service offerings, geographic coverage and customer base.

          Safety First Culture.    We focus on safety and continuously strive to provide injury-free project execution. We have received numerous safety awards from our major customers, including Royal Dutch/Shell, Syncrude, ExxonMobil, Dow Chemical, ConocoPhillips and others. In addition to our customers' recognition of our commitment to safety, we have also received awards for safety excellence from the National Petrochemical and Refiners Association. We believe our safety track record and our dedication to safe, reliable and efficient project execution enhances our ability to win new business, retain existing maintenance contracts, contain costs and retain our key employees. Safety is a critical element in our industry and we believe our track record significantly enhances our ability to retain our employees and enhances our long-term relationships with our customers.

Business Strategy

        We intend to continue to focus on our core downstream energy infrastructure markets and expect to benefit from increasing levels of maintenance and capital spending to maintain, expand and optimize an increasingly large and aging energy infrastructure. We expect to capitalize on our strong position with existing customers in our current market segments, while actively pursuing new customers and service opportunities. In order to accomplish these goals, we are focused on the following strategies:

          Capture Our Customers' Increasing Maintenance Spending.    Our customers are increasing their maintenance and capital spending, which is being driven by aging energy infrastructure, increased utilization of facilities and the decreasing quality of crude feedstocks. We intend to leverage our scale and reputation to capture a larger share of this increased spending from customers that recognize the benefits of our single-source capabilities for specialty multi-craft services.

          Cross Sell Services Across Our Existing Customer Base.    We have added a variety of complementary service offerings over the past two years and intend to fully deploy these across each of our service locations. We believe our extensive network of service locations provides us an advantage to cross-sell these additional services. We currently operate in 38% of the existing North American refineries, but only provide our full suite of services in less than five percent of such locations, which creates a significant opportunity to cross-sell additional services in these locations. Our leading market share in work access services provides an entry point to gaining more market share in our other service offerings. As our customers increasingly seek to consolidate service providers, we believe we are well-positioned to capture an increasing share of their expenditures for these non-mechanical services.

          Continue to Diversify Our Service Offerings.    We intend to continue to add new services that will differentiate us as a single-source provider of specialty multi-craft services. Examples of additional services which could represent future growth include non-destructive testing, leak detection, heat tracing, catalyst services, and a range of other specialty multi-craft services. We plan to add these multi-craft service offerings through both internal development of custom services and select acquisitions. Many competitors in our industry are small, narrowly focused service providers that focus on a single core competency in either a specific service or specific geography. We have a successful track record integrating these types of businesses and rapidly growing them by offering their services across our broad footprint and extensive base of customer relationships.

          Expand our Presence in the North American Power Market.    Increasing domestic demand for electricity, coupled with historical underinvestment in the sector is driving significant capital and maintenance spending in the North American power market. Additionally, the large existing installed base of electricity generating capacity requires significant ongoing maintenance. We plan to capture a greater share of this fragmented, growing market by expanding the scope of services offered to our existing power customers and also seeking out new customers.

          Penetrate Additional Energy Segments.    We intend to penetrate high growth segments in the downstream energy infrastructure market in which we currently have a limited presence. These segments include nuclear power, liquefied natural gas and alternative energy operations.

          Increase Our Presence in High Growth International Markets.    We are focused on expanding our business in high growth international markets, where we believe we have a significant opportunity to grow our maintenance and capital business. The installed energy infrastructure overseas is significantly larger than in the U.S. and as a result represents an attractive long-term opportunity. We are focused initially on expanding our existing Middle Eastern operations, a region we believe presents us with a significant growth opportunity tied to continued investment in the region's energy infrastructure facilities.

Specialty Multi-Craft Services

        We provide specialty multi-craft services to our customers, including:

•	Work Access	•	Refractory
•	Specialty Painting, Coatings and Abrasive Blasting	•	Fireproofing and Corrosion Protection
•	Insulation Installation & Removal

Work Access

        Our customers require access to tall and complex structures at their facilities to perform ongoing maintenance, inspection, periodic scheduled turnarounds, capital improvements and emergency repairs. The vast majority of our work access services is performed on large, complex and irregularly shaped equipment, such as crude distillation towers, fluid cat cracker units, large boiler vessels and complex pipe networks. Our services require considerable technical expertise to facilitate access to these complex structures. For a typical project we provide front-end application design, skilled craft labor for the erection and dismantlement of these highly engineered scaffolding systems and full-cycle project management. Work access providers are typically first and last to perform services on a given project as customers require access during the entire project lifecycle. Our work access structures also facilitate additional project services, including many of the specialty multi-craft services we offer.

Specialty Painting, Coatings and Abrasive Blasting

        We provide services for the inspection, removal and application of various coating materials that protect equipment and facilities from corrosion and abrasion and prolong the useful life of our customers' assets. Painting and coating work is recurring in nature, as our customers' regularly inspect, evaluate and replace the protective paints and coatings on their facilities. We offer our customers a sophisticated multi-year asset management program that helps them evaluate and assess the state of their assets and equipment and work with them to develop long-term maintenance plans. Our broad range of painting and coating applications includes airless spray, thermal spray metallizing and high-volume, low pressure spray. A typical coating and painting project requires surface preparation to safely remove the existing coating materials. The types of surface preparation we offer include various abrasive blasting techniques, such as conventional, automated and recycled blasting. We also provide robotic blasting that offers customers a dust free form of blasting. The prepared surface is then coated with an industrial coating that is appropriate to the application taking into consideration the temperature, chemical and general environmental conditions prevailing at the site. These coatings may include polyurethane enamels, chemical, abrasion and corrosion resistant epoxies, polymers, acrylics and alkyds and coatings that contain galvanic protection materials. Thermal spray metalizing coatings may also be used to deposit finely divided metallic or non-metallic materials onto the prepared surface through use of a thermal spray gun utilizing a plasma arc, combustible gas or an electric arc to generate the heat necessary to melt the coating material.

Insulation Installation & Removal

        We specialize in the installation and removal of thermal mechanical piping and equipment insulation of any composition, on either hot or cold application systems, to help our customers achieve desired results for corrosion prevention, process heat conservation, noise reduction, personnel protection and weatherproofing. Insulation installation and maintenance is a critical element in reliability, operational integrity, energy efficiency, process optimization and safety. The majority of the insulation work we perform for our customers is recurring in nature, as insulation is often damaged or requires replacement as it wears out and is often performed as part of other maintenance and repair activities. We also install insulation in new facilities or in connection with capital improvements to existing facilities. Another driver of spending on insulation projects is corrosion under insulation (CUI). CUI refers to the external corrosion of piping and vessels that occurs underneath externally clad/jacketed insulation as a result of the penetration of water, which can decrease the integrity of process equipment. By its very nature CUI tends to remain undetected until either leaks occur or the insulation and cladding/jacketing is removed to allow inspection. CUI is a common problem shared by the refining, petrochemical and power industries. Left untreated, this damaged equipment can malfunction or fail and result in catastrophic accidents. A CUI treatment program involves removal of existing insulation, inspection of the underlying equipment for corrosion, treatment of the equipment and any corrosion with specialty coatings and replacement of the insulation. Many of our customers are currently performing a comprehensive review of their equipment for CUI. Additionally, we are certified by the National Insulation Association (NIA) to provide insulation energy appraisals. These appraisals identify insulation applications for our customers to further reduce energy consumption and improve process efficiency.

Refractory

        Our refractory service offering provides customers with the installation of refractory materials to provide insulation for the interior of very high temperature (above 1100o C) and high pressure environments, such as fluid cat cracker units. Fluid cat cracker units are vessels where crude oil is mixed with catalysts at extreme temperatures and pressures to produce refined products such as gasoline. Refractory material must be chemically and physically stable at high temperatures. Depending on the operating environment it may also need to be resistant to thermal shock, be chemically inert, and/or have specific values of thermal conductivity and coefficient of thermal expansion. We also provide refractory services for other high temperature/pressure vessels in refineries and power plants (e.g., delayed cokers, hydrotreaters, boilers, etc.). This installation work is done either in the field or, particularly in the case of new equipment, in our shops. Due to the extreme conditions within the equipment in which refractory materials are installed, these materials must be replaced on a regular basis. This replacement work must be done when the equipment is shut down and this generally occurs during a scheduled comprehensive turnaround of a facility. We often work on integrated turnaround projects for our customers that require work access and specialty painting or coating services together with refractory work, project management and site supervision.

Fireproofing and Corrosion Protection

        We offer our customers a variety of fireproofing services for heavy traffic areas as well as for confined spaces. Our corrosion protection includes corrosion under insulation and corrosion under fireproofing services. We provide a complete set of services to repair corroded surfaces or areas where water can leak into structures and cause an acceleration of corrosion. For example, a typical corrosion protection project under insulation includes work access, containment of the corrosion, removal and installation of the corroded insulation, abatement, surface preparation, coatings and thermal spray application, inspection and integrity surveys. We install fireproofing materials to the steel structures in both new and existing facilities. These materials are designed to enhance the steel's ability to withstand the extremely high temperatures which may result from explosions or fires.

Infrastructure Services

        Our infrastructure services division designs and supplies engineered equipment for complex construction projects ranging from pre-engineered systems to custom-designed solutions to meet specific customer needs. Our pre-engineered forming and shoring systems are typically rented to customers on a project basis while custom-designed systems are generally sold for use on non-standard structures. We are typically involved early in our customers' project planning phase, during which our engineering staff develops an appropriate solution. Demand for these services is primarily being driven by increased investment in commercial, civil and institutional infrastructure projects including commercial properties, dams, tunnels, bridges, airports, stadiums, power plants, treatment plants and other large structures throughout the world.

        Our infrastructure services division has participated in a broad variety of projects across a diverse geography and currently is involved in the construction of over 750 projects worldwide. Approximately 60% of our revenues in this division are derived from outside the United States in growing markets. We intend to increasingly focus our sales and marketing efforts on projects such as power plants and other heavy construction infrastructure that offer a potential for follow-on work for our other specialty multi-craft services.

        The division has an engineering and design staff of approximately 65 professionals and engineering centers in Toronto, Dubai, Atlanta and Phoenix. It has operations in the U.S., Canada, Mexico and the United Arab Emirates. Our infrastructure services division markets its equipment and services under the Aluma Systems brand name.

        Infrastructure services entered the Dubai market in 2004 and in 2007 had over $28 million of sales out of our Dubai subsidiary. We are now using Dubai as a base to pursue large projects in Abu Dhabi, Qatar, Bahrain, Saudi Arabia and other Gulf Cooperation Council countries, where there are estimated to be construction projects of $1 trillion currently underway. We intend to use our existing infrastructure services business in the United Arab Emirates as a foundation on which to build a specialty multi-craft services business in that country and throughout the Middle East.

Equipment

        We believe we own the largest fleet of work access equipment in North America. We estimate that the replacement cost as of December 31, 2007 of our inventory of work access and forming and shoring equipment is $560.2 million. Our utilization rates for our work access equipment averaged approximately 81% during 2007, which means that at any given time, a significant portion of our equipment was installed (or "in the air") at a customer site.

        When our equipment is located at a customer site, it is often erected and dismantled repeatedly as a part of the ongoing maintenance of the customer facility. A large refinery will have a substantial amount of work access equipment on site and most of the equipment will be in the air at any given point in time. For example, on June 30, 2008 at one refinery, we had equipment with a replacement cost of approximately $8.7 million within the fence of the refinery and 100% of the equipment was in the air. We have had equipment on site at this refinery since 1996 and currently provide work access, insulation and industrial coating services. At another refinery on June 30, 2008 we had equipment with a replacement cost of approximately $7.5 million within the fence of the refinery and 82% of the equipment was in the air. We have had equipment on site at this refinery since 1996 and currently provide work access, insulation and industrial coating services there.

        To track and maximize equipment utilization while minimizing freight costs, we utilize our proprietary PROFIELDsm project management and reporting system. Our team members can access PROFIELDsm through our secure web-portal, which is available from anywhere that internet access capability exists.

Equipment Types

        As part of our work access and infrastructure services, we provide scaffolding and forming and shoring equipment rental. A typical equipment rental service includes front-end application engineering, project management and erection and dismantlement of the equipment. The type of equipment that is specified for a given structure depends on a number of factors, including the shape of the structure, the complexity of the temporary work design, and the type of loads that it must support. Additionally, when renting equipment, the customer's familiarity with, and preference for, a particular type of equipment is taken into consideration. To ensure maximum flexibility to meet the wide range of our customers' requirements, we maintain an extensive inventory of equipment.

        Work Access Equipment.    Our work access services equipment consists of scaffolding which is used to allow safe access to tall, often irregularly shaped, structures. There are three basic types: system, tube-and-clamp and frame-and-brace scaffolding equipment. We own and maintain a large fleet of all three types. Our system scaffolding (also known as modular scaffolding) consists of interlocking horizontal, vertical and platform pieces. System scaffolding is very versatile because pieces can be connected in a variety of ways to conform to contours. We have our own proprietary scaffolding equipment called Sure Lock® which is a lightweight modular scaffold system that provides significant productivity benefits to our customers. It requires no loose fittings, shortens erection and dismantling time and saves labor costs. Each component fits precisely into the unique Sure Lock® rosette, and locks securely by simply hammering a captive wedge into place. The system's pre-engineered and pre-measured components only fit together in a safe and efficient configuration. Our tube-and-clamp equipment, which is the predecessor to system scaffolding, is used in conjunction with system work access solutions on complex structures. Frame-and-brace equipment consists of pre-constructed pieces of vertical panels, supported by diagonal bracing and is typically used on commercial projects as it is less versatile and therefore more limited in its application.

        Infrastructure Services Equipment.    Infrastructure services equipment consists of steel and aluminum interlocking horizontal, vertical, and platform forming and shoring equipment. "Formwork" is a term used to describe the assembly of these pieces into forms that allow the pouring of vertical concrete structures like walls, cores, piers, and columns. "Shoring" is a term used to describe an assembly of these pieces into table-like structures that allow the pouring of horizontal slabs or floors. Shoring is also used to support recently poured horizontal surfaces or loaded horizontal surfaces. The assemblies are custom engineered for the correct geometry and load-bearing capability. Within the categories of forming and shoring, there are several "systems," under many patents and trademarks that we employ. One of our strengths is our flexibility to offer various systems specifically suited to the design of a specific project.

Equipment Sales

        Historically, equipment sales have represented a very low percentage of our total revenue and for the year ended December 31, 2007 (on a combined basis), equipment sales represented approximately 7% of our total revenue. This revenue includes reimbursements from rental customers for lost or damaged equipment, which can be significant. Due to the relatively low margins we have historically received from the sales of equipment as compared to the margins we have historically received from the rental of equipment and associated service revenues, we have traditionally preferred to offer equipment to our customers for rent rather than for sale. Also, our procurement costs were an impediment to enhancing margins from selling equipment.

        However, we now source equipment globally at a cost that allows us to compete with manufacturers for sales to competitors, contractors and plant owners. In addition to generating attractive gross profit margins, the increased volume allows us to lower our procurement costs as we are able to purchase larger quantities of equipment. Some of our customers prefer to own a portion of their total scaffolding or forming and shoring equipment. We have elected to sell these customers a portion of our equipment, as this enhances our relationship with them and positions us to capture future equipment rentals from these customers because they prefer to rent the same type of work access equipment as they own.

        We also sell equipment from our existing fleet, which allows us to "refresh" our inventory with new equipment and to rebalance the geographical distribution of our equipment.

Sales and Marketing

        We have developed an experienced and knowledgeable sales team that includes a Vice President of Sales and Marketing and approximately 140 business development managers, sales managers and associates. In addition, our regional operating presidents and branch operating managers are heavily involved in the selling process. Through this structure, we have a localized and customer-centric sales strategy and team with strong coordination and support across the entire company. Our overall sales strategy is provided by the Vice President of Sales and Marketing. However, the sales managers for each business segment have a region-level strategy to ensure local market dynamics are considered. The regional sales managers report directly to the regional operating presidents to enhance sales team development and ensure that the local sales and overall business strategies are aligned.

        Our national account sales strategy is to secure contractual agreements at a national or global level with significant end-user, engineer-constructor and equipment/service providers in the energy related markets. These agreements are managed at both the local and national level to ensure consistent performance and customer satisfaction. Our centralized marketing organization develops and distributes the following to the sales organization: sales presentations, marketing brochures, direct mail campaigns, market data, specific capital and maintenance project leads, etc. The marketing organization also leads all advertising, website, tradeshow and other significant customer event activities.

Customers

        We have strong, longstanding relationships with our largest customers. Our 10 largest customers accounted for 29% of our 2007 revenues. We also have two customers each of which has accounted for between 5% and 10% of our revenues for each of the past three years. Most of our contracts are multiple-year agreements; however, they may be terminated by our customers at any time upon notice. We have historically enjoyed very high contract renewal rates of greater than 90%, due in large part to the embedded nature of our services.

Tradenames

        We use a variety of different tradenames. In the United States, our specialty multi-craft services business operates generally under the name Brand Energy & Infrastructure Services. Within this business, we offer services under the name Brand Energy Solutions and Brand Industrial Solutions. We continue to offer specialty multi-craft services through certain of the companies we have acquired, including Protherm Services Group LLC and Doug Chalmers Construction Limited. Our contracts with unions in the U.S. are with Brand Energy Services LLC.

        In Canada, we provide our specialty multi-craft service offerings through Aluma Systems, Inc. Aluma Systems is also the name under which our infrastructure services business is conducted.

Competition

        We operate in a highly competitive industry. The specialty multi-craft services industry is comprised of firms such as The Brock Group, Safway (ThyssenKrupp), Jacobs, Patent (Harsco), Foster Wheeler and McDermott, and a large number of small local and regional specialty service providers. As a result, we compete on the basis of delivered price as well as on the basis of customer service and safety.

        We emphasize our dedication to safety and our ability to provide a customized and integrated service offering that meets our customers' complex needs in a safe, fast and reliable manner. We believe our close customer relationships, network of service centers, well-known brand name, broad range of service offerings and extensive equipment inventory provide important competitive advantages.

Employees and Dependence on Labor

        We typically employ a staff of between 11,000 to 14,000 individuals, with on average approximately 10,600 employees in the U.S. and 1,700 in Canada. Approximately 400 of these individuals are employed by the infrastructure services division and the remainder by our specialty multi-craft services business. Included in this larger population of employees is a core work force of salaried employees as well as skilled craft employees who work for us on a continuous basis. We supplement our core work force with temporary workers who are hired on an as needed basis. Our scale allows us to provide continuous employment to our skilled craft employees, which helps us recruit and retain skilled workers and is an important advantage in the competitive labor markets we face. Since much of our work is labor intensive, our ability to attract and retain highly skilled workers is a key competitive advantage. We also provide our workers with the opportunity to participate in mentoring and job skills training programs, which further enhances our ability to attract and retain workers. Finally, our reputation for safety helps us recruit and retain skilled workers.

        Approximately 35% of our employees are represented by a labor union. Our union business is conducted in the U.S. by Brand Energy Services LLC. We have over 50 separate agreements with labor unions that cover these employees. We have excellent relations with these unions and have never experienced a material work stoppage as a result of labor disagreements, strikes or other types of conflicts with unions or personnel.

Safety Organization and Training

        Performance of our services requires the use of equipment and exposure to conditions that can be dangerous. The safety performance of a multi-craft services contractor is perhaps one of the most important criteria used by customers in the selection of their service providers. We believe our excellent safety track record enhances our ability to win new business, retain existing maintenance contracts, contain costs and retain our key employees.

        Our policies require that employees complete our orientation program and the prescribed training programs of the location unit for which they work. We have established a company-wide training and educational program, as well as comprehensive safety policies and procedures, by sharing best practices throughout our operations. Each of our locations is required to have a safety training plan as a part of our ongoing safety program.

        Our Safety organization consists of approximately 70 full time professionals who are responsible for developing and implementing policies and procedures and monitoring the success of our safety program. These professionals supervise a much larger team of field personnel who are responsible for the day to day safety monitoring of our work. Our policies specify that there is to be a designated person with safety responsibilities at each location where we have five or more people regularly employed. Our safety professionals and management participate in regular safety inspections and more formal audits of our sites through our Gold Link program that evaluates the safety readiness of the site according to eight different criteria. Last year, we conducted 83 Gold Link audits and we plan to conduct approximately 100 audits in 2008.

        Our training, safety program and professionals have helped us achieve industry leading safety performance. One measure of safety performance specified by OSHA is the total OSHA recordable ("TOR"), incident rate, which is a measure of medical treatment cases meeting OSHA's criteria for recordability per 100 employees per year. Our overall TOR rate for 2007 was 0.71 and was 0.50 for the first six months of 2008. In comparison, the TOR rate in 2006 for our industry group was 5.2.

Properties

        We have a strategically located network of approximately 200 service locations, approximately 100 of which are co-located at our customers' facilities. We maintain a substantial inventory of work access and infrastructure services related equipment at our field offices as well as at customer sites throughout the U.S., Canada, Mexico and Dubai. Our facilities are concentrated near our customers to minimize transportation costs, shorten project lead times and strengthen our oversight and project management abilities. Of our 106 locations that are not co-located at our customers' facilities, we own four properties in Canada, twelve in Texas, and one each in Alabama, Florida, Georgia, Illinois and Louisiana and we lease the remaining 85 facilities. Our facilities typically include a small office, warehouse and yard and range in size from 2,000 to 65,000 square feet under roof with yards from half an acre to more than ten acres. We also operate five facilities in Texas and one in Louisiana where we apply specialty coatings to equipment prior to installation in a customer's facility.

Legal and Environmental Matters

        We are a party to various legal proceedings and administrative actions, all of which are of an ordinary or of a routine nature incidental to our operations. In the opinion of our management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

        In February, May and June 2006, U.S. Immigration and Customs Enforcement ("ICE") detained a total of 17 employees working in our Denver regional office after determining that such employees were not authorized to work in the U.S. We terminated the detained workers and, after an internal review by company personnel in our Denver regional office, we terminated an additional 16 employees who were determined to have presented us with fraudulent identification documents. In addition, in connection with such actions, ICE requested that we provide it with I-9 immigration forms and copies of identification documents related to the detained workers and other workers in our Denver regional office. Following these events, we conducted a review of our policies and procedures regarding the hiring of new employees and engaged external legal counsel to conduct an investigation of hiring procedures and documentation in certain important branches in each region of the country where we operate. That review led to the termination of an additional two employees in our Denver and Dallas divisions. Based on the review of our policies and procedures, we believe that our policies, procedures and practices relating to the hiring of workers are designed to be, and are substantially, effective in complying with the company's legal obligation to not knowingly hire undocumented workers. Nevertheless, following the completion of the investigation, we decided to institute a new training program and other procedures designed to improve the detection of false employee identification documents.

        We are subject to stringent U.S. and foreign, federal, national, provincial, state and local laws and regulations relating to environmental protection, including laws and regulations governing the use, generation, storage, handling, transportation and disposal of hazardous substances (such as petroleum and asbestos), the emission and discharge of hazardous substances into the ground, air and water and workplace health and safety. We are also required to obtain environmental permits from governmental authorities for certain operations, including our painting, specialty coating and abrasive blasting operations. Compliance with these laws, regulations and permits has not had, and, assuming our future operations remain comparable to our current operations, we do not anticipate that such compliance in the future reasonably could have, a material effect on our earnings or competitive position. We have not made in the past three years, and we do not anticipate making for the remainder of our current fiscal year, any material capital expenditures for environmental control facilities. However, we, or the companies we have acquired, may not have been or may not be at all times in compliance with applicable environmental, health and safety laws, regulations and permits. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. Additionally, in connection with our acquisition activities, we have acquired and may in the future acquire properties that have contamination and/or other environmental issues. While we intend to conduct customary environmental reviews on certain properties that we may acquire, such assessments, if conducted, may not identify all contamination or other environmental issues. Certain environmental laws impose liability on current or previous owners or operators of real property or arrangers for disposal of hazardous substances for the cost of investigating and cleaning up contamination, even if the owner, operator or arranger did not know of or was not responsible for such contamination. We could also be held liable for any and all consequences arising out of human exposure to such hazardous substances or other environmental damage. Our costs of complying with current and future environmental, health and safety laws, regulations and permits, and our liabilities relating to contamination or exposure to hazardous substances may adversely affect our business, operating results or financial condition.

        In the course of our due diligence procedures with respect to our acquisitions of Protherm and ISI, we identified a total of two ISI and five Protherm facilities that had varying degrees of environmental contamination. Each of these facilities is located in Texas. As a part of the agreement reached in respect of each transaction, each seller agreed that the environmental issues were to be jointly addressed by the seller and us following the closing of the respective transaction in order to bring the facilities into compliance with environmental laws applicable to facilities of this nature. In addition, each of the sellers agreed that where required by law, environmental issues would be reported to the Texas Commission of Environmental Quality ("TCEQ"). Pursuant to our agreement with the sellers, two former ISI facilities and three Protherm facilities have also been entered into the TCEQ's Voluntary Clean-up Program ("VCP") and remediation activities at these sites will be undertaken under supervision of the TCEQ. We believe that the amounts held in escrow in respect of each of the Protherm and ISI transaction are sufficient to fund the respective seller's obligations under the acquisition agreements and our and their obligations to the TCEQ under the VCP. It is possible, however, that during ongoing and future investigation and remediation activities at these sites, we may identify environmental contamination issues that are more significant than we currently expect and that, as a result, the funds available to us from the sellers may not be adequate to fully address such issues.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding our current directors and executive officers. Each director and officer will hold office until a successor is elected and qualified or until his earlier death, resignation or removal.

Name	Age	Position and Offices
Paul T. Wood	47	Chief Executive Officer, President and Director
Anthony A. Rabb	40	Chief Financial Officer, Treasurer and Vice President, Finance
James R. Billingsley, Jr.	46	Secretary, Vice President and General Counsel
George R. Bissel	50	Vice President, Resources Management
George R. Fleck	49	Vice President, Human Resources & Safety
Albert A. Reeves	46	Vice President, Sales, Marketing & Business Development
John A. Durkee	46	President, East Region
James "Marty" McGee	52	President, Gulf Region
Joseph A. Sadowksi	43	President, West Region
Stephen F. Tisdall	54	President, Infrastructure Services
David J. Witsken	40	President, Canada Region
Timothy H. Day	37	Chairman of the Board of Directors
Kenneth W. Moore	39	Director
Jeffrey K. Quake	34	Director
Jeffrey G. Marshall	63	Director

        Paul T. Wood has served as our Chief Executive Officer and President and as one of our directors since January 1, 2005. Immediately prior to joining us, Mr. Wood had been employed by General Electric from 1990 until 2005. During that time Mr. Wood served in a series of functional and general management assignments, and most recently was the General Manager of GE's Installation and Field Services business, a worldwide provider of installation and maintenance services for the utility, refinery and chemical industries. Mr. Wood has over 20 years of general management and industry experience. Mr. Wood holds a B.S. and M.S. from the Ohio State University in Welding & Metallurgical Engineering, graduated from General Electric's executive management training program and is a certified Six Sigma Black Belt.

        Anthony A. Rabb has served as our Chief Financial Officer and Vice President, Finance since April 2005. Mr. Rabb has over 17 years experience with manufacturing and service companies in North America, Europe and Asia. From 2001 until joining us in 2005, Mr. Rabb served as the Chief Financial Officer for General Electric's Infrastructure Sensing unit in Atlanta, Georgia. This unit was a $500 million technology and manufacturing company with over 3,000 employees in 17 countries. Prior to that position Mr. Rabb was Director of Operations Planning and Analysis for the Webvan Group. Mr. Rabb began his career in 1991 with General Electric and served in various financial management positions of leadership in the U.S. and Europe. He is also a graduate of GE's Financial Management Program and holds a B.A. in Economics from the University of Colorado.

        James R. Billingsley, Jr. has served as our Vice President and General Counsel since May 2006 and was appointed our Secretary in June 2006. Immediately prior to joining us, Mr. Billingsley spent over six years in various legal positions at General Electric, most recently as Strategic Transactions Counsel for GE Commercial Finance and prior to this as Senior Counsel, Transactions for GE Industrial Systems. In his positions at General Electric, Mr. Billingsley served as lead internal counsel on business acquisitions and dispositions, joint ventures and a variety of corporate matters. Prior to joining General Electric, Mr. Billingsley was a Senior Associate with the law firm of White & Case LLP, where he had been employed since 1987 in the firm's New York, Jeddah and Riyadh offices.

Mr. Billingsley received a B.A. from Bowdoin College and a J.D. from the University of Virginia School of Law.

        George R. Bissel has served as our Vice President, Resources Management since March 2005. From 1980 until joining us in March 2005, Mr. Bissel spent over 24 years at General Electric, most recently as Program Manager for strategic planning and business modeling with GE Energy Services. Mr. Bissel received a B.S. from Worchester Polytechnic Institute. He is a graduate of the GE Manufacturing Management Program and is a certified Six Sigma Black Belt.

        George R. Fleck has served as our Vice President, Human Resources & Safety since January 2006. From June 2002 until joining us in January 2006, Mr. Fleck was Vice President—Human Resources for Wise Foods, a $400.0 million regional snack food provider which is owned by a private equity firm. Before joining Wise, Mr. Fleck spent 12 years with Philips Electronics where he held various roles of increasing responsibility in Human Resources. Mr. Fleck received an M.B.A. from the University of Toledo and a B.S. from Wright State University.

        Albert A. Reeves has served as our Vice President—Sales, Marketing and Business Development since July 2007. Prior to joining us, Mr. Reeves spent 23 years with General Electric in a variety of functional and general management assignments with GE's Energy and Industrial business sectors. Most recently, Mr. Reeves was the General Manager—Large Projects for the Electrical Products business serving the utility, oil and gas, engineer/construction and process industries. Mr. Reeves holds a B.S. in Marine Engineering from the United Sates Merchant Marine Academy, an MBA from Tulane University, and is Six Sigma Certified.

        John A. Durkee has been our President, East Region since January 2006. From 1991 until joining us in January 2006, Mr. Durkee spent 15 years in various positions of leadership at General Electric, most recently as the General Manager of the Northern Region for Energy Services. Mr. Durkee received a B.S. from Manhattan College. He is a graduate of the GE Field Engineering Program and is Six Sigma Certified.

        James "Marty" McGee has served as our President, Gulf Region since 1996. From 1993 until 1996, Mr. McGee held various regional management positions with RIS and Waste Management Technologies. He has been with us in various management positions since 1981, including President, Southern Regional Scaffolding in 1993, Southern Region Manager in 1994 and Vice President, Southern Operations for WMX Services group, from 1995 to 1996.

        Joseph A. Sadowski has served as our President—West Region since January 2007. Mr. Sadowski was hired as our Vice President—Sales, Marketing, and Business Development in November 2006. Prior to joining us, Mr. Sadowski spent 18 years in various sales and operations leadership roles at General Electric, most recently as Service Director in the Energy Services business division. Mr. Sadowski spent the first 15 years of his career in GE's Industrial business division. Mr. Sadowski holds a BS from Pennsylvania State University in Electrical Engineering Technology, an MBA from the University of Pittsburgh and is Six Sigma Certified.

        Stephen F. Tisdall has been our President, Infrastructure Services since July 2005. From 1992 until joining us in July 2005, Mr. Tisdall was President, Concrete Construction of Aluma Systems, Inc. He has over thirty years of experience in various positions worldwide, including careers with RMD, Symons, and SGB. Mr. Tisdall studied Civil Engineering and Concrete Technology in Dublin and London.

        David J. Witsken has served as our President—Canada Region since November 2006. He joined us as Vice President, Sales, Marketing & Business Development in May 2005. Prior to joining Brand, Mr. Witsken spent 18 years in various positions of leadership at General Electric, most recently as General Manager in the Energy Services business division. Mr. Witsken received a B.S. from the University of Cincinnati, an M.B.A. from Westminster College and is Six Sigma Certified.

        Timothy H. Day has been the Chairman of our Board of Directors since the Transaction in February 2007. Mr. Day is a Managing Director of First Reserve Corporation, which he joined in November 2000. Before joining First Reserve Corporation, Mr. Day was employed by SCF Partners, a private equity investment group specializing in the energy industry. Prior to SCF Partners, Mr. Day spent three years with CS First Boston and Salomon Brothers. Mr. Day holds an MBA from Harvard Business School.

        Kenneth W. Moore has been a member of our Board of Directors since the Transaction in February 2007. Mr. Moore is a Managing Director of First Reserve Corporation, which he joined in January 2004. Prior to joining First Reserve Corporation, Mr. Moore was a Vice President at Morgan Stanley, an investment bank, from 2000 until 2004. Prior to joining Morgan Stanley, Mr. Moore was an Associate at Chase Securities from 1998 until 2000. Mr. Moore holds an MBA from Cornell University.

        Jeffrey K. Quake has been a member of our Board of Directors since the Transaction in February 2007. Mr. Quake is a Director of First Reserve Corporation, which he joined in 2005. Prior to joining First Reserve Corporation, Mr. Quake was an investment professional at J.P. Morgan Partners from 1998 to 2005. Prior to J.P. Morgan, he was employed at Lehman Brothers, Inc. Mr. Quake holds an MBA from Harvard Business School.

        Jeffrey G. Marshall was appointed to our Board of Directors in December 2005. Mr. Marshall currently is Chairman of Smith Marshall, a strategic consultancy partnership, and Lakefield College School Foundation. He is a member of the board of directors of Toronto Hydro Corporation and Ormet Corporation, where he also serves as chair of the compensation committee of their respective boards; Catalyst Paper, where he also serves on the environmental health and safety committee and the audit committee; and Neenah Foundry Company, where he also serves on the audit committee. From 1997 to 2003, Mr. Marshall was President and Chief Executive Officer of Aluma Enterprises, Inc.

Board Structure

        Our Board of Directors currently consists of five directors, one of whom is independent. Our Board of Directors has determined that Jeffrey G. Marshall qualifies as an independent director under the applicable provisions of federal securities laws and the rules and regulations of the New York Stock Exchange (NYSE). We expect to add another independent director within three months after the date the registration statement is declared effective and one additional independent director to our Board of Directors within twelve months after the registration statement is declared effective.

        Depending on the size of this offering, we will be a "controlled company" under the New York Stock Exchange corporate governance rules if First Reserve and its affiliates continue to own more than 50% of our common stock after the completion of this offering. As a result, we would be eligible for exemptions from provisions of these rules requiring a majority of independent directors, nominating and corporate governance and compensation committees composed entirely of independent directors and written charters addressing specified matters. If available, we intend to take advantage of these exemptions. In the event that we are not, or cease to be, a controlled company within the meaning of these rules, we will be required to comply with these provisions within the transition periods specified in the New York Stock Exchange corporate governance rules.

Board Committees

        Our Board of Directors currently has an audit committee, a compensation committee and a nominations and corporate governance committee.

Audit Committee

        Our audit committee consists of Jeffrey G. Marshall, Timothy H. Day and Jeffrey K. Quake. Mr. Quake serves as the audit committee chairman. We expect that our audit committee will be comprised of three independent directors within the transition periods specified in Rule 10A-3 under the Exchange Act. Following this offering, the audit committee will be required to have at least one member who qualifies as an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K. The audit committee is governed by a written charter which will be reviewed, and amended if necessary, on an annual basis. The audit committee's responsibilities include (1) appointing, retaining, compensating, evaluating and terminating our independent auditors and approving in advance any audit or non-audit engagement or relationship between us and such auditor, (2) approving the overall scope of the audit, (3) assisting the Board of Directors in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditors, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the audit committee's written charter, (12) reviewing with management any legal matters that may have a material impact on us and our financial statements and (13) reporting regularly to the full Board of Directors.

        Prior to consummation of this offering, the audit committee will approve and adopt a Code of Ethical Business Conduct for all employees and an additional Officer Code of Ethics for all of our executives and financial officers, copies of which will be available at no cost upon written request by our stockholders.

Compensation Committee

        Our current compensation committee consists of Jeffrey G. Marshall, Timothy H. Day and Kenneth W. Moore. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our Chief Executive Officer and other executive officers, (3) developing and recommending to the Board of Directors compensation for board members, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans, (7) overseeing compliance with any applicable compensation reporting requirements of the SEC, (8) approving the appointment and removal of trustees and investment managers for pension fund assets, (9) retaining consultants to advise the committee on executive compensation practices and policies and (10) handling such other matters that are specifically delegated to the compensation committee by the Board of Directors from time to time.

Compensation Committee Interlocks and Insider Participation

        We do not anticipate any interlocking relationships between any member of our compensation committee and any of our executive officers that would require disclosure under the applicable rules promulgated under federal securities laws.

Nominations and Corporate Governance Committee

        Our nominations and corporate governance committee consists of Jeffrey G. Marshall, Timothy H. Day and Jeffrey K. Quake. The nominations and corporate governance committee was established in connection with this offering and is responsible for (1) developing, recommending and reviewing the adequacy of the corporate governance principles applicable to us, (2) consulting with our audit committee and the Board of Directors regarding the adoption of a code of conduct applicable to all employees and directors when required by the rules of the NYSE and adopting procedures for monitoring and enforcing compliance with such code of conduct, (3) reviewing our compliance with state and federal laws and regulations and with the NYSE corporate governance listing requirements, (4) making recommendations to the Board of Directors regarding the size and composition of the Board of Directors, (5) establishing criteria for the selection of new directors to serve on the Board of Directors and reviewing the appropriate skills and characteristics required of directors, (6) identifying, screening and recommending nominees to be proposed by us for election as directors at the annual meeting of shareholders, or to fill vacancies, (7) considering and reviewing the qualifications of any nominations of director candidates validly made by shareholders, (8) reviewing the committee structure of the Board of Directors and recommending directors to serve as members of each committee, (9) overseeing the annual evaluation of management, the Board of Directors, its members and committees and (10) establishing criteria for and leading the annual performance self-evaluation of the Board of Directors and each committee.

Director Compensation

        We do not currently pay any fees to our directors other than our independent director. Currently, our independent director is eligible to receive an annual retainer of $50,000, payable in equal quarterly installments. Following the consummation of this offering, our non-executive directors will be entitled to receive director fees as determined by the compensation committee of our Board of Directors. We reimburse all of our directors for customary expenses incurred in connection with attending meetings of our Board of Directors.

Executive Compensation

Compensation Discussion & Analysis

        The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended December 31, 2007 should be read together with the compensation tables and related disclosures about our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs summarized in this discussion.

Executive Summary

        The primary objectives of our compensation program are to attract and retain talented executives to lead our company and create value for our shareholders. Our compensation program establishes a link between sustained corporate performance and individual rewards, such as ownership opportunities for our executives and key employees. We believe this link ensures a balance between delivering near-term results and creating long-term value for our stockholders.

        We foster a performance-oriented culture that aligns individual accomplishments with organizational objectives. Company performance and accomplishments are the primary measures of success upon which we structure our compensation program. We evaluate and reward our named executive officers based upon their contributions to the achievement of our goals.

        We reinforce our overall compensation objectives by compensating our named executive officers primarily through base salary, annual cash incentive compensation, long-term equity appreciation opportunities, competitive benefits packages and, in certain cases, severance and termination protections.

        Our named executive officers for the fiscal year ended December 31, 2007 were: Paul T. Wood (Chief Executive Officer & President), Anthony A. Rabb (Chief Financial Officer, Treasurer & Vice President Finance), David J. Witsken (Vice President & President Canada Region), Stephen F. Tisdall (Vice President & President, Infrastructure Services) and James R. Billingsley, Jr. (Vice President, General Counsel and Secretary).

Overview of Compensation Philosophy and Objectives

        Our compensation program for named executive officers is designed to establish a link between the long-term interests of stockholders and individual rewards, such as ownership opportunities for our executives and key employees. Our program is also designed to retain key executive talent while also encouraging our executives to think and act like company owners, focusing on increasing shareholder value in the short and long-term by thinking strategically and maximizing financial performance, while mitigating risks. The compensation program is implemented through a joint effort of executive management and our Board of Directors. In addition, certain aspects of the compensation program, and in particular the overall design of and equity allocation in connection with the 2007 FR Brand Management, L.P. Management Interest Plan (the "Management Interest Plan"), were arrived at as the result of negotiations between management and First Reserve with First Reserve using equity compensation at its other portfolio companies as a reference.

        Our named executive officers are compensated with a combination of base salary, annual cash incentive opportunities and long-term equity appreciation. Our named executive officers are also provided with a benefits package that is generally available to all of our management employees.

        The primary objectives of our compensation program are to attract and retain quality management talent to foster company growth and to encourage the achievement of key financial and strategic goals by linking overall company performance and individual compensation. This linkage encourages the commonality of interest between management and shareholders.

Overall Compensation Objectives

        Our compensation program objectives are to:

  1.
  attract and retain qualified executives who are critical to our long-term success;

  2.
  provide levels of compensation that are competitive with others with similar responsibilities in comparable industries; and

  3.
  incentivize the executives to achieve our annual and long-term performance goals which directly drive value creation for the executives and shareholders.

Our Compensation Committee

        Prior to the Transaction, our former Board of Directors had a compensation committee that established and reviewed the compensation program for our named executive officers (the "Former Compensation Committee"). The Former Compensation Committee ceased to function as a result of the change in the composition of our Board of Directors following the Transaction. A new compensation committee of our Board of Directors was established in June 2008 in anticipation of the consummation of this offering (the "Current Compensation Committee"). Going forward, the role of the Current Compensation Committee will be to establish, review and approve the compensation program for our named executive officers and ensure on an ongoing basis that the program is effectively implementing our compensation philosophy. The Current Compensation Committee consists of Messrs. Marshall, Day and Moore. When we refer to the "compensation committee" in this section we are referring to (1) the Former Compensation Committee for decisions made prior to the Transaction, (2) our full Board of Directors for the period from February 8, 2007 to June 28, 2008 and (3) our Current Compensation Committee for periods subsequent to June 28, 2008.

Compensation Evaluation Process

        The determination of the compensation package of our named executive officers was determined largely by the compensation committee. Certain aspects of our compensation package, and in particular the overall design of and equity allocation to the Management Interest Plan, were arrived at as a result of negotiations between management and First Reserve. The goal of these determinations and negotiations was to provide each of our named executive officers a competitive compensation package that includes a base salary, annual incentive opportunities and long-term equity appreciation. The compensation committee and, in respect of compensation for the year ended December 31, 2007, First Reserve, reviewed the base salary, annual incentive opportunities and equity components of our Chief Executive Officer's compensation. Our Chief Executive Officer, along with input from our Vice President of Human Resources, evaluated the different compensation elements for our other named executive officers. Our Chief Executive Officer discussed executive compensation matters and reviewed his recommendations with First Reserve and the full Board of Directors and going forward will discuss these matters and recommendations with the compensation committee on at least an annual basis. During the year ended December 31, 2007, we did not retain a compensation consultant to review our executive compensation policies and procedures, and we have not benchmarked our executive compensation to any specific peer group. Subject to the terms and conditions of any applicable employment or similar agreements, the compensation committee has the discretion to increase or decrease individual compensation components for our named executive officers after reviewing our Chief Executive Officer's recommendations.

Elements of Compensation

        The compensation of our named executive officers consists of the following elements:

  Salary

        In general, we use base salary as a principal means of providing cash compensation for performance of a named executive officer's essential duties. Base salaries for our named executive officers are determined on an individual basis and are based on the level of job responsibility in the organization, past experience and market comparisons and are intended to provide our named executive officers with a stable income. The base salaries are to compensate the named executive officer for day-to-day services provided to the organization. Salaries are reviewed annually by the Chief Executive Officer and Vice President of Human Resources who then present recommendations for any changes to the Board of Directors for review and approval each February. All proposed adjustments to the base salaries of our named executive officers are reviewed and approved by the Board of Directors and in the future will be reviewed and approved by the compensation committee.

        Our named executive officers' base salaries also reflect (1) the initial base salaries that we negotiated with them at the time of their initial employment, promotion or employment agreement re-negotiation and (2) our subsequent adjustments to these amounts, which are primarily attributable to annual performance reviews and changes in roles and responsibilities.

        During the year ended December 31, 2007, the following named executive officers' base salaries were increased as follows:

	2006 Salary	Increase in Dollars	Salary 2007	Effective Date
Paul T. Wood, Chief Executive Officer and President	$400,000	$25,000	$425,000	1/23/2007
Anthony A. Rabb, Chief Financial Officer and Vice President, Finance	$198,000	$52,000	$250,000	2/12/2007

        The Company considered the following factors in connection with the base salary increases for Messrs. Wood and Rabb: industry conditions, company performance, individual performance and company strategic plans and goals. Our Board of Directors, in consultation with Mr. Wood, elected to tie more of Mr. Wood's compensation to company performance, thus putting more of Mr. Wood's compensation at risk, and therefore set a lower percentage base salary increase and a higher percentage bonus opportunity. However, this approach was not taken with Mr. Rabb and, accordingly, Mr. Rabb's percentage base salary increase was higher than that for Mr. Wood.

  Incentive Compensation

        Named executive officers participate in the Brand Management Incentive Compensation Plan, which we refer to as the MIC Plan, which provides an annual opportunity to earn a cash incentive award. In order to participate in the MIC Plan, an employee must be employed by us for at least one full quarter of the plan year. The annual incentive program is performance-based to promote and reward business results. The annual targets that form the basis for the calculation of awards under the MIC Plan are established in February of the year to which the awards relate. The awards are paid no later than March 15th of the following year after audited year-end financial results are available and the awards are approved by the compensation committee. To receive payment under the MIC Plan, eligible employees must be employed on the payment date, unless otherwise provided for in the plan. Employees who have been employed for less than the full year will be eligible for a bonus on a pro-

rated basis for each full month employed. The MIC Plan is offered at our discretion and we reserve the right to administer, amend or terminate the plan at any time.

        Awards are based on a formula, which is tied to our annual results. Target payments are based on our performance and metrics that relate to each employee's role and potential contribution to our stated business plan. For the named executive officers, the payment opportunities range from zero percent to 200% of annual base salary in the case of Mr. Wood, 150% of annual base salary in the case of Mr. Rabb and 120% of annual base salary in the cases of Messrs. Witsken, Tisdall and Billingsley. Actual awards are based on performance. Payments under the program are based on each executive's achievement of established targets based on his area of responsibility. The compensation committee believes the performance measurements and resulting awards are consistent with our stated compensation philosophy and objectives and the creation of shareholder value. The performance measurements and resulting awards will be reviewed and set by the compensation committee each year.

        The compensation committee establishes the MIC Plan targets annually based on our annual business plan. They review the recommendations of management and make adjustments if required to keep our compensation plan in line with our philosophy and objectives. The goal of the MIC Plan is to encourage our named executive officers to focus on growth, operational improvement and shareholder value. The MIC Plan is also designed to promote company-wide growth and create shareholder value by encouraging the named executive officers to grow our operations and improve safety and cash flow. The plan is further designed to motivate named executive officers to manage resources cooperatively to promote our overall results.

        The MIC Plan targets for Messrs. Wood, Rabb and Billingsley for 2007 were focused on our growth. Targets were established for growth in EBITDA and shareholder value (unit price). A percentage of the bonus opportunity is allocated to each component. The allocations for the year ended December 31, 2007 are described below. EBITDA is measured against prior year results with the expectation of year-over-year growth. The EBITDA growth target is based on the business plan for such year and expected growth. The unit price growth target is based on a formula including debt reduction and EBITDA growth. Any acquisitions during the year are included on a pro forma basis and the EBITDA growth component of the unit price calculation is adjusted accordingly.

        For 2007, EBITDA growth targets ranged from $134.4 million to $155.1 million (or 0% to 15% growth), with payments ranging from 0% to 100%. Because our EBITDA exceeded the top-most target, the payouts for 2007 were 100% of their respective bonus opportunities. Unit price growth targets ranged from $10 to $16.10 (or 0% to 61% growth), with payouts ranging from 0% to 100%. Because our unit value exceeded the top-most target, the payouts for Messrs. Wood, Rabb and Billingsley for 2007 were 100% of their respective bonus opportunities.

        The following is an illustration of the bonus formula, using Mr. Wood's compensation as an example. Mr. Wood's maximum bonus opportunity is 200% of his base salary of $425,000, for a total bonus opportunity in dollars of $850,000. Of that amount, 160% is based on the EBITDA growth targets and 40% is based on the unit price growth targets. Thus, 80% (160% of 200%) is EBITDA-based and 20% (40% of 200%) is unit price growth-based. In 2007, Mr. Wood earned a 100% payout of the $850,000 total bonus opportunity, consisting of $680,000 out of a potential $680,000 since the EBITDA targets were exceeded, plus $170,000 out of a potential $170,000 since the unit price growth targets were exceeded. This brought Mr. Wood's total bonus in 2007 to $850,000 out of the potential bonus opportunity of $850,000.

        The MIC Plan targets for Messrs. Tisdall and Witsken, are based on company-wide EBITDA growth, EBITDA growth within their applicable business segment, segment safety performance and segment cash flow (days sales outstanding (DSO) and accounts receivable (AR) improvement). A percentage of the bonus opportunity is allocated to each component. The allocations for the year ended December 31, 2007 are described below. The company-wide EBITDA growth target is determined in the same manner described above with respect to the Chief Executive Officer, Chief Financial Officer and General Counsel MIC Plan targets. Segment EBITDA growth targets are established based on expected growth over the prior year EBITDA results for the applicable business segment. Safety targets are based on year-over-year improvement in total Occupational Safety and Health Administration (OSHA) recordable incidents (TOR) and claims cost per hour (CCPH). The targets are based on continuously improving the regional results in TOR and CCPH. The targets are established based on the prior year's results. The cash flow measurements of DSO and AR improvement are established based on improvement over the prior year's results for the named executive officer's assigned area of responsibility.

        As indicated above, the segment-level targets are set to ensure our achievement of our overall strategic and yearly operating plans and are designed to reward year over year growth and operating improvement. Targets are set such that, if performance is at expected levels, an executive would receive approximately 65% of his or her bonus opportunity. To receive more than 65% of the bonus opportunity, an executive must achieve superior performance that exceeds budgeted growth and operating targets for his or her segment. Bonuses are allocated on a sliding scale based upon the extent to which an executive falls short of or exceeds the targets. The budgeted targets are set at aggressive, but realistic, levels. Over the last two years, most targets have been achieved so that bonuses have generally been consistent with the expected 65% of bonus opportunity, but only one of the region presidents was able to earn a bonus payout of 100% of bonus opportunity.

        The following is an illustration of the bonus formula, using Mr. Witsken's compensation as an example. Mr. Witsken's maximum bonus opportunity is 120% of his base salary of $240,000, for a total bonus opportunity in dollars of $288,000. Of that amount, 50% is based on the Company EBITDA growth targets, 40% is based on the Canadian Region EBITDA targets and 30% is based on specific objectives broken out as 10% safety target, 10% days sales outstanding target and 10% accounts receivable improvement target. Thus, 42% (50% of 120%) is Company EBITDA-based, 34% (40% of 120%) is Region EBITDA-based, and 24% (30% of 120%) is specific objective-based. In 2007, Mr. Witsken earned 83.4% of the $288,000 total bonus opportunity, consisting of $120,960 out of a potential $120,960 since Company EBITDA targets were exceeded plus $97,920 out of a potential $97,920 since Canadian Region EBITDA targets were exceeded plus $21,120 out of a potential $48,000 since specific objectives targets were not all met. This brought Mr. Witsken's total bonus in 2007 to $240,000 out of the potential bonus opportunity of $288,000.

        Performance measures for the MIC Plan are determined annually to ensure consistency and alignment of named executive officer interests with business priorities. The Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources develop a proposal for the MIC Plan based on the prior year's results and the business plan for the new year. This proposal will be presented to the compensation committee in mid-February each year. The compensation committee will review the proposal to ensure consistency with the business plan and the promotion of long-term shareholder value. The compensation committee will approve the annual MIC Plan by the end of February each year.

        For the year ended December 31, 2007, performance measures for the named executive officers were as follows:

  •
  For Mr. Wood (maximum opportunity—200% of base salary), Mr. Rabb (maximum opportunity—150% of base salary) and Mr. Billingsley (maximum opportunity—120% of base salary)

  •
  Metrics—unit price value increase (20% of maximum opportunity) and year-over-year EBITDA growth (80% of maximum opportunity).

  •
  For Messrs. Tisdall and Witsken (maximum opportunity—120% of base salary)

    •
    Metrics—company-wide EBITDA (42% of maximum opportunity), segment EBITDA (34% of maximum opportunity), segment safety (8% of maximum opportunity), segment DSO improvement (8% of maximum opportunity) and segment AR improvement (8% of maximum opportunity).

        For 2008, the compensation committee set the measurements for the named executive officers as follows:

  •
  For Mr. Wood (maximum opportunity—200% of base salary) and Mr. Billingsley (maximum opportunity—120% of base salary)

  •
  Metrics—unit price (20% of maximum opportunity) and company-wide EBITDA (80% of maximum opportunity).

  •
  For Mr. Rabb (maximum opportunity—150% of base salary)

  •
  Metrics—unit price (13% of maximum opportunity), company-wide EBITDA (74% of maximum opportunity) and cash flow (13% of maximum opportunity).

  •
  For Messrs. Tisdall and Witsken (maximum opportunity—120% of base salary)

  •
  Metrics—company-wide EBITDA (34% of maximum opportunity), segment EBITDA (34% of maximum opportunity), segment safety improvement (8% of maximum opportunity), segment DSO improvement (12% of maximum opportunity) and segment AR improvement (12% of maximum opportunity).

  Long-Term Incentive Compensation

  Prior to the Transaction

        Prior to the Transaction, our named executive officers and certain other members of management were offered the opportunity to invest in equity securities pursuant to a number of equity participation programs, including a time-based equity incentive program and a performance-based equity incentive program. These plans involved equity interests in the Seller.

        The Management Equity Incentive Program.    The Seller provided named executive officers and certain members of our management with an opportunity to participate in both a time-based equity incentive program and a performance-based equity incentive program. A portion of the equity interests of the Seller were issued to our management in connection with a merger transaction involving Brand Energy & Infrastructure Services, Inc. in 2002 (the "2002 Merger"). The remaining equity interests of the Seller were reserved by the Seller for issuance to new hires or existing managers following the 2002 Merger. All of the equity interests of the Seller issued pursuant to this program became fully vested upon the consummation of the Transaction. Following the Transaction, the Seller was partially liquidated and through this liquidation, a portion of the proceeds of the Transaction was distributed to each of the holders of the equity interests of the Seller and the Management Equity Incentive Program was terminated. In addition, $20.0 million of the proceeds of the Transaction were held in an escrow account to satisfy any indemnification claims. No such claims were made and the proceeds were released from the escrow account in August 2008. The Seller is in the process of being liquidated and dissolved.

        The Leveraged Employee Co-Investment Program.    Certain members of our management, including our named executive officers, were given the opportunity to participate in a leveraged employee co-investment program. Under this program, the Seller provided these members of our management with eight-year term loans, bearing interest at a cumulative rate per annum equal to 3.27%, for the purpose of financing such management members' purchase of equity interests of the Seller. The executive officers and other management members borrowed approximately $2.9 million in the aggregate to purchase equity interests of the Seller under this program. Each loan made to a member of our management was secured, at a minimum, by a pledge of all of the equity interests of the Seller purchased by such management member with the proceeds of the loan. In connection with the Transaction, all outstanding loans provided by the Seller to members of our management pursuant to this program were repaid in full and, accordingly, no member of our management remains indebted to the Seller. The leveraged employee co-investment program was terminated following the Transaction.

        The Direct Investment Program.    In addition to the foregoing equity programs, the Seller provided certain members of our management with the opportunity to purchase additional equity interests of the Seller for the same per unit cash purchase price paid by certain of our institutional investors in connection with the closing of the 2002 Merger. No loans were provided to members of our management under the direct investment program. In connection with the Transaction, the Seller was partially liquidated and through this liquidation a portion of the proceeds of the Transaction was distributed to each of the management members that purchased equity interests of the Seller. Following the closing of the Transaction, this direct investment program was terminated.

  Following the Transaction

        Following the Transaction, the principal goal of our long-term incentive plan is to align the interests of our named executives officers and stockholders.

  •
  Option awards.  We do not currently use options as part of our executive compensation program.

  •
  Profits interests.  We provide long-term incentives through the Management Interest Plan. Under the terms of the Management Interest Plan, Brand LP may grant equity incentive awards in the form of Class B Interests, which we also refer to as exit interests, and Class C Interests, which we also refer to as service interests, in Brand LP, to our officers, employees, non-employee directors or consultants. In addition, under the terms of the Management Interest Plan, Brand LP may issue Class A-2 Interests, which we also refer to as common interests, in Brand LP that have economic characteristics that are similar to those of shares of common stock in a corporation.

    The exit interests and service interests are profits interests in Brand LP that enable the holders to participate in our future growth after the date the interests are granted. The exit interests and service interests vest based on the passage of time or the attainment of certain performance goals as more fully described below.

  Other Compensation

  •
  Mr. Wood is offered the use of the company airplane as more fully described below. This benefit allows Mr. Wood to maximize time at work, to facilitate scheduling and to facilitate business travel.

  •
  Messrs. Rabb, Tisdall and Witsken are provided vehicle allowances according to our standard vehicle allowance policy.

  •
  We do not have a pension plan.

Summary Compensation Table

        The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities at December 31, 2007, for services rendered to us during the last fiscal year.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Paul T. Wood, Chief Executive Officer and President	2007	$427,693		$3,020,791	(2)	$3,641,102		$748,000	$8,637	(5)	$7,846,223
Anthony A. Rabb, Chief Financial Officer and Vice President, Finance	2007	$243,058		$503,461	(2)	$129,061		$237,600	$7,431	(6)	$1,120,611
David J. Witsken, President Canada Region	2007	$338,137		$503,461	(2)	$129,061		$241,690	$28,824	(6)(7)	$1,241,173
Stephen F. Tisdall, President, Infrastructure Services	2007	$278,311	(3)	$284,551	(3)(4)	$196,745		$333,973	$12,145	(4)(6)	$1,105,728
James R. Billingsley, Jr., Secretary, Vice President and General Counsel	2007	$240,065		$150,000	(2)	$56,168		$288,000	$0		$734,233

(1)
Represents awards vested under the Seller's Management Equity Incentive Program, which has been terminated. As of December 31, 2007, no awards under the Management Interest Plan have vested. See Note 15 to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions used for the calculations.

(2)
Represents bonus paid in connection with the completion of the Transaction. Brand Energy & Infrastructure Services, Inc. was reimbursed by the Seller for payment of this bonus.

(3)
The conversion rate used for this table was $1CDN = $1.01204USD, the conversion rate on December 31, 2007.

(4)
Under his original employment letter dated May 9, 2005, Mr. Tisdall was paid a retention bonus of CDN$281,166 for each year that he was employed by Brand Energy & Infrastructure Services, Inc.

(5)
Personal use of company plane.

(6)
Auto allowance.

(7)
Relocation benefits.

Grants of Plan-Based Awards in 2007

        The following table provides supplemental information relating to grants of plan-based awards to help explain information provided above in our Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards(2)
										Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Paul T. Wood, Chief Executive Officer and President	2/7/2007 10/5/2007	$0	$552,508		$850,012		0 0	1,257,204 7,704	1,257,204 7,704	$ $	1,324,255 25,728
Anthony A. Rabb, Chief Financial Officer and Vice President, Finance	2/7/2007 10/5/2007	$0	$243,750		$375,000		0 0	252,907 1,550	252,907 1,550	$ $	266,395 5,175
David J. Witsken, President Canada Region	2/7/2007 10/5/2007	$0	$187,200		$288,000		0 0	179,601 1,101	179,601 1,101	$ $	189,179 3,675
Stephen F. Tisdall, President, Infrastructure Services	2/7/2007 10/5/2007	$0	$217,083	(3)	$333,973	(3)	0 0	179,601 1,101	179,601 1,101	$ $	189,179 3,675
James R. Billingsley, Jr., Secretary, Vice President and General Counsel	2/7/2007 10/5/2007	$0	$187,200		$288,000		0 0	179,601 1,101	179,601 1,101	$ $	189,179 3,675

(1)
2007 MIC Bonus Plan payout opportunity (paid in March 2008).

(2)
Amounts reflect Class B Interests and Class C Interests awarded in 2007 under the Management Interest Plan.

(3)
The conversion rate used for this table was $1CDN = $1.01204USD, the conversion rate on December 31, 2007.

FR Brand Management, L.P. 2007 Management Interest Plan

        Under the Management Interest Plan, certain of our executives were given the opportunity to invest in Brand LP through the purchase of common interests. In addition, under the Management Interest Plan, certain of our executives were awarded profits interests in Brand LP in the form of exit interests and service interests. The equity awards under the Management Interest Plan were allocated based on our overall compensation approach. We aim to attract and retain talented executives to lead the Company and create shareholder value. The number of profits interests awarded to certain of our executives was based on their leadership role, job level, responsibilities and their ability to contribute to creating shareholder value. Our Board of Directors and senior management made the determination on the number of profits interests awarded to each individual using the criteria outlined, individual performance and strategic plan for the business. One third of the profits interests granted were in the form of service interests and the remaining two thirds of the profits interests granted were in the form of exit interests. Pursuant to the Management Interest Plan, the general partner has the authority to issue an unlimited number of common interests, exit interests and service interests. However, the maximum aggregate amount of distributions to which holders of exit interests and service interests will be entitled pursuant to the Brand LP Agreement may not exceed 12% of all distributions paid to partners of Brand LP.

        The common interests have economic characteristics that are similar to those of shares of common stock in a private corporation. All common interests are fully vested. The exit interests and service interests are subject to the vesting provisions described below.

        The exit interests will generally vest based on a multiple on investment, if any, recognized by certain investment funds affiliated with First Reserve as reflected in the net return on the investment achieved upon the sale of their interests in Brand LP, subject to an employee's continued service with Brand LP and its affiliates. Upon a termination of employment with Brand LP and its subsidiaries for any reason, unvested exit interests will be forfeited. However, in the event of a termination of employment (1) due to death or disability (as defined in the Brand LP Agreement), (2) by Brand LP or its subsidiaries without cause (as defined in the Brand LP Agreement) (or non-renewal of the employee's employment term by Brand LP or its subsidiaries, to the extent applicable) or (3) by the employee for good reason (as defined in the Brand LP Agreement) (or, in the case of Mr. Wood, resignation with or without good reason after February 7, 2013), the general partner of Brand LP will determine whether and to what extent the employee's exit interests would have vested as of the date of such termination of employment based upon the net return on investment that would have been achieved based upon a hypothetical sale of Brand LP at its fair market value. Any portion of the exit interests that would have vested based upon such hypothetical sale will be deemed vested and the remaining portion of the exit interests will be forfeited. In the event of a return measurement event (as defined in the Brand LP Agreement), any exit interests will vest based upon the multiple on investment, if any recognized by certain investment funds affiliated with First Reserve, as reflected in the net return on investment to be achieved as a result of any such return measurement event. No employee who holds exit interests will receive any distributions until the aggregate amount of distributions equals the applicable threshold equity value (as defined in the Brand LP Agreement) of the exit interests.

        The service interests will generally vest annually in 20% increments on each of the first five anniversaries of the grant date, subject to an employee's continued service with Brand LP and its affiliates. Any unvested service interests will be forfeited upon a termination of employment for any reason. However, in the event of a termination of employment due to death or disability, the employee will be deemed fully vested in any service interests that are then unvested. In the event of a change of control (as defined in the Brand LP Agreement), any unvested service interests, which then remain outstanding as of the time of the change of control, will vest immediately prior to any such change of control. No employee who holds service interests will receive any distributions until the aggregate amount of distributions equals the applicable threshold equity value (as defined in the Brand LP Agreement) of the service interests.

        Upon termination of employment (1) by Brand LP or its subsidiaries without cause (or non-renewal of the employment term by Brand LP or its subsidiaries, to the extent applicable), (2) as a result of the employee's resignation for good reason (or, in the case of Mr. Wood, resignation with or without good reason after February 7, 2013) or (3) as a result of death or disability, the general partner of Brand LP will (1) determine the amount that would be distributed to each of the partners if all of Brand LP's assets were sold for cash for an amount equal to their fair market value as of the date of termination and the portion of the exit interests which would be entitled to share in such distribution based on the multiple on investment, if any, recognized by certain investment funds affiliated with First Reserve as reflected in the net multiple on investment to be achieved as a result of such hypothetical sale and (2) based on such amount determine (x) the amount that would be distributed to the employee with respect to his or her service interests that had actually vested (based upon the passage of time) prior to the date of termination and with respect to the employee's exit interests that would share in such distribution (based upon such multiple on investment) and (y) the value of each common interest on a per interest basis. All of the employee's profits interests will be cancelled and, in exchange, the employee will receive a number of common interests equal to the amount determined by dividing clause (x) above by clause (y).

        Pursuant to the Brand LP Agreement, the exit interests and service interests may not be transferred. However, pursuant to the tag-along and drag-along provisions of the Brand LP Agreement, the employee may elect to convert, subject to certain conditions, his or her vested exit interests and service interests into the equivalent value of common interests, based upon a hypothetical liquidation of Brand LP at the time the employee elects to convert such interests.

        In addition, pursuant to the Brand LP Agreement, following the termination of an employee's employment with Brand LP or its subsidiaries for any reason prior to the lapse date (as defined in the Brand LP Agreement), Brand LP and certain investment funds affiliated with First Reserve and/or its permitted transferees will have the right to purchase all or part of the employee's common interests, exit interests and service interests. Upon a termination of the employee's employment for cause, the purchase price for each common interest, vested exit interest and vested service interest will be equal to the lesser of the per interest price paid by the employee for such interests, if any, and the fair market value of such interests on the repurchase date. Upon a termination of the employee's employment for any other reason, the purchase price for each common interest, vested exit interest and vested service interest will be the fair market value of such interest as of the repurchase date. In the event that pursuant to applicable law any unvested interests are not forfeited, then the purchase price for such interests will be $1 in the aggregate (or the lowest price permitted by applicable law).

        The general partner of Brand LP may amend, suspend or terminate the Management Interest Plan at any time. No exit interests or service interests may be granted under the Management Interest Plan after it is terminated.

Brand Energy, Inc. 2008 Stock Incentive Plan

        The following is a description of the Brand Energy, Inc. 2008 Stock Incentive Plan, which we refer to as the Plan. The Plan will be filed as an exhibit to the registration statement of which this prospectus forms a part. We adopted the Plan effective                    , 2008 and the Plan was approved by our stockholders on                    , 2008.

        The Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, which we refer to as SARs, restricted stock, restricted stock units, and other stock- based grants, including the shares of our common stock sold to our non-employee directors, executive officers, other key employees and other service providers.

        Prior to the completion of this offering there will be             shares of common stock reserved for issuance under the Plan. The maximum number of shares of common stock for which incentive stock options may be granted is            . Awards may, in the discretion of the compensation committee of the board of directors (or a subcommittee thereof) or such other committee of the board of directors to which the board of directors has delegated power to act under or pursuant to the provisions of the Plan, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by us or an affiliate or a company acquired by us or with which we combine. The number of shares underlying such substitute awards shall be counted against the aggregate number of shares available for awards under the Plan. The number or kind of shares issued or reserved for issuance pursuant to the Plan or pursuant to outstanding awards, the exercise price of any award or any other affected term of an award shall be adjusted by the compensation committee on account of mergers, consolidations, reorganizations, stock splits, extraordinary dividends or other dilutive changes in the shares of common stock. Shares of common stock covered by awards that terminate or lapse without the issuance of shares will again be available for grant under the Plan.

        The Plan is administered by the compensation committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. The compensation committee has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the Plan and to waive any such terms and conditions at any time. The compensation committee also has the authority to grant awards under the Plan. The compensation committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan.

The compensation committee is authorized to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the board of directors deems necessary or desirable.

        Except with respect to substitute awards, the exercise price per share for options is equal to the fair market value on the applicable date of grant. An option holder may exercise an option by written notice and payment of the exercise price (1) in cash, (2) to the extent permitted by the compensation committee, by the surrender of a number of shares of common stock already owned by the option holder for at least six months (or such other period as established from time to time by the compensation committee to avoid adverse accounting treatment applying generally accepted accounting principles), (3) in a combination of cash and shares of common stock (as qualified by clause (2)) or (4) if there is a public market for shares of common stock at the time and to the extent permitted by the compensation committee and subject to such rules as may be established by the compensation committee, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and deliver to us an amount equal to the exercise price for the shares of common stock being purchased. Option holders who are subject to the withholding of federal and state income tax as a result of exercising an option may satisfy the income tax withholding obligation through the withholding of a portion of the shares of common stock to be received upon exercise of the option.

        The compensation committee may grant SARs independent of or in connection with an option. The exercise price per share of a SAR shall be an amount determined by the compensation committee, but in no event shall such amount be less than the fair market value of a share on the date the SAR is granted or, in the case of a SAR granted in conjunction with an option, or a portion thereof, the exercise price of the related option. Each SAR granted independent of an option shall entitle a participant upon exercise to an amount equal to (1) the excess of (A) the fair market value on the exercise date of one share over (B) the exercise price per share, times (2) the number of shares covered by the SAR. Each SAR granted in conjunction with an option, or a portion thereof, shall entitle a participant to surrender to us the unexercised option, or any portion thereof, and to receive from us in exchange therefor an amount equal to (1) the excess of (A) the fair market value on the exercise date of one share over (B) the exercise price per share, times (2) the number of shares covered by the option, or portion thereof, which is surrendered. Payment shall be made in shares of common stock or in cash, or partly in shares of common stock and partly in cash, all as shall be determined by the compensation committee.

        The compensation committee may grant awards of shares of common stock, restricted stock, restricted stock units and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares. Such awards will be subject to the terms and conditions established by the compensation committee.

        During any period when Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), is applicable to us and the Plan, certain other stock-based awards may be granted in a manner designed to make them deductible by us under Section 162(m) of the Code, which awards we refer to as performance-based awards. Such performance-based awards will be determined based on the attainment of written objective performance goals approved by the compensation committee for a performance period of between one and five years. The compensation committee will establish the performance goals applicable to a performance period (1) while the outcome for that performance period is substantially uncertain and (2) no more than 90 days after the commencement of the performance period to which the performance goals relate or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals will be based upon one or more of the following criteria: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization or earnings before taxes and interest); (2) net income; (3) operating income; (4) earnings per diluted share; (5) book value per diluted share; (6) return on stockholders' equity; (7) expense management; (8) return on investment; (9) improvements in capital structure or capital expenses; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) costs; (15) liquidity or cash flow; (16) working capital and working capital metrics; (17) return on assets; (18) assets, debt or net debt, (19) total shareholder return; (20) customer satisfaction survey performance; (21) quality improvement performance; (22) safety performance; and (23) such other objective performance criteria as determined by the committee in its sole discretion.

        Unless otherwise determined by the compensation committee, awards granted under the Plan are not transferable other than by will or by the laws of descent and distribution.

        No award may be granted under the Plan after the tenth anniversary of the effective date of the Plan, but awards granted prior to such date may extend beyond such tenth anniversary.

        The Board of Directors may amend, alter or discontinue the Plan in any respect at any time, but no amendment, alteration or discontinuance may diminish any of the rights of a participant under any awards previously granted, without his or her consent.

Brand Energy, Inc. Incentive Bonus Plan

        The following is a description of the Brand Energy, Inc. Incentive Bonus Plan, which we refer to as the Incentive Bonus Plan. We adopted the Incentive Bonus Plan on                , 2008. The Incentive Bonus Plan was approved by our stockholders on                , 2008. A copy of the Incentive Bonus Plan will be filed as an exhibit to the registration statement of which this prospectus forms a part.

        Purpose.    The Incentive Bonus Plan is a bonus plan designed to provide certain employees of the Company and its affiliates with incentive compensation based upon the achievement of pre-established performance goals. The purpose of the Incentive Bonus Plan is to attract, retain, motivate and reward participants by providing them with the opportunity to earn competitive compensation directly linked to our performance.

        Administration.    The Incentive Bonus Plan is administered by the compensation committee. The compensation committee may delegate its authority under the Incentive Bonus Plan.

        Eligibility; Awards.    Awards may be granted to officers and key employees of the Company and its affiliates in the sole discretion of the compensation committee. The Incentive Bonus Plan provides for the payment of incentive bonuses in the form of cash.

        Performance Goals.    The compensation committee establishes the performance periods over which performance objectives will be measured. A performance period may be for a fiscal year or a multi-year cycle, as determined by the compensation committee. No later than 90 days after each performance period begins, the compensation committee will establish (1) the performance objective or objectives that must be satisfied for a participant to receive a bonus for such performance period and (2) the target incentive bonus for each participant. Performance objectives will be based upon one or more of the following criteria, as determined by the compensation committee: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization or earnings before taxes and interest); (2) net income; (3) operating income; (4) earnings per diluted share; (5) book value per diluted share; (6) return on stockholders' equity; (7) expense management; (8) return on investment; (9) improvements in capital structure or capital expenses; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) costs; (15) liquidity or cash flow; (16) working capital and working capital metrics; (17) return on assets; (18) assets, debt or net debt, (19) total shareholder return; (20) customer satisfaction survey performance; (21) quality improvement performance; and (22) safety performance; such other objective performance criteria as determined by the compensation committee in its sole discretion. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the compensation committee shall determine.

        As soon as practicable following the applicable performance period but in no event later than the date that is 75 days after the end of the taxable year in respect of which the applicable bonuses are payable, the compensation committee will (x) determine (1) whether and to what extent any of the performance objectives established for such performance period have been satisfied and (2) for each participant employed as of the applicable date on which bonuses under the plan are payable, the actual bonus to which such participant shall be entitled, taking into consideration the extent to which the performance objectives have been met and such other factors as the compensation committee may deem appropriate and (y) within 75 days after the end of the taxable year in respect of which the applicable bonuses are payable, cause such bonus to be paid to such participant. No participant may receive a bonus under the Incentive Bonus Plan, with respect to any fiscal year, in excess of $5 million. The compensation committee has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the Incentive Bonus Plan and to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant's target incentive bonus.

        Change in Control.    If there is a Change in Control of us (as defined in the Incentive Bonus Plan), the compensation committee, as constituted immediately prior to the Change in Control, shall determine promptly in its discretion whether the performance criteria have been met in the year in which the Change in Control occurs and for any completed performance period for which a determination under the plan has not been made.

        Termination of Employment.    Unless a participant's employment agreement otherwise provides, if a participant dies or becomes disabled prior to the last day of a performance period, the participant may receive an annual bonus equal to the bonus otherwise payable to the participant or, if determined by the compensation committee, based upon actual company performance for the applicable performance period, pro-rated for the days of employment during the performance period. Except as otherwise provided for under the terms of a participant's employment agreement, to the extent applicable, unless otherwise determined by the compensation committee, if a participant's employment terminates for any reason other than due to death or disability prior to the applicable date on which the bonus under the Incentive Bonus Plan is payable, such participant will not receive a bonus.

        Payment of Awards.    Payment of any bonus amount is made to participants as soon as practicable after the compensation committee certifies that one or more of the applicable objectives has been attained, or, where the compensation committee will reduce, eliminate or limit the bonus, as described above, the compensation committee determines the amount of any such reduction; provided, however, that in no event will such payment be made later than the date that is 75 days after the end of the taxable year in respect of which the applicable bonuses are payable.

        Amendment and Termination of Plan.    Our Board of Directors or the compensation committee may at any time amend, suspend, discontinue or terminate the Incentive Bonus Plan. Unless earlier terminated, the Incentive Bonus Plan will expire immediately prior to our first stockholder meeting at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering of the Company occurs.

Employment Agreements

  Paul T. Wood

        On February 7, 2007, we entered into an employment agreement with Paul T. Wood, pursuant to which Mr. Wood serves as our Chief Executive Officer and President. The employment term is a three year term with automatic one-year extensions thereafter, unless either we or Mr. Wood provide 60 days' prior written notice of an election not to renew the agreement.

        Under the agreement, Mr. Wood is currently entitled to receive an annual base salary of $475,000, payable in regular installments in accordance with our normal payment practices. Mr. Wood is entitled to increases in his annual base salary at the sole discretion of our Board of Directors. Mr. Wood is also eligible to earn an annual bonus award, for each full fiscal year during the term of his employment agreement, of between 0% and 200% of his annual base salary, based upon our yearly EBITDA performance and other cash generation metrics. For the 2007 fiscal year, Mr. Wood received an annual bonus in an amount equal to $850,000. Mr. Wood is also generally entitled to participate in our employee benefit plans, which benefits are never to be less favorable than those offered to our other senior executives. Under the terms of his agreement, we are also required to make available to Mr. Wood our fractional ownership interests of private aircraft for up to 20 hours of flight time each year for his personal use, the costs and expenses of which will be borne by us.

        The termination provisions in Mr. Wood's employment agreement are discussed under "—Potential Payments Upon Termination or Change of Control—Paul T. Wood" below.

        Mr. Wood is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees or customers during his employment term and for two years following termination of his employment for any reason.

  Anthony A. Rabb

        On February 7, 2007, we entered into an employment agreement with Anthony A. Rabb, pursuant to which Mr. Rabb serves as our Chief Financial Officer and Vice President of Finance. The employment term is a three year term with automatic one-year extensions thereafter, unless either we or Mr. Rabb provide 60 days' prior written notice of an election not to renew the agreement.

        Under the agreement, Mr. Rabb is currently entitled to receive an annual base salary of $260,000, payable in regular installments in accordance with our normal payment practices. Mr. Rabb is entitled to increases in his annual base salary at the sole discretion of our Board of Directors. Mr. Rabb is also eligible to earn an annual bonus award, for each full fiscal year during the term of his employment agreement, of between 0% and 150% of his annual base salary, based upon our yearly EBITDA performance and other cash generation metrics. For the 2007 fiscal year, Mr. Rabb received an annual bonus in an amount equal to $375,000. Mr. Rabb is also generally entitled to participate in our employee benefit plans, which benefits are never to be less favorable than those offered to our other senior executives. Mr. Rabb is also entitled to participate in our automobile lease program.

        The termination and change of control provisions in Mr. Rabb's employment agreement are discussed under "—Potential Payments Upon Termination or Change of Control—Anthony A. Rabb" below.

        Mr. Rabb is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees or customers during his employment term and for eighteen months following termination of his employment for any reason.

  David J. Witsken

        On February 6, 2007, we entered into an at-will employment agreement with David J. Witsken, pursuant to which Mr. Witsken serves as our President, Canadian Region.

        Under the agreement, Mr. Witsken is currently entitled to receive an annual base salary of $250,000 with incremental annual cost of living adjustments of $40,000 and an annual $60,000 standard of living allowance as long as Mr. Witsken remains in his position and is required to be stationed in Edmonton. Mr. Witsken is also eligible to earn an annual bonus award of up to 120% of his annual base salary. For the 2007 fiscal year, Mr. Witsken received an annual bonus in an amount equal to $288,000. Mr. Witsken is also entitled to participate in the Management Interest Plan. In addition, Mr. Witsken is entitled to participate in our employee benefit plans, including supplemental medical and dental, life, long-term disability plans, and our 401(k) plan. Mr. Witsken is also entitled to participate in our vehicle allowance policy. Mr. Witsken was provided with a relocation package in connection with his reassignment to our Edmonton office. Mr. Witsken is also entitled to U.S. tax equalization treatment during his assignment in Canada as well as reimbursement for tax advice relating to the tax equalization.

        The termination provisions in Mr. Witsken's employment agreement are discussed under "—Potential Payments Upon Termination or Change of Control—David J. Witsken" below.

        Mr. Witsken is also subject to a covenant not to disclose our confidential information while employed and at all times thereafter and covenants not to compete with us and not to solicit our employees or customers while employed and for 12 months following termination of his employment for any reason. In addition, he is entitled to certain indemnification rights under a separate indemnification agreement.

  Stephen F. Tisdall

        On February 5, 2007, we entered into an at-will employment agreement with Stephen F. Tisdall, pursuant to which Mr. Tisdall serves as our President, Infrastructure Services.

        Under the agreement, Mr. Tisdall is currently entitled to receive an annual base salary of CDN$275,000. Mr. Tisdall is also eligible to earn an annual bonus award of up to 120% of his annual base salary. For the 2007 fiscal year, Mr. Tisdall received an annual bonus in an amount equal to CDN$330,000. Mr. Tisdall is also entitled to participate in the Management Interest Plan and our employee benefit plans for our Canadian employees. In addition, Mr. Tisdall is entitled to participate in our vehicle allowance policy.

        The termination provisions in Mr. Tisdall's employment agreement are discussed under "—Potential Payments Upon Termination or Change of Control—Stephen F. Tisdall" below.

        Mr. Tisdall is also subject to a covenant not to disclose our confidential information while employed and at all times thereafter and covenants not to compete with us and not to solicit our employees or customers while employed and for 12 months following termination of his employment for any reason. In addition, he is entitled to certain indemnification rights under a separate indemnification agreement.

  James R. Billingsley Jr.

        On February 5, 2007, we entered into an at-will employment agreement with James R. Billingsley Jr., pursuant to which Mr. Billingsley serves as our Secretary, Vice President and General Counsel.

        Under the agreement, Mr. Billingsley is currently entitled to receive an annual base salary of $250,000. Mr. Billingsley is also eligible to earn an annual bonus award of up to 120% of his annual base salary. For the 2007 fiscal year, Mr. Billingsley received an annual bonus in an amount equal to

$288,000. Mr. Billingsley is also entitled to participate in the Management Interest Plan. In addition, Mr. Billingsley is entitled to participate in our standard employee benefit plans including our 401(k) plan.

        The termination provisions in Mr. Billingsley's employment agreement are discussed under "—Potential Payments Upon Termination or Change of Control—James R. Billingsley Jr." below.

        Mr. Billingsley is also subject to a covenant not to disclose our confidential information while employed and at all times thereafter and covenants not to compete with us and not to solicit our employees or customers while employed and for 12 months following termination of his employment for any reason. In addition, he is entitled to certain indemnification rights under a separate indemnification agreement.

Outstanding Equity Awards at 2007 Fiscal-Year End

        The following table provides information regarding outstanding equity awards of Brand LP interests made to our named executive officers as of our most recent fiscal year end.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul T. Wood, Chief Executive Officer and President	—	—	1,264,907	$4,224,791
Anthony A. Rabb, Chief Financial Officer and Vice President, Finance	—	—	254,457	$849,885
David J. Witsken, President Canada Region	—	—	180,702	$603,541
Stephen F. Tisdall, President, Infrastructure Services	—	—	180,702	$603,541
James R. Billingsley Jr., Secretary, Vice President and General Counsel	—	—	180,702	$603,541

(1)
Amounts reflect exit interests and service interests of Brand LP held as of December 31, 2007 granted pursuant to the terms of the Management Interest Plan.

Option Exercises and Stock Vested in 2007

        The following table provides information regarding the amounts received by our named executive officers upon the acceleration and exercise of options or similar instruments or the vesting of stock or similar instruments during our most recent fiscal year. All of the stock awards described in this table were for equity interests in the Seller. All of these interests have since been retired.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul T. Wood, Chief Executive Officer and President	645,000	$9,589,033
Anthony A. Rabb, Chief Financial Officer and Vice President, Finance	90,016	$998,624
David J. Witsken, President Canada Region	90,016	$998,624
Stephen F. Tisdall, President, Infrastructure Services	92,609	$1,021,655
James R. Billingsley Jr., Secretary, Vice President and General Counsel	40,000	$355,276

Potential Payments Upon Termination or a Change in Control, Assuming Event Had Occurred on December 31, 2007

        The following table described the potential payments and benefits under our compensation and benefit plans and arrangements to which the Named Executive Officers would be entitled upon termination of employment or upon a change in control of the company.

Name		Cash Severance Payment (1)		Salary Continuation ($)		Continuation of Group Health Benefits		Acceleration and Continuation of Equity Awards (2)(3)	Other Benefits	Total Termination Benefits
Paul T. Wood, Chief Executive Officer and President
•	Voluntary termination or non-renewal of the employment term by Mr. Wood	$0		$0		$0		$0	—	$0
•	Involuntary termination without cause/voluntary termination for good reason	$780,922		$850,000	(4)	$17,158		$5,202,988	—	$6,851,068
•	Termination for cause	$0		$0		$0		$0	—	$0
•	Disability	$780,922		$850,000	(4)	$17,158		$8,150,223	—	$9,798,303
•	Death	$780,922		$850,000	(4)	$17,158		$8,150,223	—	$9,798,303
•	Non-renewal of employment term by the Company	$850,000		$425,000	(4)	$17,158		$5,202,988	—	$6,495,146
•	Change of control(9)	$0		$0		$0		$8,150,223	—	$8,150,223
Anthony A. Rabb, Chief Financial Officer and Vice President, Finance
•	Voluntary termination or non-renewal of the employment term by Mr. Rabb	$0		$0		$0		$0	—	$0
•	Involuntary termination without cause/voluntary termination for good reason	$180,003		$375,000	(5)	$12,868		$1,046,665	—	$1,614,536
•	Termination for cause	$0		$0		$0		$0	—	$0
•	Disability	$180,003		$375,000	(5)	$12,868		$1,639,549	—	$2,207,420
•	Death	$180,003		$375,000	(5)	$12,868		$1,639,549	—	$2,207,420
•	Non-renewal of employment term by the Company within the 24 month period following a Change in Control	$180,003		$375,000	(5)	$12,868		$1,046,665	—	$1,614,536
•	Non-renewal of employment term by the Company not within 24 months of a Change of Control	$375,000		$250,000	(6)	$12,868		$1,046,665	—	$1,680,244
•	Change of control(9)	$0		$0		$0		$1,639,549	—	$1,639,549
David J. Witsken, President Canada Region(7)
•	Involuntary termination without cause	$288,000		$340,000	(6)	$4,730		$743,284	—	$1,376,014
•	Voluntary termination for good reason	$288,000		$340,000	(6)	$4,730		$743,284	—	$1,376,014
•	Disability	$288,000		$340,000	(6)	$4,730		$1,164,317	—	$1,797,047
•	Death	$288,000		$340,000	(6)	$4,730		$1,164,317	—	$1,797,047
•	Termination for cause/voluntary termination without good reason	$0		$0		$0		$0	—	$0
•	Change of control(9)	$0		$0		$0		$1,164,317	—	$1,164,317
Stephen F. Tisdall, President, Infrastructure Services
•	Involuntary termination without cause	$546,977	(8)	$278,311	(6)(8)	$4,344	(8)	$743,284	—	$1,572,916
•	Voluntary termination for good reason	$546,977	(8)	$278,311	(6)(8)	$4,344	(8)	$743,284	—	$1,572,916
•	Disability	$546,977	(8)	$278,311	(6)(8)	$4,344	(8)	$1,164,317	—	$1,993,949
•	Death	$546,977	(8)	$278,311	(6)(8)	$4,344	(8)	$1,164,317	—	$1,993,949
•	Termination for cause/voluntary termination without good reason	$0		$0		$0		$0	—	$0
•	Change of control(9)	$0		$0		$0		$1,164,317	—	$1,164,317
James R. Billingsley Jr., Secretary, Vice President and General Counsel
•	Involuntary termination without cause	$288,000		$240,000	(6)	$8,579		$743,284	—	$1,279,863
•	Voluntary termination for good reason	$288,000		$240,000	(6)	$8,579		$743,284	—	$1,279,863
•	Disability	$288,000		$240,000	(6)	$8,579		$1,164,317	—	$1,700,896
•	Death	$288,000		$240,000	(6)	$8,579		$1,164,317	—	$1,700,896
•	Termination for cause/voluntary termination without good reason	$0		$0		$0		$0	—	$0
•	Change of control(9)	$0		$0		$0		$1,164,317	—	$1,164,317

(1)
Severances calculated per the employment agreements based on bonus amounts.

(2)
Class B Units multiplied by $6.17 to reflect vesting at December 31, 2007. Represents the intrinsic value of profits interests at December 31, 2007.

(3)
In the event of a change in control or death or disability, each employee would be 100% vested in their Class C interests.

(4)
Salary continuation is for 24 months.

(5)
Salary continuation is for 18 months.

(6)
Salary continuation is for 12 months.

(7)
Does not include costs of relocation to Atlanta, Georgia.

(8)
The conversion rate used for this table was $1CDN = $1.01204USD, the conversion rate on December 31, 2007.

(9)
Assumes continued employment with us.

  Paul T. Wood

        Pursuant to the terms of his employment agreement, if Mr. Wood's employment is terminated by us without "cause," or he resigns for "good reason", or upon Mr. Wood's death or "disability" (each as defined in the agreement), Mr. Wood will be entitled to receive, subject to executing a release of claims against us and his continued compliance with the restrictive covenants (described below), in addition to certain accrued amounts, (1) an amount equal to two times his base salary, payable in equal installments in accordance with our normal payroll practices, (2) an amount equal to the annual bonus, if any, that Mr. Wood received in the year immediately preceding the year in which his employment terminated, pro-rated for the number of days Mr. Wood was employed during such fiscal year, payable in a cash lump sum payment at such time bonuses are paid to our other senior executives, and (3) continued coverage under our group health plans on the same basis as our active employees for two years or, if earlier, until such time as Mr. Wood is eligible to receive comparable benefits from a subsequent employer. Mr. Wood would also be entitled to receive the foregoing benefits if we elected not to renew the employment term, except that the base salary amount under clause (1) would be reduced to one times his base salary, which amount would be payable in equal installments over a two-year period.

  Anthony A. Rabb

        Pursuant to the terms of his employment agreement, if Mr. Rabb's employment is terminated by us without "cause," or he resigns for "good reason", or upon Mr. Rabb's death or "disability" (each as defined in the agreement), Mr. Rabb will be entitled to receive, subject to executing a release of claims against us and his continued compliance with the restrictive covenants (described below), in addition to certain accrued amounts, (1) an amount equal to one and a half times his base salary, payable in equal installments in accordance with our normal payroll practices, (2) an amount equal to the annual bonus, if any, that Mr. Rabb received in the year immediately preceding the year in which his employment terminated, pro-rated for the number of days Mr. Rabb was employed during such fiscal year, payable in a cash lump sum payment at such time bonuses are paid to our other senior executives, and (3) continued coverage under our group health plans on the same basis as our active employees for 18 months or, if earlier, until such time as Mr. Rabb is eligible to receive comparable benefits from a subsequent employer. Mr. Rabb would also be entitled to receive the foregoing benefits if we elected not to renew the employment term other than within the twenty-four month period following a "change in control" (as defined in the agreement), except that the base salary amount under clause (1) would be reduced to one times his annual base salary, which amount would be payable in equal installments over an 18 month period. However, if we elected not to renew the employment term within the twenty-four month period following a change in control, Mr. Rabb would be entitled to receive the same benefits he would be entitled to receive if his employment is terminated by us without "cause," or he resigns for "good reason," or upon his death or "disability."

  David J. Witsken

        Pursuant to the terms of his employment agreement, if Mr. Witsken's employment is terminated by us without "cause," or he resigns for "good reason," or upon Mr. Witsken's death or "disability" (each as defined in the agreement), Mr. Witsken will be entitled to receive, subject to executing a release of claims against us and his continued compliance with the restrictive covenants (described below), in addition to certain accrued amounts (including, in certain instances, any unpaid bonus earned for the completed prior fiscal year), (1) 12 months of salary continuation at his then current base salary (including cost of living and standard of living adjustments if he remains in Canada during such period), (2) an amount equal to the annual bonus, if any, that Mr. Witsken received in the year immediately preceding the year in which his employment terminated, pro-rated for the number of days Mr. Witsken was employed during such fiscal year, payable in a cash lump sum payment at such time bonuses are paid to our other senior executives and (3) continued coverage under our group health plans on the same basis as our active employees for 12 months or, if earlier, until such time as Mr. Witsken is eligible to receive comparable benefits from a subsequent employer. Mr. Witsken would also be entitled to be relocated back to Atlanta, Georgia if, prior to September 30, 2009, he is required to report to anyone other than our chief executive officer, the scope or level of his duties, responsibilities and authorities are changed or he is terminated by us without cause.

  Stephen F. Tisdall

        Pursuant to the terms of his employment agreement, if Mr. Tisdall's employment is terminated by us without "cause," or he resigns for "good reason," or upon Mr. Tisdall's death or "disability" (each as defined in the agreement), Mr. Tisdall will be entitled to receive, subject to executing a release of claims against us and his continued compliance with the restrictive covenants (described below), in addition to certain accrued amounts (including, in certain instances, any unpaid bonus earned for the completed prior fiscal year), (1) 12 months of salary continuation at his then current base salary, (2) an amount equal to the annual bonus, if any, that Mr. Tisdall received in the year immediately preceding the year in which his employment terminated, pro-rated for the number of days Mr. Tisdall was employed during such fiscal year, payable in a cash lump sum payment at such time bonuses are paid to our other senior executives and (3) continued coverage under our group health plans on the same basis as our active employees for 12 months or, if earlier, until such time as Mr. Tisdall is eligible to receive comparable benefits from a subsequent employer.

  James R. Billingsley Jr.

        Pursuant to the terms of his employment agreement, if Mr. Billingsley's employment is terminated by us without "cause," or he resigns for "good reason", or upon Mr. Billingsley's death or "disability" (each as defined in the agreement), Mr. Billingsley will be entitled to receive, subject to executing a release of claims against us and his continued compliance with the restrictive covenants (described below), in addition to certain accrued amounts (including, in certain instances, any unpaid bonus earned for the completed prior fiscal year), (1) 12 months of salary continuation at his then current base salary, (2) an amount equal to the annual bonus, if any, that Mr. Billingsley received in the year immediately preceding the year in which his employment terminated, pro-rated for the number of days Mr. Billingsley was employed during such fiscal year, payable in a cash lump sum payment at such time bonuses are paid to our other senior executives and (3) continued coverage under our group health plans on the same basis as our active employees for 12 months or, if earlier, until such time as Mr. Billingsley is eligible to receive comparable benefits from a subsequent employer.

Compensation of Directors

        Directors who are also our employees or affiliates receive no separate compensation for service on the Board of Directors or committees of the Board of Directors.

        The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors, as of December 31, 2007, for services rendered to us during the last fiscal year.

Director Compensation for 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Jeffrey G. Marshall(1)	$50,000	$25,320	$0	$0	$0	$0	$75,320

(1)
Mr. Marshall was granted equity interests of the Seller on November 7, 2005. He was 100% vested in these interests at December 31, 2007. See Note 15 to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions used for the calculations.

PRINCIPAL AND SELLING STOCKHOLDERS

Brand Energy, Inc.

        The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of Brand Energy, Inc. common stock on June 30, 2008 before and after this offering by:

  •
  each person who we know beneficially owns more than 5% of Brand Energy, Inc. common stock;

  •
  each selling stockholder selling shares in this offering;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership, which is determined in accordance with the rules and regulations of the Securities and Exchange Commission, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of Brand Energy, Inc. common stock. The number of shares of Brand Energy, Inc. common stock beneficially owned by a person includes shares of common stock issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of Brand Energy, Inc. common stock beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities such person holds which are exercisable or convertible within 60 days, and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the person. Except as otherwise indicated, the business address for each of the following persons is 1325 Cobb International Drive, Suite A-1, Kennesaw, Georgia 30152. Percentage of beneficial ownership is based on 100 shares of common stock outstanding as of June 30, 2008 and                        shares of common stock outstanding after the completion of this offering assuming no exercise of the underwriters' over-allotment option.

Shares of Brand Energy, Inc. Beneficially Owned Immediately Prior to this Offering(1)
			Shares of Brand Energy, Inc. to be sold in this Offering	Shares of Brand Energy, Inc. Beneficially Owned Immediately After this Offering(2)
Name and Address of Beneficial Owner	Number	Percent		Number	Percent
FR Brand Management, L.P.(1)	100	100%
Paul T. Wood	—	—	—	—	—
Anthony A. Rabb	—	—	—	—	—
David J. Witsken	—	—	—	—	—
Stephen F. Tisdall	—	—	—	—	—
James R. Billingsley, Jr.	—	—	—	—	—
Jeffrey G. Marshall	—	—	—	—	—
Timothy H. Day(2)	—	—	—	—	—
Kenneth W. Moore(2)	—	—	—	—	—
Jeffrey K. Quake(2)	—	—	—	—	—
All directors and named executive officers as a group (9 persons)	—	—	—	—	—

*
Less than 1%.

(1)
100% of Brand Energy, Inc. common stock is owned by Brand LP, which in turn is managed by FR Brand Management GP, Ltd., which in turn is owned and managed by FR X Offshore, L.P. ("FR X Offshore") and FR XI Offshore AIV, L.P. ("FR XI Offshore"). FR X Offshore GP, L.P., or GP X Offshore, is the general partner of FR X Offshore. FR X Offshore GP Limited, or GP X Offshore Limited, is the general partner of GP X Offshore. FR XI Offshore GP, L.P., or GP XI Offshore, is the general partner of FR XI Offshore. FR XI Offshore GP Limited, or GP XI Offshore Limited, is the general partner of GP XI Offshore. First Reserve Corporation is the advisor to FR X Offshore and FR XI Offshore. The officers for GP X Offshore Limited and GP XI Offshore Limited are William E. Macaulay, John A. Hill, Timothy H. Day, Joseph R. Edwards, Cathleen M. Ellsworth, J.W.G. (Will) Honeybourne, Alex T. Krueger, Jeffery S. MacDonald, Mark A. McComiskey, Kenneth W. Moore, J. Hardy Murchison, Alan G. Schwartz, Thomas J. Sikorski, Jennifer C. Zarrilli, Rahman P. D'Argenio, Gary J. DiElsi, R. Donald Ferguson, Francesco Giuliani, Anne E. Gold, Neil J. Hartley, Caitlyn A. MacDonald, Glenn J. Payne, Keith J. Pringle, Jeffrey K. Quake, Joshua R. Weiner, Edward T. Bialas, Anastasia Deulina, Michael G. France, Joel C. Lambert, Bingfeng Leng, Timothy K. O'Keefe, Christopher Ortega, Matthew S. Raben, Daniel S. Rice, Daren R. Schneider, Dod E. Wales and Damien T.J. Harris, who are all employees of First Reserve Corporation. Decisions with respect to voting and investments are made by the Investment Committee of First Reserve, made up of a subset of these officers that includes the officers named above except for Mr. Harris. With respect to investments held by these entities, decisions with respect to operations oversight are made by the subset of these officers that work most closely on a given investment, which includes Messrs. Day, Moore and Quake in the case of Brand LP. The address of FR Brand Management GP, Ltd., Fund X Offshore, Fund XI Offshore, GP X Offshore, GP XI Offshore, GP X Offshore Limited, GP XI Offshore Limited and First Reserve Corporation is c/o First Reserve Corporation, One Lafayette Place, Greenwich, Connecticut 06830.

(2)
Mr. Day is a Managing Director of First Reserve Corporation and a director of FR Brand Management GP, LP. Mr. Moore is a Managing Director of First Reserve Corporation. Mr. Quake is a Director of First Reserve Corporation. Messrs. Day, Moore and Quake all disclaim beneficial ownership of any shares of the issuer's equity securities owned by such entities or their affiliates (including Brand LP).

Brand LP

        In addition to the beneficial ownership of Brand Energy, Inc. common stock set forth in the table above, investment funds affiliated with First Reserve and certain of our directors and named executive officers own an economic interest in our common stock indirectly through partnership interests in Brand LP. Mr. Wood owns approximately 1.1% of the ownership interests in Brand LP and 5.1% of the ownership interests in Brand LP assuming that all of his service and exit interests have been fully vested. The rest of the named executive officers own 0.3% of the ownership interests in Brand LP in the aggregate or 2.1% of the ownership interests in Brand LP assuming that all of their service and exit interest have been fully vested, with none of them owning at least 1% of the ownership interests in Brand LP. The remaining ownership interests in Brand LP are held by investment funds affiliated with First Reserve.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We believe that each of the transactions described below that is to remain in effect following the completion of this offering is on terms no less favorable to us than could have been obtained from unaffiliated third parties. Although we do not have a separate conflicts policy, we intend to comply with Delaware law with respect to transactions involving potential conflicts. Delaware law requires that all transactions between us and any director or executive officer are subject to full disclosure and approval of the majority of the disinterested members of our board of directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us.

Transactions with Management

        We have entered into employment agreements with certain of our executive officers. See "Management—Executive Compensation—Compensation Discussion and Analysis" for details about these agreements.

        In connection with the Acquisition, our named executive officers received $16.9 million in the aggregate from the sale of their equity interests in the Seller. See "Management—Executive Compensation—Compensation Discussion and Analysis".

Registration Rights Agreement

        Investment funds affiliated with First Reserve and certain members of our management entered into the Brand LP Agreement, which permits the grant or the right to purchase interests in Brand LP. In connection with entering into the Brand LP Agreement, the investment funds affiliated with First Reserve and certain members of our management entered into a registration rights agreement. We refer to shares of Brand Energy, Inc. common stock that are subject to the registration rights agreement as registrable securities. The interests in Brand LP are not currently registrable securities and will only become registrable securities in connection with a conversion of the Brand LP interests into shares of our common stock pursuant to the Brand LP Agreement.

        Demand Registration Rights.    Pursuant to the terms of the registration rights agreement, at any time and from time to time investment funds affiliated with First Reserve will have the right, at their request, to have their registrable securities registered for resale under the Securities Act provided that any such sale is reasonably expected to result in aggregate cash proceeds in excess of $50.0 million. Upon receipt of such request, we must offer the right to participate in such registration to all of the other holders of registrable securities and we generally are required to use our reasonable best efforts to effect such registration, subject to the right of underwriters to limit the number of shares included in an underwritten offering. We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of all such registrations.

        Piggyback Registration Rights.    Pursuant to the terms of the registration rights agreement, and subject to certain limitations, the holders of registrable securities will have the right following this offering to have their shares registered for resale under the Securities Act if we register any of our securities (other than a registration on Form S-4, Form S-8 or in connection with an exchange offer or any employee benefit or dividend reinvestment plan), either for our own account or for the account of other stockholders, subject to the right of underwriters to limit the number of shares included in an underwritten offering.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Secured Credit Facilities

Overview

        In connection with the Transaction, we entered into (i) a first lien senior secured credit facility, with Morgan Stanley Senior Funding, Inc., as administrative agent, joint lead arranger and joint book manager, Credit Suisse Securities (USA), LLC, as syndication agent, joint lead arranger and joint book manager, and each lender party thereto and (ii) a second lien senior secured credit facility, with Aluma Systems, Inc., as the Canadian borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, joint lead arranger and joint book manager, Credit Suisse Securities (USA), LLC, as syndication agent, joint lead arranger and joint book manager, and each lender party thereto. (The first lien senior secured credit facility and the second lien senior secured credit facility are referred to herein collectively as the "senior secured credit facilities"). On November 15, 2007, we entered into a joinder and amendment agreement, pursuant to which the size of the term loan facility under the first lien senior secured credit facility was increased by $175.0 million and the term loan facility under the second lien senior secured credit facility was increased by $75.0 million.

        After giving effect to the joinder and amendment agreement, the first lien senior secured credit facility provides senior secured financing of $905.0 million, consisting of:

  •
  a $755.0 million term loan facility ($580.0 million of which was funded on the original closing date, and $175.0 million of which was funded on November 15, 2007);

  •
  a $125.0 million revolving facility; and

  •
  a $25.0 million synthetic letter of credit facility.

        We are the borrower for the term loan facility, the revolving facility and the synthetic letter of credit facility. The revolving facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

        After giving effect to the joinder and amendment agreement, the second lien senior secured credit facility provides senior secured financing consisting of a $375.0 million term loan facility ($300.0 million of which was funded on the original closing date, and $75.0 million of which was funded on November 15, 2007).

  Interest Rate and Fees

        Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the rate of interest published by the Wall Street Journal, from time to time, as the prime rate and (2) the federal funds rate plus 0.50% or (b) a LIBOR rate determined by the applicable screen rate or, if such screen rate is unavailable, by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs.

  First Lien Senior Secured Credit Facility

        The initial applicable margin for borrowings of term loans made on the original closing date under the first lien senior secured credit facility and the synthetic letter of credit facility is 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings. After we deliver our consolidated financial statements for each fiscal quarter after the original closing date, such applicable margin will be reduced to 1.00% and 2.00%, respectively, if our first lien leverage ratio is less than 3.0 to 1.0.

        The applicable margin for borrowings of term loans made on November 15, 2007 under the first lien senior secured credit facility is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings.

        The initial applicable margin for borrowings under the revolving facility is 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings. After we deliver our consolidated financial statements for each fiscal quarter after the closing date, such applicable margin will be reduced to 1.00% and 2.00%, respectively, if our leverage ratio is less than 6.0 to 1.0 but greater than or equal to 5.0 to 1.0, and to 0.75% and 1.75%, respectively, if our leverage ratio is less than 5.0 to 1.0.

        In addition to paying interest on outstanding principal, we are required to pay a commitment fee to the lenders under the revolving facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum (which fee will be reduced to 0.375% per annum if our leverage ratio is less than 5.0 to 1.0). We also have to pay letter of credit fees equal to the applicable margin then in effect with respect to LIBOR loans under the revolving facility on the aggregate undrawn amount of all letters of credit outstanding. We also have to pay to each bank issuing a letter of credit fees equal to 0.125% on the face amount of each letter of credit and other customary documentary and processing charges. We also have to pay a synthetic letter of credit fee equal to the sum of the applicable margin then in effect with respect to the effective synthetic letter of credit term loans plus 0.125% times the balance of the synthetic letter of credit deposits.

  Second Lien Senior Secured Credit Facility

        The applicable margin for borrowings of term loans made on the original closing date under the second lien senior secured credit facility is 5% with respect to base rate borrowings and 6% with respect to LIBOR borrowings. The applicable margin for borrowings of term loans made on November 15, 2007 under the second lien senior secured credit facility is 6% with respect to base rate borrowings and 7% with respect to LIBOR borrowings.

  Prepayments

  First Lien Senior Secured Credit Facility

        We are required to prepay outstanding term loans under the first lien senior secured credit facility, subject to certain exceptions, with:

  •
  50% (which percentage will be reduced to 25% if our leverage ratio is equal to or less than 5.00 and greater than 4.50 to 1.00, and to 0% if our leverage ratio is equal to or less than 4.50 to 1.00) of our annual excess cash flow;

  •
  100% of the net cash proceeds from non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or contract to reinvest those proceeds within 12 months and use such proceeds within 18 months of receipt, subject to certain limitations; and

  •
  100% of the net cash proceeds of any incurrence of debt, other than certain indebtedness permitted under the first lien senior secured credit facility.

        The foregoing mandatory prepayments will be applied ratably among the relevant lenders of the term loans under the first lien senior secured credit facility as we direct. Each lender has the right to decline any mandatory prepayment of its term loans, in which case the amount of such prepayment will be retained by us.

        We may voluntarily prepay outstanding loans under the first lien senior secured credit at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

  Second Lien Senior Secured Credit Facility

        We are required to prepay outstanding term loans under the second lien senior secured credit facility with the same proceeds as we are required to prepay term loans under the first lien senior secured credit facility. However, such mandatory prepayments are only required to be made with respect to the outstanding term loans under the second lien senior secured credit facility to the extent all term loans under the first lien senior secured credit facility have been paid in full.

        The foregoing mandatory prepayments will be applied ratably among the relevant lenders of the term loans under the second lien senior secured credit facility. Each lender has the right to decline any mandatory prepayment of its term loans, in which case the amount of such prepayment will be retained by us.

        We may voluntarily prepay outstanding loans under the second lien senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans. Any voluntary prepayment of term loans under the second lien senior secured credit facility shall be made together with a prepayment premium in an amount equal to (a) with respect to the term loans made on the original closing date, (x) if such prepayment is made prior to the first anniversary of the original closing date, 2.0% and (y) if such prepayment is made on or after the first anniversary of the original closing date but prior to the second anniversary thereof, 1.0%, and (b) with respect to the term loans made on November 15, 2007, (x) if such prepayment is made prior to November 15, 2008, 2.0% and (y) if such prepayment is made on or after November 15, 2008, but prior to November 15, 2009, 1.0%, in each case of the aggregate principal amount of such prepayment.

  Amortization

  First Lien Senior Secured Credit Facility

        We are required to repay installments on the term loans under the first lien senior secured credit facility in quarterly principal amounts equal to 0.25% of their funded total principal amount, with the remaining amount payable on the date that is seven years from the date of the original closing of the first lien senior secured credit facility.

        Principal amounts outstanding under the revolving facility will be due and payable in full at maturity, six years from the date of the original closing of the first lien senior secured credit facility. Principal amounts outstanding under the synthetic letter of credit facility will be due and payable in full at maturity, seven years from the date of the original closing of the first lien senior secured credit facility.

  Second Lien Senior Secured Credit Facility

        Principal amounts outstanding under the second lien senior secured credit facility will be due and payable in full at maturity, eight years from the date of the original closing of the second lien senior secured credit facility.

  Guarantee and Security

        All our obligations under the senior secured credit facilities are unconditionally guaranteed by each of our existing and future domestic wholly-owned subsidiaries (subject to exceptions with respect to immaterial subsidiaries and with respect to any guaranty that could create materially adverse tax consequences), referred to, collectively, as "Domestic Guarantors."

        All our obligations under the senior secured credit facilities and the guarantees of our obligations under the senior secured credit facilities by the Domestic Guarantors are secured by substantially all our assets and the assets of each Domestic Guarantor, including, but not limited to, the following:

  •
  subject to certain exceptions, a pledge of the capital stock of each direct and indirect domestic subsidiary owned by us or a Domestic Guarantor (other than subsidiaries substantially all of whose assets consist of stock in controlled foreign corporations) and 65% of the capital stock of each first tier foreign subsidiary owned by us or a Domestic Guarantor and of each first tier domestic subsidiary owned by us or a Domestic Guarantor substantially all of whose assets consist of stock in controlled foreign corporations; and

  •
  subject to certain exceptions, a security interest in substantially all of the tangible and intangible assets owned by us and each Domestic Guarantor.

  Certain Covenants and Events of Default

        Each of the senior secured credit facilities contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of each of our subsidiaries to:

  •
  sell assets;

  •
  incur additional indebtedness;

  •
  prepay, redeem or repurchase certain other indebtedness;

  •
  pay dividends and distributions or repurchase capital stock;

  •
  create liens on property or assets;

  •
  make investments, loans or advances;

  •
  make certain acquisitions;

  •
  engage in mergers or consolidations;

  •
  engage in certain transactions with affiliates;

  •
  amend certain material agreements governing indebtedness;

  •
  change the business conducted by us and our subsidiaries;

  •
  enter into agreements that restrict dividends from subsidiaries;

  •
  enter into sale and lease-back transactions; and

  •
  enter into swap agreements.

        In addition, the first lien senior secured credit facility requires us to maintain a maximum first lien leverage ratio if we have drawn 50% or more of the aggregate commitments under the revolving facility.

        The senior secured credit facilities also contain certain customary affirmative covenants and events of default.

        As of June 30, 2008, we were in compliance in all material respects with all covenants and provisions contained under our senior secured credit facilities.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect immediately prior to this offering. We refer you to the form of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

        Our authorized capital stock consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares were issued and outstanding immediately prior to this offering, and                        shares of preferred stock, par value $0.01 per share, of which no shares are currently issued and outstanding. Immediately following the completion of this offering, we will have            shares of common stock issued and outstanding. Immediately following completion of the offering, there will be no shares of preferred stock outstanding.

Common Stock

        Voting Rights.    Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

        Dividend Rights.    Subject to the rights of the holders of any preferred stock that may be outstanding, holders of our common stock are entitled to receive equally and ratably, share for share dividends as may be declared by our board of directors out of funds legally available to pay dividends. Dividends upon our common stock may be declared by the board of directors at any regular or special meeting, and may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the board of directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property, or for any proper purpose, and the board of directors may modify or abolish any such reserve. The senior secured credit facilities impose restrictions on our ability to declare dividends with respect to our common stock.

        Liquidation Rights.    Upon liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock. Neither a sale of substantially all of the property and assets of the corporation nor a consolidation or merger of the corporation into another corporation shall be deemed a liquidation of the company.

        Other Matters.    The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company, or upon any distribution of assets of our company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  the preferences and special rights, if any, of the series and the qualifications and restrictions, if any, of the series;

  •
  the voting rights, if any, of the holders of the series; and

  •
  such other rights, powers and preferences with respect to the series as our board of directors may deem advisable.

Anti-Takeover Effects of Certain Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Removal of Directors; Vacancies

        Our amended and restated certificate of incorporation provides that (i) prior to the date on which First Reserve ceases to own at least 40% of the voting power of all shares of stock entitled to vote generally in the election of directors, directors may be removed for any reason upon the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) on and after the date on which First Reserve ceases to own at least 40% of the voting power of all shares of stock entitled to vote generally in the election of directors, directors may be removed with or without cause, at any time by the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated bylaws also provide that any vacancies on our board of directors will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum or by the sole remaining director.

No Cumulative Voting

        The Delaware General Corporation Law, or DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibits cumulative voting.

Calling of Special Meetings of Stockholders

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of our stockholders may be called at any time only by the chairman of the board of directors, the board of directors or a committee of the board which has been designated by the board of directors.

Stockholder Action by Written Consent

        The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation precludes stockholder action by written consent after the date on which First Reserve ceases to hold at least 40% in voting power of all shares entitled to vote generally in the election of our directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

        Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting or at such other time as specified in our amended and restated bylaws. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions

        The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that the following provisions in our amended and restated certificate of incorporation and amended and restated bylaws may only be amended, altered, repealed or rescinded by a vote of at least 75% of the voting power of all of the outstanding shares of our stock entitled to vote generally in the election of directors:

  •
  the removal of directors;

  •
  the limitation of stockholder action by written consent;

  •
  the ability to call a special meeting of stockholders being vested solely in our chairman of the board, our board of directors and any committee of the board of directors which has been designated by our board of directors;

  •
  the advance notice requirements for stockholder proposals and director nominations; and

  •
  the amendment provision requiring that the above provisions be amended only with a 75% supermajority vote.

        In addition, our amended and restated certificate of incorporation grants our board of directors the authority to amend or repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  for transactions from which the director derived improper personal benefit.

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors' and officers' insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        We have entered into indemnification agreements with each of our directors and officers providing for additional indemnification protection beyond that provided by the directors' and officers' liability insurance policy. In the indemnification agreements, we have agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the amended and restated certificate of incorporation, the DGCL, or by any amendment(s) thereto.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Delaware Anti-takeover Statute

        We have opted out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an

"interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is The Bank of New York.

New York Stock Exchange Listing

        We intend to apply to have our common stock approved for listing on the New York Stock Exchange under the symbol "BEI."

Authorized but Unissued Capital Stock

        The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances (other than a public offering) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, as well as for certain issuances of stock in compensatory transactions. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

SHARES ELIGIBLE FOR FUTURE SALE

        Before this offering, there has not been any public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of equity securities.

        Upon completion of this offering, we will have a total of            shares of common stock outstanding. Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be held or acquired by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below and shares purchased by any of our current directors or employees that are subject to lock-up agreements in our directed share program, which will be subject to the lock-up agreements described below. The remaining            shares of common stock outstanding will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 promulgated under the Securities Act, summarized below.

        Under the lock-up agreements described below and the provisions of Rule 144, all outstanding shares will be available for sale in the public market after 180 days from the date of this prospectus (subject to volume limitations and the early release provisions of the lock-up agreements described below)

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this prospectus, a person, including any of our "affiliates" who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately                        of the shares outstanding immediately after this offering; and

  •
  the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales by affiliates under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144, a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an "affiliate", is entitled to sell its shares freely so long as current public information about us is available and after a one year holding period without complying with the manner of sale, volume limitation or notice provision of Rule 144. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

        Sales under Rule 144 are also subject to the lock-up arrangements described below.

Lock-up Agreements

        In connection with this offering, we, our executive offices, directors and existing stockholder have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock, during the period ending 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co., UBS Securities LLC and Morgan Stanley & Co. Incorporated. See "Underwriting."

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO
NON-U.S. HOLDERS

        The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company" or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

        Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated                                    , we have agreed to sell to the underwriters named below, for whom Goldman, Sachs & Co., UBS Securities LLC and Morgan Stanley & Co. Incorporated are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Goldman, Sachs & Co.
UBS Securities LLC
Morgan Stanley & Co. Incorporated

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        All sales of the common stock in the U.S. will be made by U.S. registered broker/dealers.

        The selling stockholder has granted to the underwriters a 30-day option to purchase on a pro rata basis up to                additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $        per share. The underwriters and selling group members may allow a discount of $        per share on sales to other broker/dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder and us. Such amounts are shown assuming both no exercise and full exercise by the underwriters of their over-allotment option:

Paid by the Selling Stockholder	No Exercise	Full Exercise
Per share	$	$
Total	$	$

Paid by Brand Energy, Inc.	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        The expenses of this offering payable by us, not including the underwriting discounts and commissions, are estimated at $         million.

        The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

        We intend to apply to list the shares of common stock on the New York Stock Exchange.

        At our request, the underwriters have reserved up to                shares, or      % of our common stock offered by this prospectus, for sale under a directed share program to our directors, employees and other individuals who have family or personal relationships with our employees. If any of our current directors or executive officers subject to lock-up agreements purchase these reserved shares, the shares will be restricted from sale under the lock-up agreements. We will determine the specific allocation of the shares to be offered under the directed share program at our sole discretion. All of the persons purchasing the reserved shares must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Shares committed to be purchased by directed share participants that are not so purchased will be reallocated for sale to the general public in the offering. All sales of shares under the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus.

        We, our executive officers, directors and existing stockholder have agreed that, without the prior written consent of Goldman, Sachs & Co., UBS Securities LLC and Morgan Stanley & Co. Incorporated on behalf of the underwriters, none of us will, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or file any registration statement under the Securities Act of 1933 (other than a registration statement on Form S-8) with respect to the foregoing; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        The restrictions described in the previous paragraph do not apply to:

  •
  the sale of shares to the underwriters pursuant to the underwriting agreement;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  •
  grants, issuances, or exercises under our existing employee benefits plans;

  •
  the issuance of common stock in connection with the acquisition of, or joint venture with, another company, provided that the recipient agrees to be bound by the restrictions described in the previous paragraph;

  •
  transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

  •
  transfers by any person other than us of shares of common stock or any security convertible to exchangeable for or exercisable into common stock as a bona fide gift or gifts as a result of operation of law or testate or in testate succession, provided that such transferee agrees to be bound by the restrictions described in the previous paragraph;

  •
  transfers by any person other than us to a trust, partnership, limited liability company or other entity, all of the beneficial interests of which are held, directly, or indirectly by such person or such person's spouse or children, provided that such transferee agrees to be bound by the restrictions described in the previous paragraph; or

  •
  distributions by any person other than us of shares of common stock or any security convertible, exchangeable for or exercisable into common stock to limited partners or stockholders of such person, provided that such distributee agrees to be bound by the restrictions described in the previous paragraph.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined by a negotiation between us and the underwriters and will not necessarily reflect the market price of our common stock following the offering. The principal factors that were considered in determining the public offering price included:

  •
  the information presented in this prospectus and otherwise available to the underwriters;

  •
  market conditions for initial public offerings;

  •
  the history of and prospects for the industry in which we compete;

  •
  the ability of our management;

  •
  the prospects for our future earnings;

  •
  the present state of our development and our current financial condition;

  •
  the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

  •
  the general condition of the securities markets at the time of this offering.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        From time to time, some of the underwriters and their affiliates have provided, and may continue to provide, investment banking and commercial banking services to us and our affiliates for fees and commissions that we believe are customary. Morgan Stanley Senior Funding, Inc. acts as administrative agent, joint lead arranger and joint book manager and is a lender under our senior secured credit facilities.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of the underwriters has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of the shares to the public in that Member State except that it may, with effect from and including such date, make an offer of the shares to the public in that Member State:

  (a)
  at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of the shares to the public" in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

        Each of the underwriters has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock to be sold in this offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Davis Polk & Wardwell, New York, New York will act as counsel to the underwriters.

EXPERTS

        The consolidated financial statements of FR Brand Holdings Corp. at December 31, 2007 and 2006 and for the period from January 1, 2007 through February 7, 2007, for the period from February 8, 2007 through December 31, 2007, and for each of the two years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of ISI Specialists, Inc. at December 31, 2006 and 2005 and for the period from January 1, 2007 through November 15, 2007 and for each of the two years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Protherm Services Group, LLC at December 31, 2006 and 2005 and for the period from January 1, 2007 through November 15, 2007 and for each of the two years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Associated Insulation Services, Inc. at December 31, 2006 and for the year ended December 31, 2006, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

        We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the shares of common stock being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the shares of our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete.

        We are not currently subject to the informational requirements of the Exchange Act. After the offering of the shares of our common stock, we will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission. The registration statement and the exhibits and schedules to the registration statement, such reports and other information can be inspected and copied at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the public reference room and their copy charges. The Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FR BRAND HOLDINGS CORP.

Page
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2006 and 2007	F-4
Consolidated Statements of Operations for the years ended December 31, 2005 and 2006, the period from January 1, 2007 through February 7, 2007 and for the period from February 8, 2007 through December 31, 2007	F-5
Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) for the years ended December 31, 2005 and 2006, the period from January 1, 2007 through February 7, 2007 and for the period from February 8, 2007 through December 31, 2007	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2006, the period from January 1, 2007 through February 7, 2007 and for the period from February 8, 2007 through December 31, 2007	F-7
Notes to Consolidated Financial Statements	F-8

BRAND ENERGY, INC.

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheet as of December 31, 2007 and June 30, 2008	F-37
Condensed Consolidated Statements of Operations for the period from January 1, 2007 through February 7, 2007, the period from February 8, 2007 through June 30, 2007 and for the six months ended June 30, 2008	F-38
Condensed Consolidated Statements of Cash Flows for the period from January 1, 2007 through February 7, 2007, the period from February 8, 2007 through June 30, 2007 and for the six months ended June 30, 2008	F-39
Notes to Unaudited Condensed Consolidated Financial Statements	F-40
Schedule I—Condensed Financial Information of Registrant	F-58
Notes to Schedule I	F-61

ISI SPECIALISTS, INC.

Page
Report of Independent Auditors	F-62
Consolidated Balance Sheets as of December 31, 2005 and 2006	F-63
Consolidated Statements of Income for the years ended December 31, 2005 and 2006 and for the period from January 1, 2007 through November 15, 2007	F-64
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2005 and 2006 and for the period from January 1, 2007 through November 15, 2007	F-65
Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2006 and for the period from January 1, 2007 through November 15, 2007	F-66
Notes to Consolidated Financial Statements	F-67

PROTHERM SERVICES GROUP, LLC

Page
Report of Independent Auditors	F-79
Balance Sheets as of December 31, 2005 and 2006	F-80
Statements of Income for the years ended December 31, 2005 and 2006 and for the period from January 1, 2007 through November 15, 2007	F-81

Statements of Changes in Members' Equity for the years ended December 31, 2005 and 2006 and for the period from January 1, 2007 through November 15, 2007	F-82
Statements of Cash Flows for the years ended December 31, 2005 and 2006 and for the period from January 1, 2007 through November 15, 2007	F-83
Notes to Financial Statements	F-84

ASSOCIATED INSULATION SERVICES, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors
FR Brand Holdings Corp. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of FR Brand Holdings Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholder's equity and comprehensive income (loss), and cash flows for the period from January 1, 2007 through February 7, 2007, for the period from February 8, 2007 through December 31, 2007, and for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FR Brand Holdings Corp. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the period from January 1, 2007 through February 7, 2007, for the period from February 8, 2007 through December 31, 2007, and for each of the two years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 24, 2008,
        except for Notes 18 and 19, as to
        which the date is June 26, 2008

FR Brand Holdings Corp. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share Data)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$15,334	$5,321
Trade accounts receivable, net of allowance for doubtful accounts of $9,634 in 2007 and $8,882 in 2006	247,132	152,475
Accrued revenue	21,629	9,932
Deferred income tax asset	7,476	10,957
Other current assets	28,385	20,782

Total current assets	319,956	199,467
Property and equipment:
Land	8,926	4,848
Buildings and leasehold improvements	21,860	7,672
Vehicles and other equipment	30,084	32,600
Scaffolding and forming and shoring equipment	429,836	375,221

	490,706	420,341
Accumulated depreciation and amortization	(24,770)	(104,909)

Total property and equipment, net	465,936	315,432
Deferred financing fees, net of accumulated amortization of $2,855 in 2007 and $6,800 in 2006	24,432	14,052
Identifiable intangibles, net	302,356	101,470
Goodwill	735,867	320,797

Total assets	$1,848,547	$951,218

Liabilities
Current liabilities:
Revolving credit facility	$4,000	$61,500
Current maturities of long-term debt	7,550	2,904
Accounts payable and accrued expenses	113,459	84,984
Deferred revenue	9,505	4,028

Total current liabilities	134,514	153,416
Long-term debt, less current maturities	1,112,818	486,470
Redeemable preferred stock	—	38,563
Deferred income taxes	75,009	38,371
Long-term risk management liabilities	67,632	—
Other long-term liabilities	13,483	13,189
Stockholder's equity:
Common stock, $0.01 par value, 1,000 shares authorized, 100 issued and outstanding, as of December 31, 2007 and 2006	—	—
Additional paid-in capital	401,417	232,739
Accumulated other comprehensive income	30,967	6,959
Retained earnings (accumulated deficit)	12,707	(18,489)

Total stockholder's equity	445,091	221,209

Total liabilities and stockholder's equity	$1,848,547	$951,218

See accompanying notes.

FR Brand Holdings Corp. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

	Successor	Predecessor	Predecessor
	Period From February 8, 2007 Through December 31, 2007	Period From January 1, 2007 Through February 7, 2007
			Year Ended December 31,
			2006	2005
Revenue:
Labor	$703,528	$70,572	$556,726	$349,386
Equipment rental	214,118	23,074	205,507	124,018
Equipment sales	69,545	8,814	49,400	17,972

Total revenue	987,191	102,460	811,633	491,376
Operating expenses:
Labor	589,596	60,249	478,025	292,239
Equipment rental	56,728	6,304	59,576	44,932
Equipment sales	43,510	6,793	30,135	9,841
Warehouse operating expenses	40,787	1,602	36,936	24,110

Total operating expenses	730,621	74,948	604,672	371,122

Gross profit	256,570	27,512	206,961	120,254
Selling and administrative expenses	145,458	14,744	137,422	81,922
Transaction costs	—	25,396	—	—

Operating income (loss)	111,112	(12,628)	69,539	38,332
Interest income	(464)	(36)	(284)	(252)
Interest expense	80,345	5,972	54,304	40,803
Loss (gain) on interest rate and foreign currency swaps	45,001	(952)	(455)	1,288
Foreign currency transaction (gain) loss	(20,165)	989	(104)	(2,712)
Early extinguishment of debt	—	52,596	—	—
Redeemable preferred stock dividend	—	723	6,226	2,338

Income (loss) before (benefit) provision for income taxes	6,395	(71,920)	9,852	(3,133)
(Benefit) provision for income taxes	(6,312)	(8,844)	6,258	2,608

Net income (loss)	$12,707	$(63,076)	$3,594	$(5,741)

Earnings (loss) per share:
Basic and diluted earning (loss) per share	$127,070	$(630,760)	$35,940	$(57,410)

Basic and diluted weighted average shares outstanding	100	100	100	100

See accompanying notes.

FR Brand Holdings Corp. and Subsidiaries

Consolidated Statements of Stockholder's Equity and Comprehensive Income (Loss)

(In Thousands, Except Share Amounts)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings (Accumulated Deficit)	Total	Comprehensive Income (Loss)
Balance, December 31, 2004	$—	$224,445	$4,007	$(16,342)	$212,110
Comprehensive income (loss):
Net loss	—	—	—	(5,741)	(5,741)	$(5,741)
Translation adjustment	—	—	3,241	—	3,241	3,241

Comprehensive loss	—	—	—	—	—	$(2,500)

Noncash compensation	—	1,388	—	—	1,388

Balance, December 31, 2005	—	225,833	7,248	(22,083)	210,998
Comprehensive income (loss):
Net income		—	—	3,594	3,594	$3,594
Translation adjustment	—	—	(289)	—	(289)	(289)

Comprehensive income	—	—	—	—	—	$3,305

Noncash compensation		6,906			6,906

Balance, December 31, 2006	—	232,739	6,959	(18,489)	221,209
Comprehensive income (loss):
Net loss	—	—		(63,076)	(63,076)	$(63,076)
Translation adjustment	—	—	(810)	—	(810)	(810)

Comprehensive income	—	—	—	—		$(63,886)

Noncash compensation	—	8,003			8,003
Effect of Transaction	—	28,058	(6,149)	81,565	103,474

Balance, February 7, 2007	—	268,800	—	—	268,800
Comprehensive income (loss):
Capital contribution	—	131,500	—	—	131,500
Translation adjustment	—	—	45,409	—	45,409	$45,409
Loss on derivatives, net of income taxes	—	—	(14,442)	—	(14,442)	(14,442)
Net income	—	—	—	12,707	12,707	12,707

Comprehensive income	—	—	—	—	—	$43,674

Noncash compensation	—	1,117	—	—	1,117

Balance, December 31, 2007	$—	$401,417	$30,967	$12,707	$445,091

See accompanying notes.

FR Brand Holdings Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

			Predecessor
	Successor	Predecessor
			Year Ended December 31,
	Period From February 8, 2007 Through December 31, 2007	Period From January 1, 2007 Through February 7, 2007
			2006	2005
Operating activities
Net income (loss)	$12,707	$(63,076)	$3,594	$(5,741)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Transaction costs	—	15,978	—	—
Early extinguishment of debt	—	52,596	—	—
Deferred income taxes	(3,000)	(14,086)	4,149	1,505
Depreciation and amortization	44,239	4,471	43,812	33,030
Non-cash compensation	1,117	7,781	6,906	1,388
Non-cash interest expense	2,887	1,080	9,838	8,439
Gain on sale of scaffolding equipment	(13,670)	(2,829)	(8,402)	(3,337)
Scaffolding equipment write-off	1,965	—	1,525	2,105
Loss (gain) on interest rate and foreign currency swaps	44,881	(832)	(455)	1,288
Foreign currency transaction (gain) loss	(20,165)	980	(104)	(2,712)
Redeemable preferred stock dividends	—	723	6,226	2,338
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable, net	(31,450)	11,481	(19,241)	(25,459)
Accrued revenue	23,159	(12,071)	(2,650)	(1,594)
Other current assets	(9,107)	2,676	(7,589)	(1,147)
Accounts payable and accrued expenses	(11,661)	9,377	13,152	18,996
Other non current liabilities	428	—	—	—
Deferred revenue	4,055	563	739	(61)
Other	967	(409)	(1,029)	492

Net cash provided by operating activities	47,352	14,403	50,471	29,530
Investing activities
Purchases of property and equipment	(62,317)	(7,244)	(60,906)	(35,219)
Proceeds from sales of property and equipment	20,305	4,320	17,985	7,928
Payments for acquisitions	(363,741)	—	(64,035)	(217,267)

Net cash used in investing activities	(405,753)	(2,924)	(106,956)	(244,558)
Financing activities
Proceeds from short-term bank borrowings	—	—	61,500	—
Proceeds from long-term debt	250,000	880,000	—	185,153
Payments to former shareholders	(4,109)	(503,905)	—	—
Capital contributions	131,500	268,800	—	—
Payment of deferred financing fees	(10,630)	(20,580)	(2,975)	(5,595)
Payments of revolving credit facility	(149,974)	(61,500)	—	—
(Payments to retire) issuance of preferred stock	—	(50,663)	—	30,000
Revolving credit facility borrowing	153,974	—	—	—
Payments of long-term debt	(9,743)	(515,970)	(2,933)	(1,973)
Payments on capital lease obligations	(1,015)	(30)	(285)	(376)

Net cash provided by (used in) financing activities	360,003	(3,848)	55,307	207,209

Increase (decrease) in cash and cash equivalents	1,602	7,631	(1,178)	(7,819)
Impact of foreign currency exchange rates	816	(36)	189	(279)
Cash and cash equivalents at beginning of period	12,916	5,321	6,310	14,408

Cash and cash equivalents at end of period	$15,334	$12,916	$5,321	$6,310

Supplemental cash flow disclosures
Interest paid	$73,525	$44,039	$43,865	$32,152

Income taxes paid	$4,546	$1,586	$1,551	$1,571

See accompanying notes.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Share and Per Share Data)

December 31, 2007

1. Organization and Business

        FR Brand Holdings Corp. (Holdings) and its subsidiaries are 100% owned by FR Brand Management LP (the LP). The LP is owned by First Reserve Fund XI, L.P., and First Reserve Fund X, L.P. (collectively, First Reserve) and certain members of management. Brand Energy & Infrastructure Services, Inc. (Brand or the Company) is a wholly owned subsidiary of Holdings. All references to the "Company," "we," "us," or "our" mean Brand and its subsidiaries.

        Prior to February 7, 2007, the predecessor to Brand, also called Brand Energy & Infrastructure Services, Inc. (Predecessor) was a wholly owned subsidiary of Brand Holdings, LLC (LLC). On February 7, 2007, FR Brand Acquisition Corp. (Acquisition Corp.) purchased 100% of the outstanding common stock of Predecessor and Predecessor was subsequently merged with and into Acquisition Corp., with the surviving entity being renamed Brand Energy & Infrastructure Services, Inc. (the Transaction). The financial statements labeled as "Predecessor" reflect the results of operations prior to the Transaction and the financial statements labeled as "Successor" reflect the results of operations subsequent to the Transaction. Prior to the Transaction, Holdings and Acquisition Corp. had no business activities.

        The information as of December 31, 2007, and for the period from February 8, 2007 through December 31, 2007, may not be directly comparable to the information provided related to the Predecessor company as a result of the effect of the revaluation of assets and liabilities to their estimated fair market values in accordance with the application of purchase accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

        The Company provides work access services including the front-end application design engineering, project management and labor for the erection and dismantlement of complex scaffolding systems and the associated equipment rental. Additionally, the Company provides specialty craft services including specialty painting and coating, abrasive blasting, insulation, refractory, corrosion protection, fireproofing and infrastructure services. The Company provides its services through a skilled workforce, approximately 33% of whom are covered by collective bargaining agreements.

        The Company's 10 largest customers accounted for 29% of revenues in 2007. One customer accounted for $40,700 or 8%, $48,800 or 6% and $53,000 or 5% of the Company's revenues for the years ended December 31, 2005 and 2006 and in 2007, respectively. Another customer accounted for $31,900 or 7%, $39,100 or 5% and $52,200 or 5% of the Company's revenues for the years ended December 31, 2005 and 2006 and in 2007, respectively. No individual customer exceeded 10% of total revenue in any period.

The Transaction

        On February 7, 2007, Acquisition Corp., pursuant to a stock purchase agreement dated December 29, 2006 between Predecessor, LLC and Holdings, purchased 100% of the common stock of Predecessor in a transaction accounted for as a business combination using the purchase method of accounting. The total amount of consideration paid in the Transaction, including the payment of transaction costs, was approximately $1.13 billion. The Company developed a valuation of tangible and identifiable intangible assets with assistance from an independent third party. The following table

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

1. Organization and Business (Continued)

summarizes the fair values of the assets acquired and the liabilities assumed on the date of the Transaction:

Current assets	$194,213
Fixed assets	384,524
Other intangible assets	45,758
Customer relationships	154,300
Goodwill	538,555

Total assets acquired	1,317,350
Current liabilities	110,103
Notes payable and capital lease obligations	671
Deferred income taxes	72,467
Long-term debt	999

Total liabilities assumed	184,240

Total purchase price	$1,133,110

        The purchase price was financed by (i) a $268,800 capital contribution made by LP to Holdings and by Holdings to Acquisition Corp. on February 7, 2007, and (ii) $880,000 in long-term debt borrowed by Acquisition Corp. As a result of the Transaction the purchase price and the related purchase price allocation were all recorded in the financial statements of Brand on the Transaction date.

        In connection with the Transaction, the Company incurred $77,992 of transaction costs which were included in the period from January 1, 2007 through February 7, 2007, and consisted of the following:

        Transaction Costs:

Investment banking fees	$11,717
Non-cash compensation	7,781
Legal, professional and other fees	5,898

$25,396

        Transaction costs are comprised of 'seller' related investment banking fees and legal, professional and other fees that the Company incurred on behalf of the LP to accomplish the Transaction. In addition, Transaction costs include the non-cash compensation expense the Company recognized due to the acceleration of vesting of units related to the Predecessor management equity incentive Plan (more fully described in Note 15) resulting from a change in control of the Company.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

1. Organization and Business (Continued)

        Early Extinguishment of Debt:

Breakage fee for Senior notes, Intermediate notes and preferred stock	$32,901
Write-off of deferred financing fees	13,549
Write-off of unamortized debt discounts	6,146

$52,596

        In the event of a change in control of the Company, the terms under which the Company's senior notes, intermediate notes, and preferred stock were issued called for a cash settlement of these instruments which included a breakage fee if these instruments were retired in advance of certain specified dates. As a result, the Company incurred these breakage costs as a direct result of the Transaction. In addition, the Company wrote-off the unamortized debt discounts at the same time that these instruments were retired. In connection with the Transaction, the Company paid off all outstanding debt under its Predecessor credit facility. As a result, the Company wrote-off the deferred financing fess related to this debt.

2. Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying financial statements were prepared on a consolidated basis and include those assets, liabilities, revenues, and expenses directly attributable to the operations of the Company. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 presentation.

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        The Company rents equipment under month-to-month rental contracts and provides services under both fixed-fee and time-and-materials short-term contracts. Services provided on a fixed-fee basis are recognized as the services are performed and revenues are recorded in accordance with SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended by SAB No. 104, Revenue Recognition (SAB 104). The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectibility is reasonably assured. In such contracts, the Company's efforts are measured by time incurred, based on the proportion of actual cost of work performed to the current estimated total cost, which is the contractual earnings pattern. Any losses on contracts are recognized in full in the period it becomes evident that such losses will occur.

        The Company also enters into certain short-term contracts that may provide for multiple deliverables to a customer. Such contracts represent approximately 16% of annual revenues. The Company identifies all services that are to be delivered separately under a sales arrangement and

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

2. Summary of Significant Accounting Policies (Continued)

allocates revenue to each deliverable based on relative fair values. Fair values are established based on prices charged when sold separately by the Company. In general, revenues are separated between rental revenue and labor. The allocated rental revenue is recognized on a straight-line basis and the allocated labor revenue, which accounts for approximately 70% of the revenue in these contracts, is recognized based on the proportion of actual cost of work to be performed to the current estimated total cost, which is the contractual earnings pattern. Services provided on a time-and-materials basis are recognized when earned as services are performed.

        The Company periodically sells new scaffolding and forming and shoring equipment directly to third parties. The Company recognizes scaffolding and equipment revenue upon shipment and records as operating expense, the cost of the scaffolding or forming and shoring equipment sold on the first-in, first-out (FIFO) cost method. The Company periodically sells used scaffolding and forming and shoring equipment to third parties, primarily to its rental customers. The Company recognizes revenue for the proceeds of such sales and records as operating expense, the net book value of the scaffolding or forming and shoring equipment. Net book value is determined assuming the oldest is sold first, as the Company maintains inventory records on a group basis.

Cash and Cash Equivalents

        The Company considers all short-term deposits purchased with original maturities of three months or less to be cash equivalents.

Accrued Revenue

        Accrued revenue represents work performed and not yet billed due to contract stipulations or a lack of required contractual documentation. Substantially all unbilled amounts are expected to be billed and collected within one year.

Inventories

        The Company maintains minimal amounts of finished goods inventories for sales to customers. Inventories are accounted for using the FIFO cost method.

Property and Equipment

        Property and equipment (including major repairs and improvements that extend the useful life of the asset) are capitalized and stated at cost. Ordinary maintenance and repairs of equipment are charged to expense. The cost of property and equipment is depreciated over their estimated useful lives on the straight-line basis as follows:

Buildings	10 to 30 years
Vehicles and other equipment	3 to 10 years
Scaffolding and forming and shoring equipment	3 to 30 years
Leasehold improvements	Life of the applicable lease or life of the improvement, whichever is shorter

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

2. Summary of Significant Accounting Policies (Continued)

        Depreciation expense was $26,299, $3,875, $36,159, and $27,333 for the period from February 8, 2007 through December 31, 2007, for the period from January 1, 2007 through February 7, 2007, and the years ended December 31, 2006 and 2005, respectively. In connection with the Transaction, the Company evaluated the useful lives and salvage values of its scaffolding fleet. As a result of this evaluation, the Company increased the range of useful lives for scaffolding equipment from 2–20 years to 3–30 years and assigned a minimum salvage value for all scaffolding equipment. The changes in estimates related to the useful lives and salvage value reduced 2007 depreciation expense by approximately $11,900 for the period from February 8, 2007 through December 31, 2007. Also in connection with the Transaction, the Company adjusted the book value of its property and equipment to reflect fair market value and eliminated the accumulated depreciation balance.

Impairment Review Policies

        The Company accounts for its long-lived assets, excluding goodwill and trade names, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which requires the Company to assess the recoverability of these assets when events or changes in circumstances indicate that the carrying amount of the long-lived asset (group) might not be recoverable. If impairment indicators exist, the Company determines whether the projected undiscounted cash flows will be sufficient to cover the carrying value of such assets. This requires the Company to make significant judgments about the expected future cash flows of the asset group. The future cash flows are dependent on general and economic conditions and are subject to change.

        Goodwill and intangible assets with indefinite lives are not amortized but tested for impairment at the reporting unit level. SFAS No. 142, Goodwill and Other Intangible Assets, defines a reporting unit as an operating segment or one level below an operating segment (referred to as a component). A component of a segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that segment. Reporting units with similar economic characteristics are aggregated for purposes of the goodwill impairment test. These impairment tests are performed on an annual basis as of October 1 and between annual tests whenever events or circumstances indicate that the carrying value of a reporting unit's goodwill and intangible assets with indefinite lives may exceed its fair value. A discounted cash flow model is used to estimate the fair value of a reporting unit. Management must make significant judgments and estimates about future conditions to estimate future cash flows. Unforeseen events and changes in circumstances and market conditions, including general economic and competitive conditions, could result in significant changes in those estimates and material charges to income.

Deferred Revenue

        Deferred revenue represents amounts billed or collected from customers in excess of revenues earned. All of these amounts will be earned within one year.

Workers' Compensation and Health Benefit Liabilities

        The estimates of workers' compensation and health benefit liabilities are developed using actuarial methods based upon historical data for payment patterns, cost trends, utilization of health care services, and other relevant factors. These estimates take into account incurred but not reported (IBNR) claims.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

2. Summary of Significant Accounting Policies (Continued)

These estimates are continually reviewed, and adjustments, if necessary, are reflected in the period known. Although the Company believes that the actuarial estimates are reasonable, significant differences related to the items noted above could materially affect the Company's obligations, future expenses and cash flows. The Company classifies accrued workers' compensation liabilities between current and long-term on its balance sheets based on historical payment activity. At December 31, 2007 and 2006, current workers' compensation liabilities aggregated approximately $8,500 and $6,657, respectively, and long-term workers' compensation liabilities aggregated approximately $13,202 and $12,774, respectively.

Foreign Currency Translation

        The financial statements of the Company's subsidiaries outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rates as of the balance sheet date. Resulting translation adjustments are recorded in the cumulative translation adjustment account as a separate component of other comprehensive income (loss). Income and expense items are translated at average monthly exchange rates. Gains and losses from foreign currency transactions are included in net income (loss). The Company does not have any subsidiaries outside the United States located in highly inflationary economies.

Share-Based Payments

        The Company recognizes compensation cost for stock-based compensation awards in accordance with SFAS No. 123(R), Share-Based Payment (SFAS 123(R)) and SAB No. 107. The amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the award that has vested at that date.

Earnings (Loss) per Share

        The Company computes earnings (loss) per share in accordance with SFAS No. 128 Earnings per Share. Under this statement, basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed similarly but reflects the potential dilution that would occur if dilutive units were exercised or vested. There were no dilutive instruments in any period.

3. Pending Accounting Pronouncements

Financial Accounting Standards Board (FASB) Interpretation No. 48, Uncertainty in Income Taxes (FIN 48)

        In June 2006, the FASB issued FIN 48 which clarifies the accounting for income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a more-likely than not recognition threshold that a tax position will be sustained upon examination and a measurement attribute for the financial statement recognition of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The effective date for a non-public company has been deferred for fiscal years beginning after December 15, 2007. The Company has evaluated the impact of this standard and does not believe it will have a material impact on the consolidated financial statements.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

2. Summary of Significant Accounting Policies (Continued)

SFAS No. 157, Fair Value Measurements (SFAS 157)

        In September 2006, the FASB issued SFAS 157. SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the assets or liabilities and establishes a hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS 157 becomes effective for the Company's financial statements on January 1, 2008. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159)

        In February 2007, the FASB issued SFAS 159, which permits all entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date. The fair value option may be applied financial instrument by financial instrument (with limited exceptions), is generally irrevocable, and must be applied to the entire financial instrument. SFAS 159 is effective for fiscal years that begin after November 15, 2007 (January 1, 2008 for the Company). The Company is currently evaluating the requirements of SFAS 159, and has not yet determined the impact on the consolidated financial statements.

SFAS No. 141(R), Business Combinations (SFAS 141(R))

        In December 2007, the FASB issued SFAS 141(R) which significantly modifies the accounting for business combinations. SFAS 141(R) requires the acquiring entity in a business combination to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. Liabilities related to contingent consideration are required to be recognized at acquisition and remeasured at fair value in each subsequent reporting period. Restructuring charges and all pre-acquisition related costs (e.g., fees for attorneys, accountants, and investment bankers) must be expensed in the period they are incurred. In addition, changes to acquisition-related deferred tax assets and unrecognized tax benefits recorded under FIN 48 made subsequent to the acquisition date will generally impact income tax expense in that period as opposed to being recorded to goodwill. SFAS 141(R) is effective for fiscal years that begin after December 15, 2008 (January 1, 2009 for the Company). The Company is currently evaluating the requirements of SFAS 141(R), and has not yet determined the impact on the consolidated financial statements. SFAS 141(R) will be applied prospectively for acquisitions, if any, on or after January 1, 2009.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160)

        In December 2007, the FASB issued SFAS 160, which is effective for fiscal years beginning after December 15, 2008 (January 1, 2009 for the Company). SFAS 160 amends Accounting Research Bulletin (ARB) No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS 141(R). The Company does not expect the adoption of SFAS 160 to have a material effect on its financial statements.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

4. Acquisitions

Fiscal 2005 Acquisitions

        On July 29, 2005, the Company purchased substantially all of the operations and the net operating assets of Aluma Enterprises, Inc. (Aluma), as defined by the terms of the Asset Purchase Agreement dated May 19, 2005. The purpose of the transaction was to expand the Company's market position in Canada and obtain entry into the forming and shoring business. The results of Aluma are included in the Company's consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $241,081, consisting of cash paid of $211,518, direct acquisition costs of $5,749, and assumed liabilities of $23,814. The acquisition was principally financed through borrowings under the Company's amended and restated secured credit facility and through the issuance of the Company's redeemable preferred stock. The Company developed a valuation of tangible and identifiable intangible assets with assistance from an independent third party. Intangible assets consisted of patents, trademarks and customer relationships totaling $42,618.

Fiscal 2006 Acquisitions

        On August 3, 2006, the Company purchased substantially all of the operations and the net operating assets of Interstate Scaffolding, Inc. (Interstate), as defined by the terms of the Asset Purchase Agreement dated July 14, 2006. The purpose of the transaction was to expand the Company's geographic presence on the West Coast, the Midwest, and the Northeast and to augment the Company's customer base in the oil refining and utilities industries. The results of Interstate are included in the Company's consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $35,162, consisting of cash paid of $31,000, direct acquisition costs of $939, and assumed liabilities of $3,223. The acquisition was financed through borrowings on the revolving credit facility under the Company's amended and restated secured credit facility. The Company obtained an independent third-party valuation of tangible and identifiable intangible assets, which consist of non-compete agreements and customer relationships totaling $5,480.

        On November 30, 2006, Brand purchased Safway Steel Scaffolds Co. of Pittsburgh (Safway). Safway is a full service work access provider primarily focused on the power generation end market in the northern U.S. Brand purchased Safway primarily because it adds technical capability and customer relationships in power generation and brings critical mass with select large utilities. The results of Safway are included in the Company's consolidated financial statements from the date of the acquisition. The total consideration (net of cash acquired of $239) for this acquisition was $36,059, consisting of cash paid of $28,903, direct acquisition costs of $378, and assumed liabilities of $7,017. The acquisition was financed through borrowings on the revolving credit facility under the Company's amended and restated secured credit facility. The Company developed a valuation of tangible and identifiable intangible assets with assistance from an independent third party. Identifiable intangible assets consisted of non-compete agreements and customer relationships totaling $6,850.

        On September 22, 2006, Brand purchased West Coast Crane for total consideration of $3,054. West Coast Crane is a forming and shoring provider located in Vancouver, British Columbia.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

4. Acquisitions (Continued)

        The following table presents the estimated fair values of the assets acquired and liabilities assumed in 2006 and the amount allocated to goodwill:

Current assets		$17,524
Property and equipment		24,945
Identifiable intangible assets:
Customer relationships	$11,090
Non-compete agreements	1,240

		12,330

Total fair value of assets acquired		54,799
Goodwill		19,476

Total assets		74,275
Assumed liabilities		10,240

Total cash consideration (including transaction costs of $1,317, net of cash acquired of $239)		$64,035

Fiscal 2007 Acquisitions

        On March 1, 2007, Brand purchased all the outstanding shares of Tesco of Houma, Inc (Tesco). Tesco, based in Houma, Louisiana, is a service company that provides coating, blasting and painting services, which are critical to protecting industrial facilities. The acquisition of Tesco broadens Brand's current service offering of coating services along the Gulf Coast and introduces new customers operating offshore equipment to Brand. The acquisition also adds higher margin technical labor services and accelerates the growth of Brand's non-capital intensive specialty contracting services business. The results of Tesco are included in the Company's consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $13,462 (net of cash acquired of $1,014) consisting of net cash paid of $8,711, direct acquisition costs of $187, and assumed liabilities of $4,564. The acquisition was financed through borrowings on the revolving credit facility under the Company's secured credit facility. The Company developed a valuation of tangible and identifiable intangible assets with assistance from an independent third party. Identifiable intangible assets consisted of customer relationships totaling $4,470 which are being amortized over 8 years.

        On April 5, 2007, Brand purchased the assets and business of Associated Insulation Services, Inc. (Associated). Associated, based in Willingboro, New Jersey, is a service company which provides installation and maintenance of insulation systems in the Mid-Atlantic region. The acquisition of Associated provides a strong insulation platform in the Northeast and mid-Atlantic regions, expands the Company's footprint and strengthens existing refinery relationships through expanded service offerings. The results of Associated are included in the Company's consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $18,332, consisting of cash paid of $15,669, direct acquisition costs of $288, and assumed liabilities of $2,375. The acquisition was financed through borrowings on the revolving credit facility under the Company's secured credit facility. The Company developed a valuation of tangible and identifiable intangible assets with assistance from an independent third party. Identifiable intangible assets consisted of non-compete agreements and customer relationships totaling $5,600 which are being amortized over 3 and 10 years, respectively.

        On August 1, 2007, Aluma System, Inc., an indirect wholly owned subsidiary of Brand, pursuant to a share purchase agreement with DCHI, Inc. and DCHI, Inc., purchased 100% of the outstanding

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

4. Acquisitions (Continued)

shares of Doug Chalmers Construction, Limited (DCCL). DCCL, based in Sarnia, Ontario, is a work access company with a leadership position in the growth-oriented Sarnia market focusing on the large petrochemical market in that area. The Company believes that the acquisition expands its footprint and strengthens core customer relationships across new geographies. The results of DCCL are included in the Company's consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $44,742, consisting of cash paid of $31,929, direct acquisition costs of $609, and assumed liabilities of $12,204 million. The acquisition was financed through borrowings on the revolving credit facility under the Company's amended and restated secured credit facility. The purchase price allocation is not complete because the Company is in the process of developing a valuation of identifiable intangible assets and tangible assets with assistance from an independent third party. As of December 31, 2007, the Company recorded preliminary values for non-compete agreements and customer relationships totaling $12,762 which are being amortized over 3 and 10 years, respectively.

        On November 15, 2007, pursuant to a Membership Interest Purchase Agreements dated October 19, 2007 between Brand and Protherm Inc., Brand purchased 100% of the outstanding membership interests of Protherm Services Group, LLC (Protherm) and certain real estate. Based in Houston, Texas, Protherm's primary service offering is industrial coating services, including exterior and interior painting and coating of storage tanks, equipment, piping, and vessels which reduces costs and prolongs the useful lives of assets by protecting equipment and facilities from corrosion. Additionally, Protherm provides insulation services, including the installation of insulation for equipment, piping, vessels, and storage tanks, primarily for heat conservation, process control, personnel protection, fire protection and to control or improve thermal energy efficiency. Brand acquired Protherm as part of a broader strategy to access the multi-billion dollar demand for specialty services including painting, coatings, and insulation which complements its work access services. The former members of Protherm elected to treat this acquisition as a sale of assets. The results of Protherm are included in the Company's consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $133,494 (net of cash acquired of $2,119), consisting of net cash paid of $123,089, direct acquisition costs of $932, and assumed liabilities of $9,473. The purchase price allocation is not complete because the Company is in the process of developing a valuation of identifiable intangible assets and tangible assets with assistance from an independent third party.

        As of December 31, 2007, the Company recorded preliminary values for non-compete agreements and customer relationships totaling $35,517 million which are being amortized over 3 and 10 years, respectively.

        On November 15, 2007, pursuant to an Asset Purchase Agreement dated October 19, 2007 between Brand Industrial Solutions, LLC, an indirect wholly owned subsidiary of Brand, BEIS and Industrial Specialists, LLC and Industrial Specialists, Inc. (collectively referred to as ISI), Brand purchased substantially all of the assets of ISI. Based in Angleton, Texas, ISI has a full complement of services including work access, insulation, painting, and refractory services. ISI offers customers a full service, solution of services, including insulation, scaffolding, refractory, corrosion protection, painting and heat tracing/fireproofing. Insulation services include installation, maintenance, and removal of insulation from ductwork, vats, tanks, vessels, boilers and piping. Brand acquired ISI as part of a broader strategy to access the multi-billion dollar demand for specialty services. The results of ISI are included in the Company's consolidated financial statements from the date of the acquisition. The purchase price paid for this acquisition was $193,971, consisting of cash paid of $181,357, direct

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

4. Acquisitions (Continued)

acquisition costs of $970, and assumed liabilities of $11,644. The purchase price allocation is not complete because the Company is in the process of developing a valuation of identifiable intangible assets and tangible assets with assistance from an independent third party. As of December 31, 2007, the Company recorded preliminary values for non-compete agreements and customer relationships totaling $51,306 which are being amortized over 3 and 10 years, respectively.

        In November 2007, to finance its 2007 acquisitions, Brand borrowed an additional $250,000 in long-term bank borrowings and received additional capital contributions aggregating $131,500 from the LP.

        The following table presents the estimated fair values of the assets acquired and liabilities assumed in 2007 and the amounts allocated to goodwill:

Current assets		$99,031
Property and equipment		32,455
Identifiable intangible assets:
Customer relationships	$99,634
Non-compete agreements	10,148

		109,782

Total fair value of identifiable assets acquired		241,268
Goodwill		162,733

Total assets		404,001
Assumed liabilities		40,260

Total cash consideration (including transaction costs of $2,986, net of cash acquired of $3,133)		$363,741

Pro Forma Results of Operations

        The following Holdings unaudited pro forma statements of operations for the years ended December 31, 2007 and 2006 have been prepared to give effect to the Transaction described in Note 1 and to the acquisitions described above assuming they occurred on January 1 of each fiscal year presented.

        The pro forma statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have been obtained had these transactions actually occurred at the beginning of the periods presented, nor do they intend to be a projection of future results of operations. The pro forma statements of operations have been prepared from the historical audited consolidated statements of operations for the period from January 1, 2007 through February 7, 2007, the period from February 8, 2007 through December 31, 2007, and the year ended December 31, 2006 of Holdings; for the period from January 1, 2007 through November 15, 2007, and for the year ended December 31, 2006 of Protherm and ISI; for the year ended December 31, 2006 of Associated; and from the historical unaudited consolidated statements of operation for the period from January 1, 2007 through April 4, 2007 of Associated; for the period from January 1, 2007 through July 31, 2007 and the year ended December 31, 2006 of Chalmers; for the period from January 1, 2007 through February 28, 2007 and the year ended December 31, 2006 of Tesco; for the period from January 1, 2006 through August 2, 2006 of Interstate; for the period from January 1, 2006 through November 20, 2006 of Safway; and for the period from January 1, 2006 through September 21, 2006 of West Coast Crane.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

4. Acquisitions (Continued)

        The pro forma information is based on estimates and assumptions that have been made solely for purposes of developing such pro forma information, including without limitation, purchase accounting adjustments. The pro forma financial information presented below also includes depreciation and amortization based on the valuation of each acquisition's tangible and intangible assets resulting from the acquisitions and interest expense related to the debt issued to complete the acquisitions. The pro forma financial information does not include any synergies or operating cost reductions that may be achieved from the combined operations.

	Pro Forma Statements of Operations for the Year Ended December 31
	2007	2006
Income statement data
Revenues	$1,475,197	$1,307,489
Loss before income taxes	(78,631)	(110,388)
Net loss	(52,416)	(79,700)
Basic and diluted loss per share	(524,160)	(797,000)

        The pro forma statements of operations presented above include related transaction costs and costs related to the early extinguishment of debt incurred by Holdings of $25,936 and $25,096, and $52,596 and $66,334, for the years ended December 31, 2007 and 2006, respectively. The single largest component of costs related to the early extinguishment of debt is breakage fees related to the early retirement of the senior notes, intermediate notes and preferred stock which was $32,901 and $44,883 for the years ended December 31, 2007 and 2006, respectively. The agreements related to the issuance of the senior notes, the intermediate notes and the preferred stock each called for the Company to pay a redemption premium if the related security was retired prior to a specific date. These premiums declined over time. As a result, the aggregate amount of breakage fees which would have been paid at January 1, 2006 was $12.0 million higher than the amount that would have been paid at January 1, 2007.

5. Other Current Assets

        Other current asset consists of the following at December 31:

	2007	2006
Prepaid expenses	$9,056	$5,179
Inventory (all finished goods)	19,110	14,705
Other	219	898

	$28,385	$20,782

6. Allowance for Doubtful Accounts

        As of December 31, 2007 and 2006, the Company's accounts receivable are recorded at the amounts invoiced to customers less an allowance for doubtful accounts. Management estimates the allowance based on a review of the portfolio, taking into consideration historical collection patterns, the economic climate, and aging statistics based on contractual due dates. Accounts are written off once collection efforts are exhausted.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

6. Allowance for Doubtful Accounts (Continued)

        Activity in the allowance for doubtful accounts for the period from February 8, 2007 through December 31, 2007, for the period from January 1, 2007 through February 7, 2007, and for the years ended December 31, 2006 and 2005, is as follows:

			Year Ended December 31,
	Period From February 8, 2007 Through December 31, 2007	Period From January 1, 2007 Through February 7, 2007
			2006	2005
Balance at beginning of period	$8,788	$8,882	$6,364	$1,605
Additions charged to operating expenses	520	369	4,861	3,007
Acquired bad debt reserve	288	—	888	3,539
Impact of foreign currency translation	201	(63)	(23)	127
Net write-offs	(163)	(400)	(3,208)	(1,914)

Balance at end of period	$9,634	$8,788	$8,882	$6,364

7. Goodwill

        Goodwill represents the amount paid in connection with the Transaction and the acquisitions completed in 2007 in excess of the fair value of the identifiable net assets acquired. The Company completed its annual required impairment test as of October 1, 2007, and in doing so concluded that goodwill was not impaired. The Company used the present value of expected future cash flows to estimate fair value. The Company must make significant judgments about future conditions to estimate future cash flows.

        Unforeseen events and changes in circumstances and market conditions, including general economic and competitive conditions, could result in significant changes in those estimates and material charges to income.

        Changes in the carrying amount of goodwill from January 1, 2006 through December 31, 2007, are as follows:

Balance at January 1, 2006	$299,461
Goodwill acquired	19,476
Reclassifications(1)	1,432
Foreign currency translation	428

Balance at December 31, 2006	320,797
Foreign currency translation	(493)

Balance at February 7, 2007	320,304
Effect of Transaction (revaluation of Predecessor goodwill)	218,251
Goodwill acquired	162,733
Foreign currency translation	34,579

Balance at December 31, 2007	$735,867

    (1)
    Reclassifications represent opening balance adjustments between goodwill and land and buildings for the Aluma acquisition.

        Approximately $190,000 of the goodwill recorded at December 31, 2007, is amortizable over 15 years for tax purposes.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

8. Identifiable Intangible Assets

        The following summarizes the balances of identifiable intangibles assets as of December 31, 2007 and 2006:

		December 31,
		2007			2006
	Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Customer relationships	8–17	$255,984	$(10,853)	$245,131	$97,462	$(23,126)	$74,336
Non-compete agreements	3–5	11,495	(1,003)	10,492	2,597	(1,299)	1,298
Patents	15	523	(21)	502	288	(24)	264
Unamortizable intangible assets:
Trade names		46,231	—	46,231	25,572	—	25,572

Total identifiable intangible assets		$314,233	$(11,877)	$302,356	$125,919	$(24,449)	$101,470

        Customer relationships, trade names, and patents were recorded at their fair values as a result of the Transaction and the acquisitions completed in 2007. The fair values assigned to customer relationships, trade names, and patents were based on the future discounted cash flows that are expected to result from the respective intangible existing at the date of such transaction. Customer relationships are being amortized between eight and seventeen years. Trade names are not amortized as this intangible asset has an indefinite life. Patents are amortized over the life of the respective patent. Non-compete agreements are amortized over the contractual life of the agreement.

        Amortization expense related to the customer relationships, patents and non-compete agreements for the period from February 8, 2007 through December 31, 2007, for the period January 1, 2007 through February 7, 2007, and for the years ended 2006 and 2005, respectively, are as follows:

			Year Ended December 31,
	Period From February 8, 2007 Through December 31, 2007	Period From January 1, 2007 Through February 7, 2007
			2006	2005
Customer relationships	$10,628	$557	$7,484	$5,614
Patents	28	—	17	7
Customer backlog	6,266	—	—	—
Non-compete	1,001	39	152	76

Total amortization expense	$17,923	$596	$7,653	$5,697

        Estimated identifiable intangible asset amortization for the next five years is as follows:

2008	$22,336
2009	22,336
2010	21,660
2011	18,929
2012	18,929

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

9. Accounts Payable and Accrued Expenses

        The major components of accounts payable and accrued expenses as of December 31, 2007 and 2006 are as follows:

	December 31,
	2007	2006
Accounts payable	$37,099	$24,346
Payroll and related accruals	29,765	29,435
Workers' compensation	8,500	6,657
Accrued taxes (non-payroll)	16,288	6,907
Accrued interest	4,401	5,116
Other	17,406	12,523

	$113,459	$84,984

10. Long-Term Debt and Revolving Credit Facility

        Long-term debt consisted of the following at December 31, 2007 and 2006:

	December 31,
	2007	2006
First Lien Senior Term Loan B Facility, due 2014:
Tranche B-1	$575,650	$—
Tranche B-2	174,563
Second Lien Senior Term Loan Facility, due 2015:	—	—
Tranche 1	300,000
Tranche 2	75,000
Predecessor credit facility, due 2012	—	286,089
Predecessor Senior subordinated notes, 12% due 2012	—	150,000
Predecessor Intermediate subordinated notes, 13% due 2013	—	59,498

	1,125,213	495,587
Less:
Current maturities	7,550	2,904
Unamortized discount	4,845	6,213

	$1,112,818	$486,470

Revolving credit facility	$4,000	$61,500

        On February 7, 2007, Brand entered a $1.03 billion Credit Agreement (Credit Agreement). The Credit Agreement provides for (i) $580 million First lien loan facility (Tranche B-1) due on February 7, 2014, (ii) $300 million Second lien loan facility (Tranche 1) due on February 7, 2015, (iii) $125 million senior revolving credit facility due on February 7, 2013, and (iv) $25 million synthetic letter of credit due on February 7, 2014. In connection with the Credit Agreement, the Company paid $20,580 of bank and investment banking fees, which it has recorded as deferred financing fees. These deferred financing fees are being amortized over the life of the debt.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

10. Long-Term Debt and Revolving Credit Facility (Continued)

        On November 15, 2007, the Company amended and restated its Credit Agreement, with Morgan Stanley Senior Funding, Inc., as administrative agent, to provide for supplemental term loans in the aggregate principal amount of $175 million on the First lien loan (Tranche B-2) and $75 million (Tranche 2) on the second lien loan facility. The First and Second lien loan facilities were issued at a discount of $4,875. Amortization expense related to the discount on the loans for the period from February 7, 2007 through December 31, 2007 was $30. In connection with new Credit Agreement, the Company's recorded $5,385 of deferred financing costs which are being amortized over the life of the debt.

        Indebtedness under the First Lien Senior Term Loan B bears interest at a floating rate based upon: (i) the base rate (as defined in the Credit Agreement) in each case, plus 1.25% in the case of the Tranche B-1 facility and 2.25% in the case of the Tranche B-2 facility, or (ii) LIBOR + 2.25% (7.1% at December 31, 2007) in the case of the Tranche B-1 facility and 3.25% (8.1% at December 31, 2007) in the case of the Tranche B-2 facility. The LIBOR rate is defined in the credit agreement and relates to a one, two, three, or six month period, or a nine or twelve month period if, at the time of the relevant LIBOR rate loan, all lenders participating therein agree to make an interest period of such duration available. The Company is subject to mandatory quarterly repayments in an amount equal to 0.25% of the initial aggregate principal amounts under the First Lien Senior Term Loan B. In addition, the Company is subject to an annual payment based on the Company's excess cashflow, as defined. The calculation is measured as of December 31, 2007, and payable in April 2008 and aggregated $3,319 at December 31, 2007. The mandatory repayments and the excess cash flow payment are included in current maturities of long-term debt on the balance sheet.

        Indebtedness under the Second Lien Senior Term Loan Facility bears interest at a floating rate based upon: (i) the base rate (as defined in the Credit Agreement) in each case, plus 5.00% in the case of the Tranche 1 facility and 6.00% in the case of the Tranche 2 facility, or (ii) LIBOR, plus 6.00% (11.1% at December 31, 2007) in the case of the Tranche 1 facility and 7.00% (12% at December 31, 2007) in the case of the Tranche 2 facility. The LIBOR rate is defined in the credit agreement and relates to a one, two, three, or six month period, or a nine or twelve month period if, at the time of the relevant LIBOR rate loan, all lenders participating therein agree to make an interest period of such duration available.

        The Company also maintains a $125,000 revolving credit facility. As of December 31, 2007, the Company had borrowings of $4,000 and undrawn letters of credit of $6,000 issued under the revolving credit facility with corresponding availability of an additional $115,000. Indebtedness under the revolving credit facility bears interest at a floating rate (8.3% at December 31, 2007) based upon: (i) the base rate (as defined in the credit agreement) plus 1.00%, or (ii) LIBOR plus 2.00%. The LIBOR rate is defined in the credit agreement and relates to a one, two, three, or six month period, or a nine or twelve month period if, at the time of the relevant LIBOR rate loan, all lenders participating therein agree to make an interest period of such duration available. The Company incurs a commitment fee of 0.50% for any undrawn portion of the revolving credit facility and it matures on February 7, 2013. The Company has classified borrowings under the revolving facility as a current liability as of December 31, 2007, because the Company intends to repay these borrowings in less than one year.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

10. Long-Term Debt and Revolving Credit Facility (Continued)

        The Company also maintains a $25,000 synthetic letter of credit facility. As of December 31, 2007, the Company has issued letters of credit totaling $25,000 under the facility. The Company incurs a synthetic letter of credit participation fee of 2.4% based on the amount outstanding plus an issuing bank fee of 0.125% when the letter of credit is drawn upon.

        The Credit Agreement contains financial and operating covenants including, among other things, that the Company must maintain certain financial ratios and that the Company's ability to make capital expenditures, to incur indebtedness, and to pay dividends has imposed limitations. The Company was in compliance with all loan covenants at December 31, 2007.

        Maturities of long-term debt as of December 31, 2007, are as follows:

2008	$7,550
2009	7,550
2010	7,550
2011	7,550
2012	7,550
2013 and thereafter	1,087,463

$1,125,213

        The Company's availability under its revolving credit facility has been reduced by the amount of letters of credit of $6,000 as of December 31, 2007. These letters of credit expire at various dates through 2013.

        In conjunction with the Transaction, the Company repaid all amounts under its Predecessor credit facility, senior subordinated notes, intermediate subordinated notes and revolving credit facility. As a result of this extinguishment of debt, the Company paid breakage fees of $15,038 and $6,487 related to its senior subordinated notes and intermediate subordinated notes, respectively.

11. Redeemable Preferred Stock

        On July 29, 2005, the Predecessor issued $30.0 million aggregate liquidation value of its Series A Preferred Capital Stock to finance its acquisition of Aluma.

        Dividends on the preferred stock accrued cumulatively on a daily basis at a rate of 18% per annum (computed on the basis of a 360-day year of twelve 30-day months) on the liquidation value of the preferred stock.

        The preferred stock was required to be redeemed by BEIS on October 16, 2014, at their liquidation value or upon the occurrence of a change of control at 101% of their liquidation value. Prior to July 1, 2008, the preferred stock could be redeemed at the option of BEIS at a redemption price equal to the sum of the present values of 109% of the aggregate liquidation value of the preferred stock to and including July 1, 2008, discounted to the date of redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the U.S. Treasury rate plus 50 basis points, together with, in each case, accrued and unpaid dividends, if any, at redemption date.

        Because the preferred stock had mandatory redemptions terms, it was accounted for as a long-term liability and the related accrued dividends was recorded as preferred stock dividend expense.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

11. Redeemable Preferred Stock (Continued)

        On February 7, 2007, in connection with the Transaction, the Company redeemed its outstanding preferred stock and related accrued preferred dividends and paid a redemption premium of $11.4 million which is included in Transaction costs.

12. Commitments and Contingencies

        In the ordinary course of conducting its business, the Company becomes involved in various pending claims and lawsuits. These primarily relate to employee matters. The outcome of these matters is not presently determinable; however, in the opinion of management, based on the advice of legal counsel, the resolution of these matters is not anticipated to have a material adverse effect on the financial position or results of operations of the Company. The resolution of these types of matters have not had a material impact on the Company's financial condition, results of operations or liquidity for any period in the three years ended December 31, 2007.

13. Financial Instruments

Derivative Instruments and Hedging Activities

Interest Rate Swaps

        In order to mitigate the interest rate risk related to changes on its variable rate debt, during 2007 the Company entered into four interest rate swap agreements with a total notional amount of $675 million. Under these agreements, the Company is required to pay fixed interest rates for a period of two to five years, as defined in the individual swaps, and will receive floating interest rate payments based on the U.S. 90-day LIBOR. In accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and related guidance, the Company designated the interest rate swaps as cash flow hedges of exposure to changes in cash flows due to changes in interest rates associated with the periodic required interest payments on an equivalent amount of debt. The Company is exposed to counterparty credit risk for nonperformance and, in the event of nonperformance, to market risk for changes in interest rates. The Company manages exposure to counterparty credit risk through credit verification, diversification of counterparties, and procedures to monitor concentrations of credit risk. The Company reports the effective portion of the change in fair value of the derivative instruments as a component of accumulated other comprehensive loss and reclassifies that portion into earnings in the same period during which the hedged transaction affects earnings. The Company recognizes the ineffective portion of the hedge, if any, in current earnings during the period of change. Amounts that are reclassified into earnings from accumulated other comprehensive loss and the ineffective portion (none during 2007) of the hedge, if any, are reported on the same income statement line item as the original hedged item. The Company includes the fair value of the hedge in the long term risk management liabilities on the balance sheet based upon the term of the hedged item. At December 31, 2007, the fair value of the interest rate swaps was a liability of $22,631 and the amount expected to be reclassified from accumulated other comprehensive loss into earnings during the next year is approximately $7,204.

        Foreign currency exposures arise from transactions denominated in a currency other than the U.S. dollar. As a result of the Company's purchase of substantially all of the operations and the net operating assets of Aluma Enterprises, Inc., effective July 29, 2005, the Company is subject to foreign

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

13. Financial Instruments (Continued)

currency risk associated with its Canadian investment. In order to mitigate the Company's exposure to changes in the value of the Canadian dollar due to its investment in Aluma, during 2007, the Company entered into a $180,000 cross currency swap for a period of five years. The cross currency swap has a U.S. and Canadian dollar exchange rate component and a U.S. and Canadian short-term bank borrowing rate component.

        The Company did not designate these swap agreements as hedges under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and as a result mark-to-market gains and losses were recognized in net income (loss). For the period from February 8, 2007 through December 31, 2007, the Company recognized a mark-to-market loss of $45,001 on its foreign currency swaps. The foreign currency swaps were recorded in long term risk management liabilities on the balance sheet at December 31, 2007.

        In connection with the Transaction, the Company unwound its $50 million notional amount interest rate swaps and $80 million currency swap resulting in a net gain of $0.1 million.

Fair Value of Financial Instruments

        The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Interest Rate and U.S. Dollar/Canadian Dollar Currency Swaps—Fair value quotes from brokers.

  Term Loans—The carrying amounts of the term loans approximate their fair value because such loans carry variable interest rates.

  Notes Payable and Capital Lease Obligations—Recorded amounts of the notes payable and capital lease obligations approximate their fair value.

  Senior Subordinated Notes 12%—The fair value of the Senior Notes is based upon market rates obtained from dealers.

  Intermediate Subordinated Notes 13%—The carrying value of the Intermediate Notes approximates fair value.

  The carrying amounts and fair values of the Company's financial instruments at December 31, 2007 and 2006, are as follows:

	December 31,
	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Interest rate swaps	$(22,631)	$(22,631)	$504	$504
Currency swaps	(45,001)	(45,001)	(1,336)	(1,336)
First Lien Senior Term Loan B Facility, due 2014(a)	747,605	747,605	—	—
Second Lien Senior Term Facility, due 2014(a)	372,763	372,763	—	—
Notes payable and capital lease obligations	511	511	701	701
Predecessor credit facility	—	—	286,089	286,089
Predecessor Senior subordinated notes 12%(a)	—	—	150,000	165,750
Predecessor Intermediate subordinated notes 13%(a)	—	—	59,498	59,498

(a)
Excludes discount.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

14. Employee Benefit Plan

        The Company sponsors the Brandshare 401(k) Savings Plan and Profit Sharing Plan (401(k) Plan). Substantially all employees are eligible to participate in the Plan after one year of service. Participants may elect to defer 1% to 25% of their salary, up to the Internal Revenue Service limitation. The Company, at its sole discretion, may make matching contributions to the 401(k) Plan.

        During the period from February 8, 2007 through December 31, 2007, the period from January 1, 2007 through February 7, 2007, and the years ended December 31, 2006 and 2005, the Company contributed $786, $94, $755 and $609, respectively for employee 401(K) Plan.

15. Stock-Based Employee Compensation

Successor

        The amended and restated limited liability company agreement of the LP (the Agreement) permits the grant or the right to purchase common units to management members of the Company and the grant of service units and exit units (collectively referred to as profit units) to management members who own common units. The Company accounts for the transactions between the LP and the Company's management in accordance with SFAS No. 123(R), which requires the Company to record expense for services paid by its stockholder for the benefit of the Company.

        In 2007, and in connection with the Transaction, several of the Company's executives purchased LP common units at a price of $10.00 per unit, the same amount paid for such common units by funds affiliated with First Reserve in connection with the Transaction.

        The following table summarizes activity related to Class C and Class B units of the LP awarded to the employees of Brand for the period from February 8, 2007 through December 31, 2007:

	Time-Based Class C Units	Performance-Based Class B Units
Outstanding at February 7, 2007	—	—
Units awarded in 2007	1,164,853	2,329,620
Forfeitures in 2007	(4,165)	(8,335)

Outstanding at December 31, 2007	1,160,688	2,321,285

        The service units are granted without any remuneration and vest over five years. The fair value of each service unit was estimated on the date of grant using a probability weighted expected return model with the following assumptions:

2007
Average risk-free interest rate	4.89%
Expected dividend yield	—
Levered beta coefficient	1.09
Expected life (years)	2.80

        The estimated fair value of service units (Class C Units) granted in 2007 was $4,112 and is being charged to income over the vesting period on a straight line basis. The compensation expense for the

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

15. Stock-Based Employee Compensation (Continued)

service unit arrangements was $635 for the period from February 8, 2007 through December 31, 2007. The Company will recognize compensation expense related to the service units issued in 2007 of $822 for each subsequent year through 2011 and $189 in 2012, respectively.

        Exit units (Class B Units) are eligible for vesting upon the occurrence of certain exit events, as defined in the Agreement, including (i) funds affiliated with First Reserve receiving an amount of cash in respect of their ownership interest in Holdings that exceeds specified multiples of the equity invested in the Company, or (ii) there is both (a) a change in control, certain terminations of employment, death or disability, and (b) the fair value of the common units at the time of such an event is such that were the common units converted to cash, funds affiliated with First Reserve would receive an amount of cash that exceeds specified multiples of the equity invested in the Company. Vested exit units convert to common units of the LP.

        Due to the complexities of the terms associated with the exit units, as defined by SFAS 123(R), there has not yet been a "mutual understanding between the issuer and the holders of the exit units of the key terms and conditions of the exit units", especially as those terms relate to the date at which these units may vest, the percentage of units that will vest, and the potential value the vested units will have at the vesting date. As such, in substance, no grant has yet occurred. Consequently, no amount is recorded as compensation cost in the Company's financial statements for the period from February 8, 2007 through December 31, 2007. The Company will recognize compensation expense for the exit units at the time that the key terms and conditions of the exit units can be determined.

Predecessor

        Prior to the Transaction, the LLC had a management equity incentive program. Under this program, employees of Brand were eligible to participate in a time-based equity incentive program and a performance-based equity incentive program to be granted, at no cost to the individual, Class C units and Class C-1 units of the LLC. Such units allowed the employee to share in the proceeds of certain liquidity events (as defined by the LLC operating agreement). Under the time-based equity incentive program, for so long as a member of management remained employed by Brand, and subject to an accelerated vesting in the event of certain liquidity events, the time-based incentive units issued to each employee vested over a five-year period. Under the performance-based equity incentive program, the number of outstanding performance-based units that would vest upon the occurrence of a liquidity event was determined by comparing the net equity valuation of the Predecessor to certain net equity valuation targets agreed to between management and the LLC.

        Certain members of the Company's management team were offered the opportunity to acquire 100%-vested Class B units of the LLC, at fair market value on date of grant, through a leveraged coinvestment loan. As in the case of the Class C and Class C-1 units, Class B units allowed the employee to share in the proceeds of certain liquidity events (as defined by the LLC operating agreement). These coinvestment loans were limited recourse loans, bore interest at the rate of 3.27%, and were scheduled to mature on April 15, 2011. For financial reporting purposes, these management loans were recorded in the LLC's financial statements; however, the related stock compensation expense was recorded on the Predecessor's books and records, as applicable.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

15. Stock-Based Employee Compensation (Continued)

        The following table summarizes activity related to Class C, Class C-1, and co-leveraged Class B units of the LLC awarded to the employees of Brand for the years ended December 31, 2005 and 2006, and for the period of January 1, 2007 through February 7, 2007:

	Time-Based Class C Units	Performance- Based Class C Units	Time-Based Class C-1 Units	Performance- Based Class C-1 Units	Co-leveraged Class B Units
Outstanding at December 31, 2004	293,857	1,777,249	—	—	284,145
Units awarded in 2005	143,590	682,955	75,000	649,110	—
Forfeitures in 2005	(31,074)	(896,851)	—	(64,644)	(8,750)
Performance-based Class C units converted to performance-based C-1 units	—	(332,932)	—	332,932	—

Outstanding at December 31, 2005	406,373	1,230,421	75,000	917,398	275,395
Units awarded in 2006	27,315	338,725	—	—	12,196
Forfeitures in 2006	(1,400)	(48,000)	—	(39,822)	—

Outstanding at December 31, 2006	432,288	1,521,146	75,000	877,576	287,591
Units awarded in 2007	2,380	14,620	—	—	—
Forfeitures in 2007	(840)	(25,800)	—	—	—

Outstanding at February 6, 2007	433,828	1,509,966	75,000	877,576	287,591

        In addition, the Company granted 7,375 Class A units and 300,988 Class B units in 2005. As in the case of the Class B, Class C, and Class C-1 units, Class A units allowed the employee to share in the proceeds of certain liquidity events (as defined by the LLC operating agreement).

        The following table summarizes the weighted fair value of Class C, Class C-1, and co-leveraged Class B units of the LLC awarded to the employees of Brand for the years ended December 31, 2005 and 2006, and for the period from January 1, 2007 through February 7, 2007:

	Time-Based Class C Units	Performance- Based Class C Units	Time-Based Class C-1 Units	Performance- Based Class C-1 Units	Co-leveraged Class B Units
Outstanding at December 31, 2004	$2.35	$2.35	$—	$—	$2.22
Units awarded in 2005	1.54	1.57	2.16	2.30	—
Forfeitures in 2005	2.49	2.49	—	2.49	1.90
Performance-based Class C units converted to performance-based C-1 units	—	2.49	—	3.49	—

Outstanding at December 31, 2005	2.05	1.78	2.16	2.72	2.23
Units awarded in 2006	1.66	1.42	—	—	1.49
Forfeitures in 2006	2.49	2.49	—	3.40	—

Outstanding at December 31, 2006	2.03	1.68	2.16	2.69	2.20
Units awarded in 2007	8.69	8.69	—	—	—
Forfeitures in 2007	2.49	2.49	—	—	—

Outstanding at February 7, 2007	$2.06	$1.73	$2.16	$2.69	$2.20

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

15. Stock-Based Employee Compensation (Continued)

        The fair value of each award was estimated on the date of grant using a binomial option pricing model and the following assumptions:

	2006	2005
Average risk-free interest rate	5.18%	3.83%
Expected dividend yield	—	—
Expected volatility	41.43	51.39
Expected life (years)	2.50	3.50

        Units awarded in 2007 were recorded at cash value at the date of the Transaction.

        Time-based Class C and C-1 units vested over a period of five years. At December 31, 2006, the Company estimated that approximately 16.67% of the performance based Class C and C-1 units would vest in accordance with the terms of the LLC agreement.

        No awards have been exercised or expired since inception. Expense for time-based awards has being recorded over a graded vesting schedule, while expense for performance-based awards has being recorded over a straight-line vesting schedule.

        As a result of the Transaction, all Class C and Class C-1 units fully vested on that date and were settled in connection with the Transaction.

        Noncash compensation expense recorded by the Predecessor was $1,388 and $6,906 for the years ended December 31, 2005 and 2006, respectively, and $7,781 for the period of January 1, 2007 through February 7, 2007.

16. Lease Obligations

        The Company leases certain facilities under operating leases. For the period from February 8, 2007 through December 31, 2007, the period from January 1, 2007 through February 7, 2007, and the years ended December 31, 2006 and 2005, lease expense was $6,540, $760, $7,475, and $5,822, respectively.

        The future minimum lease payments under noncancelable operating leases as of December 31, 2007 are as follows:

2008	$5,795
2009	4,474
2010	2,698
2011	1,566
2012	789
Thereafter	18

$15,340

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

17. Income Taxes

        The income (loss) before provision (benefit) for income taxes for the period from February 7, 2007 through December 31 2007, for the period from January 1, 2007 through February 7, 2007, and for the years ended 2006 and 2005 is as follows:

			Year Ended December 31,
	Period From February 8, 2007 Through December 31, 2007	Period From January 1, 2007 Through February 7, 2007
			2006	2005
United States	$(31,331)	$(74,569)	$(7,943)	$(9,850)
Foreign	37,726	2,649	17,795	6,717

Total	$6,395	$(71,920)	$9,852	$(3,133)

        The provision (benefit) for income taxes for the period from February 7, 2007 through December 31 2007, for the period from January 1, 2007 through February 7, 2007, and for the years ended December 31, 2006 and 2005, is as follows:

			Year Ended December 31,
	Period From February 8, 2007 Through December 31, 2007	Period From January 1, 2007 Through February 7, 2007
			2006	2005
Current:
U.S.	$2,815	$(1,102)	$495	$323
Foreign	1,427	6,175	1,614	780

Total current	4,242	5,073	2,109	1,103
Deferred:
U.S.	(14,967)	(13,052)	(502)	(1,216)
Foreign	4,413	(865)	4,651	2,721

Total deferred	(10,554)	(13,917)	4,149	1,505

(Benefit) provision for income taxes	$(6,312)	$(8,844)	$6,258	$2,608

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

17. Income Taxes (Continued)

        The reconciliation of the statutory federal income tax provision (benefit) to the Company's effective income tax provision (benefit) is as follows:

			Year Ended December 31,
	Period From February 8, 2007 Through December 31, 2007	Period From January 1, 2007 Through February 7, 2007
			2006	2005
Statutory federal income taxes	$2,174	$(24,453)	$3,374	$(1,065)
State and local taxes, net of federal benefit	183	(2,006)	(1,751)	531
Foreign tax rate differential	(920)	(99)	178	825
Canadian and state deferred rate changes	(7,803)	(949)	—	—
Nondeductible preferred stock dividends of subsidiary	—	453	2,117	814
Nondeductible Transaction costs	—	1,853	—	—
Taxable repatriation of foreign earnings	—	5,674	—	—
Nondeductible redemption premium	—	4,185	—	—
Interest expense disallowance	—	72	618	763
Noncash compensation	400	2,862	2,348	472
Reserve for income tax contingencies	—	5,116	—	—
Tax credits	(901)	(1,323)	—	—
Other	555	(229)	(626)	268

	$(6,312)	$(8,844)	$6,258	$2,608

        In 2007, Revenue Canada enacted tax legislation which lowers the Canadian federal rate from 22.15% to 15% over a phase-in period from January 1, 2008 to January 1, 2012. The enactment of the Canada legislation represents a change in tax law and the corresponding financial statement impact should be recognized in the period the law is enacted despite an effective date of January 1, 2008. The Company reduced its deferred income tax liabilities by $6,200 with a corresponding reduction in its deferred income tax provision related to such change in Canadian tax law during the period ended December 31, 2007.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

17. Income Taxes (Continued)

        The components of the net deferred income tax liabilities as of December 31, 2007 and 2006, are as follows:

	2007	2006
Deferred income tax assets
Accrued liabilities	$12,256	$15,657
Net operating loss carryforwards	43,011	37,589
Interest rate swaps	8,180	—
Unrealized foreign currency losses	10,607	369
Tax credits	4,919	721
Other	—	786

Deferred income tax assets	78,973	55,122
Deferred income tax liabilities
Property and equipment	(87,068)	(57,524)
Intangibles	(59,427)	(25,102)
Other	(11)	90

Deferred income tax liabilities	(146,506)	(82,536)

Deferred income tax liabilities, net	$(67,533)	$(27,414)

        Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As part of the Transaction, the Company restructured the capital structure of its Canadian subsidiary. The impact of the Transaction included repatriating $16,800 of earnings which resulted in $5,700 of income tax expense in the U.S. Subsequent to the Transaction, the Company considers itself to be permanently reinvested with respect to earnings of foreign subsidiaries. Accordingly, no deferred income taxes are provided on unremitted earnings of the Company's foreign subsidiary. If these amounts were not considered indefinitely reinvested, additional deferred taxes of approximately $1,000 would have been provided.

        The Company records a valuation allowance when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. In reaching this determination, the Company considers the future reversals of taxable temporary differences, future taxable income, exclusive of taxable temporary differences and carryforwards, taxable income in prior carryback years and tax planning strategies. The Company has not recorded a valuation allowance against the gross deferred tax assets as it believes it is more likely than not the deferred income tax assets will be realized.

        At December 31, 2007, the Company had U.S. federal net operating loss carryforwards of $111,700 which expire in various years between 2012 and 2027. The U.S. federal net operating loss carryforwards are subject to an annual limitation provision. The Company also has approximately $125,000 of state net operating loss carryforward which expire in various years between 2008 and 2027.

        The Company has approximately $4,600 of federal tax credits of which $3,500 will expire in various years between 2025 and 2027 and are subject to annual limitation provisions. The remaining $1,100 federal tax credits can be carried forward indefinitely. The Company also has $319 of state tax credits which will expire in 2026 and are subject to significant annual limitation provisions.

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

17. Income Taxes (Continued)

        During the year ended December 31, 2007, the Company recorded deferred income tax liabilities aggregating $66,991 related to increases in the fair value of assets acquired in connection with certain business combinations.

18. Segments

        The Company reports information about its operating segments in accordance with SFAS No. 131, Disclosures about Segments of and Enterprise and Related Information. The Company's reportable segments represent components of the business for which separate financial information is evaluated by the chief operating decision maker in determining how to allocate resources and in assessing performance. The Company's specialty multi-craft services are evaluated and managed based on the geographic markets served. Each of the specialty multi-craft services reportable segments generates revenues by providing work access solutions, specialty painting and coating, abrasive blasting, insulation, refractory, corrosion protection and firepfroofing to its customers. The infrastructure services reportable segment provides forming and shoring services. It is not practical for the Company to disaggregate the revenue by service type within each reportable segment as such services are delivered to the customer in similar forms and by the same workforce.

	For the Period From		Year Ended December 31,
	January 1 Through February 7, 2007	February 8 Through December 31, 2007	2006	2005
Revenues
Specialty Multi-Craft Services:
East	$17,148	$189,687	$132,870	$88,777
Gulf	30,205	274,178	234,751	185,799
West	21,885	184,350	118,025	80,893

Subtotal—U.S.	69,238	648,215	485,646	355,469
Canada	20,614	210,424	212,455	97,915

Subtotal—Specialty Multi-Craft Services	89,852	858,639	698,101	453,384
Infrastructure services	12,608	128,552	113,532	37,992

	$102,460	$987,191	$811,633	$491,376

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

18. Segments (Continued)

	For the period From		Year Ended December 31,
	January 1 Through February 7, 2007	February 8 Through December 31, 2007	2006	2005
Operating Income (Loss)
Specialty Multi-Craft Services:
East	$1,433	$16,146	$8,023	$2,101
Gulf	5,163	29,959	29,209	24,619
West	2,530	18,195	4,241	3,472

Subtotal—U.S.	9,126	64,300	41,473	30,192
Canada	2,834	26,376	21,278	6,731

Subtotal—Specialty Multi-Craft Services	11,960	90,676	62,751	36,923
Infrastructure services	808	20,436	6,788	1,409
Transaction costs(a)	(25,396)	—	—	—

	$(12,628)	$111,112	$69,539	$38,332

(a)
Transaction costs are not allocated to reportable segments

	For the Period From		Year Ended December 31,
	January 1 Through February 7, 2007	February 8 Through December 31, 2007	2006	2005
Depreciation and Amortization
Specialty Multi-Craft Services:
East	$777	$7,195	$4,613	$4,089
Gulf	1,024	15,522	13,905	12,778
West	582	7,460	5,767	4,830

Subtotal—U.S.	2,383	30,177	24,285	21,697
Canada	762	10,685	10,947	7,824

Subtotal—Specialty Multi-Craft Services	3,145	40,862	35,232	29,521
Infrastructure services	1,326	3,377	8,580	3,509

	$4,471	$44,239	$43,812	$33,030

FR Brand Holdings Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In Thousands, Except Share and Per Share Data)

18. Segments (Continued)

	For the Period From		Year Ended December 31,
	January 1 Through February 7, 2007	February 8 Through December 31, 2007	2006	2005
Capital Expenditures
Specialty Multi-Craft Services:
East	$701	$7,573	$4,798	$5,027
Gulf	1,916	14,369	13,791	10,707
West	1,081	8,791	6,973	5,194

Subtotal—U.S.	3,698	30,733	25,562	20,928
Canada	1,246	10,754	5,409	4,743

Subtotal—Specialty Multi-Craft Services	4,944	41,487	30,971	25,671
Infrastructure services	2,300	20,830	29,935	9,548

	$7,244	$62,317	$60,906	$35,219

	Long-Lived Assets as of December 31,		Goodwill as of December 31,		Total Assets as of December 31,
	2007	2006	2007	2006	2007	2006
East	$209,781	$169,981	$89,490	$108,382	$259,570	$217,931
Gulf	588,294	208,582	281,690	90,153	706,729	256,138
West	117,382	141,711	35,864	75,125	158,623	175,560
Canada	314,788	143,844	143,787	47,137	379,987	176,678
Infrastructure services	298,346	87,633	185,036	—	343,638	124,911

	$1,528,591	$751,751	$735,867	$320,797	$1,848,547	$951,218

        Information by geographical area is as follows:

	Revenues Derived From Unaffiliated Customers		Net Property, Plant, and Equipment
	For the Period From January 1, 2007 Through February 7, 2007	For the Period From February 8, 2007 Through December 31, 2007	At December 31, 2007	At December 31, 2006
United States	$74,713	$700,518	$311,448	$225,825
Foreign	27,747	286,673	154,488	89,607

	$102,460	$987,191	$465,936	$315,432

19. Subsequent Event

        On June 1, 2008, the LP incorporated a subsidiary (which was renamed to Brand Energy, Inc. on June 26, 2008) and contributed its interest in Holdings to Brand Energy, Inc. Brand Energy, Inc. is 100% owned by the LP. All references to common stock and per share amounts in the accompanying financial statements have been retroactively restated to reflect the capital structure of Brand Energy, Inc.

Brand Energy, Inc.

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,403	$15,334
Trade accounts receivable, net of allowance for doubtful accounts of $9,810 at June 30, 2008 and $9,634 at December 31, 2007	254,179	247,132
Accrued revenue	35,710	21,629
Other current assets	37,953	35,861

Total current assets	344,245	319,956
Property and equipment:
Land	9,646	8,926
Buildings and leasehold improvements	23,872	21,860
Vehicles and other equipment	34,418	30,084
Scaffolding and forming and shoring equipment	454,795	429,836

	522,731	490,706
Accumulated depreciation and amortization	(37,708)	(24,770)

Total property and equipment, net	485,023	465,936
Deferred financing fees, net	24,352	24,432
Identifiable intangibles, net	294,313	302,356
Goodwill	724,778	735,867

Total assets	$1,872,711	$1,848,547

Liabilities
Current liabilities:
Revolving credit facility	$—	$4,000
Current maturities of long-term debt	6,128	7,550
Accounts payable and accrued expenses	126,922	113,459
Deferred revenue	11,599	9,505

Total current liabilities	144,649	134,514
Long-term debt, less current maturities	1,109,503	1,112,818
Deferred income taxes	84,031	75,009
Long-term risk management liabilities	58,007	67,632
Other long-term liabilities	13,379	13,483
Stockholder's equity:
Common stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding as of June 30, 2008 and December 31, 2007	—	—
Additional paid-in capital	402,508	401,417
Accumulated other comprehensive income	21,256	30,967
Retained earnings	39,378	12,707

Total stockholder's equity	463,142	445,091

Total liabilities and stockholder's equity	$1,872,711	$1,848,547

See accompanying notes.

Brand Energy, Inc.

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

	Successor		Predecessor
	Six Months Ended June 30, 2008	Period From February 8, 2007 Through June 30, 2007	Period From January 1, 2007 Through February 7, 2007
	(Unaudited)	(Unaudited)
Revenue:
Labor	$633,743	$291,830	$70,572
Equipment rental	136,210	89,573	23,074
Equipment sales	76,131	25,089	8,814

Total revenue	846,084	406,492	102,460
Operating expenses:
Labor	535,506	246,387	60,249
Equipment rental	35,106	20,983	6,304
Equipment sales	56,412	14,680	6,793
Warehouse operating expenses	25,454	17,331	1,602

Total operating expenses	652,478	299,381	74,948

Gross profit	193,606	107,111	27,512
Selling and administrative expenses	101,219	60,762	14,744
Transaction costs	—	—	25,396

Operating income (loss)	92,387	46,349	(12,628)
Interest income	(381)	(134)	(36)
Interest expense	50,394	33,797	5,972
(Gain) loss on interest rate and foreign currency swaps	(8,698)	26,752	(952)
Foreign currency transaction loss (gain)	5,802	(17,905)	989
Early extinguishment of debt	—	—	52,596
Redeemable preferred stock dividend	—	—	723

Income (loss) before provision (benefit) for income taxes	45,270	3,839	(71,920)
Provision (benefit) for income taxes	18,599	301	(8,844)

Net income (loss)	$26,671	$3,538	$(63,076)

Earning (loss) per share:
Basic and diluted earning (loss) per share	$266,710	$35,380	$(630,760)

Basic and diluted weighted average shares outstanding	100	100	100

See accompanying notes.

Brand Energy, Inc.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Successor		Predecessor
	Six Months Ended June 30, 2008	Period From February 8, 2007 Through June 30, 2007	Period From January 1, 2007 Through February 7, 2007
	(Unaudited)	(Unaudited)
Operating activities
Net income (loss)	$26,671	$3,538	$(63,076)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Transaction costs	—	—	15,978
Early extinguishment of debt	—	—	52,596
Deferred income taxes	9,524	6,603	(14,086)
Depreciation and amortization	28,969	23,159	4,471
Non-cash compensation	1,091	256	7,781
Non-cash interest expense	2,498	1.201	1,080
Gain on sale of scaffolding equipment	(4,386)	(4,894)	(2,829)
Scaffolding equipment write-off	386	—	—
(Gain) loss on interest rate and foreign currency swaps	(8,698)	26,632	(832)
Foreign currency transaction loss (gain)	5,802	(17,896)	980
Redeemable preferred stock dividends	—	—	723
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable, net	(6,367)	(16,491)	11,481
Accrued revenue	(14,081)	(119)	(12,071)
Other current assets	(2,091)	2,069	2,676
Accounts payable and accrued expenses	12,522	(25,490)	9,377
Deferred revenue	2,094	891	563
Other non-current liabilities	(104)	—	—
Other	(1,438)	4,891	(409)

Net cash provided by operating activities	52,392	4,351	14,403
Investing activities
Purchases of property and equipment	(60,644)	(22,080)	(7,244)
Proceeds from sales of property and equipment	23,800	7,448	4,320
Payments for acquisitions	(3,328)	(26,072)	—

Net cash used in investing activities	(40,172)	(40,703)	(2,924)
Financing activities
Proceeds from revolving credit facility	11,500	73,374	—
Proceeds from long-term debt	—	—	880,000
Payments to former shareholders	—	(4,109)	(503,905)
Capital contributions	—	—	268,800
Payment of deferred financing fees	(2,108)	—	(20,580)
Payments of revolving credit facility	(15,500)	(29,374)	(61,500)
Payments to retire preferred stock	—	—	(50,663)
Payments of long-term debt	(5,197)	(1,450)	(515,970)
Payments on capital lease obligations	(52)	(646)	(30)

Net cash (used in) provided by financing activities	(11,357)	37,795	(3,848)

Increase in cash and cash equivalents	863	1,443	7,631
Impact of foreign currency exchange rates	206	20	(36)
Cash and cash equivalents at beginning of period	15,334	—	5,321

Cash and cash equivalents at end of period	$16,403	$1,463	$12,916

Supplemental cash flow disclosures
Interest paid	$48,684	$32,057	$44,039

Income taxes paid	$5,538	$1,661	$1,586

See accompanying notes.

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In Thousands, Except Share and Per Share Data)

June 30, 2008

1. Organization and Business

        The condensed consolidated financial statements included herein for the period from January 1, 2007 through February 7, 2007, the period from February 8, 2007 through June 30, 2007, and for the six months ended June 30, 2008, have been prepared by Brand Energy, Inc. and its subsidiaries (Brand or the Company) in accordance with accounting principles generally accepted in the United States for interim financial reporting. In the opinion of management, all adjustments have been made which are of a normal recurring nature necessary to present fairly the Company's financial position as of June 30, 2008, and the results of operations and cash flows for the period from January 1, 2007 through February 7, 2007, the period from February 8, 2007 through June 30, 2007, and for the six months ended June 30, 2008. Certain information and footnote disclosures have been condensed or omitted for these periods in connection with interim financial reporting requirements. The results of operations for interim periods are not necessarily indicative of results for the entire year. The unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and the notes, included elsewhere in this Form S-1.

        Brand Energy, Inc., formerly FR Brand Holdings Corporation (Holdings), and its subsidiaries are 100% owned by FR Brand Management LP (the LP). The LP is owned by First Reserve Fund XI, L.P., and First Reserve Fund X, L.P. (collectively, First Reserve) and certain members of management. Brand is a wholly owned subsidiary of Holdings. All references to the "Company," "we," "us," or "our" mean Brand and its subsidiaries.

        Prior to February 7, 2007, the predecessor to Brand, also called Brand Energy & Infrastructure Services, Inc. (Predecessor) was a wholly owned subsidiary of Brand Holdings, LLC (LLC). On February 7, 2007, FR Brand Acquisition Corp. (Acquisition Corp.) purchased 100% of the outstanding common stock of Predecessor and Predecessor was subsequently merged with and into Acquisition Corp., with the surviving entity being renamed Brand Energy & Infrastructure Services, Inc. (the Transaction). The financial statements labeled as "Predecessor" reflect the results of operations prior to the Transaction and the financial statements labeled as "Successor" reflect the results of operations subsequent to the Transaction. Prior to the Transaction, Holdings and Acquisition Corp. had no business activities.

        On June 1, 2008, the LP incorporated a subsidiary (which was renamed to Brand Energy, Inc. on June 26, 2008) and contributed its interest in Holdings to Brand Energy, Inc. Brand Energy, Inc. is 100% owned by the LP. All references to common stock and per share amounts in the accompanying financial statements have been retroactively restated to reflect the capital structure of Brand Energy, Inc.

        The information as of December 31, 2007 and June 30, 2008, and for the period from February 7, 2007 through December 31, 2007 and for the six months ended June 30, 2008, may not be directly comparable to the information provided related to the Predecessor company as a result of the effect of the revaluation of assets and liabilities to their estimated fair market values in accordance with the application of purchase accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

1. Organization and Business (Continued)

The Transaction

        On February 7, 2007, Acquisition Corp., pursuant to a stock purchase agreement dated December 29, 2006 between Predecessor, LLC and Holdings, purchased 100% of the common stock of Predecessor in a transaction accounted for as a business combination using the purchase method of accounting. The total amount of consideration paid in the Transaction, including the payment of transaction costs, was approximately $1.13 billion. The Company developed a valuation of tangible and identifiable intangible assets with assistance from an independent third party. The following table summarizes the fair values of the assets acquired and the liabilities assumed on the date of the Transaction:

Current assets	$194,213
Fixed assets	384,524
Other intangible assets	45,758
Customer relationships	154,300
Goodwill	538,555

Total assets acquired	1,317,350
Current liabilities	110,103
Notes payable and capital lease obligations	671
Deferred income taxes	72,467
Long-term debt	999

Total liabilities assumed	184,240

Total purchase price	$1,133,110

        The purchase price was financed by (i) a $268,800 capital contribution made by LP to Holdings and by Holdings to Acquisition Corp. on February 7, 2007, and (ii) $880,000 in long-term debt borrowed by Acquisition Corp. As a result of the Transaction, the purchase price and the related purchase price allocation were all recorded in the financial statements of Brand on the Transaction date.

        In connection with the Transaction, the Company incurred $77,992 of transaction costs which were included in the period from January 1, 2007 through February 7, 2007, and consisted of the following:

        Transaction Costs:

Investment banking fees	$11,717
Non-cash compensation	7,781
Legal, professional and other fees	5,898

$25,396

        Transaction costs are comprised of 'seller' related investment banking fees and legal, professional and other fees that the Company incurred on behalf of the LP to accomplish the Transaction. In addition, Transaction costs include the non-cash compensation expense the Company recognized due to

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

1. Organization and Business (Continued)

the acceleration of vesting of units related to the Predecessor management equity incentive Plan (more fully described in Note 15) resulting from a change in control of the Company.

        Early Extinguishment of Debt:

Breakage fee for Senior notes, Intermediate notes and preferred stock	$32,901
Write-off of deferred financing fees	13,549
Write-off of unamortized debt discounts	6,146

$52,596

        In the event of a change in control of the Company, the terms under which the Company's senior notes, intermediate notes, and preferred stock were issued called for a cash settlement of these instruments which included a breakage fee if these instruments were retired in advance of certain specified dates. As a result, the Company incurred these breakage costs as a direct result of the Transaction. In addition, the Company wrote-off the unamortized debt discounts at the same time that these instruments were retired. In connection with the Transaction, the Company paid off all outstanding debt under its Predecessor credit facility. As a result, the Company wrote-off the deferred financing fess related to this debt.

2. Pending Accounting Pronouncements

SFAS No. 141(R), Business Combinations (SFAS 141(R))

        In December 2007, the FASB issued SFAS 141(R) which significantly modifies the accounting for business combinations. SFAS 141(R) requires the acquiring entity in a business combination to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. Liabilities related to contingent consideration are required to be recognized at acquisition and remeasured at fair value in each subsequent reporting period. Restructuring charges and all pre-acquisition related costs (e.g., fees for attorneys, accountants, and investment bankers) must be expensed in the period they are incurred. In addition, changes to acquisition-related deferred tax assets and unrecognized tax benefits recorded under FIN 48 made subsequent to the acquisition date will generally impact income tax expense in that period as opposed to being recorded to goodwill. SFAS 141(R) is effective for fiscal years that begin after December 15, 2008 (January 1, 2009 for the Company). The Company is currently evaluating the requirements of SFAS 141(R), and has not yet determined the impact on the consolidated financial statements. SFAS 141(R) will be applied prospectively for acquisitions, if any, on or after January 1, 2009.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160)

        In December 2007, the FASB issued SFAS 160, which is effective for fiscal years beginning after December 15, 2008 (January 1, 2009 for the Company). SFAS 160 amends Accounting Research Bulletin (ARB) No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAF 141(R). The Company does not expect the adoption of SFAS 160 to have a material effect on its financial statements.

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

2. Pending Accounting Pronouncements (Continued)

SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS 161)

        In March 2008, the FASB issued SFAS 161 which requires enhanced disclosures about the use of derivative instruments, the accounting for derivatives, and how derivatives impact financial statements to enable investors to better understand their effects on a company's financial position, financial performance, and cash flows. These requirements include the disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008 (January 1, 2009 for the Company). As SFAS 161 only requires enhanced disclosures, this standard will only impact notes to the consolidated financial statements.

FSP FAS 142-3

        In April 2008, the FASB Staff Position No. FAS 142-3 Determination of the Useful Life of Intangible Assets (FSP FAS 142-3). FSP FAS 142-3 will amend the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets (SFAS 142). The FSP will improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141, Business Combinations. The FSP is effective for financial statements for fiscal years beginning after December 15, 2008. The guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. Early adoption is prohibited. Accordingly, the FSP will not serve as a basis to change the useful life of an intangible asset that was acquired prior to the effective date of the FSP, which will be January 1, 2009 for the Company. However, the FSP will require certain incremental disclosures for all intangible assets, including those recognized in periods prior to the effective date of this FSP.

3. Acquisitions

Fiscal 2007 Acquisitions

        On March 1, 2007, Brand purchased all the outstanding shares of Tesco of Houma, Inc (Tesco). Tesco, based in Houma, Louisiana, is a service company that provides coating, blasting and painting services, which are critical to protecting industrial facilities. The acquisition of Tesco broadens Brand's current service offering of coating services along the Gulf Coast and introduces new customers operating offshore equipment to Brand. The acquisition also adds higher margin technical labor services and accelerates the growth of Brand's non-capital intensive specialty contracting services business. The results of Tesco are included in the Company's consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $13,462 (net of cash acquired of $1,014) consisting of net cash paid of $8,711, direct acquisition costs of $187, and assumed liabilities of $4,564. The acquisition was financed through borrowings on the revolving credit facility under the Company's secured credit facility. The Company developed a valuation of tangible and identifiable intangible assets with assistance from an independent third party. Identifiable intangible assets consisted of customer relationships totaling $4,470 which are being amortized over 8 years.

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

3. Acquisitions (Continued)

        On April 5, 2007, Brand purchased the assets and business of Associated Insulation Services, Inc. (Associated). Associated, based in Willingboro, New Jersey, is a service company which provides installation and maintenance of insulation systems in the Mid-Atlantic region. The acquisition of Associated provides a strong insulation platform in the Northeast and mid-Atlantic regions, expands the Company's footprint and strengthens existing refinery relationships through expanded service offerings. The results of Associated are included in the Company's consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $18,526, consisting of cash paid of $15,669, direct acquisition costs of $288, and assumed liabilities of $2,569. The acquisition was financed through borrowings on the revolving credit facility under the Company's secured credit facility. The Company developed a valuation of tangible and identifiable intangible assets with assistance from an independent third party. Identifiable intangible assets consisted of non-compete agreements and customer relationships totaling $5,600 which are being amortized over 3 and 10 years, respectively.

        On August 1, 2007, Aluma System, Inc, an indirect wholly owned subsidiary of Brand, pursuant to a share purchase agreement with DCHI, Inc. and CDHI, Inc., purchased 100% of the outstanding shares of Doug Chalmers Construction, Limited (Chalmers). Chalmers, based in Sarnia, Ontario, is a work access company with a leadership position in the growth-oriented Sarnia market focusing on the large petrochemical market in that area. The Company believes that the acquisition expands its footprint and strengthens core customer relationships across new geographies. The results of Chalmers are included in the Company's consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $44,848, consisting of cash paid of $31,929, direct acquisition costs of $715, and assumed liabilities of $12,204 million. The acquisition was financed through borrowings on the revolving credit facility under the Company's amended and restated secured credit facility. The purchase price allocation is not complete because the Company is in the process of developing a valuation of identifiable intangible assets and tangible assets with assistance from an independent third party. As of December 31, 2007 and June 30, 2008, the Company recorded preliminary values for non-compete agreements and customer relationships totaling $12,762 which are being amortized over 3 and 10 years, respectively.

        On November 15, 2007, pursuant to a Membership Interest Purchase Agreement dated October 19, 2007 between Brand and Protherm Inc., Brand purchased 100% of the outstanding membership interests of Protherm Services Group, LLC (Protherm) and certain real estate. Based in Houston, Texas, Protherm's primary service offering is industrial coating services, including exterior and interior painting and coating of storage tanks, equipment, piping, and vessels which reduces costs and prolongs the useful lives of assets by protecting equipment and facilities from corrosion. Additionally, Protherm provides insulation services, including the installation of insulation for equipment, piping, vessels, and storage tanks, primarily for heat conservation, process control, personnel protection, fire protection and to control or improve thermal energy efficiency. Brand acquired Protherm as part of a broader strategy to access the multi-billion dollar demand for specialty services including painting, coatings, and insulation which complements its work access services. The former members of Protherm elected to treat this acquisition as a sale of assets. The results of Protherm are included in the Company's consolidated financial statements from the date of the acquisition. The total consideration for this acquisition was $133,505 (net of cash acquired of $2,119), consisting of net cash paid of $123,089, direct acquisition costs of $943, and assumed liabilities of $9,473. The purchase price

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

3. Acquisitions (Continued)

allocation is not complete because the Company is in the process of developing a valuation of identifiable intangible assets and tangible assets with assistance from an independent third party. As of December 31, 2007 and June 30, 2008, the Company recorded preliminary values for non-compete agreements and customer relationships totaling $35,620 million which are being amortized over 3 and 10 years, respectively.

        On November 15, 2007, pursuant to an Asset Purchase Agreement dated October 19, 2007 between Brand Industrial Solutions, LLC, an indirect wholly owned subsidiary of Brand, BEIS and Industrial Specialists, LLC and Industrial Specialists, Inc. (collectively referred to as ISI), Brand purchased substantially all of the assets of ISI. Based in Angleton, Texas, ISI has a full complement of services including work access, insulation, painting, and refractory services. ISI offers customers a full service, solution of services, including insulation, scaffolding, refractory, corrosion protection, painting and heat tracing/fireproofing. Insulation services include installation, maintenance, and removal of insulation from ductwork, vats, tanks, vessels, boilers and piping. Brand acquired ISI as part of a broader strategy to access the multi-billion dollar demand for specialty services. The results of ISI are included in the Company's consolidated financial statements from the date of the acquisition. The purchase price paid for this acquisition was $193,987, consisting of cash paid of $181,357, direct acquisition costs of $986, and assumed liabilities of $11,644. The purchase price allocation is not complete because the Company is in the process of developing a valuation of identifiable intangible assets and tangible assets with assistance from an independent third party. As of December 31, 2007 and June 30, 2008 the Company recorded preliminary values for non-compete agreements and customer relationships totaling $57,268 which are being amortized over 3 and 10 years, respectively.

        In November 2007, to finance its 2007 acquisitions, Brand borrowed an additional $250,000 in long-term bank borrowings and received additional capital contributions aggregating $131,500 from the LP.

        The following table presents the estimated fair values of the assets acquired and liabilities assumed in 2007 and the amounts allocated to goodwill:

Current assets		$99,040
Property and equipment		32,455
Identifiable intangible assets:
Customer relationships	$99,634
Non-compete agreements	16,109

		115,743

Total fair value of identifiable assets acquired		247,238
Goodwill		157,092

Total assets		404,330
Assumed liabilities		40,454

Total cash consideration (including transaction costs of $2,986, net of cash acquired of $3,133)		$363,876

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

3. Acquisitions (Continued)

Pro Forma Results of Operations

        The following Holdings pro forma results of operations for the six months ended June 30, 2007 have been prepared to give effect to the Transaction described in Note 1 and to the acquisitions described above assuming they occurred on January 1, 2007.

        The pro forma statement of operations is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have been obtained had these events actually occurred at the beginning of the period presented, nor do they intend to be a projection of future results of operations. The pro forma results of operations have been prepared from the historical consolidated statements of operations for the period from January 1, 2007 through February 7, 2007 (audited) and the period from February 8, 2007 through June 30, 2007 (unaudited) of Holdings; from the historical unaudited consolidated statements of operations for the six months ended June 30, 2007 of Protherm, ISI, Associated, and Chalmers; and from the historical unaudited consolidated statements of operations for the period from January 1, 2007 through March 1, 2007 of Tesco.

        The pro forma information is based on estimates and assumptions that have been made solely for purposes of developing such pro forma information, including without limitation, purchase accounting adjustments. The pro forma financial information presented below also includes depreciation and amortization based on the valuation of each acquisition's tangible and intangible assets resulting from the acquisitions and interest expense related to the debt issued to complete the acquisitions. The pro forma financial information does not include any synergies or operating cost reductions that may be achieved from the combined operations.

Holdings Pro Forma Statement of Operations Data for the Six Months Ended June 30, 2007
Statement of operations data
Revenues	$745,121
Loss before provision for income taxes	(64,105)
Net loss	(49,120)
Basic and diluted loss per share	(491,200)

        The pro forma statements of operations presented above include related transaction costs incurred by Holdings of $25.4 million for the six months ended June 30, 2007, which reduced operating income and $52.6 million of early extinguishment of debt costs.

4. Property and Equipment

        Property and equipment (including major repairs and improvements that extend the useful life of the asset) are capitalized and stated at cost. Ordinary maintenance and repairs of equipment are

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

4. Property and Equipment (Continued)

charged to expense. The cost of property and equipment is depreciated over their estimated useful lives on the straight-line basis as follows:

Buildings	10 to 30 years
Vehicles and other equipment	3 to 10 years
Scaffolding and forming and shoring equipment	3 to 30 years
Leasehold improvements	Life of the applicable lease or life of the improvement, whichever is shorter

        Depreciation expense was $16,570 for the six months ended June 30, 2008, $11,771 for the period from February 8, 2007 through June 30, 2007, and $3,875 for the period from January 1, 2007 through February 7, 2007. In connection with the Transaction, the Company evaluated the useful lives and salvage values of its scaffolding fleet. As a result of this evaluation, the Company increased the range of useful lives for scaffolding equipment from 2-20 years to 3-30 years and assigned a minimum salvage value for all scaffolding equipment. The changes in estimates related to the useful lives and salvage value reduced depreciation expense by approximately $4,099 for the period from February 8, 2007 through June 30, 2007. Also in connection with the Transaction, the Company adjusted the book value of its property and equipment to reflect fair market value and eliminated the accumulated depreciation balance.

5. Goodwill

        Changes in the carrying amount of goodwill from January 1, 2008 through June 30, 2008, are as follows:

Balance at January 1, 2008	$735,867
Additions	2,352
Reclassifications to identifiable intangible assets	(5,962)
Adjustments	111
Foreign currency translation	(7,590)

Balance at June 30, 2008	$724,778

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

6. Identifiable Intangible Assets

        The following summarizes the balances of identifiable intangibles assets as of June 30, 2008 and December 31, 2007:

		June 30, 2008			December 31, 2007
	Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Customer relationships	8–17	$254,671	$(20,046)	$234,625	$255,984	$(10,853)	$245,131
Non-compete agreements	3–5	17,421	(4,089)	13,332	11,495	(1,003)	10,492
Patents	15	428	(40)	388	523	(21)	502
Unamortizable intangible assets:
Trade names		45,968	—	45,968	46,231	—	46,231

Total identifiable intangible assets		$318,488	$(24,174)	$294,313	$314,233	$(11,877)	$302,356

        Customer relationships, trade names, and patents were recorded at their fair values as a result of the Transaction and the acquisitions completed in 2007. The fair values assigned to customer relationships, trade names, and patents were based on the future discounted cash flows that are expected to result from the respective intangible existing at the date of such transaction. Customer relationships are being amortized between eight and seventeen years. Trade names are not amortized as this intangible asset has an indefinite life. Patents are amortized over the life of the respective patent. Non-compete agreements are amortized over the contractual life of the agreement.

        Amortization expense related to the customer relationships, patents and non-compete agreements for the six months ended June 30, 2008, the period from February 8, 2007 through June 30, 2007, and the period from January 1, 2007 through February 7, 2007, is as follows:

	Six Months Ended June 30, 2008	For the Period From February 8, 2007 Through June 30, 2007	For the Period From January 1, 2007 Through February 7, 2007
Customer relationships	$9,281	$5,864	$557
Patents	22	—	—
Customer backlog	—	5,328	—
Non-compete	3,096	196	39

Total amortization expense	$12,399	$11,388	$596

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

7. Long-Term Debt and Revolving Credit Facility

        Long-term debt consisted of the following at June 30, 2008 and December 31, 2007:

	June 30, 2008	December 31, 2007
First Lien Senior Term Loan B Facility, due 2014:
Tranche B-1	$571,661	$575,650
Tranche B-2	173,355	174,563
Second Lien Senior Term Loan Facility, due 2015:
Tranche 1	300,000	300,000
Tranche 2	75,000	75,000

	1,120,016	1,125,213
Less:
Current maturities	7,550	7,550
Unamortized discount	4,385	4,845

	$1,108,081	$1,112,818

Revolving credit facility	$—	$4,000

        The interest rate on the term loans under the Company's senior secured credit facilities is variable. As of June 30, 2008 and December 31, 2007, the weighted average interest rates were as follows:

	June 30, 2008	December 31, 2007
Description
First lien senior secured credit facility, Tranche B-1	5.1%	7.1%
First lien senior secured credit facility, Tranche B-2	6.1%	8.1%
Second lien senior secured credit facility, Tranche 1	8.8%	11.1%
Second lien senior secured credit facility, Tranche 2	9.7%	12.0%

        Under the Company's interest rate swap agreements it pays fixed interest rates and receives floating interest rate payments as follows:

Notional amount	Expiration date	Fixed interest rate
$525,000	March 31, 2012	5.1%
$150,000	June 30, 2009	3.9%

        The Company also maintains a $125,000 revolving credit facility. As of June 30, 2008 and December 31, 2007, the Company had borrowings of $0 and $4,000, respectively, and undrawn letters of credit of $7,747 and $6,000, respectively, issued under the revolving credit facility with corresponding availability of an additional $117,303 and $115,000, respectively. Indebtedness under the revolving credit facility bears interest at a floating rate based upon: (i) the base rate (as defined in the credit agreement) plus 1.00% or (ii) LIBOR plus 2.00%. The LIBOR rate is defined in the credit agreement and relates to a one, two, three, or six month period, or a nine or twelve month period if, at the time

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

7. Long-Term Debt and Revolving Credit Facility (Continued)

of the relevant LIBOR rate loan, all lenders participating therein agree to make an interest period of such duration available. The Company incurs a commitment fee of .50% for any undrawn portion of the revolving credit facility and it matures on February 7, 2013. The Company has classified borrowings under the revolving facility as a current liability as of December 31, 2007, because the Company intends to repay these borrowings in less than one year.

        The Company also maintains a $25,000 synthetic letter of credit facility. As of June 30, 2008 and December 31, 2007, the Company has issued letters of credit totaling $24,020 and $25,000, respectively. The Company incurs a synthetic letter of credit participation fee of 2.4% based on the amount outstanding plus an issuing bank fee of .125% when the letter of credit is drawn upon.

        The Credit Agreement contains financial and operating covenants including, among other things, that the Company must maintain certain financial ratios and that the Company's ability to make capital expenditures, to incur indebtedness, and to pay dividends has imposed limitations. The Company was in compliance with all loan covenants at June 30, 2008.

        Maturities of long-term debt as of June 30, 2008, are as follows:

2008	$2,354
2009	7,550
2010	7,550
2011	7,550
2012	7,550
2013 and thereafter	1,087,462

$1,120,016

        In conjunction with the Transaction, the Company repaid all amounts under its Predecessor credit facility, senior subordinated notes, intermediate subordinated notes and revolving credit facility. As a result of this extinguishment of debt, the Company paid breakage fees of $15,038 and $6,487 related to its senior subordinated notes and intermediate subordinated notes, respectively.

8. Redeemable Preferred Stock

        On February 7, 2007, in connection with the Transaction, the Company redeemed its outstanding preferred stock and related accrued preferred dividends and paid a redemption premium of $11.4 million which is included in Transaction costs.

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

9. Comprehensive Income (Loss)

        For the six months ended June 30, 2008, for the period from February 8, 2007 through June 30, 2007, and for the period from January 1, 2007 through February 7, 2007, comprehensive income (loss) was as follows:

	Six Months Ended June 30, 2008	For the Period From February 8, 2007 Through June 30, 2007	For the Period From January 1, 2007 Through February 7, 2007
Net income	$26,671	$3,538	$(63,076)
Gain on derivatives, net of income taxes	1,430	3,679	—
Impact of foreign currency translation	(11,141)	22,182	(810)

Comprehensive income (loss)	$16,960	$29,399	$(63,886)

10. Commitments and Contingencies

        In the ordinary course of conducting its business, the Company becomes involved in various pending claims and lawsuits. These primarily relate to employee matters. The outcome of these matters is not presently determinable; however, in the opinion of management, based on the advice of legal counsel, the resolution of these matters is not anticipated to have a material adverse effect on the financial position or results of operations of the Company. The resolution of these types of matters have not had a material impact on the Company's financial condition, results of operations or liquidity for any period in the year ended December 31, 2007 or for the six months ended June 30, 2008.

11. Financial Instruments

        Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (SFAS 157) as amended by FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157 (FSP FAS 157-2) which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  •
  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models,

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

11. Financial Instruments (Continued)

    discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

        The Company's adoption of SFAS 157 did not have a material impact on its consolidated financial statements. The Company has segregated all financial assets and liabilities that are measured at fair value on a recurring basis (at least annually) into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below. FSP FAS 157-2 delayed the effective date for all nonfinancial assets and liabilities until January 1, 2009, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis.

        Effective January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115 which provides entities the option to measure many financial instruments and certain other items at fair value. Entities that choose the fair value option will recognize unrealized gains and losses on items for which the fair value option was elected in earnings at each subsequent reporting date. The Company did not elect the fair value option for any items that are not already required to be measured at fair value.

        Liabilities measured at fair value on a recurring basis are summarized below (in thousands):

	Fair Value Measurements as of June 30, 2008
	Level 1	Level 2	Level 3	Total
Liabilities
Foreign currency swaps	$—	$36,303	$—	$36,303
Interest rate swaps	—	21,704	—	21,704

	$—	$58,007	$—	$58,007

12. Stock-Based Employee Compensation

Successor

        The amended and restated limited liability company agreement of the LP (the Agreement) permits the grant or the right to purchase common units to management members of the Company and the grant of service units and exit units (collectively referred to as profit units) to management members who own common units. The Company accounts for the transactions between the LP and the Company's management in accordance with SFAS No. 123(R), which requires the Company to record expense for services paid by its stockholder for the benefit of the Company.

        In 2007, and in connection with the Transaction, several of the Company's executives purchased LP common units at a price of $10.00 per unit, the same amount paid for such common units by funds affiliated with First Reserve in connection with the Transaction.

        For the six months ended June 30, 2008, and for the period from February 8, 2007 through December 31, 2007, the LP awarded 405,197 and 1,164,853 Class C units (service units), respectively, and 1,223,325 and 2,329,620 Class B units (exit units), respectively to the employees of Brand.

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

12. Stock-Based Employee Compensation (Continued)

        The service units are granted without any remuneration and vest over five years. The estimated fair value of service units (Class C Units) granted in 2007 was $4,112 and is being charged to income over the vesting period on a straight line basis. The compensation expense for the service unit arrangements was $1,091 for the six months ended June 30, 2008, and $256 for the period from February 8, 2007 through June 30, 2007.

Predecessor

        Prior to the Transaction, the LLC had a management equity incentive program. Under this program, employees of Brand were eligible to participate in a time-based equity incentive program and a performance-based equity incentive program to be granted, at no cost to the individual, Class C units and Class C-1 units of the LLC. Such units allowed the employee to share in the proceeds of certain liquidity events (as defined by the LLC operating agreement). Under the time-based equity incentive program, for so long as a member of management remained employed by Brand, and subject to an accelerated vesting in the event of certain liquidity events, the time-based incentive units issued to each employee vested over a five-year period. Under the performance-based equity incentive program, the number of outstanding performance-based units that would vest upon the occurrence of a liquidity event was determined by comparing the net equity valuation of the Predecessor to certain net equity valuation targets agreed to between management and the LLC.

        As a result of the Transaction, all Class C and Class C-1 units fully vested on that date and were settled in connection with the Transaction.

        Noncash compensation expense recorded by the Predecessor was $7,781 for the period of January 1, 2007 through February 7, 2007.

13. Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the use of the liability method of accounting for deferred income taxes. Effective January 1, 2008, the Company adopted FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes (An interpretation of FASB Statement 109) (FIN 48). FIN 48 was issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements and prescribes a recognition threshold and measurement attributes for a financial statement disclosure or a tax position taken or expected to be taken in a tax return. The Company will record interest and penalties related to uncertain tax position for income taxes in the provision for income taxes. The adoption of FIN 48 did not have a material impact to the Company's consolidated financial statements.

        The effective tax rate for the six months ended June 30, 2008 was approximately 41.18%. The effective tax rate exceeds the statutory rate primarily due to non-deductible compensation expense, increases in tax contingencies reserves and other non-deductible items. The effective rate for the period from January 1, 2007 through February 7, 2007, was an income tax benefit of approximately 12.3%. This was primarily due to non-deductible transactional expenses, increases in tax contingencies reserves, U.S. federal tax credits and the repatriation of Canadian earnings to the U.S. The effective tax rate for

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

13. Income Taxes (Continued)

the period from February 8, 2007 through June 30, 2007, was approximately 7.8%. This was primarily due to changes in the Canadian statutory rate, U.S. federal tax credits and non-deductible items.

        As of June 30, 2008, and at January 1, 2008 (date of adoption of FIN 48) the Company had $13.8 million of unrecognized tax benefits of which $11.2 million would affect the annual effective tax rate if recognized. On the balance sheet, $11.0 million of the unrecognized tax benefit is recorded in income tax payable with the remaining $0.2 million being recorded in deferred tax liabilities. For the six months ended June 30, 2008, accrued interest and penalties related to unrecognized tax benefits of $0.4 million were included in the provision for income taxes. The Company does not currently anticipate that the total amount of unrecognized tax benefit will significantly change in the next twelve months. The Company does not believe there is a reasonable possibility that a realized loss associated with the unrecognized tax benefits would materially exceed such unrecognized tax benefits.

        The Company and its subsidiaries file U.S. federal income tax returns for various states and foreign jurisdictions. For U.S. federal purposes, the years that remain subject to examination by the IRS include tax years 1997 through 2007. For state purposes, the years that remain subject to examination by state authorities include 1997 through 2007. For foreign jurisdictions, the years that remain subject to examination by foreign authorities include tax years 2001 through 2007. The Company is currently not under any audits.

14. Segments

        The Company reports information about its operating segments in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company's reportable segments represent components of the business for which separate financial information is evaluated regularly by the chief operating decision maker in determining how to allocate resources and in assessing performance. The Company's specialty multi-craft services are evaluated and managed based on the geographic markets served. Each of the specialty multi-craft services reportable segments generates revenues by providing work access solutions, specialty painting and coating, abrasive blasting, insulation, refractory, corrosion protection and fireproofing to its customers. The infrastructure services reportable segment provides forming and shoring services. It is not practical for the Company to

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

14. Segments (Continued)

disaggregate revenue by service type within each reportable segment as such services are delivered to the customer in similar forms by the same workforce. There were no significant inter-segment sales.

		For the Period From
	For the Six Months Ended June 30, 2008	January 1 Through February 7, 2007	February 8 Through June 30, 2007
Revenues
Specialty Multi-Craft Services:
East	$129,760	$17,148	$83,192
Gulf	349,983	30,205	105,612
West	123,206	21,885	86,337

Subtotal—US	602,949	69,238	275,141
Canada	165,390	20,614	80,014

Subtotal—Specialty Multi-Craft Services	768,339	89,852	355,155
Infrastructure services	77,745	12,608	51,337

	$846,084	$102,460	$406,492

		For the Period From
	For the Six Months Ended June 30, 2008	January 1 Through February 7, 2007	February 8 Through June 30, 2007
Operating income (loss)
Specialty Multi-Craft Services:
East	$11,517	$1,433	$5,746
Gulf	28,642	5,163	13,910
West	15,108	2,530	8,975

Subtotal—US	55,267	9,126	28,631
Canada	23,679	2,834	14,060

Subtotal—Specialty Multi-Craft Services	78,946	11,960	42,691
Infrastructure services	13,441	808	3,658
Transaction costs(a)	—	(25,396)	—

	$92,387	$(12,628)	$46,349

    (a)
    Transaction costs are not allocated to reportable segments

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

14. Segments (Continued)

		For the Period From
	For the Six Months Ended June 30, 2008	January 1 Through February 7, 2007	February 8 Through June 30, 2007
Depreciation and amortization
Specialty Multi-Craft Services:
East	$3,748	$777	$4,751
Gulf	12,808	1,024	4,499
West	2,792	582	1,487

Subtotal—US	19,348	2,383	10,737
Canada	4,543	762	2,047

Subtotal—Specialty Multi-Craft Services	23,891	3,145	12,784
Infrastructure services	5,078	1,326	10,375

	$28,969	$4,471	$23,159

		For the Period From
	For the Six Months Ended June 30, 2008	January 1 Through February 7, 2007	February 8 Through June 30, 2007
Capital expenditures
Specialty Multi-Craft Services:
East	$7,214	$701	$2,763
Gulf	12,900	1,916	5,679
West	9,566	1,081	3,391

Subtotal—US	29,680	3,698	11,833
Canada	18,559	1,246	5,587

Subtotal—Specialty Multi-Craft Services	48,239	4,944	17,420
Infrastructure services	12,405	2,300	4,660

	$60,644	$7,244	$22,080

Brand Energy, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

14. Segments (Continued)

	Long-Lived Assets at		Goodwill at		Total Assets at
	June 30, 2008	December 31, 2007	June 30, 2008	December 31, 2007	June 30, 2008	December 31, 2007
East	$207,689	$209,781	$89,675	$89,490	$263,444	$259,570
Gulf	575,368	588,294	278,202	281,690	695,387	706,729
West	123,937	117,382	35,864	35,864	175,373	158,623
Canada	291,080	314,788	139,853	143,787	359,929	379,987
Infrastructure services	330,392	298,346	181,184	185,036	378,578	343,638

	$1,528,466	$1,528,591	$724,778	$735,867	$1,872,711	$1,848,547

        Information by geographic areas is as follows:

	Revenues Derived From Unaffiliated Customers			Net Property, Plant, and Equipment
	Six Months Ended June 30, 2008	For the Period From January 1, 2007 Through February 7, 2007	For the Period From February 8, 2007 Through June 30, 2007	At June 30, 2008	At December 31, 2007
United States	$629,388	$74,713	$297,338	$332,789	$311,448
Foreign	216,696	27,747	109,154	152,234	154,488

	$846,084	$102,460	$406,492	$485,023	$465,936

Brand Energy Inc.

SCHEDULE I—Condensed Financial Information of Registrant

Condensed Balance Sheet (Unaudited)

(In Thousands, Except Share Data)

June 30, 2008
Assets
Investment in FR Brand Holdings, Corp.	$463,142

Total assets	$463,142

Stockholder's equity
Common stock, $0.01 par value, 1,000 shares authorized, 100 issued and outstanding	$—
Additional paid-in capital	463,796
Accumulated other comprehensive loss	(3,880)
Retained earnings	3,226

Total stockholder's equity	$463,142

See accompanying notes.

Brand Energy Inc.

SCHEDULE I—Condensed Financial Information of Registrant

Condensed Statement of Income (Unaudited)

(In Thousands, Except Share and Per Share Data)

Period From June 1, 2008 (date of inception) Through June 30, 2008
Equity income	$3,226

Net income	$3,226

Earnings per share:
Basic and diluted earning per share	$32,260

Basic and diluted weighted average shares outstanding	100

See accompanying notes.

Brand Energy Inc.

SCHEDULE I—Condensed Financial Information of Registrant

Condensed Statement of Cash Flows (Unaudited)

(In Thousands)

Period From June 1, 2008 (date of inception) Through June 30, 2008
Net income	$3,226
Adjustments to reconcile net income to net cash provided by operating activities:
Equity income	(3,226)

Net cash provided by operating activities	—
Net cash used in investing activities	—
Net cash provided by financing activities	—

Increase in cash and cash equivalents	—
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$—

See accompanying notes.

Brand Energy Inc.

SCHEDULE I—Condensed Financial Information of Registrant

Notes to Condensed Financial Statements (Unaudited)

(In Thousands, Except Share and Per Share Data)

1. Background and Organization

        On June 1, 2008, FR Brand Management LP (the LP) incorporated a subsidiary, which was subsequently renamed to Brand Energy, Inc., and contributed its interest in FR Brand Holdings Corp. Brand Energy Inc. is 100% owned by the LP. Brand Energy, Inc. has no other operating assets.

2. Basis of Presentation

        The accompanying condensed financial statements include the accounts of Brand Energy, Inc. (the "Registrant" or "Parent Company") and, on an equity basis, its subsidiaries and affiliates. The financial statements have been prepared in accordance with U.S. generally accepted accounting principles and all adjustments made were of a normal recurring nature. The financial information of the Parent Company should be read in conjunction with the Company's consolidated financial statements and notes thereto. In particular, as further discussed in Note 10 to the Company's consolidated financial statements, under its Credit Agreement, FR Brand Holdings Corp. has limitations on its ability to pay dividends to the Parent Company, which, in turn, limits the ability of the Parent Company to pay dividends to its shareholders.

3. Subsequent Event

        On July 17, 2008, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission, for the registration of shares of the Company's common stock for sale to the public markets.

Report of Independent Auditors

The Board of Directors
ISI Specialists, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of ISI Specialists, Inc. (a Texas S Corporation) and subsidiaries as of December 31, 2006, and 2005, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the period from January 1, 2007 through November 15, 2007, and for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ISI Specialists, Inc. and subsidiaries as of December 31, 2006, and 2005, and the results of their operations and their cash flows for the period from January 1, 2007 through November 15, 2007, and for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States.

                            /s/ Ernst & Young LLP

Atlanta, Georgia
May 29, 2008

ISI Specialists, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$20,392	$18,173
Accounts receivable, net of allowance of $1,191,120 and $263,582, respectively	32,827,852	21,833,954
Accrued revenues	10,989,068	7,749,616
Inventories	304,195	297,494
Prepaid expenses and other assets	37,003	35,785
Related-party receivable	—	65,555

Total current assets	44,178,510	30,000,577
Property, plant and equipment
Land	1,036,148	27,500
Buildings	2,219,530	465,278
Furniture and fixtures	651,265	564,005
Shop equipment	4,044,670	3,646,702
Transportation equipment	1,316,242	1,222,204
Leasehold improvements	258,685	229,304
Construction in progress	555,824	—

	10,082,364	6,154,993
Less accumulated depreciation and amortization	(4,215,085)	(3,692,460)

	5,867,279	2,462,533
Other assets:
Customer list, net of accumulated amortization of $142,314 and $47,438, respectively	332,060	426,936
Deposits and other	131,398	138,718

Total other assets	463,458	565,654
Total assets	$50,509,247	$33,028,764

Liabilities and stockholder's equity
Current liabilities:
Current portion of long-term debt	$387,340	$518,807
Line of credit	—	2,900,000
Short-term note payable	2,000,000	—
Accounts payable	7,387,526	7,822,632
Accrued expenses	11,422,095	6,612,196
Deferred revenues	593,411	712,477

Total current liabilities	21,790,372	18,566,112
Long-term liabilities	1,764,003	4,773,333

Total liabilities	23,554,375	23,339,445
Minority interest	10,011,747	7,631,040
Stockholder's equity:
Common stock, no par value, 1,000,000 authorized shares; 45,000 issued and outstanding	—	—
Additional paid-in capital	968,346	127,580
Retained earnings	27,848,784	14,597,879
Unearned ESOP shares	(11,874,005)	(12,667,180)

Total stockholder's equity	16,943,125	2,058,279

Total liabilities and stockholder's equity	$50,509,247	$33,028,764

See accompanying notes.

ISI Specialists, Inc. and Subsidiaries

Consolidated Statements of Income

	For the Period From January 1, 2007 Through November 15, 2007
		Year Ended December 31
		2006	2005
Revenues	$210,907,277	$221,994,971	$129,175,403
Cost of revenues	172,467,532	180,556,402	103,709,197

Gross profit	38,439,745	41,438,569	25,466,206
General and administrative expenses	23,554,536	19,649,796	12,817,324
ESOP compensation expense	4,569,411	2,100,773	1,372,023
ESOP and related-party interest expense	45,708	489,399	854,757
ESOP and other administrative expenses	394,667	463,972	408,370

Operating income	9,875,423	18,734,629	10,013,732
Other income (expense):
Interest income	47,683	—	16,504
Interest expense	(361,834)	(279,017)	(129,677)

Total other expense	(314,151)	(279,017)	(113,173)

Income before minority interest	9,561,272	18,455,612	9,900,559
Minority interest in subsidiary's earnings	(2,727,302)	(5,204,707)	(2,855,790)

Net income	$6,833,970	$13,250,905	$7,044,769

Pro forma information
Income before pro forma provision for income taxes	$6,833,970	$13,250,905	$7,044,769
Pro forma provision for income taxes (unaudited)	2,597,000	5,035,000	2,677,000

Pro forma unaudited net income	$4,236,970	$8,215,905	$4,367,769

See accompanying notes.

ISI Specialists, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholder's Equity

	Common Stock
			Additional Paid-in Capital	Retained Earnings	Unearned ESOP Shares	Total Stockholder's Equity (Deficit)
	Shares	Amount
Balance at January 1, 2005	45,000	$—	$—	$7,553,110	$(13,911,623)	$(6,358,513)
Net income	—	—	—	7,044,769	—	7,044,769
Earned ESOP shares	—	—	127,580	—	1,244,443	1,372,023

Balance at December 31, 2005	45,000	—	127,580	14,597,879	(12,667,180)	2,058,279
Net income	—	—	—	13,250,905	—	13,250,905
Earned ESOP shares	—	—	840,766	—	793,175	1,633,941

Balance at December 31, 2006	45,000	—	968,346	27,848,784	(11,874,005)	16,943,125
Net income	—	—	—	6,833,970	—	6,833,970
Earned ESOP shares	—	—	3,939,788	—	629,623	4,569,411

Balance at November 15, 2007	45,000	$—	$4,908,134	$34,682,754	$(11,244,382)	$28,346,506

See accompanying notes.

ISI Specialists, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the Period From January 1, 2007 Through November 15, 2007
		Year Ended December 31
		2006	2005
Operating activities
Net income	$6,833,970	$13,250,905	$7,044,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	691,624	742,630	671,099
Loss (gain) on disposal of assets	92,311	(94,479)	(43,884)
Fair market value of ESOP shares released	4,569,411	1,633,941	1,372,023
Minority interest in subsidiary's earnings	2,727,302	5,204,707	2,855,790
Changes in operating assets and liabilities, net of effect of acquisitions
Accounts receivables	(7,190,878)	(10,993,898)	(8,650,578)
Accrued revenues	(1,261,405)	(3,239,452)	(4,467,108)
Inventories	(103,831)	(6,701)	(208,245)
Prepaid expenses and other assets	(651,138)	(1,218)	119,492
Related party receivable	—	65,555	99,188
Deposits and other	(51,502)	7,320	(13,725)
Accounts payable	3,133,670	(435,106)	4,005,809
Accrued expenses	3,774,955	4,809,899	4,174,996
Deferred revenues	(593,411)	(119,066)	230,758

Net cash provided by operating activities	11,971,078	10,825,037	7,190,384
Investing activities
Proceeds from note receivable—related party	—	—	500,000
Proceeds from sale of fixed assets	—	107,454	—
Purchases of property and equipment	(4,128,430)	(4,065,475)	(553,034)
Cash paid for acquired assets	—	—	(764,500)

Net cash used by investing activities	(4,128,430)	(3,958,021)	(817,534)
Financing activities
Net (payments) borrowings on line of credit	—	(2,900,000)	900,000
Net (payments) borrowings on short-term note payable	(2,000,000)	2,000,000	—
Principal payments on long-term debt	(344,943)	(4,868,797)	(5,992,081)
Proceeds from issuance of long-term debt	—	1,728,000	—
Distributions to minority stockholders	(5,313,249)	(2,824,000)	(1,449,829)

Net cash used in financing activities	(7,658,192)	(6,864,797)	(6,541,910)

Net increase (decrease) in cash and cash equivalents	184,456	2,219	(169,060)
Cash and cash equivalents at beginning of period	20,392	18,173	187,233

Cash and cash equivalents at end of period	$204,848	$20,392	$18,173

Supplemental disclosures
Cash paid during the year for interest	$693,470	$1,309,772	$1,522,357

Supplemental schedule of non-cash investing
and financing activities
The Company acquired land and buildings in 2006 of which $1,200,000 was purchased from its prior owner (see Note 14), and acquired certain assets under two asset purchase agreements in 2005 (see Notes 4 and 7) as follows:
Fair value of assets acquired:
Property and equipment	$—	$—	$1,090,126
Customer list	—	—	474,374

Total fair value of assets acquired	—	—	1,564,500
Cash paid for assets	—	—	(764,500)

Long-term debt	$—	$—	$800,000

See accompanying notes.

ISI Specialists, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2006

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

        ISI Specialists, Inc. (the Company), a Texas S Corporation, was formed in July 1976 and operates as a multi-craft contractor engaged in providing industrial services to a variety of companies in the chemical and petrochemical industries. Services provided include industrial insulation, scaffolding construction, painting, refractory, fireproofing, asbestos abatement, corrosion control, heat tracing, siding, and lead abatement. The majority of the Company's business is contracted in southeast Texas under both time-and-materials and fixed-price contracts.

Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements include the financial position, results of operations, and cash flows of the Company and that of its majority-owned subsidiaries, Industrial Specialists, LLC (the LLC) and Thermal & Corrosion Supply, L.P. (T&C).

        The Company's stock is owned by the ISI Specialists, Inc. Employee Stock Ownership Trust (the Trust) under the ISI Specialists, Inc. Employees' Stock Ownership Plan (the ESOP) (together, referred to as the Plan) as further discussed in Note 12. All intercompany balances have been eliminated in consolidation.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

        The Company provides services under both fixed-fee and time-and-materials short-term contracts and rents equipment under month-to-month rental contracts. Services provided on a fixed-fee basis are recognized as the services are performed and revenues are recorded in accordance with SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended by SAB No. 104, Revenue Recognition (SAB 104). The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectibility is reasonably assured. In such contracts, the Company's efforts are measured by time incurred, based on the proportion of actual cost of work performed to the current estimated total cost, which is the contractual earnings pattern. Any losses on contracts are recognized in full in the period it becomes evident that such losses will occur.

  Cost of Revenues

        Costs of revenues include all direct material and labor costs and those indirect costs related to contract performance, including indirect labor, equipment, repairs, supplies, and depreciation.

ISI Specialists, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2006

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

  Accrued Revenue

        Accrued revenue represents work performed and not yet billed due to contract stipulations or a lack of required contractual documentation. Substantially all unbilled amounts are expected to be billed and collected within one year.

  Inventories

        Inventories consist of paint and materials available for use in future contracts and are stated at the lower of cost (determined on first-in, first-out basis) or market.

        Property and equipment (including major repairs and improvements that extend the useful life of the asset) are capitalized and stated at cost. Ordinary maintenance and repairs of equipment are charged to expense. The cost of property and equipment is depreciated over their estimated useful lives on the straight-line basis as follows:

Buildings	39 years
Furniture and fixtures	5 years
Shop and transportation equipment	3 to 5 years
Leasehold improvements	Life of the applicable lease or life of the improvement, whichever is shorter

        Depreciation and amortization expense was $612,563, $647,754, and $623,661, for the period from January 1, 2007 through November 15, 2007, and for the years ended December 31, 2006 and 2005, respectively.

  Customer Lists

        A customer list acquired during the year ended December 31, 2005 is being amortized over its estimated useful life of five years. The Company evaluates such asset annually in order to determine whether the asset may be impaired, and records any impairment as a charge to earnings where recorded value is less than estimated fair value. Amortization expense related to the customer list amounted to $79,061, $94,876, and $47,438 for the period from January 1, 2007 through November 15, 2007, and for the years ended December 31, 2006 and 2005, respectively.

  Deferred Revenue

        Deferred revenue represents amounts billed or collected from customers in excess of revenues earned. All of these amounts will be earned within one year.

ISI Specialists, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2006

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

  Fair Value of financial Instruments

        The carrying values of cash, accounts receivable and accounts payable approximate fair value due to the short-term maturity of these instruments. None of the financial instruments are held for trading purposes.

  Income Taxes

        Pursuant to applicable provisions of the Internal Revenue Code, the Company has elected to be treated as an "S Corporation" for income tax purposes. Under such provisions, the Company is not responsible for the federal income tax liability attributable to its taxable income. The Company's taxable income is reported on its stockholder's individual income tax return and the related tax liability, if any, will be the responsibility of the stockholder.

        The pro forma provision for income taxes represents a provision for income taxes as if the Company had operated as a subchapter C Corporation.

2. Pending Accounting Pronouncements

Financial Accounting Standards Board (FASB) Interpretation No. 48, Uncertainty in Income Taxes (FIN 48)

        In June 2006, the FASB issued FIN 48 which clarifies the accounting for income taxes recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. FIN 48 prescribes a more likely than not recognition threshold that a tax position will be sustained upon examination and a measurement attribute for the financial statement recognition of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The effective date for a non-public company has been deferred to fiscal years beginning after December 15, 2007 (January 1, 2008 for the Company). The Company has evaluated the impact of FIN 48 and does not believe it will have a material impact on the consolidated financial statements.

SFAS No. 157, Fair Value Measurements (SFAS 157)

        In September 2006, the FASB issued SFAS 157. SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the assets or liabilities and establishes a hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS 157 becomes effective for the Company's financial statements on January 1, 2008. The Company is currently evaluating the impact of SFAS 157 on its consolidated financial statements.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159)

        In February 2007, the FASB issued SFAS 159, which permits all entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date.

ISI Specialists, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2006

2. Pending Accounting Pronouncements (Continued)

The fair value option may be applied financial instrument by financial instrument (with limited exceptions), is generally irrevocable, and must be applied to the entire financial instrument. SFAS 159 is effective for fiscal years that begin after November 15, 2007 (January 1, 2008 for the Company). The Company is currently evaluating the requirements of SFAS 159, and has not yet determined the impact on the consolidated financial statements.

SFAS No. 141(R), Business Combinations (SFAS 141(R))

        In December 2007, the FASB issued SFAS 141(R) which significantly modifies the accounting for business combinations. SFAS 141(R) requires the acquiring entity in a business combination to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. Liabilities related to contingent consideration are required to be recognized at acquisition and remeasured at fair value in each subsequent reporting period. Restructuring charges and all pre-acquisition related costs (e.g., fees for attorneys, accountants, and investment bankers) must be expensed in the period they are incurred. In addition, changes to acquisition-related deferred tax assets and unrecognized tax benefits recorded under FIN 48 made subsequent to the acquisition date will generally impact income tax expense in that period as opposed to being recorded to goodwill. SFAS 141(R) is effective for fiscal years that begin after December 15, 2008 (January 1, 2009 for the Company). The Company is currently evaluating the requirements of SFAS 141(R), and has not yet determined the impact on the consolidated financial statements. SFAS 141(R) will be applied prospectively for acquisitions, if any, on or after January 1, 2009.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160)

        In December 2007, the FASB issued SFAS 160, which is effective for fiscal years beginning after December 15, 2008 (January 1, 2009 for the Company). SFAS No. 160 amends Accounting Research Bulletin (ARB) No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS No. 141(R). The Company does not expect the adoption of SFAS 160 to have a material effect on its financial statements.

3. Allowance for Doubtful Accounts

        As of December 31, 2006 and 2005, the Company's accounts receivable are recorded at the amounts invoiced to customers less an allowance for doubtful accounts. Management estimates the allowance based on a review of the portfolio, taking into consideration historical collection patterns, the economic climate, and aging statistics based on contractual due dates. Accounts are written off once collection efforts are exhausted.

ISI Specialists, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2006

3. Allowance for Doubtful Accounts (Continued)

        Activity in the allowance for doubtful accounts for the period from January 1, 2007 through November 15, 2007, and for the years ended December 31, 2006 and 2005, is as follows:

	Period From January 1, 2007 Through November 15, 2007
		Year Ended December 31
		2006	2005
Balance at beginning of period	$1,191,120	$263,582	$378,150
Additions charged to operating expenses	307,937	1,157,351	210,400
Write-offs	(1,274,057)	(229,813)	(324,968)

Balance at end of period	$225,000	$1,191,120	$263,582

4. Acquisitions

        During the year ended December 31, 2005, the Company entered into two asset purchase agreements for a total purchase price of $1,564,500 and recorded $1,090,126 of property and equipment, $474,374 related to a customer list, and $800,000 of long-term debt. The customer list is being amortized over five years.

5. Short-Term Note Payable

        The Company borrowed $3,666,667 under a short-term note payable in October 2006, to pay the balance due on a note with a higher interest rate. The note bears interest at the bank's prime rate minus one-half of one percent, with monthly principal payments of $333,333 plus interest through maturity in July 2007. The outstanding balance of $2,000,000 at December 31, 2006, was repaid in full on the maturity date.

6. Line of Credit

        The Company has an operating line of credit with a bank with availability in the amount of $10,000,000, and $14,000,000 at December 31, 2006 and 2005, respectively. The line of credit bears interest at the bank's prime rate minus one-half of one percent (7.75%, and 7.25% at December 31, 2006 and 2005, respectively). The line of credit is payable monthly and is renewable June 30, 2007. Available loan proceeds are subject to a borrowing base calculated as eighty percent of eligible accounts receivable. The note is secured by accounts receivable, inventory, property and equipment. The line of credit is subject to certain covenants and conditions with which the Company was in compliance at December 31, 2006 and 2005. The outstanding balances under the line of credit at December 31, 2006 and 2005, amounted to $-0-, and $2,900,000, respectively. The available line of credit was increased from $10,000,000 to $20,000,000 in March 2007. The Company has various letters of credit that reduce the amounts available under the line of credit at December 31, 2006, and 2005 (see Note 14).

        The Company also has an unused loan commitment with the same bank in the amount of $1,500,000 to provide equipment financing under terms substantially the same as described above.

ISI Specialists, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. Accrued Expenses

        The major components of accrued expenses as of December 31, 2006 and 2005 were as follows:

	December 31
	2006	2005
Bonuses	$5,857,517	$2,603,800
Payroll	846,210	1,462,399
Payroll taxes	1,381,434	792,964
Franchise taxes	964,689	633,156
Self-insurance reserves	1,159,481	453,926
Other	1,212,764	665,951

	$11,422,095	$6,612,196

8. Long-Term Debt

        Long-term debt consists of the following notes payable:

	December 31
	2006	2005
Related-Party Notes
$136,221 note payable to a relative of a former owner related party, interest at 8%. No established maturity date. Unsecured.	$—	$136,221
$650,000 note payable to a company employee, payable in annual installments of $130,000 plus interest at 8% through maturity on October 2, 2006. Unsecured.	—	130,000
$650,000 note payable to a company employee, payable in annual installments of $130,000 plus interest at 8% through maturity on October 2, 2006. Unsecured.	—	130,000
$1,000,000 obligation to three company employees within the Company's refractory division. Payable in variable installments of principal that retires the debt at the same rate as the ESOP debt is retired, plus interest at 8%, due August 31, 2012. Unsecured.	—	200,000
ESOP-Related Notes
$8,000,000 subordinated note payable to a charitable remainder trust. Payable in annual installments of interest only at 9.5%, due August 31, 2012. Originally secured by 18,000 shares of Company stock, of which -0-, and 8,288 shares were collateralized at December 31, 2006 and 2005, respectively. Note paid in full during the year ended December 31, 2006.	—	4,000,000

ISI Specialists, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. Long-Term Debt (Continued)

Other
$800,000 note payable to a company in connection with an asset purchase. Payable in monthly installments of $23,977 including interest at 5% through maturity on July 8, 2008. Secured by certain Louisiana land and building. Guaranteed by the Company.	437,209	695,919
$768,000 note payable to a bank in connection with a division office site. Payable in monthly principal installments of $4,267 plus interest at 6.96% through maturity on October 1, 2017. Secured by certain land and building. Guaranteed by the Company.	759,467	—
$960,000 note payable to a bank in connection with a division office site. Payable in monthly principal installments of $5,333 plus interest at 6.83% through maturity on October 1, 2017. Secured by certain land and building. Guaranteed by the Company.	954,667	—

Total long-term debt	2,151,343	5,292,140
Less current portion of long-term debt	(387,340)	(518,807)

Long-term debt, net of current	$1,764,003	$4,773,333

        As of December 31, 2006, annual maturities of long-term debt for each of the next five (5) years and thereafter are as follows:

Year ended December 31,
2007	$387,340
2008	280,366
2009	115,200
2010	115,200
2011	115,200
Thereafter	1,138,037

Total	$2,151,343

9. Insurance

        The Company has contracted with its health insurance provider whereby they are partially self-insured. Under the terms of the contract, the Company carries a stop loss level of $85,000 per covered person, which was amended to $100,000 effective February 1, 2007. In addition, the Company carries a deductible with respect to its workers compensation in the amounts of $100,000 per occurrence and an annual aggregate of $500,000. The Company was required to place a deposit of $100,000 and obtain a letter of credit in the amount of $665,000 with respect to the workers' compensation policy. As of December 31, 2006 and 2005, the Company had a liability of $347,000 and $635,207, and $315,000 and $207,450, respectively, as an estimate for claims that have been incurred but not yet reported to them with respect to its health insurance and workers' compensation insurance,

ISI Specialists, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Insurance (Continued)

respectively. These estimates were based on projections provided by the insurers. Effective January 1, 2007, the workers' compensation deposit increased to $160,000 and the letter of credit increased to $2,340,000.

10. Commitments

        The Company has offices located in southeast Texas (Richwood, Clute, Corpus Christi, and Orange) that are leased under various noncancelable operating leases with monthly rentals ranging from $5,000 to $7,500 and with lease expiration dates ranging from September 2007 to October 2008. The Richwood and Clute leases are with entities owned by the former owners. The Company purchased its Dickinson, Texas office from its prior owner as described in Note 15.

        Additionally, the Company leases vehicles under noncancelable operating leases with monthly rentals ranging from $242 to $997 with lease expiration dates ranging from April 2007 to November 2009.

        At December 31, 2006, future minimum lease payments under these noncancelable operating leases consist of the following:

Year ended December 31,
2007	$590,814
2008	343,487
2009	230,808
2010	128,453
2011	34,987

Total	$1,328,549

        Total rent expense amounted to $704,548, $861,554, and $799,656 for the period from January 1, 2007 through November 15, 2007 and for the years ended December 31, 2006 and 2005, respectively.

11. Contingencies

        The Company is subject to certain legal actions and claims in the normal course of business. Such claims are subject to the Company's insurance policies and are in the process of being contested by the Company. In the opinion of management, these legal matters are unlikely to result in a material adverse effect to the Company's financial position.

12. Employee Benefit Plan

        The Company sponsors a leveraged ESOP that covers substantially all full-time employees who have attained the age of eighteen years and have worked at least one thousand hours of service. The ESOP and the Trust (the Plan) was formed January 1, 2001, as a tax-exempt plan under the applicable sections of the Internal Revenue Code. The Plan purchased all the outstanding shares of the Company stock on October 2, 2002, for a total purchase price of $20,000,000. The terms of the purchase included a Plan contribution of $3,260,000 from the Company, a note payable of $8,740,000 payable to the Company in annual variable installments of principal and interest calculated utilizing the Applicable Federal Rate long-term monthly interest rate (published by the Internal Revenue Service) in effect as

ISI Specialists, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Employee Benefit Plan (Continued)

of December 31 of each year, due August 12, 2022, and a note payable to a charitable remainder trust of $8,000,000 (the CRT Note), payable interest only at 9.5% until the note to the Company is repaid, due August 31, 2012.

        Additionally, on October 2, 2002, pursuant to a credit agreement, the former owners advanced $8,740,000 to the Company under two separate notes payable in the amount of $5,000,000 and $3,740,000, (the ESOP notes) which funds were, in turn, advanced to the ESOP under the $8,740,000 inside note payable to the Company, as described above, to enable the ESOP to enter into the stock purchase transaction with the former owners. As further described in Note 16, the Company's subsidiary Industrial Specialists, L.L.C. (the LLC) advanced $5,000,000 under a note agreement that the Company used to repay the $5,000,000 ESOP note payable in 2003. The remaining balance of the $3,740,000 ESOP note payable of $1,360,000 was paid in full during the year ended December 31, 2005. The debt owed by the ESOP is collateralized by Company stock.

        During the year ended December 31, 2005, the Company repaid the $3,740,000 remaining balance due on the $8,740,000 ESOP notes payable. Also, subsequent to the payment in full of the ESOP notes, and as permitted under the terms of the ESOP credit agreement, the Company repaid the $8,000,000 CRT note payable in two installments of $4,000,000 during each of the years ended December 31, 2006 and 2005 (see Note 8).

        The Company makes contributions to the ESOP that are used to make debt service payments on the ESOP's debt. As the debt is repaid, shares are released from collateral and allocated to the Plan participants, based on the proportion of debt service (principal and interest) paid in the year to total expected debt service.

        The ESOP has been accounted for using the guidelines in the Statement of Position (SOP) 93-6 Employer's Accounting for Employees Stock Ownership Plans, issued by the AICPA. Accordingly, ESOP debt is reflected as debt of the Company and shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are earned, the Company reports compensation expense equal to the current fair value of the shares.

        The ESOP is noncontributory. Participants become one hundred percent (100%) vested after five years of service, as defined by the Plan agreement. The Plan is a defined contribution plan under which a separate individual account is established for each participant. Each participant's account is credited as of the last day of each Plan year with an allocation of shares of the Company's common stock released by the Trustee from the unallocated account and forfeitures of terminated participant's non-vested accounts. Only those participants who are eligible employees of the Company as of the last day of the Plan year will receive an allocation.

        Allocations are based on a participant's eligible compensation, relative to total eligible compensation.

        The employees have a put option that may require either the Company or the ESOP to repurchase shares upon an employee's vesting and triggering event such as disability, death, termination or retirement. During the period from January 1, 2007 through November 15, 2007, there were no shares that were subject to the option due to a triggering event, as described above, and which were repurchased by the ESOP and reallocated to existing participants in accordance with the Plan provisions.

ISI Specialists, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Employee Benefit Plan (Continued)

        ESOP compensation expense, including compensation expense related to the ESOP's repurchase and reallocation of shares as described above, amounted to $4,569,411, $2,100,773, and $1,372,023 for the period from January 1, 2007 through November 15, 2007, and for the years ended December 31, 2006 and 2005, respectively. The ESOP shares that have been released and allocated to Plan participants or are collateralized and are unallocated to Plan participants as of December 31, 2006 and 2005, are as follows:

	2006	2005
Allocated shares	18,226	16,442
Unallocated shares	26,774	28,558

Total ESOP shares	45,000	45,000

Fair value of unallocated shares	$34,217,172	$17,832,758

Fair value of allocated shares	$23,292,828	$10,267,042

        The cost of unallocated shares at December 31, 2006 and 2005, amounted to $11,874,005 and $12,667,180, respectively, and is reflected as unearned ESOP shares, which reduces stockholder's equity.

        The Company receives an independent valuation of its shares each year that estimates the fair value of its stock held by the Plan and records compensation expense annually based on such valuation.

13. Concentrations

        The Company maintains a master account and various imprest accounts at one bank. The accounts are insured up to a total of $100,000, at the institution by the Federal Deposit Insurance Corporation. At times cash balances are in excess of insured limits. At December 31, 2006 and 2005, the Company had no uninsured cash balances in the bank. The Company monitors the stability of the financial institution on an ongoing basis.

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. To limit this exposure, the Company performs ongoing credit evaluations of its customers' financial status.

        Most of the Company's customers are located in Texas. Two customers accounted for a combined fifty-nine percent (59%) of the Company's consolidated revenues for the period from January 1, 2007 through November 15, 2007. Two customers accounted for a combined fifty-two percent (52%) and one customer accounted for thirty-two percent (32%) of the Company's consolidated revenues and accounts receivable, respectively, at December 31, 2006. Two customers accounted for a combined forty-three percent (43%) and forty-two percent (42%) of the Company's consolidated revenues and accounts receivable at December 31, 2005.

14. Letters of Credit

        During the years ended December 31, 2006 and 2005, the Company was required by the State of Louisiana to issue various letters of credit to guarantee the payment of sales tax or contract completion in accordance with the terms and conditions of its contracts. Total letters of credit with respect to the

ISI Specialists, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. Letters of Credit (Continued)

Louisiana contracts at December 31, 2006 and 2005, amounted to $2,504,974 and $1,591,025, respectively.

15. Related-Party Transactions

        Related-party transactions for the period from January 1, 2007 through November 15, 2007 and for the years ended December 31, 2006 and 2005, are as follows:

  •
  During the year ended December 31, 2006, the Company made payments in full on related party notes payable and a subordinated note payable to a charitable remainder trust as described in Note 7.

  •
  During the year ended December 31, 2006, the Company purchased land and building in Dickinson, Texas, from its former owner at a cost of $1,200,000, that approximates the property's appraised fair value.

  •
  During the year ended December 31, 2005, the Company received $500,000 as payment in full of a related party note receivable from the former owner in the original amount of $1,500,000.

  •
  During the years ended December 31, 2006 and 2005, the Company leased certain office space from entities owned by the former owners as described in Note 9.

  •
  During the period from January 1, 2007 through November 15, 2007, and the years ended December 31, 2006 and 2005, the Company utilized certain hunting property belonging to the former owners for entertaining its customers and incurred expenses of approximately $62,312, $152,900, and $106,000, respectively, related to the use of this property.

  •
  The Class B units of the Company's majority-owned subsidiary received certain distributions including amounts equal to approximately twenty-five percent (25%) of the Company's income before minority interests (adjusted for certain income and expense items) for the years ended December 31, 2006 and 2005. The Class B units are owned, in part, by certain officers, directors and other parties related to the Company and are reflected as minority interest in the Company's consolidated financial statements.

16. 401(k) Savings Plan

        The Company has a 401(k) defined contribution savings plan which allows employees to defer from one percent to twenty percent of their compensation as a pre-tax contribution. The 401(k) plan does not require an employer matching contribution, and the Company did not make an employer contribution for the years ended December 31, 2006 and 2005, due to the existence of the Company's ESOP.

17. Formation of Subsidiary in Conjunction With the Formation of the ESOP

        In connection with the purchase of the Company stock by the ESOP, a limited liability company, Industrial Specialists, L.L.C. (the LLC) was formed with the purpose of owning and operating the business of ISI Specialists, Inc., (the founding company). The LLC acquired substantially all of the operating assets of the founding company. The founding company provides employees to the LLC and assists in all aspects of the LLC's business pursuant to a management service agreement.

ISI Specialists, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

17. Formation of Subsidiary in Conjunction With the Formation of the ESOP (Continued)

        The LLC has capitalization of 750,000 Class A units, one hundred percent (100%) owned by the founding company, and 250,000 Class B units purchased by an investment partnership in April 2003 for $20 per unit or $5,000,000. The Class B units are nonvoting shares that are owned, in part, by certain employees, directors and other parties related to the Company (see Note 12). The LLC profit interest (after payment of any priority return) is owned seventy-five (75%) by Class A units and twenty-five percent (25%) by Class B units.

        The Class B units also include, but are not limited to, the following rights and privileges:

  •
  The Class B units are entitled to an 8.5% annual compounding preferred distribution (priority return). The priority return payable to the LLC at December 31, 2006 and 2005, amounted to $425,000, both of which were paid subsequent to the respective year-ends.

  •
  The Class B units receive distributions equal to twenty-five percent of the Company's net profits (after distribution of priority return) for financial reporting purposes. The twenty-five percent profit distribution payable to the LLC at December 31, 2006 and 2005, amounted to $4,586,747, and $2,206,040, respectively, both of which were paid subsequent to the respective year-ends.

  •
  The Class B units are convertible into 8/10 of a Class A unit. The initial "as converted" capital interest of the Class B units would be 21.05% and the Class A units would be 78.95% upon a conversion of 100% of the existing Class B units.

  •
  The Class B units are subject to call or conversion by the managing member, with the consent of the majority of the Class A units and the ESOP Trustee. Upon conversion or call, and depending on the type of conversion, the Class B units will receive various settlements that will result in the elimination of those Class B units.

  •
  There is no mandatory redemption schedule.

        The LLC loaned the proceeds of the $5,000,000 received at initial capitalization to the founding company under a note agreement. The distributions and note payable to the LLC at December 31, 2006 and 2005, have been eliminated upon consolidation. At December 31, 2006 and 2005, minority interest as reflected on the consolidated balance sheets is comprised of the initial capitalization of the Class B units, the priority return payable to the Class B units and the distribution payable to the Class B units.

18. Subsequent Event

        On November 15, 2007, the Company and its subsidiaries sold substantially all of their operating assets and business to Brand Energy & Infrastructure Services, Inc. for approximately $193,971,000.

        The ESOP will be terminated once: (i) the final allocation of the unallocated shares is determined by the Company, (ii) the remaining unearned shares are released to participants in the ESOP, and (iii) the final determination and remittance of the ESOP's ultimate tax liability.

Report of Independent Auditors

The Board of Directors
Protherm Services Group, LLC

        We have audited the accompanying balance sheets of Protherm Services Group, LLC as of December 31, 2006, and 2005, and the related statements of income, changes in members' equity, and cash flows for the period from January 1, 2007 through November 15, 2007, and for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Protherm Services Group, LLC as of December 31, 2006, and 2005, and the results of its operations and its cash flows for the period from January 1, 2007 through November 15, 2007, and for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States.

                            /s/ Ernst & Young LLP

Atlanta, Georgia
May 29, 2008

Protherm Services Group, LLC

Balance Sheets

	December 31
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$1,872,572	$234,144
Accounts receivable, net of allowance for credit memos of $45,682 in 2006 and $474,966 in 2005	20,451,402	23,703,485
Accounts receivable—affiliate	692,621	728,993
Accrued revenue	19,260	121,188
Prepaid expenses	186,714	210,357
Inventories	235,650	381,693

Total current assets	23,458,219	25,379,860
Property, plant, and equipment:
Office furniture, equipment, and software	893,867	1,817,563
Equipment—transportation, field	11,170,200	9,228,259
Mobile offices and leasehold improvements	3,740,513	3,375,222

	15,804,580	14,421,044
Less accumulated depreciation and amortization	(8,262,590)	(7,994,978)

	7,541,990	6,426,066
Other assets:
Deposits	102,800	93,090
Accounts receivable—employees	95,694	92,891
Net advances to members	2,418,665	2,630,865

Total other assets	2,617,159	2,816,846

Total assets	$33,617,368	$34,622,772

Liabilities and members' equity
Current liabilities:
Current maturities of long-term debt	$1,150,212	$1,032,614
Accounts payable	3,638,038	4,854,326
Accrued liabilities	3,825,128	3,987,127
Current portion of notes payable—related party	207,504	220,941
Current portion of obligations under capital leases	156,235	194,760
Deferred revenue	366,375	82,365

Total current liabilities	9,343,492	10,372,133
Non-current liabilities:
Long-term debt, less current maturities	13,153,960	14,363,754
Notes payable—related party, less current portion	2,337,323	—
Notes payable—employee and officers	1,000,000	1,000,000
Obligations under capital leases, less current portion	167,371	212,412
Deferred revenue	184,936	231,107

Total non-current liabilities	16,843,590	15,807,273

Total liabilities	26,187,082	26,179,406
Members' equity	7,430,286	8,443,366

Total liabilities and members' equity	$33,617,368	$34,622,772

See accompanying notes.

Protherm Services Group, LLC

Statements of Income

	For the Period From January 1, 2007 Through November 15, 2007
		Year Ended December 31
		2006	2005
Revenues	$137,058,673	$135,974,067	$109,658,634
Costs of revenues	109,944,929	112,571,674	89,854,990

Gross profit	27,113,744	23,402,393	19,803,644
General and administrative	21,355,680	18,387,155	16,722,589

Total operating expenses	21,355,680	18,387,155	16,722,590

Income from operations	5,758,064	5,015,238	3,081,055
Other income (expense):
Interest expense	(1,203,927)	(1,301,841)	(732,171)
Interest and miscellaneous income	107,514	180,097	37,206
Other	(10,605)	(7,807)	(13,723)

Net income	$4,651,046	$3,885,687	$2,372,367

Pro forma information:
Income before proforma provision for income taxes	$4,651,046	$3,885,687	$2,372,367
Pro forma provision for income taxes (unaudited)	1,767,000	1,477,000	901,000

Pro forma unaudited net income	$2,884,046	$2,408,687	$1,471,367

See accompanying notes.

Protherm Services Group, LLC

Statements of Changes in Members' Equity

	For the Period From January 1, 2007 Through November 15, 2007
		Year Ended December 31
		2006	2005
Members' equity, beginning balance	$7,430,286	$8,443,366	$7,149,499
Net income	4,651,046	3,885,687	2,372,367
Distributions	(1,240,000)	(4,763,767)	(673,500)
Contributions	23,227	—	—
Guaranteed payments to member	—	(135,000)	(405,000)

Members' equity, ending balance	$10,864,559	$7,430,286	$8,443,366

See accompanying notes.

Protherm Services Group, LLC

Statements of Cash Flows

	For the Period From January 1, 2007 Through November 15, 2007
		Year Ended December 31
		2006	2005
Operating activities
Net income	$4,651,046	$3,885,687	$2,372,367
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	1,480,625	1,543,477	1,563,018
Changes in operating assets and liabilities:
Accounts receivable	(8,877,578)	3,252,083	(7,477,757)
Accounts receivable—related party	(186,701)	36,372	(471,677)
Accrued revenue	(172,840)	101,928	(76,390)
Prepaid expenses	127,428	23,643	(11,738)
Inventory	121,353	146,043	(115,923)
(Increase) decrease in deposits	—	(9,710)	952
Accounts payable	(1,151,437)	(1,216,287)	2,100,838
Accrued liabilities	3,361,788	(161,998)	1,781,554
Deferred revenue	(11,492)	237,838	59,707
Other	—	19,507	25,887

Net cash (used in) provided by operating activities	(657,808)	7,858,583	(249,162)
Investing activities
Purchases of property and equipment	(1,510,713)	(1,688,047)	(878,597)

Net cash used by investing activities	(1,510,713)	(1,688,047)	(878,597)
Financing activities
Increase (decrease) in loans to employees	30,504	(2,803)	(42,921)
(Increase) decrease in advances to member	(22,000)	212,200	(2,388,700)
Borrowings from employee and officers	1,963,000	—	1,000,000
Proceeds from long-term debt	5,236,000	5,102,000	7,887,990
Repayment of long-term debt	(2,721,003)	(6,740,722)	(3,689,106)
Repayment of long-term borrowings	(317,842)	(296,174)	(320,638)
Principal payments of capital lease obligations	(361,569)	(231,728)	(198,106)
Guaranteed payments to member	—	(135,000)	(405,000)
Distributions to member	(1,240,000)	(2,103,767)	(673,500)
Repayment of notes payable—affiliates	(152,413)	(336,114)	(116,929)

Net cash provided by (used in) financing activities	2,414,677	(4,532,108)	1,053,090

Increase (decrease) in cash and cash equivalents	246,156	1,638,428	(74,669)
Cash and cash equivalents at beginning of period	1,872,572	234,144	308,813

Cash and cash equivalents at end of period	$2,118,728	$1,872,572	$234,144

Supplemental disclosures
Cash paid during the year for interest	$1,290,024	$1,229,784	$732,171

Non-cash investing and financing transactions:
Capital lease obligations incurred for acquisition of equipment	$510,648	$142,862	$237,956

Equipment purchased with long-term debt	$781,027	$847,999	$388,422

Non-cash contributions	$23,227	$2,660,000	$—

See accompanying notes.

Protherm Services Group, LLC

Notes to Financial Statements

December 31, 2006

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

        Protherm Services Group, LLC (the Company), a Texas Limited Liability Corporation, was formed in 1999 and operates as a multi-disciplined provider of industrial and maintenance services to the petrochemical refining, petrochemical, power and pipeline industries. The Company's services include painting, industrial coating, insulation, weatherproofing, scaffolding, asbestos and non-asbestos abatement, refractory, tank lining, fire proofing, concrete scaling, thermal spray, and asset management. The majority of the Company's business is transacted in the Gulf Region under both time-and-materials and fixed-price contracts.

2. Summary of Significant Accounting Policies

Estimates

        The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

Revenue Recognition

        The Company provides services under both fixed-fee and time-and-materials short-term contracts and rents equipment under month-to-month rental contracts. Services provided on a fixed-fee basis are recognized as the services are performed and revenues are recorded in accordance with SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended by SAB No. 104, Revenue Recognition (SAB 104). The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectibility is reasonably assured. In such contracts, the Company's efforts are measured by time incurred, based on the proportion of actual cost of work performed to the current estimated total cost, which is the contractual earnings pattern. Any losses on contracts are recognized in full in the period it becomes evident that such losses will occur.

Cost of Revenues

        Cost of revenues include all direct material, labor, and equipment costs and those indirect costs related to contract performance such as indirect labor, supplies, and tool costs.

Cash Equivalents

        The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Protherm Services Group, LLC

Notes to Financial Statements (Continued)

December 31, 2006

2. Summary of Significant Accounting Policies (Continued)

Accrued Revenue

        Accrued revenue represents work performed and not yet billed due to contract stipulations or a lack of required contractual documentation. Substantially all unbilled amounts are expected to be billed and collected within one year.

Inventories

        Inventories consist of paint and materials available for use in future contracts and are stated at the lower of cost (determined on first-in, first-out basis) or market.

Property and Equipment

        Property and equipment (including major repairs and improvements that extend the useful life of the asset) are capitalized and stated at cost. Ordinary maintenance and repairs are expensed as incurred.

        The Company provides for depreciation of property and equipment on methods and at rates designed to amortize the cost over their useful lives. Depreciation on all property and equipment is computed using the straight-line method over their estimated useful lives as follows:

Office furniture, equipment, and software	3 to 7 years
Equipment—transportation, field	3 to 7 years
Mobile offices	7 years
Leasehold improvements	Life of the applicable lease or life of the improvement, whichever is shorter

Deferred Revenue

        Deferred revenue represents amounts billed or collected from customers in excess of revenues earned.

Income Taxes

        Pursuant to applicable provisions of the Internal Revenue Code, the Company has received permission to be treated as an "S Corporation" for income tax purposes. Under such provisions, the Company is not responsible for the federal income tax liability attributable to its taxable income. The Company's taxable income will be reported on its member's individual income tax return and the related tax liability, if any, will be the responsibility of the member.

        The pro forma provision for income taxes represents a provision for income taxes as if the Company had operated as a subchapter C Corporation.

Protherm Services Group, LLC

Notes to Financial Statements (Continued)

December 31, 2006

2. Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

        The carrying values of cash, accounts receivable and accounts payable approximates fair value due to the short maturity of these instruments. None of the financial instruments are held for trading purposes.

Guaranteed Payments to Member

        Guaranteed payments are contractual distributions and are not accounted for as an expense of the Company, but rather, as a reduction of the member's equity.

3. Pending Accounting Pronouncements

Financial Accounting Standards Board (FASB) Interpretation No. 48, Uncertainty in Income Taxes (FIN 48)

        In June 2006, the FASB issued FIN 48 which clarifies the accounting for income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a more-likely than not recognition threshold that a tax position will be sustained upon examination and a measurement attribute for the financial statement recognition of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The effective date for a non-public Company has been deferred for fiscal years beginning after December 15, 2007 (January 1, 2008 for the Company). The Company has evaluated the impact of FIN 48 and does not believe it will have a material impact on the financial statements.

SFAS No. 157, Fair Value Measurements (SFAS 157)

        In September 2006, the FASB issued SFAS 157. SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the assets or liabilities and establishes a hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS 157 becomes effective for the Company's financial statements on January 1, 2009. The Company is currently evaluating the impact of SFAS 157 on its financial statements.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159)

        In February 2007, the FASB issued SFAS 159, which permits all entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date. The fair value option may be applied financial instrument by financial instrument (with limited exceptions), is generally irrevocable, and must be applied to the entire financial instrument. SFAS 159 is effective for fiscal years that begin after November 15, 2007 (January 1, 2008 for the Company). The Company is currently evaluating the requirements of SFAS 159, and has not yet determined the impact on the financial statements.

Protherm Services Group, LLC

Notes to Financial Statements (Continued)

December 31, 2006

3. Pending Accounting Pronouncements (Continued)

SFAS No. 141(R), Business Combinations (SFAS 141(R))

        In December 2007, the FASB issued SFAS 141(R) which significantly modifies the accounting for business combinations. SFAS 141(R) requires the acquiring entity in a business combination to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. Liabilities related to contingent consideration are required to be recognized at acquisition and remeasured at fair value in each subsequent reporting period. Restructuring charges and all pre-acquisition related costs (e.g., fees for attorneys, accountants, and investment bankers) must be expensed in the period they are incurred. In addition, changes to acquisition-related deferred tax assets and unrecognized tax benefits recorded under FIN 48 made subsequent to the acquisition date will generally impact income tax expense in that period as opposed to being recorded to goodwill. SFAS 141(R) is effective for fiscal years that begin after December 15, 2008 (January 1, 2009 for the Company). The Company is currently evaluating the requirements of SFAS 141(R), and has not yet determined the impact on the financial statements. SFAS 141(R) will be applied prospectively for acquisitions, if any, on or after January 1, 2009.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160)

        In December 2007, the FASB issued SFAS 160, which is effective for fiscal years beginning after December 15, 2008 (January 1, 2009 for the Company). SFAS 160 amends Accounting Research Bulletin (ARB) No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS No. 141(R). The Company does not expect the adoption of SFAS 160 to have a material effect on its financial statements.

4. Allowance for Credit Memos

        As of December 31, 2006 and 2005, the Company's accounts receivable are recorded at the amounts invoiced to customers less an allowance for credit memos. Management estimates the allowance for credit memos based on historic credit memo issuances.

        Activity in the allowance for credit memos for the period from January 1, 2007 through November 15, 2007, and for the years ended December 31, 2006 and 2005, is as follows:

	For the Period From January 1, 2007 Through November 15 2007
		Year Ended December 31
		2006	2005
Balance at beginning of period	$45,682	$474,966	$—
Additions charged to operating expenses	—	45,682	474,966
Write-offs	(45,682)	(474,966)	—

Balance at end of period	$—	$45,682	$474,966

Protherm Services Group, LLC

Notes to Financial Statements (Continued)

5. Concentrations of Credit Risk

        Most of the Company's business activity is in the Gulf Coast Region of the United States. The majority of the Company's receivables as of December 31, 2006, and 2005, were from companies in or related to the refining, petrochemical, and energy industries. One customer accounted for twenty-nine percent (29%) and two customers accounted for a combined twenty-two percent (22%) of the Company's consolidated revenues for the period from January 1, 2007 through November 15, 2007. One customer accounted for thirty-three percent (33%) and two customers accounted for a combined twenty percent (20%) of the Company's consolidated revenues for the year ended December 31, 2006. One customer accounted for thirty-three percent (33%) and two customers accounted for a combined twenty percent (20%) of the Company's consolidated revenues for the year ended December 31, 2005.

        The Company has concentrated its credit risk for cash by maintaining deposits in banks located within the same geographic region. The maximum loss that would have resulted from that risk totaled $3,057,533, and $803,912 at December 31, 2006, and 2005, respectively, for the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by federal insurance. The Company also invested excess cash in overnight investments aggregating $1,708,348 and $777,793 at December 31, 2006, and 2005, respectively, which are included in cash and cash equivalents on the balance sheets.

6. Property and Equipment

        A summary of property and equipment as of December 31, 2006 and 2005 is as follows:

	2006	2005
Office furniture, equipment, and software	$893,867	$1,817,563
Equipment—transportation, field	11,170,200	9,228,259
Mobile offices and leasehold improvements	3,740,513	3,375,222

	15,804,580	14,421,044
Less accumulated depreciation and amortization	(8,262,590)	(7,994,978)

	$7,541,990	$6,426,066

        The total amount of depreciation expense was $1,480,625, $1,543,477, and $1,563,018 for the period from January 1, 2007 through November 15, 2007, and for the years ended December 31 2006 and 2005, respectively.

7. Accrued Expenses

        The major components of accrued expenses as of December 31, 2006 and 2005, were as follows:

	2006	2005
Bonus	$981,615	$797,534
Payroll	864,594	923,418
Payroll taxes	188,301	825,130
Franchise/property taxes	142,420	137,179
Vacation accrual	959,232	561,935
Other	688,966	741,931

	$3,825,128	$3,987,127

Protherm Services Group, LLC

Notes to Financial Statements (Continued)

8. Long-Term Debt

        Long-term debt consisted of the following at December 31, 2006 and 2005:

	2006	2005
Bank line of credit	$10,681,497	$11,681,497
Term loan	2,530,554	3,169,276
Notes payable to financing company	1,092,121	545,595

	14,304,172	15,396,368
Less current maturities	(1,150,212)	(1,032,614)

	$13,153,960	$14,363,754

        The Company also has an operating line of credit with a bank with availability of $18,500,000 and $16,500,000 at December 31, 2006 and 2005, respectively. The line of credit bears interest at the bank's prime rate minus 1.25% at December 31, 2006 and 2005, respectively (7% and 6% at December 31, 2006 and 2005, respectively). The unused line of credit was $7,818,503 and $4,818,503 as of December 31, 2006 and 2005, respectively. The outstanding balance of the note payable under this agreement was $10,681,497 and $11,681,497 as of December 31, 2006 and 2005, respectively. The line of credit is subject to financial and other restrictive covenants with which the Company was in compliance at December 31, 2006 and 2005, respectively. The expiration date of the agreement is June 30, 2008.

        The Company repaid all amounts outstanding as of November 15, 2007.

        Notes payable consisted of the following at December 31, 2006 and 2005:

	2006	2005
Notes payable to a financing company on the financing of equipment, payable in monthly installments between $404 and $5,797, including interest ranging from 3.4% to 10.1%, with maturities between January 20, 2006 and November 16, 2011, secured by equipment	$1,092,121	$545,595
Less current portion	(320,604)	(232,610)

Long-term notes payable	$771,517	$312,985

        The term loan consisted of the following at December 31, 2006 and 2005:

	2006	2005
Term loan	$2,530,554	$3,169,276
Less current portion	(829,608)	(800,004)

Non-current portion	$1,700,946	$2,369,272

        The Company has $3,500,000 of availability under a line of credit with a bank, for use as working capital, for real estate purchases, and for site construction costs. The note bears interest at the bank's prime rate less three-quarters of a percent (.75%), payable monthly. The Company is required to pay

Protherm Services Group, LLC

Notes to Financial Statements (Continued)

8. Long-Term Debt (Continued)

monthly principal payments of $66,667. The note is secured by machinery and equipment. There were no borrowings under the line of credit at December 31, 2006 and 2005.

        During 2006, an additional $1,000,000 line of credit was obtained from the bank for the purchase of machinery and equipment. The note bears interest at the bank's prime rate less three-quarters of a percent (.75%), payable monthly. The Company is required to pay monthly principal payments of $2,467. The note is secured by machinery and equipment.

        As of December 31, 2006, annual maturities of long-term debt for each of the next five (5) years are as follows:

2007	$1,150,212
2008	11,804,005
2009	1,075,452
2010	184,022
2011	90,481

$14,304,172

        The lines of credit are subject to financial and other restrictive covenants with which the Company was in compliance with at December 31, 2006 and 2005, respectively.

        The Company repaid all amounts outstanding as of November 15, 2007.

9. Obligation Under Capital Leases

        The Company leases certain transportation equipment under capital leases. The present value of future minimum lease payments under these leases and the corresponding liabilities have been recorded in the financial statements as property and equipment and capital lease obligations, respectively. Amortization of the leased property is included in depreciation. Depreciation on assets under capital leases charged to expense was $187,680, $167,654, and $194,055 for the period from January 1, 2007 through November 15, 2007, and for the years ended December 31, 2006 and 2005, respectively.

        As of December 31, 2006, future minimum lease payments under these noncancelable capital leases consist of the following:

2007	$184,275
2008	143,616
2009	78,441
2010	7,571

Total minimum lease payable	413,903
Less amount representing interest	(90,297)

Present value of net minimum lease payments	323,606
Less current maturities	(156,235)

Obligations under capital leases, noncurrent portion	$167,371

Protherm Services Group, LLC

Notes to Financial Statements (Continued)

9. Obligation Under Capital Leases (Continued)

        The Company repaid all capital lease obligations outstanding as of November 15, 2007. As a result of this extinguishment of debt, the Company incurred early termination fees of $73,845.

10. Related-Party Transactions

        The Company leases land and buildings from affiliated companies. The lease payments amounted to $348,395, $205,200 and $213,000 for the period from January 1, 2007 through November 15, 2007, and for the years ended December 31, 2006 and 2005, respectively.

        In 2005, the Company borrowed a total of $1,000,000 from employee-officers of the Company. Interest is payable at 7%, and the final maturity is December 15, 2009.

        Notes payable to related party consists of the following at December 31, 2006 and 2005, respectively:

	2006	2005
A subordinated note payable in the original amount of $629,881. Interest is payable monthly at 6%. Fixed amount principal and interest payments of $6,993 per month are payable starting October 1, 2002. The entire remaining unpaid balance was paid on November 11, 2006	$—	$220,941
A subordinated note payable in the original amount of $2,660,000. Interest is payable monthly at 6%. Fixed amount principal and interest payments of $29,531 per month are payable starting June 1, 2006, until paid in full	2,544,827	—

	2,544,827	220,941
Less current portion	(207,504)	(220,941)

Non-current portion	$2,337,323	$—

        The Company entered into an agreement with an affiliated Company to provide management, administrative and clerical services for the affiliate and the affiliate's subsidiary entities. The balance due for such services, combined with net cash advances to the affiliate are included in the total accounts receivable—affiliate balance of $297,212, and $279,719 as of December 2006, and 2005, respectively.

        In May 2007, the Company entered into a promissory note payable with an affiliated company in the amount of $1,323,000. The promissory note bears interest at prime rate minus .75%. The Company is required to pay monthly principal payments of $7,350 through June 2009. A final installment in the amount of all outstanding principal is due on June 30, 2009. The Company repaid the entire amount outstanding as of November 15, 2007.

        In 2007, the Company entered into a promissory note payable with an affiliated company in the amount of $640,000. The promissory note bears interest at prime rate minus .75%. The Company is required to pay monthly payments of $3,556 through June 2009. A final installment in the amount of all outstanding principal is due on June 30, 2009. The Company repaid the entire amount outstanding as of November 15, 2007.

Protherm Services Group, LLC

Notes to Financial Statements (Continued)

10. Related-Party Transactions (Continued)

        In July 2007, the Company settled, on a net basis, related party amounts due from advances to members and affiliate accounts receivable with notes payable due from officers and notes payable from affiliated company along. As a result of this transaction, the Company paid $84,349.

11. Advances To/From Members

        Advances to/from members represent unsecured cash advances to/from members, outside of capital contributions and distributions.

12. Guaranteed Payments to Members

        One member, in accordance with the LLC's operating agreement, is paid a guaranteed amount of $405,000 annually, in return for the value of its net asset contribution. This member was fully redeemed on May 1, 2006, ending the guaranteed payments in April 2006.

13. Employee Benefit Plan

        The Company has established a 401(k) plan to which eligible employees can voluntarily contribute. Company contributions to the plan can be made at the discretion of management.

14. Self-Insured Medical Benefits

        During 2005, the Company established a self-insurance plan covering medical benefits for employees. The Company's liability is limited to $40,000 specific deductible amount per covered person.

15. Commitments and Contingencies

        The Company is involved in various legal actions arising in the normal course of business. In the opinion of management, such matters will not have a material effect upon the financial position of the Company.

16. Subsequent Event

        On November 15, 2007, pursuant to a Membership Interest Purchase Agreement dated October 19, 2007, between Protherm and Brand Energy and Infrastructure Services, Inc. (Brand), the Company sold 100% of the outstanding membership interests of the Company along with certain real estate of affiliate companies. The total consideration for this acquisition was approximately $133 million.

Report of Independent Auditors

The Board of Directors
Associated Insulation Services, Inc.

        We have audited the accompanying balance sheet of Associated Insulation Services, Inc. as of December 31, 2006, and the related statements of income, changes in stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associated Insulation Services, Inc. at December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                            /s/Ernst & Young LLP

Atlanta, Georgia
June 20, 2008

Associated Insulation Services, Inc.

Balance Sheets

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Accounts receivable, net of allowance for doubtful accounts and credit memos of $123,321 (unaudited) at March 31, 2007 and $123,321 at December 31, 2006	$4,619,328	$4,450,939
Accounts receivable—related party	3,708	6,657
Accrued revenue	2,810,730	1,950,744
Due from affiliate	2,622,643	3,377,044
Prepaid expenses and other assets	90,154	129,074

Total current assets	10,146,563	9,914,458
Property, plant, and equipment
Vehicles	328,591	469,867
Equipment	391,327	391,327
Furniture and fixtures	158,110	156,936
Leasehold improvements	23,269	23,269

	901,297	1,041,399
Less accumulated depreciation and amortization	(796,454)	(925,156)

	104,843	116,243

Total assets	$10,251,406	$10,030,701

Liabilities and stockholder's equity
Current liabilities:
Accounts payable	$305,592	$668,626
Accrued expenses	1,766,031	1,726,536
Deferred revenues	159,285	23,962

Total current liabilities	2,230,908	2,419,124

Total liabilities	2,230,908	2,419,124
Stockholder's equity:
Capital stock, no par value, authorized 100,000 shares, issued and outstanding, 5,000 shares	—	—
Additional paid-in capital	139,350	139,350
Retained earnings	7,881,148	7,472,227

Total stockholder's equity	8,020,498	7,611,577

Total liabilities and stockholder's equity	$10,251,406	$10,030,701

See accompanying notes.

Associated Insulation Services, Inc.

Statements of Income

	Three Months ended March 31, 2007	Year ended December 31, 2006
	(unaudited)
Revenues	$8,358,439	$32,625,120
Cost of revenues	6,808,319	25,105,219
Cost of revenues paid to affiliate for insurance	260,912	1,022,000

Gross profit	1,289,208	6,497,901
General and administrative expenses	574,851	2,825,109
Management fee to affiliate	316,387	1,221,000

Operating income	397,970	2,451,792
Other income:
Gain on sale of assets	—	353,263
Interest income	12,951	80,714
Miscellaneous income	—	32,334

Total other income	12,951	466,311

Net income	$410,921	$2,918,103

Pro forma information (unaudited):
Income before pro forma provision for income taxes	$410,921	$2,918,103
Pro forma provision for income taxes (unaudited)	167,200	1,188,000

Pro forma unaudited net income	$243,721	$1,730,103

See accompanying notes.

Associated Insulation Services, Inc.

Statement of Changes in Stockholder's Equity

	Common Stock
			Additional Paid-in Capital	Retained Earnings	Total Stockholder's Equity
	Shares	Amount
Balance at January 1, 2006	5,000	$—	$139,350	$7,772,373	$7,911,723
Net income	—	—	—	2,918,103	2,918,103
Distributions	—	—	—	(3,218,249)	(3,218,249)

Balance at December 31, 2006	5,000	$—	$139,350	$7,472,227	$7,611,577
Net income (unaudited)	—	—	—	410,921	410,921
Distributions (unaudited)	—	—	—	(2,000)	(2,000)

Balance at March 31, 2007 (unaudited)	5,000	$—	$139,350	$7,881,148	$8,020,498

See accompanying notes.

Associated Insulation Services, Inc.

Statements of Cash Flows

	Three months ended March 31, 2007	Year ended December 31, 2006
	(Unaudited)
Operating activities
Net income	$410,921	$2,918,103
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	12,483	73,985
Gain on sale of equipment	—	(353,263)
Changes in operating assets and liabilities:
Accounts receivable	(168,389)	691,202
Accounts receivable—related party	2,949	7,769
Accrued revenue	(859,986)	(638,165)
Due from affiliate	754,401	159,364
Prepaid expenses and other assets	38,920	(64,673)
Accounts payable	(363,034)	100,118
Accrued expenses	39,495	134,643
Deferred revenues	135,323	(172,426)

Net cash provided by operating activities	3,083	2,856,657
Investing activities
Purchases of property and equipment	(1,083)	(88,802)
Proceeds from the sale of equipment	—	430,006

Net cash provided by investing activities	(1,083)	341,204
Financing activities
Distributions to stockholders	(2,000)	(3,197,861)

Net cash used in financing activities	(2,000)	(3,197,861)

Increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	$—	$—

Supplemental disclosures
Non-cash financing transactions:
Non-cash distributions	$—	$20,388

See accompanying notes.

Associated Insulation Services, Inc.

Notes to Financial Statements

1. Nature of Operations

        Associated Insulation Services, Inc. (the Company), a New Jersey S-Corporation, was formed in 1992 and is engaged in providing installation and maintenance of mechanical insulation systems in large-scale industrial facilities and commercial buildings. Generally, insulation is used to improve thermal efficiency, reduce heat transfer, reduce noise, mitigate the risk of fire and protect life and property in the event of fire. The majority of the Company's business is contracted in the Philadelphia metro area, New Jersey and Delaware under both time-and-materials and fixed-price contracts.

        The unaudited condensed financial statements for the three months ended March 31, 2007 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting. In the opinion of management, all adjustments have been made which are of a normal recurring nature necessary to present fairly the Company's financial position as of March 31, 2007 and the results of operations and cash flows for the three-month period ended March 31, 2007.

2. Summary of Significant Accounting Policies

Estimates

        The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

Revenue Recognition

        The Company provides services under both fixed-fee and time-and-materials short-term contracts. Services provided on a fixed-fee basis are recognized as the services are performed and revenues are recorded in accordance with SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended by SAB No. 104, Revenue Recognition (SAB 104). The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectibility is reasonably assured. In such contracts, the Company's efforts are measured by time incurred, based on the proportion of actual cost of work performed to the current estimated total cost, which is the contractual earnings pattern. Any losses on contracts are recognized in full in the period it becomes evident that such losses will occur.

Cost of Revenues

        Cost of revenues include all direct material, labor, and equipment costs and those indirect costs related to contract performance such as indirect labor, supplies, and tool costs.

Cash Equivalents

        The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Associated Insulation Services, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Accrued Revenue

        Accrued revenue represents work performed and not yet billed due to contract stipulations or a lack of required contractual documentation. Substantially all unbilled amounts are expected to be billed and collected within one year.

Property and Equipment

        Property and equipment (including major repairs and improvements that extend the useful life of the asset) are capitalized and stated at cost. Ordinary maintenance and repairs are expensed as incurred.

        The Company provides for depreciation of property and equipment on methods and at rates designed to amortize the cost over their useful lives. Depreciation on all property and equipment is computed using the straight-line method over their estimated useful lives as follows:

Vehicles	5 years
Equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Life of the applicable lease or life of the improvement, whichever is shorter

Deferred Revenue

        Deferred revenue represents amounts billed or collected from customers in excess of revenues earned.

Income Taxes

        Pursuant to applicable provisions of the Internal Revenue Code, the Company has received permission to be treated as an "S Corporation" for income tax purposes. Under such provisions, the Company is not responsible for the federal income tax liability attributable to its taxable income. The Company's taxable income will be reported on its stockholder's individual income tax return and the related tax liability, if any, will be the responsibility of the stockholder.

        The pro forma provision for income taxes represents a provision for income taxes as if the Company had operated as a subchapter C Corporation.

Fair Value of Financial Instruments

        The carrying values of accounts receivable and accounts payable approximates fair value due to the short maturity of these instruments. None of the financial instruments are held for trading purposes.

3. Pending Accounting Pronouncements

Financial Accounting Standards Board (FASB) Interpretation No. 48, Uncertainty in Income Taxes (FIN 48)

        In June 2006, the FASB issued FIN 48 which clarifies the accounting for income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a

Associated Insulation Services, Inc.

Notes to Financial Statements (Continued)

3. Pending Accounting Pronouncements (Continued)

more-likely-than-not recognition threshold that a tax position will be sustained upon examination and a measurement attribute for the financial statement recognition of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The effective date for a non-public Company has been deferred until fiscal years beginning after December 15, 2007 (January 1, 2008 for the Company). The Company has evaluated the impact of FIN 48 and does not believe it will have a material impact on the financial statements.

SFAS No. 157, Fair Value Measurements (SFAS 157)

        In September 2006, the FASB issued SFAS 157. SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the assets or liabilities and establishes a hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS 157 becomes effective for the Company's financial statements on January 1, 2009. The Company is currently evaluating the impact of SFAS 157 on its financial statements.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159)

        In February 2007, the FASB issued SFAS 159, which permits all entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date. The fair value option may be applied financial instrument by financial instrument (with limited exceptions), is generally irrevocable, and must be applied to the entire financial instrument. SFAS 159 is effective for fiscal years that begin after November 15, 2007 (January 1, 2008 for the Company). The Company is currently evaluating the requirements of SFAS 159, and has not yet determined the impact on the financial statements.

SFAS No. 141(R), Business Combinations (SFAS 141(R))

        In December 2007, the FASB issued SFAS 141(R) which significantly modifies the accounting for business combinations. SFAS 141(R) requires the acquiring entity in a business combination to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. Liabilities related to contingent consideration are required to be recognized at acquisition and remeasured at fair value in each subsequent reporting period. Restructuring charges and all pre-acquisition related costs (e.g., fees for attorneys, accountants, and investment bankers) must be expensed in the period they are incurred. In addition, changes to acquisition-related deferred tax assets and unrecognized tax benefits recorded under FIN 48 made subsequent to the acquisition date will generally impact income tax expense in that period as opposed to being recorded to goodwill. SFAS 141(R) is effective for fiscal years that begin after December 15, 2008 (January 1, 2009 for the Company). The Company is currently evaluating the requirements of SFAS 141(R), and has not yet determined the impact on the financial statements. SFAS 141(R) will be applied prospectively for acquisitions, if any, on or after January 1, 2009.

Associated Insulation Services, Inc.

Notes to Financial Statements (Continued)

3. Pending Accounting Pronouncements (Continued)

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160)

        In December 2007, the FASB issued SFAS 160, which is effective for fiscal years beginning after December 15, 2008 (January 1, 2009 for the Company). SFAS 160 amends Accounting Research Bulletin (ARB) No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS 141(R). The Company does not expect the adoption of SFAS 160 to have a material effect on its financial statements.

4. Allowance for Doubtful Accounts and Credit Memos

        As of December 31, 2006, the Company's accounts receivable are recorded at the amounts invoiced to customers less an allowance for doubtful accounts and credit memos. Management estimated the allowance based on a review of the portfolio, taking into consideration historical collection patterns, the economic climate, and aging statistics based on contractual due dates. Management estimates the allowance for credit memos based on historic credit memo issuances.

        Activity in the allowance for doubtful accounts and credit memos for the year ended December 31, 2006, is as follows:

	Three months ended March 31, 2007 (unaudited)	Year Ended December 31, 2006
Balance at beginning of period	$123,321	$132,800
Additions charged to operating expenses	—	42,687
Write-offs	—	(52,166)

Balance at end of period	$123,321	$123,321

5. Concentrations of Credit Risk

        Most of the Company's business activity is in the Northeast Region of the United States. The majority of the Company's receivables as of December 31, 2006, were from companies in or related to the refining, commercial, and energy industries. One customer accounted for 50% and another customer accounted for 16% of the Company's revenues for the year ended December 31, 2006.

Associated Insulation Services, Inc.

Notes to Financial Statements (Continued)

6. Accrued Expenses

        The major components of accrued expenses as of December 31, 2006, were as follows:

2006
Union fees	$965,401
Bonuses	204,349
Payroll taxes	146,752
Provision for loss on uncompleted contract	128,369
Insurance premiums	102,765
Franchise/property taxes	34,440
Other	144,460

$1,726,536

7. Commitments

        The Company leases a warehouse and office space under noncancelable operating leases from an affiliated company under a five-year term that ends in December 2009. The lease provides a base rent that escalates on each anniversary date.

        The Company also leases certain vehicles under noncancelable operating leases with monthly rentals ranging from $394 to $713 with lease expiration dates ranging from January 2009 to November 2010.

        As of December 31, 2006, future minimum lease payments under these noncancelable operating leases consist of the following:

2007	$144,135
2008	148,335
2009	132,412
2010	22,208

Total	$447,090

        Total lease expense amounted to $54,739 (unaudited) and $122,000 for the three months ended March 31, 2007 and for the year ended December 31, 2006, respectively.

8. Related-Party Transactions

        The Company maintains a zero balance cash account with an affiliate. If Company checks which are currently outstanding, but not yet funded, exceed the cash balance for the Company, the net liability is recorded as a current liability on the balance sheet. If the cash balance exceeds the amount of checks which are outstanding, the net asset is recorded as a current asset on the balance sheet. As of December 31, 2006, the Company had a current asset reflected as due from affiliate in the accompanying balance sheet. The Company considers the balance of the due from affiliate in the accompanying balance sheet as fully collectible; therefore, no allowance for doubtful accounts was recorded as of December 31, 2006. The Company also earns interest on the net asset or pays interest on the net liability. The interest earned for the three months ended March 31, 2007 and for the year ended December 31, 2006 was $12,951 (unaudited) and $80,714, respectively.

Associated Insulation Services, Inc.

Notes to Financial Statements (Continued)

8. Related-Party Transactions (Continued)

        The Company leases warehouse and office space from RDHM Properties, L.L.C., which is owned 100% by the Company's stockholders.

        As of December 31, 2006, The Associated Group, Inc. (Group), an affiliate whose shareholders are also shareholders of the Company, has a note payable to a bank. The borrowing is collateralized by all of the accounts receivable of the Company.

        In addition, Group provides accounting and other administrative services for the Company. The Company is charged a management fee by Group to cover allocated costs. The management fee assessed for the three months ended March 31, 2007 and for the year ended December 31, 2006 was $316,387 (unaudited) and $1,221,000, respectively, and is included in general and administrative expenses on the statements of income.

        Group also maintains an insurance policy that includes coverage for the Company's worker's compensation, general liability, and auto insurance. The Company is charged a monthly fee by Group to cover the costs. The insurance fee related to worker's compensation and general liability assessed for 2006 was approximately $1,022,000 and is included in cost of revenues on the statements of income. The insurance fee related to auto insurance assessed for 2006 was approximately $77,000 and is included in general and administrative expenses on the statements of income.

9. Employee Benefit Plan

        The Company has established a 401(k) profit sharing plan to which eligible employees can voluntarily contribute. The Company matches employee contributions at 100% up to 5% of the annual salary of each participant. Profit sharing contributions to the plan can also be made at the discretion of management. The Company's contributions for the three months ended March 31, 2007 and for the year ended December 31, 2006, totaled $12,568 (unaudited) and $27,960, respectively.

10. Subsequent Event

        On April 5, 2007, the Company sold substantially all of its operating assets and business pursuant to an Asset Purchase Agreement dated March 21, 2007, to Brand Energy and Infrastructure Services, Inc. (Brand) for approximately $18,332,000. The purchase price included cash consideration for the vehicles under lease and the building lease was assumed by Brand.

Friede Goldman Offshore West
Pascagoula, Mississippi

Oil Sand Work Access Solutions
Fort McMurray, Alberta, Canada

Refinery Work Access Solutions
Rodeo, California

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table shows the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimates, other than the SEC registration fee, the FINRA filing fee and the New York Stock Exchange listing fee.

SEC registration fee		$11,790
FINRA filing fee		30,500
New York Stock Exchange listing fee			*
Accounting fees and expenses			*
Legal fees and expenses			*
Printing and engraving expenses			*
Transfer agent's fees			*
Blue sky fees and expenses			*
Miscellaneous			*

Total	$		*

*
To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit. The amended and restated certificate of incorporation and the amended and restated by-laws for Brand Energy, Inc. provide for such limitations.

        Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply. The amended and restated certificate of incorporation and the amended and restated by-laws for Brand Energy, Inc. provide for such limitations.

        Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        We have entered or will enter into indemnification agreements with each of our directors and officers providing for additional indemnification protection beyond that provided by the Directors and Officers Liability Insurance Policy. In the indemnification agreements, we have agreed or will agree subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the Amended and Restated Certificate of Incorporation, the DGCL, or by any amendment(s) thereto.

        The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15.    Recent Sales of Unregistered Securities.

        Since January 1, 2005, the registrant has sold the following securities without registration under the Securities Act of 1933:

        On February 7, 2007, in connection with the Acquisition, FR Brand Holdings Corp. issued an aggregate of 1,000 shares of common stock to Brand LP pursuant to the terms of the stock purchase agreement, dated December 29, 2006, by and among Brand Holdings, LLC, Brand Energy & Infrastructure Services, Inc. and FR Brand Acquisition Corp. in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereunder.

        On June 1, 2008, the 1,000 shares of FR Brand Holdings Corp. were contributed to Brand Energy, Inc., and Brand Energy, Inc. issued 100 shares of common stock to Brand LP in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereunder so that Brand Energy, Inc. became the parent company of FR Brand Holdings Corp.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

        See the exhibit index, which is incorporated herein by reference.

(b)
Financial Statement Schedules

        See Schedule I—Condensed Financial Information of the Registrant set forth in the Index to Consolidated Financial Statements, which is incorporated herein by reference.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, state of Georgia, on October 14, 2008.

BRAND ENERGY, INC.
By:	/s/ PAUL T. WOOD Name: Paul T. Wood Title: Chief Executive, President and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on October 14, 2008.

Signature	Title

* Paul T. Wood	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ ANTHONY A. RABB Anthony A. Rabb	Chief Financial Officer, Vice President, Finance and Treasurer (Principal Financial and Accounting Officer)
* Timothy H. Day	Chairman of the Board of Directors
* Kenneth W. Moore	Director
* Jeffrey K. Quake	Director
* Jeffrey G. Marshall	Director
*By:	/s/ ANTHONY A. RABB Name: Anthony A. Rabb Title: Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
2.1*	Stock Purchase Agreement by and between Brand Holdings, LLC, Brand Energy & Infrastructure Services, Inc., and FR Brand Acquisition Corp., dated December 29, 2006
2.2*	Asset Purchase Agreement by and between Brand Services, Inc. and Interstate Scaffolding, Inc., dated as of July 14, 2006
2.3*	Asset Purchase Agreement by and among Brand Services, LLC, Associated Insulation Services, Inc. and The Associated Group, Inc., dated as of March 21, 2007
2.4*	Share Purchase Agreement between Aluma Systems Inc., Douglas Chalmers, DCHI Holdings Inc., Christopher Dawkins and CDHI Holdings Inc., dated as of August 1, 2007
2.5*	Stock Purchase Agreement between Brand Services, LLC and Phyllis B. LeBoeuf, dated as of March 1, 2007
2.6*	Membership Interest Purchase Agreement by and among Brand Energy & Infrastructure Services, Inc., Protherm Inc., WJC Realty Partners, Ltd. and Ashbrook Realty Partners, Ltd., dated as of October 19, 2007
2.7*	Asset Purchase Agreement by and among Environmental Blasting Company, Inc., VNR Brock, Inc. and Brand Industrial Solutions LLC, dated April 11, 2008
3.1*	Form of Amended and Restated Certificate of Incorporation
3.2*	Form of Amended and Restated Bylaws
4.1*	Form of Common Stock Certificate
4.2*	Registration Rights Agreement, dated as of February 7, 2007, by and among FR Brand Management, L.P., the Non-Management Shareholders party thereto and the Management Shareholders party thereto
5.1*	Opinion of Simpson Thacher & Bartlett LLP
10.1*	FR Brand Management, L.P. Amended and Restated Agreement of Exempted Limited Partnership, dated as of February 7, 2007
10.2*	First Lien Credit Agreement dated as of February 7, 2007, as amended November 15, 2007, among FR Brand Holdings Corp., Brand Energy & Infrastructure Services, Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent
10.3*	Second Lien Term Loan Agreement dated as of February 7, 2007, as amended November 15, 2007, among FR Brand Holdings Corp., Brand Energy & Infrastructure Services, Inc., Aluma Systems Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent
10.4*	Joinder and Amendment Agreement dated as of November 15, 2007, among FR Brand Holdings Corp., Brand Energy & Infrastructure Services, Inc., the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and Morgan Stanley & Co. Incorporated, as collateral agent.
10.5*	First Lien Guarantee and Collateral Agreement dated as of February 7, 2007, among FR Brand Holdings Corp., Brand Energy & Infrastructure Services, Inc., each subsidiary guarantor identified therein and Morgan Stanley & Co. Incorporated, as collateral agent
10.6*	Second Lien Guarantee and Collateral Agreement dated as of February 7, 2007, as amended November 15, 2007, among FR Brand Holdings Corp., Brand Energy & Infrastructure Services, Inc., each subsidiary guarantor identified therein and Morgan Stanley & Co. Incorporated, as collateral agent

10.7*	Employment Agreement dated February 7, 2007, by and between Brand Services, LLC and Paul T. Wood
10.8*	Employment Agreement dated February 7, 2007, by and between Brand Services, LLC and Anthony A. Rabb
10.9*	Employment Agreement dated February 6, 2007, between Brand Services, LLC and David Witsken
10.10*	Employment Agreement dated February 5, 2007, between Brand Services, LLC and Stephen F. Tisdall
10.11*	Employment Agreement dated February 5, 2007, between Brand Services, LLC and James R. Billingsley, Jr.
10.12*	Brand Energy, Inc. 2008 Stock Incentive Plan
10.13*	Form of Stock Option Agreement under the Brand Energy, Inc. 2008 Stock Incentive Plan
10.14*	Brand Energy, Inc. Incentive Bonus Plan
10.15*	Brand Management Incentive Compensation Plan
10.16*	2007 FR Brand Management, L.P. Management Interest Plan
10.17*	Form of Management Interest Award Agreement
10.18*	Form of Indemnification Agreement
21.1*	List of Subsidiaries
23.1*	Consent of Simpson Thacher & Bartlett LLP
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Independent Registered Public Accounting Firm
23.4	Consent of Independent Registered Public Accounting Firm
23.5	Consent of Independent Registered Public Accounting Firm
24.1	Powers of Attorney (included on signature page of original Registration Statement).

*
To be filed by amendment

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Risk Factors
Company History
Company Information
THE OFFERING
Summary Historical and Pro Forma Financial Information
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
THE TRANSACTION
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
FR BRAND HOLDINGS CORP. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS Year ended December 31, 2007 (in thousands, except share data)
FR Brand Holdings Corp. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations Year Ended December 31, 2007 (in thousands, except share amounts)
FR BRAND HOLDINGS CORP. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS Six months ended June 30, 2007 (in thousands, except share data)
FR Brand Holdings Corp. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2007 (in thousands, except share amounts)
BRAND ENERGY, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS Six months ended June 30, 2008 (in thousands, except share amounts)
Brand Energy, Inc. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2008 (in thousands, except share amounts)
BRAND ENERGY, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET As of June 30, 2008 (in thousands, except share and per share amounts)
Brand Energy, Inc. Notes to Unaudited Consolidated Balance Sheet As of June 30, 2008 (in thousands, except share and per share amounts)
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY
Total U.S. Crude Oil Distillation Capacity and Average Capacity per Refinery
U.S. Refinery Utilization
U.S. Refining Capacity and Petroleum Products Consumption
U.S. Sulfur Content and API Gravity
U.S. Refining Industry Consolidation—Share of Total Capacity
Historical Annual Capital Expenditures for U.S. Shareholder Owned Electric Utilities (Real USD)
World Proved Oil Reserves
Historic and Projected Capital Expenditures for Greenfield Projects in the Canadian Oil Sands
Historic and Expected Crude Oil Production in the Canadian Oil Sands
Power Generation
BUSINESS
MANAGEMENT
Summary Compensation Table
Grants of Plan-Based Awards in 2007
Outstanding Equity Awards at 2007 Fiscal-Year End
Option Exercises and Stock Vested in 2007
Director Compensation for 2007
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITERS
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FR BRAND HOLDINGS CORP.
BRAND ENERGY, INC.
ISI SPECIALISTS, INC.
PROTHERM SERVICES GROUP, LLC
ASSOCIATED INSULATION SERVICES, INC.
Report of Independent Registered Public Accounting Firm
FR Brand Holdings Corp. and Subsidiaries Consolidated Balance Sheets (In Thousands, Except Share Data)
FR Brand Holdings Corp. and Subsidiaries Consolidated Statements of Operations (In Thousands, Except Share and Per Share Data)
FR Brand Holdings Corp. and Subsidiaries Consolidated Statements of Stockholder's Equity and Comprehensive Income (Loss) (In Thousands, Except Share Amounts)
FR Brand Holdings Corp. and Subsidiaries Consolidated Statements of Cash Flows (In Thousands)
FR Brand Holdings Corp. and Subsidiaries Notes to Consolidated Financial Statements (In Thousands, Except Share and Per Share Data)
Brand Energy, Inc. Condensed Consolidated Balance Sheets (In Thousands, Except Share Data)
Brand Energy, Inc. Condensed Consolidated Statements of Operations (In Thousands, Except Share and Per Share Data)
Brand Energy, Inc. Condensed Consolidated Statements of Cash Flows (In Thousands)
Brand Energy, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited) (In Thousands, Except Share and Per Share Data)
Brand Energy Inc. SCHEDULE I—Condensed Financial Information of Registrant Condensed Balance Sheet (Unaudited) (In Thousands, Except Share Data)
Brand Energy Inc. SCHEDULE I—Condensed Financial Information of Registrant Condensed Statement of Income (Unaudited) (In Thousands, Except Share and Per Share Data)
Brand Energy Inc. SCHEDULE I—Condensed Financial Information of Registrant Condensed Statement of Cash Flows (Unaudited) (In Thousands)
Brand Energy Inc. SCHEDULE I—Condensed Financial Information of Registrant Notes to Condensed Financial Statements (Unaudited) (In Thousands, Except Share and Per Share Data)
Report of Independent Auditors
ISI Specialists, Inc. and Subsidiaries Consolidated Balance Sheets
ISI Specialists, Inc. and Subsidiaries Consolidated Statements of Income
ISI Specialists, Inc. and Subsidiaries Consolidated Statements of Changes in Stockholder's Equity
ISI Specialists, Inc. and Subsidiaries Consolidated Statements of Cash Flows
ISI Specialists, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006
Report of Independent Auditors
Protherm Services Group, LLC Balance Sheets
Protherm Services Group, LLC Statements of Income
Protherm Services Group, LLC Statements of Changes in Members' Equity
Protherm Services Group, LLC Statements of Cash Flows
Protherm Services Group, LLC Notes to Financial Statements December 31, 2006
Report of Independent Auditors
Associated Insulation Services, Inc. Balance Sheets
Associated Insulation Services, Inc. Statements of Income
Associated Insulation Services, Inc. Statement of Changes in Stockholder's Equity
Associated Insulation Services, Inc. Statements of Cash Flows
Associated Insulation Services, Inc. Notes to Financial Statements
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
SIGNATURES
INDEX TO EXHIBITS